                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934



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    /X/  Definitive Proxy Statement
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    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                                          CENTENNIAL HEALTHCARE
                                  CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                       CENTENNIAL HEALTHCARE CORPORATION
                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                                                                  March 18, 1999

Dear Shareholders:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Centennial HealthCare Corporation (the "Company" or "Centennial") to be held on April 15, 1999, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346. The purpose of the Special Meeting is to consider and vote upon a merger of Centennial (the "Merger"). If you vote to approve the Merger and the Merger is consummated, you will receive $16.00 in cash for each share of Centennial common stock, $.01 par value per share ("Common Stock"), that you own at the effective time of the Merger. You will not have any other equity interest in Centennial or the company created by the Merger.

    Centennial HealthCare Holdings Corporation, a Delaware corporation (the "Parent") formed Cougar Acquisition Corp., a Georgia corporation (the "Acquiror"), to merge with and into Centennial. Centennial will be the surviving corporation after the Merger and will be a wholly-owned subsidiary of the Parent. Centennial will no longer have public shareholders, have its stock quoted on the Nasdaq National Market or file periodic reports with the Securities and Exchange Commission.

    Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII") formed and currently owns all of the outstanding capital stock of the Parent. Welsh, Carson, Anderson & Stowe VI, L.P. ("WCAS VI") is a Centennial shareholder that with WCAS Capital Partners II, L.P. ("WCAS CP II") currently owns 23.2% of the Common Stock. WCAS VIII's general partner is a limited liability company whose managing members are also individual general partners of the general partner of WCAS VI. WCAS Healthcare Partners, L.P. ("Healthcare Partners") is a current Centennial shareholder, with the general partners of its general partner serving as two of the general partners of the general partner of WCAS VI.

    WCAS VIII and WCAS Capital Partners III, L.P. ("WCAS CP III") have agreed with the individual managing members of the general partner of WCAS VIII (including Andrew M. Paul, a director of Centennial), all of whom are employees of WCA Management Corporation ("WCA Management"), and two other employees of WCA Management, Healthcare Partners, and Alan C. Dahl, Kent C. Fosha, Sr., Lawrence
W. Lepley, Jr. and myself, officers of Centennial (and with respect to Alan C. Dahl and myself, directors of Centennial) (collectively, the "Management Group"), to acquire Centennial through the Merger by owning shares of common stock of the Parent ("Parent Common Stock"). After the Merger, all of the Common Stock will be owned by the Parent. WCAS VIII, WCAS CP III, Healthcare Partners, these individual managing members of WCAS VIII (including Mr. Paul) and employees of WCA Management (collectively, the WCAS Group") and the Management Group (collectively the "Investor Group"), will own Parent Common Stock.

    Immediately before the Merger is consummated, Messrs. Dahl, Fosha, Lepley and myself will contribute a total of 508,852 shares of Common Stock to the Parent in return for 4,070,816 shares of Parent Common Stock and will receive $16.00 a share for Common Stock not contributed to the Parent. Healthcare Partners will contribute all of its 81,384 shares of Common Stock for 651,072 shares of Parent Common Stock. The individual managing members of WCAS VIII and employees of WCA Management, including Mr. Paul, will contribute shares of Common Stock for shares of Parent Common Stock or purchase shares of Parent Common Stock. WCAS VIII and WCAS CP III will purchase shares of Parent Common Stock or subordinated notes of the Parent for approximately $250 million. These funds will be used to purchase shares of Common Stock for $16.00 a share in the Merger, to pay the costs and expenses of the transaction, repay debt and for general corporate purposes after the Merger. WCAS VI and WCAS CP II will not contribute any shares of Common Stock for Parent Common Stock and will receive $16.00 a share for each share of Common Stock owned before the Merger. Centennial will pay WCA Management $3 million for financial advisory services provided to WCAS VIII and WCAS CP III in connection with the structuring of the Merger and the related financing transactions (including the equity and subordinated debt financing of the Parent and the Acquiror and the amendment of the Company's existing senior credit facility). This fee will be credited against amounts otherwise payable to WCA Management by WCAS VIII and WCAS CP III.

    In the Merger, all Centennial option holders, including Messrs. Dahl, Fosha, Lepley and myself, will receive cash for the difference between $16.00 a share and the exercise price of their existing options, will receive new options to purchase Parent Common Stock and bonus payments and will continue in their management positions with Centennial after the Merger.

    After the Merger, as shareholders of the Parent, the members of the Investor Group will continue to have an equity interest in Centennial. The members of the Investor Group want to continue to own Centennial because they believe that Centennial's financial prospects over the long-term are good. As a private company Centennial will be able to make decisions that will negatively affect current quarter earnings but that will increase the value of the Company's assets or earnings over the long-term. In a public company setting it is difficult to make decisions that could negatively affect earnings knowing that the result of those decisions that could negatively affect earnings knowing that the result of those decisions could be a significant reduction in per share price if analysts' short-term earnings expectations are not met or exceeded. If the Merger is completed, the Investor Group will receive substantial benefits in the future as long as Centennial is profitable or if Centennial is merged with or its assets are sold to an acquiror for total consideration in excess of the total consideration in the Merger. The members of the Investor Group have no assurance that Centennial will continue to be profitable or that it will continue to grow through acquisitions or otherwise. The Investor Group will, however, be subject to the risks inherent in owning stock in a company subject to changing governmental regulations that could materially and adversely effect revenues and earnings and in holding stock of a private company with no market for their shares. The Company projects revenue of $430.1 million and net income of $16.0 million for 1999.

    A special committee of the board of directors of Centennial (the "Special Committee"), consisting of three directors who are not members of the Management Group or the WCAS Group, was formed to consider and evaluate the Merger. As discussed in the enclosed Proxy Statement, the Special Committee approved the Merger transaction after negotiations with WCAS VIII and did not solicit any other offers from parties that were not affiliated with management or the WCAS Group. The Merger Agreement provides that Centennial and its affiliates are not permitted to initiate or solicit discussions, offers or proposals from a third party for an alternative transaction to the Merger, unless necessary to allow the directors to satisfy their fiduciary duties to the shareholders. The Merger Agreement allows the Company to terminate the Merger Agreement if necessary to pursue an acquisition proposal with another party that is more favorable to Centennial's shareholders than the Merger upon payment of a $3.0 million "breakup" fee to WCAS VIII. The Special Committee has unanimously recommended to Centennial's board of directors that the Merger and related agreements be approved by the Company's shareholders. In connection with its evaluation of the Merger, the Special Committee engaged J.P. Morgan Securities Inc. ("J.P. Morgan") to act as its financial advisor. J.P. Morgan has rendered its opinion dated October 22, 1998, and has reconfirmed its opinion as of the date of this Proxy Statement, that based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $16.00 per share to be received in the Merger is fair from a financial point of view to the shareholders of the Company (other than the Parent, the Acquiror, WCAS VI, WCAS CP II and the members of the Investor Group that are Centennial shareholders). The written opinion of J.P. Morgan, dated as of the date of this Proxy Statement, is attached as Appendix B to the enclosed Proxy Statement and should be read carefully and in its entirety by you.

    THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS (WITH MR. PAUL ABSTAINING) BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER.

    Approval of the Merger at the Special Meeting will require the affirmative vote of holders of (i) a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting (the

"Outstanding Shares Vote Requirement") and (ii) a majority of the shares voted at the Special Meeting owned by shareholders other than the Investor Group that are Centennial shareholders, WCAS VI, WCAS CP II, the Acquiror and the Parent (the "Majority Vote Requirement"). The accompanying Proxy Statement provides a summary of the proposed Merger and additional information about the parties involved and their interests. A copy of the Merger Agreement is attached to the Proxy Statement as Appendix A.

    PLEASE GIVE ALL OF THIS INFORMATION YOUR CAREFUL ATTENTION. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A FAILURE TO VOTE WILL NOT COUNT AS A VOTE AGAINST THE MERGER WITH RESPECT TO THE MAJORITY VOTE REQUIREMENT BUT WILL COUNT AS A VOTE AGAINST THE MERGER WITH RESPECT TO THE OUTSTANDING SHARES VOTE REQUIREMENT. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU LATER CHOOSE TO ATTEND THE SPECIAL MEETING. IF THE MERGER IS APPROVED BY THE SHAREHOLDERS, AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR SURRENDERING YOUR CENTENNIAL SHARE CERTIFICATES (IN EXCHANGE FOR $16.00 IN CASH PER SHARE) AND A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE. YOU SHOULD NOT SUBMIT YOUR SHARE CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED SUCH INSTRUCTIONS AND THE LETTER OF TRANSMITTAL.

                                          Sincerely,

                                          /s/ J. STEPHEN EATON

                                          J. Stephen Eaton
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                       CENTENNIAL HEALTHCARE CORPORATION

                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 15, 1999

                            ------------------------

    Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Centennial HealthCare Corporation, a Georgia corporation (the "Company" or "Centennial"), will be held on April 15, 1999, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346 for the following purposes:

    (1) To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of October 22, 1998 (the "Merger Agreement") pursuant to which Cougar Acquisition Corp., a newly formed Georgia corporation (the "Acquiror") and wholly-owned subsidiary of Centennial HealthCare Holdings Corporation (the "Parent"), will be merged (the "Merger") with and into Centennial and each outstanding share of Centennial common stock, $.01 par value (the "Common Stock"), will be converted into the right to receive $16.00 in cash (the "Cash Merger Consideration"), other than shares held by shareholders who are entitled to and have perfected their dissenters' appraisal rights and shares held by Centennial and its subsidiaries, the Acquiror and the Parent (including shares contributed immediately prior to the Merger to the Parent by members of Centennial's management and managing members of the general partner of the current shareholder of Parent and employees of a management company affiliated with the Parent). A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying Proxy Statement.

    (2) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

    The Board of Directors of the Company has determined that only holders of Common Stock of record at the close of business on February 26, 1999, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or adjournments thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this notice.

                                By order of the Board of Directors,

                                               /s/ DARYL R. GRISWOLD
                                     -----------------------------------------
                                                 DARYL R. GRISWOLD
                                                ASSISTANT SECRETARY

Atlanta, Georgia
March 18, 1999

    WHETHER OR NOT YOU ARE ABLE TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

    THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    Any shareholder shall have the right to dissent from the Merger and to receive payment of the "fair value" of his or her shares upon compliance with the procedures set forth in Article 13 of the Georgia Business Corporation Code. The Company will determine "fair value" for dissenting shares based on the value of the shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. If the Company and the dissenting shareholder cannot agree on the "fair value" for the holder's shares, the Superior Court of DeKalb County, Georgia will determine the "fair value". In order to comply with Article 13, a dissenting shareholder must deliver written notice, before the Special Meeting, of his or her intent to demand payment for his or her Common Stock. The payment demand must be mailed or delivered to the attention of Secretary of the Company at 400 Perimeter Center, Terrace, Suite 650, Atlanta, Georgia 30346. The written payment demand must specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is thereby demanding payment for his or her shares. Voting against, abstaining from voting or failing to vote on the Merger will not constitute the required demand for payment. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the Proxy Statement that accompanies this notice and the full text of Article 13 of the Georgia Business Corporation Code, which is attached as Appendix C and is described in the accompanying Proxy Statement.

                       CENTENNIAL HEALTHCARE CORPORATION
                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 15, 1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen in the Merger?

A: In the Merger, the Acquiror will be merged with and into Centennial with Centennial being the surviving corporation (the "Surviving Corporation"). All shareholders of Centennial at the time of the Merger, other than Centennial and its subsidiaries, the Parent and the Acquiror and shareholders who exercise their dissenters' appraisal rights, will receive a cash payment for their outstanding shares of Common Stock. Immediately before the Merger is completed, members of the Investor Group that are shareholders of Centennial before the Merger will contribute some or all of their shares of Common Stock to the Parent and receive Parent Common Stock in exchange and will not receive cash for the shares that are contributed for Parent Common Stock. After the Merger, Centennial will become a privately held company owned by the Investor Group. To review the structure of the Merger in greater detail, see pages 38 through 42.

Q: What risks are associated with the Merger for shareholders who are not members of the Investor Group?

A: Upon completion of the Merger, you will no longer have an equity interest in Centennial and will no longer participate in any future earnings or growth of Centennial. You may receive a greater return if Centennial remains a public company rather than entering into the Merger transaction. A third party other than the Investor Group might offer greater than $16.00 per share in a future transaction. Also, the "fair value" of any dissenting shares has not been determined and may be greater than $16.00 per share. To review the effects of the Merger, see pages 34 through 35. To review the rights of dissenting shareholders, see pages 44 through 45.

Q: Why is Centennial being acquired?

A: The Company's Board of Directors believes that the acquisition of Centennial is in the best interests of shareholders of Centennial other than the Parent, the Acquiror and the Investor Group and that as a private company, Centennial will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow. To review the background and reasons for the Merger in greater detail, see pages 13 through 19.

Q: Why was the Special Committee formed?

A: Because directors of Centennial who are members of the Management Group or the WCAS Group have an interest in the Merger, the Centennial Board of Directors (the "Board") appointed a special committee of directors who are not members of management or managing members or general partners of the general partners of WCAS VI, WCAS CP II, Healthcare Partners, WCAS VIII or WCAS CP III (the "Special Committee") to review and evaluate the proposed transaction. The Special Committee has determined that the Merger is fair to and in the best interests of the Centennial shareholders, other than members of the Investor Group, WCAS VI or WCAS CP II.

Q: What will I receive in the Merger?

A: You will receive $16.00 in cash, without interest, for each share of Centennial Common Stock that you own. This is the "Cash Merger Consideration." For example: If you own 100 shares of Centennial Common Stock, upon completion of the Merger you will receive $1,600.00 in cash.

Q: When do you expect the Merger to be completed?

A: We are working to complete the Merger by April 15, 1999.

Q: What are the tax consequences of the Merger to me?

A: The receipt of the Cash Merger Consideration by you will be a taxable transaction for federal income tax purposes. To review the federal income tax consequences to you in greater detail, see pages 43 through 44.

Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.

Q: What am I being asked to vote upon?

A: You are being asked to approve and adopt the Merger Agreement, which provides for the acquisition of Centennial by the Parent. After the Merger, Centennial will become a privately held company and you will no longer own an equity interest in Centennial.

The Special Committee has unanimously approved and adopted the Merger, and the Board (with Mr. Paul abstaining) has approved and adopted the Merger, and the Special Committee and the Board (with Mr. Paul abstaining) recommend voting FOR the approval and adoption of the Merger Agreement.

Q: What do I need to do now?

A: Just indicate on your proxy card how you want to vote, sign, date and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.

Approval of the proposal requires the affirmative vote of (i) a majority of the outstanding shares of Common Stock as the Outstanding Shares Vote Requirement and (ii) a majority of the shares of Common Stock voted at the meeting other than shares owned by members of the Investor Group who are shareholders of Centennial, WCAS VI, WCAS CP II, the Parent and the Acquiror ("Non-Affiliated Shareholders") as the Majority Vote Requirement. A failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger with respect to the Outstanding Shares Vote Requirement but will have no effect with respect to the Majority Vote Requirement.

The Special Meeting will take place on April 15, 1999 at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346. You may attend the Special Meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the Special Meeting and either change your vote or attend the Special Meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of Common Stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the proposal to approve and adopt the Merger Agreement with respect to the Outstanding Shares Vote Requirement.

Q: Should I send in my stock certificates now?

A: No. After the Merger is completed we will send you written instructions for exchanging your Common Stock certificates for the Cash Merger Consideration.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact:

                                          Alan C. Dahl
                                          Centennial HealthCare Corporation
                                          400 Perimeter Center Terrace, Suite
                                          650
                                          Atlanta, Georgia 30346
                                          Telephone: 770-698-9040

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

    THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY CENTENNIAL, THE PARENT, THE ACQUIROR OR THEIR REPRESENTATIVES CONTAIN FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF CENTENNIAL, THE PARENT AND THE ACQUIROR AND MEMBERS OF THEIR RESPECTIVE MANAGEMENT TEAMS, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT OF CENTENNIAL, THE PARENT AND THE ACQUIROR THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED HEREIN AND THOSE FACTORS SET FORTH FROM TIME TO TIME IN REPORTS OF CENTENNIAL FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE PROTECTION OF THE LIABILITY SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES REFORM ACT OF 1995 IS NOT APPLICABLE TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN STATEMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER................................................          i
WHO CAN HELP ANSWER YOUR QUESTIONS....................................................        iii
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...........................         iv
SUMMARY...............................................................................          1
    The Companies.....................................................................          1
    The Special Meeting...............................................................          1
    Record Date; Voting Power.........................................................          1
    Votes Required....................................................................          2
    Recommendations...................................................................          2
    Opinion of Financial Advisor......................................................          2
    Terms of the Merger Agreement.....................................................          2
    Share Ownership of the Parent following the Merger................................          3
    Accounting Treatment..............................................................          4
    Conflicts of Interest.............................................................          4
    Regulatory Approvals..............................................................          5
    Dissenters' Appraisal Rights......................................................          5
    Members of the Investor Group.....................................................          6
    Description of Ownership of Centennial Before and after the Merger................          7
    Historical Market Information.....................................................          8
    Selected Consolidated Financial Data of the Company...............................          9
    Company Projections...............................................................         11
SPECIAL FACTORS.......................................................................         13
    Background of the Merger..........................................................         13
    The Special Committee's and the Board's Recommendation............................         20
    Opinion of Financial Advisor......................................................         25
    Purpose and Reasons of the Investor Group for the Merger..........................         28
    Position of the Investor Group, the Parent, the Acquiror and the Company as to
     Fairness of the Merger...........................................................         29
    Conflicts of Interest.............................................................         30
    Certain Effects of the Merger.....................................................         35
    Financing of the Merger...........................................................         36
    Conduct of Centennial's Business After the Merger.................................         36
THE SPECIAL MEETING...................................................................         37
    Date, Time and Place of the Special Meeting.......................................         37
    Proxy Solicitation................................................................         37
    Record Date and Quorum Requirement................................................         37
    Voting Procedures.................................................................         37
    Voting and Revocation of Proxies..................................................         38
    Effective Time of the Merger and Payment for Shares...............................         38
    Other Matters to be Considered....................................................         38
THE MERGER............................................................................         39
    Terms of the Merger Agreement.....................................................         39
    Accounting Treatment..............................................................         43
    Estimated Fees and Expenses of the Merger.........................................         44
RIGHTS OF DISSENTING SHAREHOLDERS.....................................................         45
FEDERAL INCOME TAX CONSEQUENCES.......................................................         46
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT
  AND OTHERS..........................................................................         48
CERTAIN INFORMATION CONCERNING THE PARENT, THE ACQUIROR
  AND THE INVESTOR GROUP..............................................................         51
PURCHASES OF COMMON STOCK BY CERTAIN PERSONS..........................................         54
    Transactions by the WCAS Group....................................................         54
    Transactions by Management Investors..............................................         55
INDEPENDENT AUDITORS..................................................................         56
WHERE YOU CAN FIND MORE INFORMATION...................................................         56
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................         57
SHAREHOLDER PROPOSALS.................................................................         58
OTHER MATTERS.........................................................................         58

APPENDICES
APPENDIX A -- Agreement and Plan of Merger............................................        A-1
APPENDIX B -- Opinion of J.P. Morgan Securities Inc...................................        B-1
APPENDIX C -- Text of Article 13 of the Georgia Business Corporation Code.............        C-1

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the Merger and for a more complete description of the legal terms of the Merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the Merger Agreement. See "Where You Can Find More Information" (page 55).

THE COMPANIES

    Centennial HealthCare Corporation
    400 Perimeter Center Terrace, Suite 650
    Atlanta, Georgia 30346
    (770) 698-9040

    Centennial, through its subsidiaries, provides a broad range of long-term health care services to meet the medical needs of elderly and post-acute patients. The Company, through its subsidiaries, operates 108 owned, leased or managed skilled nursing facilities, with approximately 11,200 licensed, available beds, in 21 states and the District of Columbia. In addition, through its subsidiaries, the Company provides comprehensive rehabilitation services to Company-owned and third party nursing facilities pursuant to 134 contracts. Centennial's subsidiaries provide home health care services through 30 licensed locations.

    Centennial HealthCare Holdings Corporation (formerly Cougar Holdings Corporation)
    Cougar Acquisition Corp.
    320 Park Avenue
    New York, New York 10022
    (212) 893-9500

    The Parent was organized by WCAS VIII. Before the Merger, all of its outstanding shares are owned by WCAS VIII. WCAS VIII and WCAS CP III have jointly agreed with Healthcare Partners, Messrs. Eaton, Dahl, Fosha and Lepley and the individual managing members (including Mr. Paul) of the general partner of WCAS VIII (each of whom is also an employee of WCA Management) and two other employees of WCA Management, who are contributing shares of Common Stock for, or are purchasing shares of, Parent Common Stock, to acquire the public stock of Centennial through the Merger with the Acquiror. The Parent organized and owns all of the outstanding shares of the Acquiror. WCAS VI and WCAS CP II, two private investment partnerships, which are collectively the owners of approximately 23.2% of the outstanding Common Stock, will receive the Cash Merger Consideration for all of their shares of Common Stock and will not have any interest in the Parent or receive any Parent Common Stock.

THE SPECIAL MEETING (PAGE 36)

    The Special Meeting will be held on April 15, 1999, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom 115 Perimeter Center Place, Atlanta, Georgia 30346. At the Special Meeting, Centennial shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE; VOTING POWER (PAGE 36)

    Holders of record of Centennial Common Stock at the close of business on February 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of such date, there were 11,923,619 shares of Common Stock issued and outstanding held by approximately 64 holders of record. Holders of record of Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting.

VOTES REQUIRED (PAGE 36)

    Approval by the Centennial shareholders of the proposal to approve and adopt the Merger Agreement will require the affirmative vote of (i) a majority of the shares of Common Stock outstanding on the Record Date, as the Outstanding Shares Vote Requirement and (ii) a majority of the shares voted at the Special Meeting owned by Non-Affiliated Shareholders on the Record Date, as the Majority Vote Requirement. A failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger with respect to the Outstanding Shares Vote Requirement and no effect with respect to the Majority Vote Requirement.

RECOMMENDATIONS (PAGE 19)

    Because the Centennial directors who are members of management or affiliated with the WCAS Group will have a material financial interest in the Merger, the Board appointed the Special Committee to review and evaluate the proposed transaction. The Special Committee unanimously recommended to the Board that the Merger Agreement be approved and that it be recommended to the shareholders of the Company. Following the unanimous recommendation of the Special Committee, the Board (with Mr. Paul abstaining) determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Non-Affiliated Shareholders and recommended that the shareholders approve the Merger Agreement. The Special Committee and the Board recommend that the Centennial shareholders vote "For" the approval of the Merger Agreement. You also should refer to the reasons that the Special Committee and the Board considered in determining whether to approve and adopt the Merger Agreement beginning on page 20.

OPINION OF FINANCIAL ADVISOR (PAGE 24)

    J.P. Morgan, a nationally recognized investment banking firm which served as financial advisor to the Special Committee, has rendered an opinion dated October 22, 1998, and has reconfirmed its opinion as of the date of this Proxy Statement, to the Special Committee that the Cash Merger Consideration is fair from a financial point of view to the Non-Affiliated Shareholders. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this Proxy Statement as Appendix B. You should read the fairness opinion of J.P. Morgan in its entirety.

TERMS OF THE MERGER AGREEMENT (PAGE 38)

    The Merger Agreement is attached to this Proxy Statement as Appendix A. You should read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

    GENERAL. The Merger Agreement provides that the Acquiror will be merged with and into Centennial, with Centennial being the Surviving Corporation. As a result of the Merger, the shareholders of Centennial will receive $16.00 in cash, without interest, for each share of Common Stock that they own, other than shares held by shareholders who exercise their dissenters' appraisal rights and shares held by Centennial, the Acquiror and the Parent (including shares contributed to the Parent immediately prior to the Merger by members of the Investor Group).

    CONDITIONS TO THE MERGER. The completion of the Merger depends upon the satisfaction of a number of conditions, including:

    - approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock and a majority of the shares of Common Stock voted at the Special Meeting owned by Non-Affiliated Shareholders;

    - receipt of all necessary orders and consents of governmental authorities and the expiration of any regulatory waiting periods;

    - accuracy of the representations and warranties of the parties;

    - absence of certain litigation;

    - the aggregate number of shares of holders dissenting from the Merger not constituting more than 15% of the number of shares of Common Stock outstanding immediately prior to the effective time of the Merger (calculated on a fully diluted basis); and

    - absence of the occurrence of any event having a material adverse effect on the business of Centennial.

Each party may, at its option, waive the satisfaction of any condition to such party's obligations under the Merger Agreement. EVEN IF THE SHAREHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

    NO SOLICITATION. Until consummation or abandonment of the Merger, Centennial and its affiliates are not permitted to initiate or solicit any discussions, offers or proposals from or, subject to the Board's fiduciary duties as advised by counsel, continue or participate in any negotiations or discussions with, a third party with respect to a merger, consolidation, sale or similar transaction involving Centennial or any of its subsidiaries (each an "Acquisition Proposal").

    TERMINATION. Either Centennial or the Parent may terminate the Merger Agreement under certain circumstances, including if:

    - the boards of Centennial and Parent consent;

    - the Merger is not completed on or before March 31, 1999 (which date has been extended by an amendment to the Merger Agreement to April 15, 1999);

    - legal constraints or prohibitions prevent the consummation of the Merger;

    - the Centennial shareholders do not approve the Merger Agreement; or

    - the other party breaches in a material manner any of its representations, warranties or covenants under the Merger Agreement and, if curable, such breach is not cured within 30 days of notice.

In addition, if the Board determines in good faith by a majority vote, after consulting with its financial advisors and based on the advice of outside legal counsel to the Company, that an Acquisition Proposal with another party is more favorable to Centennial's shareholders than the Merger, Centennial may terminate the Merger Agreement if necessary to pursue the alternative Acquisition Proposal or Centennial may terminate the Merger Agreement if the Board or the Special Committee withdraws, or adversely modifies, its approval or recommendation of the Merger. Upon such a termination, Centennial must pay the Acquiror a "breakup" fee of $3.0 million.

    FEES AND EXPENSES. Centennial and the Acquiror will pay their own fees, costs and expenses incurred in connection with the Merger Agreement if the Merger is not consummated. However, Centennial will pay the Acquiror the "break up" fee of $3.0 million, under certain circumstances, including if Centennial approves, enters into or consummates an Acquisition Proposal with another party or if the Board or the Special Committee withdraws its recommendation of the Merger. If the Merger is consummated, Centennial will pay, at the effective time of the Merger, all of its own fees and expenses and fees and expenses incurred by the Parent and the Acquiror, including the fees and expenses of counsel, accountants, investment bankers and other advisors and experts.

SHARE OWNERSHIP OF THE PARENT FOLLOWING THE MERGER (PAGE 31)

    - THE MANAGEMENT GROUP. J. Stephen Eaton, Chairman of the Board, President and Chief Executive Officer of Centennial ("Eaton"); Alan C. Dahl, Executive Vice President, Chief Financial Officer and Treasurer and a director of Centennial ("Dahl"); Kent C. Fosha, Sr., Executive Vice President of Centennial ("Fosha"); and Lawrence W. Lepley, Jr., President of Centennial's Paragon Rehabilitation, Inc. subsidiary ("Lepley"), will exchange an aggregate of 508,852 shares of Common Stock for shares of common stock, $.01 par value, of the Parent (the "Parent Common Stock"). Shares of Common Stock not exchanged the Management Group will be converted into the right to receive $16.00 per share in the Merger. After the Merger, the Management Group will own an aggregate common equity interest in the Parent of approximately 5.4% or 4,070,816 shares of Parent Common Stock. The Board will reserve 11,281,517 shares of Parent Common Stock representing approximately 13% of the common equity of the Parent (calculated on a fully diluted basis) at the closing of the Merger for options to be granted to the members of the Management Group and other officers and key employees of the Company.

    - THE WCAS GROUP. WCAS VIII will invest $117,447,855 in cash in the Acquiror in exchange for 58,723,926 shares of Parent Common Stock, at $2.00 per share. After the Merger, WCAS VIII will own an aggregate common equity interest in the Parent of approximately 77.8%. WCAS CP III will invest $125 million in cash in exchange for $125 million of subordinated notes of the Parent and 8,928,571 shares of Parent Common Stock. After the Merger, WCAS CP III will own an aggregate common equity interest in the Parent of approximately 11.8%. Other individuals who are managing members of the general partner of WCAS VIII and employees of WCA Management, including Andrew M. Paul, a director of Centennial, two other employees of WCA Management and WCAS Healthcare Partners will contribute shares of Common Stock to the Parent in exchange for shares of Parent Common Stock and/or purchase shares of Parent Common Stock for cash. After the Merger, these individual managing members, employees and Healthcare Partners will own 3,776,074 shares of Parent Common Stock or an aggregate common equity interest in the Parent of approximately 5.0%.

ACCOUNTING TREATMENT (PAGE 42)

    The Acquiror believes that the Merger will be accounted for as a "purchase" under the purchase method in accordance with generally accepted accounting principles.

CONFLICTS OF INTERESTS (PAGE 29)

    - THE MANAGEMENT GROUP. Messrs. Eaton, Dahl, Fosha and Lepley have interests in the Merger that are different from, or in addition to, yours as a Centennial shareholder. They will continue to have an equity interest in the Surviving Corporation through their ownership of Parent Common Stock and the ultimate value of this interest could exceed $16.00 per share. If the Merger is consummated, Messrs. Eaton and Dahl will be designated as members of the board of directors of the Surviving Corporation and Messrs. Eaton, Dahl, Fosha and Lepley will remain as senior management of the Surviving Corporation pursuant to amended and restated employment agreements that provide for two year rolling severance and noncompete periods. If the Merger is consummated, the Company will pay Messrs. Eaton, Dahl, Fosha and Lepley and other key employees an aggregate of approximately $2.0 million in fees and bonuses in consideration for these noncompete periods and as bonuses for remaining with the Company, beginning within two months after the effective time of the Merger. In addition, if the Merger is consummated, options to purchase Parent Common Stock will be made available to Messrs. Eaton, Dahl, Fosha and Lepley and other key employees. Indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Centennial will be continued by the Surviving Corporation after the Merger.

    - THE WCAS GROUP. WCAS VI and WCAS CP II hold 2,520,193 and 246,896 shares of Common Stock, respectively, or approximately 21.1% and 2.1% of the outstanding shares of Common Stock, respectively, and will receive $40,323,088 and $3,950,336, respectively, as Cash Merger Consideration. Mr. Paul, a director of the Company, and other individual members of the WCAS Group are general partners of the respective sole general partners of WCAS VI and WCAS CP II. In addition, the Company will pay WCA Management, which employs the individual members of the WCAS Group and provides management services to WCAS VI, WCAS CP II, WCAS VIII and WCAS CP

      III, a $3.0 million fee for financial advisory services rendered to WCAS VIII and WCAS CP III in connection with the structuring of the Merger and the related financing transactions (including the equity and subordinated debt financing of the Parent and the Acquiror and the amendment of the Company's existing senior credit facility). WCA Management is owned by Patrick J. Welsh, Russell L. Carson and Bruce K. Anderson. See "Members of the Investor Group" on page 6.

    - THE SPECIAL COMMITTEE. Upon consummation of the Merger, the members of the Special Committee will receive cash for the aggregate unrealized gain on their stock options. Messrs. Scott Miller and Charles Nash will each receive $75,631 for such unrealized gain. Because Mr. Bertil Nordin, chairman of the Special Committee, will not receive any unrealized gain on his stock options, the Company agreed to pay him $75,000 for his service on the Special Committee. Each member of the Special Committee also received reimbursement of out-of-pocket expenses and regular fees for attending board or committee meetings. In addition, Mr. Nordin is a limited partner of Information Partners, for which WCA Management provides management services. Information Partners is a private investment partnership with individual limited partners that coinvest with the WCAS partnerships in investment in the information services industry. The members of the Special Committee believe that the foregoing arrangements do not affect their impartiality.

    - OTHER DIRECTORS. Two other directors have interests in members of the Investor Group. Robert Ortenzio, a director of Centennial is the residual beneficiary of a trust which is a limited partner of WCAS VI. James B. Hoover, a director of Centennial, is a former general partner and current limited partner of the respective sole general partners of WCAS VI and Welsh, Carson, Anderson & Stowe, VII, L.P., a private investment partnership and a general partner of the sole general partners of WCAS CP II and Welsh, Carson, Anderson & Stowe V, L.P., a private investment partnership in which members of the Investor Group serve as general partners.

REGULATORY APPROVALS (PAGE 39)

    Centennial is required to make filings with or obtain approvals from regulatory authorities in connection with the Merger. These consents and approvals include approval of the Federal Trade Commission, the Department of Justice, and certain state regulatory authorities. An application and notice was filed with the Federal Trade Commission and the Department of Justice on November 16, 1998. All other necessary applications and notices have been filed or are in the process of being filed.

    Centennial cannot predict whether or when the Company will obtain all required regulatory approvals or the timing of these approvals.

DISSENTERS' APPRAISAL RIGHTS (PAGE 44)

    Any shareholder of Centennial who does not vote in favor of the proposal to approve the Merger Agreement and who strictly complies with the applicable provisions of Article 13 of the Georgia Business Corporation Code has the right to dissent and be paid cash for the "fair value" for such holder's shares of Common Stock, which may be more than, the same as, or less than the Cash Merger Consideration of $16.00 a share. "Fair value" will be determined based on the value of the dissenting shares immediately before the effective time of the Merger without any appreciation or depreciation in anticipation of the Merger. If the Company and a dissenting shareholder are unable to agree upon the "fair value" for the holder's shares of Common Stock, the Superior Court of DeKalb County, Georgia will determine the "fair value". To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely, which include the requirement to give written notice to Centennial before the Special Meeting of your intent to demand payment. The applicable provisions of Article 13 are attached to this Proxy Statement as Appendix C. The Merger Agreement provides that the Parent and the Acquiror are not required to consummate the Merger if holders of more than 15% of the shares of Common Stock outstanding prior to the Merger exercise their right to dissent. Although the Parent and the Acquiror may waive this requirement, they are not required to do so. Messrs. Eaton, Dahl, Fosha and Lepley and WCAS VI have each agreed to waive their right to dissent.

MEMBERS OF THE INVESTOR GROUP

    The following diagrams illustrate the members of the Investor Group and their relationships:

                                     [LOGO]

                                  WCAS GROUP:

                                 [LOGO]

    The above diagram does not include WCAS Information Partners, L.P. ("Information Partners"), which is not a member of the WCAS Group. Information Partners and Healthcare Partners are investment partnerships with primarily individual limited partners that are much smaller than the other WCAS partnerships and that coinvest with them in the information services and healthcare industries, respectively. In addition the diagram does not reflect the fact that three additional individuals, including James B. Hoover, a director of the Company, remain general partners in the sole general partner of WCAS CP II but have no active role in its activities.

DESCRIPTION OF OWNERSHIP OF CENTENNIAL BEFORE AND AFTER THE MERGER

    The following diagrams illustrate the ownership of the Acquiror and Centennial before the Merger:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       ACQUIROR:                                                                   CENTENNIAL:
WCAS VIII                      100%                        Individual Managing Members of General Partner of WCAS VIII       1.4%
Centennial HealthCare          100%                                                                            WCAS VI      21.1%
Holdings Corporation                                                                                        WCAS CP II       2.1%
Cougar Acquisition Corp.                                                                           Healthcare Partners       0.7%
                                                                                                      Management Group      10.6%
                                                                                           Non-Affiliated Shareholders      64.1%

    The following diagram illustrates the ownership of Centennial after the
Merger:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         WCAS VIII                             77.8%
Healthcare Partners                                                .9%
WCAS CP III                                                      11.8%
Management Group                                                  5.4%
Individual Managing Members of General Partner of WCAS VIII       4.1%
and Two employees of WCA Management

                         HISTORICAL MARKET INFORMATION

    The Common Stock is traded on the Nasdaq National Market (symbol: CTEN). The following table sets forth the high and low closing bid quotations for each quarterly period since July 2, 1997, the date of the closing of Company's initial public offering of the Common Stock, and for the current fiscal year to date.

                                                                                                HIGH        LOW
                                                                                              ---------  ---------
1997:
Third quarter (from July 2, 1997)...........................................................     23.00     16.00
Fourth quarter..............................................................................     25.125    18.125

1998:
First quarter...............................................................................     25.125    19.625
Second quarter..............................................................................     25.00     16.4375
Third quarter...............................................................................     20.375     7.50
Fourth quarter..............................................................................     15.50      7.375

1999:
First quarter (through March 16, 1999)......................................................    15.4375    13.625

    On October 21, 1998, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported by the Nasdaq Stock Market ("Nasdaq") was $8.50. On March 16, 1999, the high and low bid quotations per share of Common Stock as reported by Nasdaq were $15.00 and $14.875.

    Since its inception, the Company has not paid any cash dividends on its Common Stock. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the closing of the Merger. Under the Company's current senior credit facility, the distribution of dividends would require lender consent. In addition, applicable laws generally limit the ability of the Company's subsidiaries to pay dividends to the extent that required regulatory capital would be impaired, which in turn further limits the Company's ability to pay dividends.

    In July 1997, Centennial completed an underwritten initial public offering of 4,600,000 shares of Common Stock (including the underwriters' exercise of their over-allotment option). The offering price per share was $16.00 and the Company received net proceeds of approximately $66.8 million.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    Certain selected consolidated historical financial data of the Company derived from the audited financial statements of the Company are set forth below. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company, related notes and other financial information incorporated by reference into this Proxy Statement.

                                                                                       SEVEN MONTHS    FOR THE YEAR ENDED
                                                           FOR THE YEAR ENDED              ENDED
                                                              DECEMBER 31,             DECEMBER 31,         MAY 31,
                                                    ---------------------------------  -------------  --------------------
                                                      1997       1996       1995(1)        1995         1995       1994
                                                    ---------  ---------  -----------  -------------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net patient service revenues....................  $ 296,321  $ 227,387   $  71,862     $  42,103    $  61,856  $  38,115
  Management fee and other revenues...............      7,952      5,661       3,364         2,108        3,362      3,384
                                                    ---------  ---------  -----------  -------------  ---------  ---------
      Total revenues..............................    304,273    233,048      75,226        44,211       65,218     41,499
  Facility operating expenses.....................    234,596    183,324      58,565        35,262       48,872     29,510
  Lease expense...................................     21,403     18,777       7,702         4,651        6,901      4,823
  Corporate administrative costs..................     16,055     11,400       5,027         3,526        3,396      2,927
  Depreciation and amortization...................      6,760      5,012         738           429          290         82
                                                    ---------  ---------  -----------  -------------  ---------  ---------
      Operating income before net interest expense
        and equity in income of unconsolidated
        partnerships..............................     25,459     14,535       3,194           343        5,759      4,157
  Interest income (expense), net..................     (8,022)    (9,373)       (176)         (116)          57        131
  Equity in income (loss) of unconsolidated
    partnerships..................................     --           (108)        448            25          (28)     1,733
                                                    ---------  ---------  -----------  -------------  ---------  ---------
      Income (loss) before income taxes and
        minority interest and extraordinary
        item......................................     17,437      5,054       3,466           252        5,788      6,021
  Provision for income taxes......................      6,800      2,092       1,389           328        2,106      2,230
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Income (loss) before minority interest and
    extraordinary item............................     10,637      2,962       2,077           (76)       3,682      3,791
  Minority interest in net income of subsidiary,
    net of income taxes...........................       (252)      (183)       (201)          (82)        (207)    --
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Net income (loss) before extraordinary item.....     10,385      2,779       1,876          (158)       3,475      3,791
  Extraordinary item--forgiveness of debt, net of
    income taxes..................................     --         --          --            --              250      1,598
  Extraordinary item--loss on extinguishment of
    debt, net of income taxes.....................       (537)    --          --            --           --         --
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Net income (loss)...............................  $   9,848      2,779       1,876     $    (158)   $   3,725  $   5,389
                                                    ---------  ---------  -----------  -------------  ---------  ---------
                                                    ---------  ---------  -----------  -------------  ---------  ---------
Per common share information (diluted):
  Income (loss) before extraordinary item.........  $    0.54  $    0.12   $    0.72     $   (0.06)   $    1.35  $    1.60
  Extraordinary item--forgiveness of debt, net of
    taxes.........................................     --         --          --            --             0.10       0.68
  Extraordinary item--loss on extinguishment of
    debt, net of income taxes.....................      (0.06)    --          --            --           --         --
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Net income (loss) (2)...........................  $    0.48  $    0.12   $    0.72     $   (0.06)   $    1.45  $    2.28
                                                    ---------  ---------  -----------  -------------  ---------  ---------
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Weighted average number of common and common
    stock equivalents outstanding (diluted).......      8,462      4,782       2,601         2,601        2,576      2,363
                                                    ---------  ---------  -----------  -------------  ---------  ---------
                                                    ---------  ---------  -----------  -------------  ---------  ---------

                                                                        AS OF DECEMBER 31,            AS OF MAY 31,
                                                                  -------------------------------  --------------------
                                                                    1997       1996       1995       1995       1994
                                                                  ---------  ---------  ---------  ---------  ---------

                                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...............................................  $  45,560  $   8,702  $   3,984  $   4,805  $   5,540
  Total assets..................................................    243,649    193,448    155,018     25,499     14,172
  Long-term debt and subordinated debt, less current
    maturities..................................................     78,913    107,795     83,559      4,558        676
  Preferred stock (3)...........................................     --         21,305     19,455      9,187      4,300
  Net shareholders' equity......................................    113,104     11,952     10,869      2,082      1,527

------------------------

(1) During 1995, the Company changed its fiscal year from May 31 to December 31 resulting in a seven month transition period ending December 31, 1995.

(2) Net income (loss) per common share for the fiscal years ended December 31, 1997 and 1996 excludes dividends and accretion on preferred stock of $5.9 million and $2.2 million, respectively.

(3) Carried at estimated redemption value with accretion of dividends charged against shareholders' equity.

RATIO OF EARNINGS TO FIXED CHARGES:

                                                                            12/31/96      12/31/97      9/30/98
                                                                          ------------  ------------  ------------
Ratio of earnings to fixed charges......................................           1.2           1.6           1.2

BOOK VALUE PER SHARE:

                                                                                                 12/31/97      9/30/98
                                                                                                -----------  -----------
Book value per common share outstanding.......................................................   $    9.53    $    9.66

                              COMPANY PROJECTIONS

    In connection with WCAS VIII's' review of the Company and in the course of the negotiations between the Company and WCAS VIII described in "Special Factors--Background of the Merger," the Company provided WCAS VIII with certain non-public business and financial information. The non-public information provided by the Company included certain projections developed over a period of time by the Company of the future operating performance of the Company and delivered in preliminary and final versions (the "Company Projections"). The final Company Projections were prepared assuming that the Company made acquisitions totaling $100 million each year and, alternatively, assuming that no acquisitions were made. The Company Projections do not give effect to the Merger or the financing thereof.

    The Company does not as a matter of course publicly disclose projections as to future revenues or earnings. The Company Projections were not prepared with a view to public disclosure and the following summary thereof is included in the Proxy Statement only because such information was made available to WCAS VIII in connection with its due diligence investigation of the Company. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different from those set forth below. The Company Projections were not prepared with a view to compliance with the published guidelines of the Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. No independent accounting firm has compiled or examined the Company Projections of total revenues and operating income for fiscal years 1999 through 2003 and no expression of assurance of any kind can be given with respect to the Company Projections or the achievability of the Company Projections. These forward-looking statements reflect numerous assumptions made by the Company's management, which are not apparent on the face of the Company Projections. In addition, factors such as industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict, may cause the Company Projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the Company Projections will be realized, and actual results may be materially greater or less than those contained in the Company Projections.

    The inclusion of the summary of the Company Projections should not be regarded as an indication that WCAS VIII or the Company or their respective financial advisors considered or consider the Company Projections to be a reliable prediction of future events, and the Company Projections should not be relied upon as such. None of the Company, WCAS VIII or any of their respective financial advisors intends to update or otherwise revise the Company Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Projections are shown to be in error.

    The Company provided to WCAS VIII the following preliminary Company
Projections: total revenue (assuming acquisitions) of $401.6 million, $427.3 million, $474.8 million, $546.6 million and $622.8 million; and net income of $7.6 million, $9.7 million, $11.0 million, $13.6 million and $17.2 million for fiscal years 1999 through 2003, respectively. The preliminary Company Projections were prepared for initial discussions and were based upon limited assumptions using industry averages rather than data specific to the Company. The preliminary Company Projections also did not include any impact of the proposed Medicare prospective payment system and were later refined in the final version. In preparing the preliminary Company Projections, the Company made the following material assumptions: revenues increased by 6% per year beginning in 2000 at the Company's existing facilities; management fees increased by 4% per year beginning in 1999; third party management contracts for 1,000 beds were added each year beginning in 1999; new facilities generating annual revenues of $40 million were added beginning in 2000; corporate overhead increased by 5% per year plus $1.25 million for each new 1,000 beds acquired or managed; and rent expense increased by 3% per year beginning in 1999.

    The Company provided to WCAS VIII the following final Company Projections: total revenue (assuming acquisitions of 2000 beds per year) of $467.8 million, $566.8 million, $671.5 million, $780.3 million and $896.6 million, and net income of $15.6 million, $22.5 million, $27.3 million, $32.0 million and $39.1 million for fiscal years 1999 through 2003, respectively, and total revenues (assuming no acquisitions) of $430.1 million, $450.7 million, $473.9 million. $497.8 million and $525.9 million, and net income of $16.0 million, $22.8 million, $26.6 million, $29.8 million and $34.7 million for fiscal years 1999 through 2003, respectively. The final Company Projections were based on historical data specific to the Company and took into account the effect of the new Medicare prospective payment system effective January 1, 1999 on revenues (an approximate 18% reduction over 1998 revenues at the Company's skilled nursing facilities and a 50% reduction in revenues at its therapy subsidiary), as well as necessary reductions in expenses (a 55% reduction in expenses at the Company's therapy subsidiary and a 45% reduction in expenses from third party suppliers). In preparing the final Company Projections, the Company made the following material assumptions: revenues for Medicare would be reduced by approximately 18% over 1998 revenues for the time period of 1999-2000 as the result of the implementation of the Medicare prospective payment system; revenue per patient day increased at the rate of 5% per year for private pay, managed care and VA, 3% per year for Medicaid beginning in 1999 and 2.5% for Medicare beginning in 2003; average length of patient stay increased by 3.5 days beginning in 1999; Medicaid census decreased by 3% in 1999; third party management contracts for 1,000 beds were added each year beginning in 1999; 30 third party contracts for therapy services were added each year beginning in 1999; revenues from therapy contracts would decrease by 50% in 1999 from 1998 levels as a result of the implementation of the Medicare prospective payment system; expenses at the Company's therapy subsidiary would be reduced by 55% in 1999 from 1998 levels as the result of the implementation of the Medicare prospective payment system; corporate overhead was 5.4% of revenues; and rent expense increased by 3% per year. WCAS VIII took this information included in the final Company Projections together with its own analysis, into account in determining whether to enter into the Merger Agreement.

    Other than the preliminary Company Projections that were based on industry standards, the Company did not and has not prepared any projections of revenue or net income for the period 1999 through 2003 without considering the effect of the new Medicare prospective payment system. If these projections were prepared (using the same assumptions as used in the final Company Projections), it could be reasonably expected that they would show higher revenues and net income for most, if not all, of that time period than are shown in the final Company Projections.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    GENERAL. In 1998, changes in the capital markets began to impede the Company's growth strategy. The Company had historically grown in size and profitability primarily through acquisitions. From the beginning of 1998, acquisition prices increased and during the second half of the year, changes in the capital markets made debt and equity financing more difficult to obtain. Both of these factors made acquisitions more difficult.

    In addition, the Company's growth strategy has been affected by a new Medicare prospective payment system ("PPS") contained in the Balanced Budget Act of 1997 enacted in August 1997. Prior to PPS, the Company's skilled nursing care facilities have operated under a "cost plus" Medicare reimbursement system. PPS is a program for implementing $9.5 billion of Medicare spending reductions over the next five years for skilled nursing care facilities such as those operated by the Company. PPS payments are based on per diem rates and cover all costs of furnishing covered services to the residents of the facility. Under PPS, each resident of the Company's facilities will be classified into 1 of 44 mutually exclusive Resource Utilization Groups (RUG) categories based upon the resident's clinical condition, extent of services need and functional status. Periodic reassessment of residents is required on a set schedule to determine whether the resident is in the correct RUG category, as well as when a resident's condition changes. The facility will receive payment under Medicare based upon each resident's RUG category, there being a separate rate for each RUG category. As a result, accurate classification of each resident into his or her appropriate RUG category is crucial to the facility receiving the appropriate payment for services provided to that resident. Overall, the rates to be received by the Company at its facilities under PPS are less than rates received by the Company under the prior "cost plus" reimbursement system.

    PPS was fully effective for the Company in January 1999. Management initially believed that PPS would not have an adverse effect on earnings when fully implemented because the decreased revenues under PPS would be offset by anticipated cost reductions. These anticipated costs reductions will require the Company to seek substantial cost savings from third party suppliers, as well as its own subsidiaries providing rehabilitation therapy services to the Company's skilled nursing care facilities.

    In June 1998, management commenced a comprehensive internal study of the effects of PPS on the Company's results for the first five months of 1998, on a pro forma basis as if PPS was fully effective in 1998. The preliminary results of that study, which were available in early August 1998, indicated that even if the Company was successful in reducing ongoing costs to match revenue reductions under PPS, the implementation of PPS would cause it to incur significant additional training, implementation and other costs and expenses of approximately $2.5 million in the last half of 1998 and approximately $3.0 million in the first half of 1999 that could not be recovered from revenues. These costs and expenses include the need for additional staffing at the facilities and corporate offices to assist in the classifying of residents into the proper RUG category, travel costs associated with sending trainers to the facilities and personnel from the facilities to the corporate offices of the Company to provide and receive training in classifying residents into the proper RUG category, training in the requirements of the new PPS system and inefficiencies associated with implementation of a new, radically different reimbursement program at both the facility and corporate office level.

    This changing environment led management to evaluate various alternatives for the future of the Company during the second and third quarters of 1998. While it was expected that strategic acquisition opportunities would continue to exist, such opportunities would require significant capital that would be more expensive or dilutive in the current economic environment. Management noted that as a public company being an aggressive acquiror during this period of uncertainty might erode the Company's stock price. In addition, the prospective impact of PPS on the nursing home industry was creating uncertainty concerning the Company's ability to reduce costs sufficiently, even without taking into account the additional costs indicated by the Company's study, and management believed that this uncertainty might further depress the Company's stock price. Each of these factors led management to the conclusion that it was in the best interest of the Company's shareholders to consider strategic alternatives for the Company.

    EVENTS LEADING TO THE MERGER. During May and June 1998, representatives of WCAS VIII had informal discussions with senior management of the Company (initiated by senior management of the Company) and representatives of BT Alex. Brown Incorporated ("BT Alex. Brown"), with respect to a possible acquisition of the Company that would be sponsored by WCAS VIII and include a significant investment by management. BT Alex. Brown at the request of senior management of the Company, reviewed with the Company the Company's preliminary analysis in April 1998 of an acquisition by the Company of another entity in the long-term care sector, as well as the Company "going private." This review assisted senior management in evaluating strategic opportunities for the Company and led to the Company formally engaging BT Alex. Brown on June 3, 1998 to assist the Company in performing these evaluations. Senior management of the Company decided to share this analysis reviewed by BT Alex. Brown with representatives of WCAS VIII and led to the informal discussions between WCAS VIII and senior management in May and June 1998. Senior management shared this analysis with the representatives of WCAS VIII (some of whom were also representatives of WCAS VI, the Company's largest shareholder) because of the resources (including availability of capital) of WCAS VIII, which could be used by the Company in pursuing the strategic opportunities for the Company outlined in the Company analysis. These discussions included a visit by Messrs. Eaton and Dahl and representatives of BT Alex. Brown on June 24, 1998 to the New York offices of WCAS VIII. On July 10, 1998, WCAS VIII and the Company entered into a confidentiality agreement, and subject thereto, the Company subsequently provided WCAS VIII with the preliminary Company Projections.

    BT Alex. Brown assisted senior management with the preparation of the Company Projections by modeling the information received from the Company. BT Alex. Brown provides investment banking services to public and private companies in the healthcare industry. BT Alex. Brown acted as lead underwriter in the Company's initial public offering in July 1997 and received approximately $2.0 million for these services. Based on BT Alex. Brown's reputation and expertise in the industry, in June 1998 the Company engaged BT Alex. Brown to assist in the evaluation of a potential acquisition in the long-term care industry. The Company did not pay BT Alex. Brown any compensation in 1998 but will pay $3.0 million upon the completion of the Merger under the terms of the original engagement. BT Alex. Brown has provided no services to any members of the WCAS Group since October 1996 for which it received compensation. In the ordinary course of business, BT Alex. Brown may actively trade the securities of the Company for their own accounts or the accounts of customers and may at any time hold long or short positions in such securities.

    BT Alex. Brown input historical data and assumptions provided by the Company to generate the Company Projections utilizing its proprietary software modeling capabilities. BT Alex. Brown did not reach any findings or make any recommendations in its work assisting in the generating of the Company Projections; BT Alex. Brown was instructed to use these assumptions and this data in generating the Company Projections. The Company limited the scope of the work performed by BT Alex. Brown to generating the Company Projections through its proprietary software modeling. BT Alex. Brown did not independently make any changes to the data or assumptions provided by the Company. Any changes were made at the direction of the Company.

    The preliminary Company Projections include the following information: total revenue (assuming acquisitions) of $401.6 million, $427.3 million, $474.8 million, $546.6 million and $622.8 million; and net income of $7.6 million, $9.7 million, $11.0 million, $13.6 million and $17.2 million for fiscal years 1999 through 2003, respectively. The preliminary Company Projections were prepared in April 1998 for initial discussions and were based upon limited assumptions using industry averages rather than data specific to the Company. The preliminary Company Projections also did not include any impact of the proposed Medicare prospective payment system and were later refined in the final version. In preparing the preliminary Company Projections, the Company made the following material assumptions: revenues increased by 6% per year beginning in 2000 at the Company's existing facilities; management fees increased by 4% per year beginning in 1999; third party management contracts for 1,000 beds were added each year beginning in 1999; new facilities generating annual revenues of $40 million were added beginning in 2000; corporate overhead increased by 5% per year plus $1.25 million for each new 1,000 beds acquired or managed; and rent expense increased by 3% per year beginning in 1999.

    The final Company Projections include the following information: total revenue (assuming acquisitions of 2000 beds per year) of $467.8 million, $566.8 million, $671.5 million, $780.3 million and $896.6 million, and net income of $15.6 million, $22.5 million, $27.3 million, $32.0 million and $39.1 million for fiscal years 1999 through 2003, respectively, and total revenues (assuming no acquisitions) of $430.1 million, $450.7 million, $473.9 million, $497.8 million and $525.9 million, and net income of $16.0 million, $22.8 million, $26.6 million, $29.8 million and $34.7 million for fiscal years 1999 through 2003, respectively. The final Company Projections were based on historical data specific to the Company and took into account the effect of the new Medicare prospective payment system effective January 1, 1999 on revenues (an approximate 18% reduction over 1998 revenues at the Company's skilled nursing facilities and a 50% reduction in revenues at its therapy subsidiary), as well as necessary reductions in expenses (55% reduction in expenses at the Company's therapy subsidiary and a 45% reduction in expenses from third party suppliers). In preparing the final Company Projections, the Company made the following material assumptions: revenues for Medicare would be reduced by approximately 18% over 1998 revenues for the time period of 1999-2000 as the result of the implementation of the Medicare prospective payment system; revenue per patient day increased at the rate of 5% per year for private pay, managed care and VA, 3% per year for Medicaid beginning in 1999 and 2.5% for Medicare beginning in 2003; average length of patient stay increased by 3.5 days beginning in 1999; Medicaid census decreased by 3% in 1999; third party management contracts for 1,000 beds were added each year beginning in 1999; 30 third party contracts for therapy services were added each year beginning in 1999; revenues from therapy contracts would decrease by 50% in 1999 from 1998 levels as a result of the implementation of the Medicare prospective payment system; expenses at the Company's therapy subsidiary would be reduced by 55% in 1999 from 1998 levels as the result of the implementation of the Medicare prospective payment system; corporate overhead was 5.4% of revenues; and rent expense increased by 3% per year.

    Commencing on July 11, 1998, WCAS VIII and its accounting advisors began conducting a business and financial "due diligence" review of the Company at its offices in Atlanta and at the WCAS VIII offices in New York, and on July 23, 1998, representatives of WCAS VIII traveled to the Company's Atlanta offices where they met with members of the Company's senior management and representatives of BT Alex. Brown and discussed the Company's financial condition and the preliminary Company Projections that had been provided.

    At the Board's July 28, 1998 regular quarterly meeting, management discussed the preliminary results of its study of the anticipated effects of PPS on the operations of the Company, and the Board unanimously determined to make public disclosure as soon as possible. After the conclusion of the meeting, Mr. Eaton also informed the Company's directors of management's discussions with representatives of WCAS VIII.

    On August 4, 1998, the Company issued a press release that stated that the Company expected its financial results for the second quarter ended June 30, 1998 to meet the published consensus estimates. The Company also announced with its second quarter earnings on August 4, 1998 that it expected to incur costs of $1.0 million and $1.5 million for the third and fourth quarters of 1998, respectively, related to training, implementation and other compliance costs to prepare for PPS. On August 4, 1998, the date the Company announced its earnings for second quarter, the per share price of the Company's Common Stock dropped from $14.75 to $7.50.

    During August 1998 the Company finalized its analysis of the potential effects from PPS, and during September 1998, Mr. Eaton, other members of senior management and representatives of BT Alex. Brown met several times with representatives of WCAS VIII to discuss the possibility of acquiring the Company. Prior to a meeting on September 17, 1998, the Company furnished to representatives of WCAS VIII revised financial projections. The revisions reflected the effect of the anticipated expense increases which had been discussed at the July 28, 1998 Board meeting and publicly disclosed in the August 4, 1998 press release. At this meeting, the revised and final Company Projections were explained to the representatives of WCAS VIII and discussed with members of the Company's accounting staff and senior management.

    On September 22, 1998, legal and special regulatory counsel for WCAS VIII commenced a legal and regulatory "due diligence" review of the Company, and, on September 25, 1998, WCAS VIII delivered to the Company a nonbinding written expression of interest in pursuing a possible acquisition of the Company by a new entity to be formed by WCAS VIII (the "Initial Proposal"). This Initial Proposal expressed the interest of WCAS VIII in acquiring the Company through a to-be-formed company in exchange for cash and was contingent on Messrs. Eaton, Dahl, Fosha and Lepley, and potentially other members of management, participating in the proposed acquisition as investors and officers of the acquiror. The Initial Proposal did not make any reference to potential pricing terms.

    A special meeting of the Board was scheduled for September 28, 1998 to discuss the Initial Proposal. At the special meeting, Andrew M. Paul, a member of the Board, and a general partner of the sole general partner of WCAS VI, the owner of approximately 23% of the Common Stock, outlined the provisions of the Initial Proposal. At the special meeting, the Board discussed the likelihood that management and Mr. Paul would have a continuing financial interest in any transaction arising out of the Initial Proposal. The Board determined to increase the number of directors by two members, who would not be members of management or managing members or general partners of the general partners of WCAS VI, WCAS CP II, Healthcare Partners, WCAS VIII or WCAS CP III or employees of WCA Management and would serve as two of the three members of the Special Committee. The Special Committee was authorized to engage advisors to assist in evaluating relevant factors and review and evaluate the Initial Proposal, and, if considered reasonable in light of all circumstances and the recommendation of its advisors, to explore additional merger offers and to recommend to the Board those actions that the Special Committee believed, in the exercise of its business judgment, to be in the best interests of the Company and its shareholders. The Board appointed W. Scott Miller and Charles D. Nash as directors and named them as members of the Special Committee, together with Bertil D. Nordin as Chairman, who was not employed by the Company and was not participating in the proposed transaction. The Board further authorized the Special Committee to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed reasonable and necessary to fully and adequately make determinations and to conduct negotiations with WCAS VIII regarding the terms of the proposed transaction and to otherwise fulfill its duties.

    The Special Committee engaged Kilpatrick Stockton LLP ("Kilpatrick Stockton") as its legal counsel to advise the Special Committee regarding its duties in connection with a possible sale of the Company. The Special Committee and its legal counsel discussed on several occasions the procedures to be followed in analyzing any offer from WCAS VIII to acquire the Company. Counsel advised the Special Committee concerning the Special Committee's legal responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the Special Committee with respect to the offer by WCAS VIII.

    The Special Committee selected J.P. Morgan to serve as its financial advisor for the purpose of advising the Special Committee and assisting the Special Committee in negotiations with WCAS VIII and to deliver a fairness opinion to the Special Committee in connection with the proposed transaction. The Special Committee instructed J.P. Morgan to commence its investigation and analysis of the value of the Company and the Initial Proposal.

    During the period from October 9 to October 19, 1998, J.P. Morgan reviewed financial and other information concerning the Company, including the Company's audited and interim financial statements, the Company Projections, and the Company's internal study of the effects of PPS on the Company, and other information concerning the Company described below in "--Opinion of Financial Advisor." J.P. Morgan also met with members of the Company's management, as well as the Company's independent auditors.

    On October 10, 1998, the Special Committee received a preliminary draft of a merger agreement from legal counsel to WCAS VIII, who indicated that the draft was being circulated prior to delivery of any offer from WCAS VIII in order to expedite the Special Committee's review of the agreement's basic terms and to allow the Company time to prepare disclosure schedules should WCAS VIII determine to make an offer. The draft merger agreement did not contain pricing terms. Although the Initial Proposal and the draft merger agreement did not contain pricing terms, the Special Committee evaluated the Initial

Proposal based on the Special Committee's expectation that WCAS VIII would make an offer at a price reflecting a premium to the then-current market price.

    On October 13, 1998, the Special Committee met with the Company's independent auditors, members of Company management, J.P. Morgan and Kilpatrick Stockton to review the Company's financial position and financial statements. Company management also discussed the financial and operating implications of PPS. Company management indicated that moving from a "cost plus" Medicare reimbursement system to PPS would require significant reengineering of the manner in which companies in the Company's industry segment tracked reimbursable activities at the point of care in nursing facilities. These efforts would require significant training costs and information technology systems. Management reported that the participants in this industry segment are perceived by the financial community as facing significant operating and earnings challenges in transitioning to PPS and this was affecting the market price of the shares of these companies, including the Company. Management reported that the results of the study of the effects of PPS on the operations of the Company for the first five months of 1998 indicated that PPS would have a negative effect of approximately $25 million on projected gross revenues of approximately $350 million, but would be earnings neutral (that is, decreased revenues would be offset by, decreased expenses resulting in no change in earnings), except for costs allocable to the transition to PPS of $2.5 million in the last half of 1998 and $3 million in the first half of 1999. Management reported, however, that even a relatively small variance of $200,000 to $300,000 in expenses or revenues, as well as problems with Medicare implementing the PPS payment scheme, would put the quarterly earnings and cash flows of the Company at substantial risk in 1999 and 2000.

    At the October 13 meeting, Mr. Eaton reported that the Company had engaged SunTrust Equitable Securities in September 1998 to explore financing alternatives for the potential acquisition of the Company. Mr. Eaton reported that the Company had received a "highly confident" financing letter from a major financial institution that expressed a willingness to provide debt financing for the purchase of the Company. Mr. Eaton noted that the financing letter was subject to conditions and was not a commitment to provide funds. Mr. Eaton reported that this financing could be utilized by a group that had sufficient equity to purchase the Company but needed financing to complete such a transaction.

    On October 16, 1998, the Special Committee met with Kilpatrick Stockton to discuss the preliminary draft merger agreement. Kilpatrick Stockton delivered the comments of the Special Committee and the Company to Reboul, MacMurray, Hewitt, Maynard & Kristol ("Reboul MacMurray"), legal counsel for WCAS VIII, and held further discussions with Reboul MacMurray on October 18 and 19, 1998 regarding the terms of the draft merger agreement.

    The Special Committee discussed in detail the desirability of retaining the flexibility to entertain competing offers from other interested potential acquirors, should those acquirors approach the Company with a competing offer. The Special Committee believed that this flexibility to entertain competing offers would simulate an auction environment and encourage any interested acquirors to come forward. In order to retain this flexibility, the Special Committee directed Kilpatrick Stockton to seek terms in the Merger Agreement which would minimize the termination fees the Company would have to pay if the Company terminated the Merger Agreement to pursue a competing proposal, and which would permit the Company to publicly announce its ability to entertain competing proposals, even if the Company could not otherwise initiate or solicit them. The Special Committee believed that if the Company were not permitted to entertain competing offers or if the termination fees were high, potential acquirors would be less likely to approach the Company with competing offers.

    On October 19, 1998, J.P. Morgan held informal discussions with representatives of WCAS VIII with regard to the timing and possible terms of a formal offer to acquire the Company. Mr. Nordin met with J.P. Morgan and Kilpatrick Stockton to discuss the results of those informal discussions. J.P. Morgan reported to the Special Committee that, based on its conversations with WCAS VIII, it expected that WCAS VIII would make an initial offer in the range of $14 to $15 per share, but that J.P. Morgan believed that WCAS VIII might be willing to offer as much as $16 per share.

    On October 20, 1998, J.P. Morgan met with the Special Committee and its legal counsel to discuss general economic factors affecting the Company's industry segment, the expected impact of PPS on the Company's financial and operating results and the availability of capital in the public markets to finance the Company's acquisition strategy. The Special Committee discussed whether, in light of those and other factors, it should continue discussions with WCAS VIII if the offer from WCAS VIII fell in the range of $14 to $16 per share, as expected. The Special Committee determined that a fully financed cash offer in that range could be in the best interests of the Company and its shareholders, and resolved to continue discussions.

    At the October 20 meeting, J.P. Morgan led a discussion addressing the positives and negatives of soliciting alternative offers prior to entering into a binding agreement as opposed to entering into an agreement with a market check mechanism. J.P. Morgan stated that, so long as the Company retained the right to accept unsolicited bids and could note this ability in the press release announcing the transaction, it could effectively simulate an auction environment. J.P. Morgan noted that the group of potential bidders was relatively small and that it was reasonable to expect that all potential bidders would be fully aware of the availability of the Company through such a press release. J.P. Morgan noted that such a procedure might be preferable to an auction prior to entering into a binding agreement because the failure of any other buyer to meet or match a price in the range expected to be offered by WCAS VIII might lead WCAS VIII to lower its offer, or even withdraw from the process altogether. Given that affiliates of WCAS VIII already owned approximately 23% of the Company, the Special Committee considered it quite possible that other potential bidders in an open auction context would not materialize. The Special Committee determined that if the bid were in the $14 to $16 per share range that was anticipated, the Company could offer to accept a no-shop provision (which would prevent the Company from soliciting or accepting competing bids or alternative transactions), with a fiduciary out (which would allow the Board to ignore the no-shop provision if the Board determined after consulting with legal counsel that in order to satisfy their fiduciary duties to the Company and its shareholders the Board had to consider or solicit competing bids or alternative transactions), in exchange for a lower termination fee and minimal expense reimbursement.

    On October 21, 1998, Reboul MacMurray, Kilpatrick Stockton and Company counsel continued negotiations with respect to the draft merger agreement, while J.P. Morgan met with the Special Committee and its legal counsel in anticipation of receiving an offer from WCAS VIII. After the market closed on October 21, representatives of WCAS VIII met with the Special Committee to deliver its offer to acquire the Company. The offer consisted of a fully financed, cash purchase price of $15 per share, and a termination fee equal to 3% of the aggregate value of the transaction, including debt assumed (approximately $9 million in the aggregate), plus their out-of-pocket expenses. The representatives of WCAS VIII stressed that they would agree to the Special Committee's demand from prior discussions that there would be no financing condition, which they believed would be a significant advantage in today's marketplace. The WCAS VIII representatives stated that they thought that an auction of the entire Company would be disruptive and would likely result in a price that was lower than WCAS VIII would be willing to commit to pay at that time. They stated that their intent was to offer a "preemptive price" that would be substantially higher than any other bidder might reasonably be expected to offer, but that they would only do so in a binding agreement prior to the implementation of any market checks that would permit the Company to receive and consider offers from parties other than WCAS VIII.

    The Special Committee invited Mr. Eaton and Mr. Dahl into the meeting at that time. The Special Committee inquired of Mr. Eaton and Mr. Dahl if management would be in a position to initiate an alternative proposal based on the "highly confident" financing letter the Company had previously obtained through SunTrust Equitable Securities. Mr. Eaton responded that management was not prepared at that time to make an alternative proposal, but that if a price below $16 per share were likely to be accepted, management would reconsider. Mr. Eaton and Mr. Dahl also described for the Special Committee the material terms of management's individual employment and equity arrangements with WCAS VIII if the proposed acquisition were to proceed.

    The Special Committee then met with Kilpatrick Stockton and J.P. Morgan to discuss the proposal. Representatives of Kilpatrick Stockton reviewed again with the members of the Special Committee their legal duties in connection with the consideration of the offer. Representatives of J.P. Morgan discussed with the Special Committee the analyses they had performed to produce a range of implied values for the Company's Common Stock. The Special Committee also discussed with J.P. Morgan its findings in connection with J.P. Morgan's investigation of the Company and questioned J.P. Morgan concerning the assumptions made in connection with its analyses and the facts on which these analyses were based. J.P. Morgan explained to the Special Committee the assumptions, methodologies and relative limits of its analyses. J.P. Morgan then provided the Special Committee with materials outlining its valuation analyses.

    After considerable discussion of the adequacy of the proposed purchase price and the size and nature of the termination fee, the Special Committee directed J.P. Morgan to seek to negotiate a price of at least $16 per share with a meaningful market check and a lower termination fee. The Special Committee also authorized Kilpatrick Stockton to continue to negotiate the terms of the definitive Merger Agreement.

    J.P. Morgan met with the WCAS VIII representatives to discuss the initial offer of $15.00 per share, the amount of the termination fee and certain other matters. The WCAS VIII representatives informed J.P. Morgan that they would review their initial proposal and respond to J.P. Morgan. Later that evening, the WCAS VIII representatives increased the offer to $16 per share, and lowered the termination fee to a fixed fee of $6 million, inclusive of out-of-pocket expenses. They stated that they were willing to increase the offer to $16 per share because they recognized the significance of the Company's initial public offering price, but that they were not willing to increase the offer any further. The WCAS VIII representatives also agreed to condition the acquisition on receipt of approval of a majority of the shares owned by shareholders unaffiliated with the Investor Group and voted at a special meeting to approve the Merger, and to allow any press releases announcing the transaction to reference the Company's ability to entertain unsolicited alternative proposals.

    The Special Committee then discussed in private with its advisors its desire to cause some premium above the $16 per share level, which had been the initial public offering price. After substantial discussion, it was decided that J.P. Morgan representatives would make a proposal in the alternative to WCAS VIII, offering the full $6 million termination fee for a per share price of $16.50 or a lower termination fee for the per share price of $16. After receiving this revised proposal, the WCAS VIII representatives indicated that $16 per share was its "best and final offer," but that they were willing to decrease the termination fee to a flat $3 million, inclusive of all expenses.

    During the course of the Special Committee's meetings, the Special Committee and its advisors again discussed in detail whether a full auction of the Company would be a more advisable course of action than entering into a binding commitment with market check features as was being proposed by WCAS VIII. The Special Committee determined to negotiate a binding agreement with WCAS VIII rather than pursuing an auction based on (i) the belief that conducting an auction would cause WCAS VIII to withdraw its offer, (ii) concerns that a vigorous auction might not materialize in any event, and (iii) the conclusion that the fiduciary out provisions giving the Company the ability to discuss unsolicited alternative proposals, announcement of such ability in the press release, the relatively low termination fee, and the extended time during which these provisions could operate, were effective means of simulating an auction environment.

    The Special Committee, together with representatives of J.P. Morgan and Kilpatrick Stockton, met to consider the revised $16 per share cash offer by WCAS VIII. J.P. Morgan indicated that based on the discussions with WCAS VIII representatives, it believed that the $16.00 per share offer was the best offer available from WCAS VIII. Because such price was consistent with and supported by J.P. Morgan's valuation methodologies as a whole, J.P. Morgan indicated that it would be able to deliver an opinion that the $16.00 per share price was fair to the Public Shareholders from a financial point of view. The Special Committee discussed the $16.00 per share offer in detail, and examined the advantages and disadvantages of continuing to urge WCAS VIII to make an even higher offer, including its ability to decline to proceed with the transaction if the Special Committee insisted on a higher price, with the result that the Non-

Affiliated Shareholders might not have the opportunity to consider a transaction that offered a substantial premium for their shares.

    Based in part on the J.P. Morgan opinion and the valuation analyses presented by J.P. Morgan to the Special Committee during the October 21 meeting, the Special Committee's belief that the $16.00 per share price was the best offer available and the other factors described below in "SPECIAL FACTORS-- The Special Committee's and Board's Recommendation," the Special Committee unanimously decided to recommend the approval and adoption of the $16.00 per share offer. Representatives of Kilpatrick Stockton, the Company, Reboul MacMurray and WCAS VIII then held meetings during the late evening and early morning of October 22 to resolve the remaining terms of the proposed Merger Agreement, resulting in a Merger Agreement mutually satisfactory to WCAS VIII and the Special Committee.

    On October 22, 1998, prior to the opening of trading on Nasdaq, the Board met to receive the report of the Special Committee. At this meeting, Mr. Nordin, Chairman of the Special Committee, gave the report of the Special Committee in which the Special Committee unanimously recommended to the Board that the Board accept the $16.00 offer and approve and adopt the Merger Agreement. At the Board meeting, J.P. Morgan also summarized its presentation given to the Special Committee on October 21 for the full Board, and reaffirmed its opinion that the $16.00 per share offer was fair to the Non-Affiliated Shareholders from a financial point of view. After considerable discussion, the Board, with Mr. Paul abstaining, approved the Merger Agreement and resolved to recommend the approval of the Merger Agreement and the Merger to the shareholders of the Company.

    At the conclusion of the October 22, 1998 meeting, the Company issued a press release announcing that based on the unanimous recommendation of the Special Committee, the Board (with Mr. Paul abstaining) had approved WCAS VIII's merger proposal and the offer of $16.00 per share in cash. A majority of the non-employee directors approved the merger proposal.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

    The full Board formed the Special Committee, comprised of three directors, to review and evaluate the proposed transaction because it appeared that all of the directors except Mr. Nordin and the newly appointed members, Messrs. Miller and Nash, would have a substantial financial interest in the proposed transaction. The Special Committee unanimously recommended to the Board that the Merger Agreement be approved and that it be recommended to the shareholders of the Company. Following the unanimous recommendation of the Special Committee, the Board (with Mr. Paul abstaining) approved the Merger Agreement and recommended that the shareholders of the Company approve the Merger Agreement. Although Mr. Paul disclosed his interest in the proposed Merger to the other members of the Board and was entitled to vote to approve the Merger under Georgia law, he chose to abstain to avoid any appearance of conflict of interest. In connection with the foregoing, the Special Committee and the Board (with Mr. Paul abstaining) determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair and in the best interests of the Non-Affiliated Shareholders. A majority of the non-employee directors approved the Merger. In connection with their recommendations, the Special Committee and the Board each adopted the analyses and findings of the Special Committee's financial advisor, J.P. Morgan. See "SPECIAL FACTORS--Opinion of Financial Advisor." THE SPECIAL COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

    The Special Committee met on 8 occasions between October 1, 1998 and the date of this Proxy Statement, in person or by telephone conference, to consider developments relating to a possible sale of the Company. The Special Committee was assisted in its deliberations by its financial advisor, J.P. Morgan, and its legal counsel, Kilpatrick Stockton. At a meeting held on October 21, 1998, the Special Committee determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair and in the best interests of the Non-Affiliated Shareholders of the Company and recommended that the full Board approve the Merger Agreement. The Special Committee is unaware of any development since its October 21, 1998 meeting that would affect its determination, and, accordingly, the Special Committee reconfirms, as of the date of this Proxy Statement, its determination that the Merger, the Merger Agreement and the transactions contemplated thereby are fair and in the best interests of the Non-Affiliated Shareholders of the Company. Based on the foregoing, the Board also reconfirms, as of the date of this Proxy Statement, its determination that the Merger, the Merger Agreement and the transactions contemplated thereby are fair and in the best interests of the Non-Affiliated Shareholders of the Company.

    The material factors the Special Committee evaluated in connection with the Merger are described below. Except as noted below, the Special Committee considered the following factors to be positive factors supporting its determination that the Merger is fair and in the best interest of the Non-Affiliated Shareholders. In arriving at its decision, the Special Committee gave the most weight to:

        (i) Its view that the new PPS coming into effect in 1998, 1999 and future years for Medicare reimbursement could cause the Company's financial results in the near term to fluctuate significantly, causing the value of the shares of the Company, as well as other participants in the Company's industry, to be reduced significantly in the public markets. Based on interviews with Company management, a review of the Company's PPS study and discussions with J.P. Morgan, the Special Committee believes that moving from a cost-plus Medicare reimbursement system to PPS will require significant re-engineering of the manner in which companies in the Company's industry segment track reimbursable activities at the point of care in nursing facilities. These efforts are expected to require significant expenditures for training and information technology systems. The participants in this industry segment are perceived by the financial community as facing significant operating and earnings challenges in transitioning to PPS, which is negatively affecting the market price of the shares of these companies. Although the Company's study of the effects of PPS predicts that PPS will ultimately be earnings neutral, these results are dependent upon the Company achieving significant expense reductions, both internally and from third party suppliers. Relatively small variances of $200,000 to $300,000 in the Company's assumptions regarding revenues or expenses would place the Company's earnings at substantial risk. Although can also be no assurance that the Company will be able to obtain the required reductions in expenses or reach the level of revenues necessary to maintain its earnings at current levels, the Company currently believes it will be successful.

        (ii) Its view that the Company's acquisition strategy would be difficult to implement as a public company due to the limited availability of financing in the public markets at this time. The Company has grown historically through acquisitions, and acquisitions remain a significant component of the Company's growth strategy. The recent acquisition by the Company of Flatley Rehabilitation & Nursing Centers required a modification of the Company's existing credit facility. Only two of the eight participating financial institutions in Centennial's existing credit facility agreed to participate in this modification for the Flatley acquisition and increased the interest rate by approximately 1.5%. The Company will need additional debt and equity financing to pursue a growth strategy through acquisitions. This reluctance by the Company's current lenders to advance additional funds for acquisitions by the Company is indicative of the difficulty that can be reasonably anticipated in arranging this necessary additional debt and equity financing.

        Historically, the minority of the Company's revenue growth has come from its existing facilities. There is not a great potential for significant increase in revenues at the Company's existing facilities. Acquisitions represent the most viable method of increasing the Company's revenues. Without acquisitions, it can be anticipated that the Company's revenues and earnings will not grow significantly, or reflect, any increase in the Company's share price.

        The Special Committee was advised by J.P. Morgan that the availability of debt and equity financing in the public markets may be limited as a result of the disruption in the capital markets, and the Company's reduced stock price would likely make acquisitions more expensive and dilutive to earnings because the Company will have to issue a greater number of shares to raise the same amount of equity necessary for its acquisitions. In this connection, the Special Committee considered that the Company may be managed more effectively as a private company not subject to pressures from public shareholders and market professionals to maintain and grow earnings per share. The Special Committee believes that as a private company the Company would have greater flexibility to consider business strategies that have long-term benefits (including acquisitions which are often dilutive in the short term), but that would adversely impact earnings per share and the market price of the Common Stock in the short term if the Company were public. As a private company, the Company would also have greater flexibility to wait for the financing markets to improve, because the Company would not be subject to the pressures on a public company to maintain and grow revenues on a quarterly and annual basis.

       (iii) Its belief that it was unlikely another bidder would make a definitive proposal that would result in a transaction providing greater value to the Non-Affiliated Shareholders, and its conclusion that provisions of the Merger Agreement permitting the Board, in the exercise of its fiduciary duties, to consider competing bids, to announce its willingness to consider such bids in a press release, and the reasonable termination fees imposed on the Company if the Board were to accept an alternative proposal, would facilitate any competing bid. In addition, the Special Committee believed that the $16.00 per share price was the highest price that could be obtained from WCAS VIII, and considered the possibility that WCAS VIII would withdraw its bid if its proposal was used to attempt to generate higher bids from third parties. The Special Committee was advised by J.P. Morgan that the group of potential bidders for the Company was relatively small, and that the ownership by WCAS VI and its affiliates of a significant portion of the outstanding Common Stock (approximately 23%) could deter these bidders from making competing offers.

        (iv) J.P. Morgan's oral opinion delivered to the Special Committee on October 21, 1998, reconfirmed in writing as of October 22, 1998, that the $16.00 per share in cash to be received by the Non-Affiliated Shareholders was fair to such holders from a financial point of view. The full text of the written opinion of J.P. Morgan reaffirmed as of the date of this Proxy Statement, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Appendix B and is incorporated herein by reference. The Special Committee and the Board adopted the analyses and findings of J.P. Morgan in their determination that the Merger is fair to the Non-Affiliated Shareholders. The Company's shareholders are urged to and should read such opinion in its entirety. In reaching its opinion as to the fairness of the Merger, J.P. Morgan employed generally accepted valuation methods. These methods included an analysis of public company trading multiples, which implied a value for the Company's stock of $8.50 to $12.00 per share; a discounted cash flow analysis, which indicated a range of equity values between $12.00 and $18.00 per share; and a selected transaction analysis, which suggested an estimated range of equity values of between $20.00 and $23.00 per share. These analyses are all more fully described in "--Opinion of Financial Advisor." The Special Committee was aware that the values suggested by J.P. Morgan's selected transaction analysis appeared to imply that the Company's stock might be worth more than the price offered by WCAS VIII, but the Special Committee noted that all of the transactions underlying that analysis took place prior to the July 1998 downturn in the long-term-care sector, and that, as a result, J.P. Morgan believed that the valuations reflected in those transactions were less reliable as an indicator of the Company's value after the downturn.

        (v) The proposed terms and conditions of the Merger Agreement. In particular, the Special Committee considered the fact that the Merger Agreement does not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging competing bids and that, subject to the satisfaction of specified conditions, the Board would be able to withdraw or modify its recommendation to the shareholders regarding the Merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction becomes available prior to the consummation of the Merger. In addition, the Merger Agreement allows the Company to indicate in its press release announcing the execution of the Merger Agreement that the Company may respond to unsolicited proposals from alternative bidders, and the lack of a time limit on the Board's ability to consider alternative proposals allows the Board to effectively consider such proposals up until the consummation of the Merger. See "THE MERGER."

        (vi) The condition in the Merger Agreement that the Merger be approved by a majority of the shares voted at the Special Meeting held by Non-Affiliated Shareholders. Under the terms of the Merger Agreement, the Merger must be approved by both a majority of the outstanding shares of Common Stock and a majority of the shares voted at the Special Meeting by Non-Affiliated Shareholders. The Special Committee believed the approval by a majority of the shares voted at the

    Special Meeting by Non-Affiliated Shareholders, which is not required under applicable law, was an important safeguard in light of the significant percentage of shares held by the members of the Investor Group and their respective affiliates.

       (vii) The market price of the Common Stock, which Common Stock on October 15, 1998, one week prior to the announcement of the Merger, had closed at $7.875 per share, and the premium over such price (as well as over the $8.50 closing per share market price on October 21, 1998) represented by the $16.00 per share to be received by the Non-Affiliated Shareholders in the Merger. In addition, the Special Committee considered J.P. Morgan's analyses of the premiums paid in comparable merger transactions, which indicated that the average premiums paid over the target stock prices one week prior to the announcement date was 36%.

      (viii) The financial ability and obligation of the Acquiror to consummate the Merger. The Merger Agreement does not condition the Acquiror's obligations to consummate the Merger on the Acquiror's ability to obtain financing for the Merger. WCAS VIII has provided to the Company a commitment letter dated October 22, 1998, from WCAS VIII and WCAS CP III pursuant to which such parties have committed, subject only to the terms and conditions of the Merger Agreement, to provide the Acquiror with up to an aggregate of $210 million of financing and to ensure the performance of the Acquiror under the Merger Agreement.

        (ix) The ability of shareholders who may not support the Merger to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under Georgia law. The Special Committee felt that it was important that Georgia law provides shareholders with the opportunity to exercise appraisal rights and to seek a determination in court of the fair value of their shares if they are dissatisfied with the consideration offered in the Merger.

        (x) The only potentially negative factor considered by the Special Committee was the actual or potential conflicts of interest to which Messrs. Eaton, Dahl, Paul, Ortenzio and Hoover and their affiliates are subject in connection with the Merger, as follows:

    - The Special Committee considered that members of the Management Group will own shares of Parent Common Stock, representing approximately 5.4% of the Parent's outstanding capital stock and that the Parent will grant options to Messrs. Eaton, Dahl, Fosha and Lepley and other current officers and key employees of the Company to acquire shares of Parent Common Stock representing an aggregate of approximately 12.3% of Parent's fully diluted equity. The Special Committee further considered that the Management Group will enter into employment agreements with the Surviving Corporation amending their existing employment agreements with the Company, and that such employment agreements will provide for the payment to them of base salaries, possible annual cash bonuses and potential severance benefits.

    - The Special Committee considered that WCAS VIII has given each member of the Management Group an opportunity to roll over a substantial portion of his equity investment in the Company into an investment in the Parent. The Special Committee considered that the rollover of a substantial portion of current equity investment in the Company would indicate a level of confidence in the Company's prospects that might be inconsistent with the Special Committee's assessment of the risks associated with the Company's future, but the Special Committee noted that the Management Group believed that the Company would likely have better access to capital as a private Company controlled by a shareholder such as WCAS VIII with better access to private capital. The Special Committee also considered that as a private company Centennial could operate free from the pressures of public shareholders and securities analysts to report predictable growth in earnings from quarter to quarter. As discussed in factor (i) above, one of the expected effects of PPS on Centennial is considerable fluctuation in its financial results, causing the value of the stock of Centennial and other companies in the industry to be reduced significantly in the public markets.

    In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Special Committee found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the Merger is fair to, and in the best interests of, the Non-Affiliated Shareholders. Rather, the Special Committee viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the Merger on the Non-Affiliated Shareholders compared to any alternative transaction and the likely effect of rejecting the Merger proposal.

    The Special Committee noted that approximately 35% of the outstanding shares of Common Stock are held by persons who have expressed their intention or agreed in writing to vote their shares of Common Stock in favor of the Merger, including members of the Investor Group. The Special Committee also considered that the obligation of the Company to consummate the Merger is conditioned upon the favorable vote of a majority of the shares held by Non-Affiliated Shareholders voting at the Special Meeting.

    The Special Committee believes that the procedure that was followed in determining the purchase price to be paid to the shareholders of the Company was fair to the Non-Affiliated Shareholders. As described above, the eight person Board (a majority of whom are members of the Management Group or affiliated with the WCAS Group) appointed as the only members of the Special Committee three non-employee directors who were not members of or affiliated with the Investor Group and granted the Special Committee exclusive authority on behalf of the Board to review, evaluate and negotiate the transaction proposed by management. The Merger Agreement negotiated by the Special Committee contains provisions that would enable the Board to withdraw or modify its recommendation to the shareholders regarding the Merger and to enter into an agreement with respect to a more favorable transaction with a third party, and contains provisions (without which the Special Committee believes WCAS VIII would not have entered into the Merger Agreement) imposing upon the Company termination fee and expense reimbursement obligations that, in the view of the Special Committee, are reasonable and would not have the effect of unreasonably discouraging competing bids. Further, the shareholders of the Company may dissent from the Merger and be paid cash for the "fair value" of their shares as determined in accordance with Georgia law. In addition, the Merger is structured to require both the approval of a majority of the outstanding shares of Common Stock and approval of a majority of the shares held by Non-Affiliated Shareholders voting at the Special Meeting, and the Special Committee believes, as of the date of this Proxy Statement and for this and the reasons set forth above, that the Merger is procedurally fair to the Non-Affiliated Shareholders.

    The Special Committee believes that the merger transaction is procedurally fair to the Non-Affiliated Shareholders because (i) the Special Committee (comprised of directors who are not members of management or managing members or general partners of the general partners of WCAS VIII, WCAS CP III, WCAS VI, WCAS CP II or Healthcare Partners) was authorized to review, evaluate and negotiate the proposed Merger; (ii) the Special Committee retained J.P. Morgan, an unaffiliated financial advisor, to act solely on behalf of the Non-Affiliated Shareholders and render an opinion as to the fairness of the Merger from a financial point of view; (iii) the Merger Agreement allows the Board to withdraw its recommendation to the shareholders and does not prohibit the Company from entering into an alternative transaction; (iv) the Merger requires the approval of a majority of the Non-Affiliated Shareholders voting at the Special Meeting; and (v) a majority of the non-employee directors approved the Merger.

    In considering the fairness of the Merger, the Special Committee and the Board did not consider such factors as the Company's net book value or liquidation value, which are not believed to be indicative of the value of the Company as a going concern. The Company's tangible net book value per share and net book value per share as of September 30, 1998 were $6.15 and $9.66, respectively, both substantially below the $16.00 purchase price per share of Common Stock to be paid by the Acquiror in the Merger. The Special Committee further believes the Company's liquidation value, which takes into account the appreciated value of the Company's assets, also would be substantially below $16.00 per share.

    Based on the foregoing, the Special Committee unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair and in the best interests of the Non-Affiliated Shareholders and recommended to the Board approval of the Merger Agreement and that it be recommended to the shareholders of the Company. The Board, with only Mr. Paul abstaining, approved the Merger on October 22, 1998 and has reconfirmed as of the date of this Proxy Statement, that the Merger is fair and in the best interests of the Non-Affiliated Shareholders.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

OPINION OF FINANCIAL ADVISOR

    Pursuant to an engagement letter dated October 12, 1998, the Special Committee retained J.P. Morgan to act as its financial advisor in connection with the consideration of the possible acquisition by the Acquiror and to render to the Special Committee an opinion with respect to the fairness, from a financial point of view, to the Non-Affiliated Shareholders of the Cash Merger Consideration to be received in the Merger.

    At the meeting of the Special Committee on October 21, 1998, J.P. Morgan rendered its oral opinion to the Special Committee that, as of such date, the Cash Merger Consideration to be paid to the Non-Affiliated Shareholders in the proposed Merger was fair, from a financial point of view, to the Non-Affiliated Shareholders. J.P. Morgan confirmed its October 21, 1998 oral opinion by delivering its written opinions, dated as of October 22, 1998 and the date of this Proxy Statement, to the Special Committee to the same effect. No limitations were imposed by the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

    The full text of the written opinion of J.P. Morgan dated as of the date of this Proxy Statement, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The Company's shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Special Committee, is directed only to the Cash Merger Consideration to be paid to the Non-Affiliated Shareholders and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinions, J.P. Morgan reviewed, among other things, the Merger Agreement and, in the case of its opinion dated as of the date of this Proxy Statement, this Proxy Statement; the audited financial statements of the Company for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company for the periods ended March 31 and June 30, 1998 and, in the case of its opinion dated as of the date of this Proxy Statement, the unaudited financial statements of the Company for the period ended September 30, 1998; current and historical market prices of the Company's common stock; publicly available information including Form 10-Ks and Form 10-Qs concerning other companies engaged in businesses comparable to those of the Company (such as Beverly Enterprises, Extendicare Services and Genesis Health Ventures), and the reported market prices for other companies' securities deemed comparable; publicly available terms of transactions involving companies comparable to the Company and the consideration paid for such companies (such as Paragon Health Network/Mariner Health Group, Extendicare Inc./Arbor Health Care and Sun Healthcare Group/Regency Health Services); the terms of other business combinations deemed relevant by J.P. Morgan; the Company Projections and agreements with respect to outstanding indebtedness or obligations of the Company. J.P. Morgan also held discussions with members of the management of the Company with respect to aspects of the Merger, the past and current operations of the Company, the financial condition and future prospects and operations of the Company, and other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan visited representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by the Company or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in this Proxy Statement and in discussions with, and materials furnished to J.P. Morgan by, representatives of the Company, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this Proxy Statement.

    The Company Projections furnished to J.P. Morgan for the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. The Company Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. See "Company Projections."

    J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated as of the date of this Proxy Statement and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinions as to the price at which the Company's common stock will trade at any future time.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion:

    PUBLIC TRADING MULTIPLES. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were Beverly Enterprises, Extendicare Services, Genesis Health Ventures, Integrated Health Services, Mariner Post-Acute Network, and Sun Healthcare Group. These companies were selected, among other reasons, because they are in the same line of business and are of substantially similar quality as the Company. For each comparable company, publicly available financial performance for the quarter ended closest to June 30, 1998 was measured and then converted to an annualized basis. J.P. Morgan selected the mean and the median values for each multiple, specifically: firm value to last-quarter annualized (LQA) Earnings before interest taxes depreciation, amortization and rent (EBITDAR) and Earnings before interest taxes depreciation and amortization (EBITDA), and equity value to 1998 and 1999 projected earnings. These multiples were then applied to the Company's firm value and equity value respectively, yielding a range of implied trading values for the Common Stock of approximately $8.50 to $12.00 per share.

    DISCOUNTED CASH FLOW ANALYSIS. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Common Stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 1999 through 2003 based on the Company Projections and a sensitivity case adjusted by J.P. Morgan to reflect more moderate growth in revenues as a result of lower adjusted acquisition capital expenditures. These unlevered cash flows were ($78) million, ($79) million, ($71) million, ($61) million and ($51) million with full acquisitions (as set out in the Company Projections), and ($25) million, ($26) million, ($20) million,

($15) million and ($9) million with more moderate growth. J.P. Morgan also calculated a range of terminal values of the Company at the end of the five year period ending 2003 by applying exit EBITDA multiples ranging from 5.0 to 7.0. The unlevered free cash flows and the range of terminal EBITDA values were then discounted to present values using a range of discount rates from 10 % to 13%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company's estimated June 30, 1998 excess cash, option exercise proceeds and total debt. Based on the management's projections and adjusted management projections and discount rate and EBITDA multiple sensitivities, the discounted cash flow analysis indicated a range of equity values of between $12.00 and $18.00 per share of the Common Stock on the basis of the Company as a stand-alone entity.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined selected transactions with respect to precedent long-term care industry acquisitions as well as going private transactions. Specifically, J.P. Morgan reviewed the following transactions: Investcorp's acquisition of Haborside Healthcare, Fountain View's acquisition of Summit Care Corporation, Sun Healthcare Group's acquisition of Regency Health Services as well as the Grancare-Living Centers of America transaction. Although a significant datapoint, the value of these transactions in an evaluation of the Company diminished because they were announced prior to the long-term-care sector market correction which took place beginning July 1998. No appropriate transactions occurred after this market downturn to include in this analysis. J.P. Morgan applied a range of multiples derived from such analysis to the Company's revenue, EBITDAR and earnings, and arrived at an estimated range of equity values for the Common Stock of between $20.00 and $23.00 per share. While the analysis performed using these selected transactions did not, standing alone, support a finding of fairness, it was only one factor used by J.P. Morgan in rendering its opinion.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan but accurately summarizes the procedures, findings and recommendations of J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Special Committee and deliver a fairness opinion with respect to the Merger on the basis of such experience.

    For services rendered in connection with the Merger and the delivery of its opinion, the Company paid J.P. Morgan a fee of $500,000 upon execution of its engagement letter, dated October 12, 1998, and a fee of $1,500,000 upon the delivery of its opinion. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel (such expenses not to exceed $50,000 without the Company's written consent), and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

    J.P. Morgan has not provided other services to the Company prior to its services in connection with the Merger. J.P. Morgan and its affiliates maintain banking and other business relationships with WCAS and its affiliates, and have advised, financed and undertaken capital markets transactions with such entities, for which it receives customary fees. In 1997, J.P. Morgan served as the dealer manager in connection with the acquisition of Control Data Systems, Inc. by WCAS CP III, and other private investment partnerships affiliated with certain of the WCAS Group, and provided the following other services: arranging bank financing, providing credit, holding securities, arranging derivative swaps and providing pension fund services. In 1998, J.P. Morgan provided the following services: advising on sale of Control Data's software business, providing credit, holding securities, arranging derivative swaps and providing pension fund services. J.P. Morgan received less than $5 million in fees from its relationships with the WCAS Group and other affiliated private investment partnerships in each of 1997 and 1998. These fees were the result of arms' length negotiations. J.P. Morgan has not acted as an advisor to the Company. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

PURPOSE AND REASONS OF THE INVESTOR GROUP FOR THE MERGER

    The purpose of the Investor Group for engaging in the transactions contemplated by the Merger Agreement is to acquire 100% ownership of the Company.

    In making decisions with respect to the business of the Company, the Board and the Company's management must currently consider the importance of steady earnings growth to the market price of the Common Stock. The Investor Group believes that, without the constraint of the public market's emphasis on quarterly earnings, Centennial will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth (both internally and through acquisitions) and operating cash flow. The Investor Group believes that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital markets opportunities than would be available to a publicly-held Centennial. The Investor Group believes that as a private company Centennial will be able to make decisions that will negatively affect current quarter earnings but that will increase the value of the Company's assets or earnings over the long-term. In a public company setting it is difficult to make decisions that could negatively affect earnings knowing that the result of those decisions could be a significant reduction in per share price if analysts' short-term earnings expectations are not met or exceeded.

    In addition, after the Merger, Centennial will no longer be subject to the reporting requirements of the Exchange Act, which will allow the Company to eliminate the time devoted by its management and certain other employees to matters which relate exclusively to the Company being a public company. "Going-private" will also reduce certain other costs which relate to being a public company, including the costs of certain accounting, auditing and SEC counsel activities, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities.

    These assessments by the Investor Group are based upon publicly available information regarding the Company and the Investor Group's due diligence investigation or knowledge of the Company and the Investor Group's experience in investing in or managing companies in the healthcare industry and public companies generally. While the Investor Group believes that there will be significant opportunities associated with its investment in the Company, the Investor Group realizes that there are also substantial risks that such opportunities may not be fully realized. The primary risks to the Investor Group relate to the currently unknown long-term effects of PPS and other possible governmental healthcare spending reductions, the uncertainty concerning whether the Company's growth strategy will succeed and the Company's substantial indebtedness of approximately $293 million ($168 million of senior debt and $125 million of subordinated debt). The Investor Group's concern over PPS is consistent with the Special Committee's finding that the effect of PPS on the Company is one of the most significant positive factors in reaching its determination that the Merger was fair and in the best interest of the Non-Affiliated Shareholders. The Special Committee found that PPS would likely cause the Company's financial results to fluctuate significantly in the near term, causing the value of the shares of the Company to be reduced significantly in the public markets. The Investor Group has adopted the analyses of the Special Committee, including its conclusions that the effect of PPS was a significant positive factor in determining the Merger to be fair and in the best interests of the Non-Affiliated Shareholders. However, the Investor Group considered the effect of PPS to be a negative, but not significant, factor in its decision to enter into the Merger Agreement because of its focus on the long-term value of the Company. The Investor Group believes that the uncertainty over PPS will be significantly reduced over the next year to year and a half after the affects of PPS on earnings are fully known. Because of its long-term focus, the Investor Group is less concerned than the Special Committee and the Board (who are more concerned about value for the Company's shares in the public market) about short-term fluctuations in the Company's financial results and its short-term share value.

    As a result of the Merger, WCAS VIII will acquire, for a cash investment of $117,447,885, approximately 77.8% of the equity interests in the Parent; WCAS CP III will acquire, for a cash investment of $125 million, 11.8% of the equity interests in the Parent and $125 million principal amount of subordinated notes of the Parent; the Management Group will acquire, for an investment of approximately $8.1 million (through a contribution of a total of 508,852 shares of Common Stock), approximately 5.4% of the equity interests in the Parent; and the WCAS Group (other than WCAS VIII and WCAS CP III) will acquire, for an investment of approximately $7.6 million (through a contribution of a total of 245,499 shares of Common Stock and a cash investment of approximately $3.6 million), approximately 5.0% of the equity interests in the Parent. Members of the Investor Group will also receive the Cash Merger Consideration for the remainder of their investment in the Company on the same terms as the other shareholders and will receive a cash payment for the aggregate unrealized value of their outstanding stock options. In addition, the Management Group will have amended and restated employment agreements with the Surviving Corporation and the Parent. After consummation of the Merger, the Management Group, as well as other key employees, will receive fees and bonuses of approximately $2.0 million. Mr. Eaton will receive $1.4 million of these fees and bonuses. These payments to the Management Group will be made for agreeing to amend their existing employment agreements, to extend covenants not to compete and to continuing their current employment. If the Merger is not consummated, these fees and bonuses will not be paid because the employment agreements will not be amended as described above.

    WCAS VI and WCAS CP II hold 2,520,193 and 246,896 shares of Common Stock, respectively, or approximately 21.1% and 2.1% of the outstanding shares of Common Stock, respectively, and will receive $40,323,088 and $3,950,336, respectively, for such shares in connection with the Merger. Mr. Paul, a director of the Company, and eight and seven other individual members of the WCAS Group are general partners of the sole general partner of WCAS VI and WCAS CP II, respectively. The sole general partner of WCAS VI is WCAS VI Partners, L.P. and the sole general partner of WCAS CP II is WCAS CP II Partners.

POSITION OF THE INVESTOR GROUP, THE PARENT, THE ACQUIROR AND THE COMPANY AS TO
  FAIRNESS OF THE MERGER

    The members of the Investor Group are WCAS VIII, WCAS CP III, Healthcare Partners, eleven individuals who are employees of WCA Management and managing members of the sole general partner of WCAS VIII (Mr. Paul and Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Lawrence B. Sorrel, Laura M. VanBuren and Priscilla A. Newman), two other employees of WCA Management (D. Scott Mackesy and Rudolph E. Rupert) and Messrs. Eaton, Dahl, Fosha and Lepley. Messrs. Paul, Welsh, Carson, Anderson, McInerney, Minicucci, de Nicola, Queally and Ms. Van Buren are also general partners of the general partners of WCAS VI and WCAS CP II, which are receiving Cash Merger Consolidation for their Common Stock. Each member of the Investor Group has considered the analyses and findings of the

Special Committee and the Board (described in detail in "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the Non-Affiliated Shareholders of the Company. As of the date of this Proxy Statement, each member of the Investor Group, the Parent, the Acquiror or the Company adopt the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believe that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Non-Affiliated Shareholders; provided that no opinion is expressed as to the fairness to any shareholder making an investment in the Parent. None of the Investor Group, the Parent or the Acquiror makes any recommendation as to how the Company's shareholders should vote on the Merger Agreement. The members of the Investor Group have financial interests in the Merger and the certain members of the Management Group have financial and employment interests in the Merger. See "SPECIAL FACTORS--Conflicts of Interest."

    Each member of the Investor Group and the Parent, the Acquiror and the Company believe that the Merger transaction is procedurally fair to the Non-Affiliated Shareholders because (i) the Special Committee (comprised of directors who are not members of management or managing members or general partners of the general partners of WCAS VIII, WCAS CP III, WCAS VI, WCAS CP II or Healthcare Partners) was authorized to review, evaluate and negotiate the proposed Merger; (ii) the Special Committee retained J.P. Morgan, an unaffiliated financial advisor, to act solely on behalf of the Non-Affiliated Shareholders and render an opinion as to the fairness of the Merger from a financial point of view; (iii) the Merger Agreement allows the Board to withdraw its recommendation to the shareholders and does not prohibit the Company from entering into an alternative transaction; (iv) the Merger requires the approval of a majority of the Non-Affiliated Shareholders voting at the Special Meeting; and (v) a majority of the non-employee directors approved the Merger.

CONFLICTS OF INTEREST

    In considering the recommendations of the Board with respect to the Merger, shareholders should be aware that officers and directors of Centennial, as well as investors in Centennial, have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described under "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation." The Special Committee considered the Management Group's conflicts of interest to be a negative factor in its determination that the Merger is fair to and in the best interests of the Non-Affiliated Shareholders, even though the approximately $2.0 million in fees and bonuses to be allocated among the members of the Management Group (and other key employees) are intended to provide consideration for their agreement to continue employment with the Company and to extend noncompete periods.

    WCAS VI and WCAS CP II hold 2,520,193 and 246,896 shares of Common Stock, respectively, or approximately 21.1% and 2.1% of the outstanding shares of Common Stock, respectively, and will receive $40,323,088 and $3,950,336 for such shares in connection with the Merger. Mr. Paul, a director of the Company, and the other individual members of the WCAS Group are general partners of the sole general partner of WCAS VI and WCAS CP II.

    The Company will pay WCA Management $3.0 million for financial advisory services rendered to WCAS VIII and WCAS CP III in connection with the structuring of the Merger and the related financing transactions (including the equity and subordinated debt financing of the Parent and the Acquiror and the amendment of the Company's existing senior credit facility). WCAS VIII proposed this fee be paid to WCA Management and this fee will be credited against amounts otherwise payable by WCAS VIII and WCAS CP III to WCA Management. The Company agreed to pay the fee to WCA Management. WCA Management is a New York corporation, owned by Patrick J. Welsh, Russell L. Carson and Bruce K. Anderson, that serves as the manager of WCAS VIII, WCAS CP III, Healthcare Partners, WCAS VI and WCAS CP II and employs the individual members of the WCAS Group.

    Upon consummation of the Merger, the members of the Special Committee will receive cash for the aggregate unrealized gain on their stock options. Messrs. Scott Miller and Charles Nash will each receive $75,631 for such unrealized gain. Because Mr. Bertil Nordin, chairman of the Special Committee, will not receive any unrealized gain on his stock options, the Company agreed to pay him $75,000 for his service on the Special Committee. Each member of the Special Committee also received reimbursement of out-of-pocket expenses and regular fees for attending board or committee meetings. In addition, Mr. Nordin is a limited partner of Information Partners, for which WCA Management provides management services. The members of the Special Committee believe that the foregoing arrangements do not affect their impartiality.

    Two other directors have interests in members of the Investor Group. Robert Ortenzio, a director of Centennial is the residual beneficiary of a trust which is a limited partner of WCAS VI. James B. Hoover, a director of Centennial, is a former general partner and current limited partner of the respective sole general partners of WCAS VI and Welsh, Carson, Anderson & Stowe, VII, L.P., a private investment partnership and a general partner of the sole general partners of WCAS CP II and Welsh, Carson, Anderson & Stowe V, L.P., a private investment partnership in which members of the Investor Group serve as general partners.

    Messrs. Eaton, Dahl, Fosha and Lepley will continue to have an equity interest in the Surviving Corporation through their ownership of Parent Common Stock and the ultimate value of this interest could exceed $16.00 per share. If the Merger is consummated, Messrs. Eaton and Dahl will be designated as members of the board of directors of the Surviving Corporation and Messrs. Eaton, Dahl, Fosha and Lepley will remain as senior management of the Surviving Corporation pursuant to amended and restated employment agreements that provide for two year rolling severance and noncompete periods. If the Merger is consummated, the Company will pay Messrs. Eaton, Dahl, Fosha and Lepley and other key employees an aggregate of approximately $2.0 million in fees and bonuses in consideration for these noncompete periods and as bonuses for remaining with the Company, beginning within two months after the effective time of the Merger. In addition, if the Merger is consummated, options to purchase Parent Common Stock will be made available to Messrs. Eaton, Dahl, Fosha and Lepley and other key employees. Indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Centennial will be continued by the Surviving Corporation after the Merger.

    SHAREHOLDERS AGREEMENT. On October 22, 1998, the Parent, the Acquiror, WCAS VI and Messrs. Eaton, Dahl, Fosha and Lepley entered into a shareholders agreement (the "Shareholders Agreement") which provides, among other things, that WCAS VI and each of Messrs. Eaton, Dahl, Fosha and Lepley will vote their shares of Common Stock (i) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and (ii) except as otherwise agreed to in writing in advance by the Parent, against (other than the Merger and the transactions contemplated by the Merger Agreement): (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (b) any sale, lease or transfer of a material amount of the assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (c)(1) any change in a majority of the Board; (2) any material amendment of the Company's Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or (3) any other action involving the Company or its subsidiaries that has the effect of impeding, interfering with, delaying, postponing, or impairing the ability of the Company to consummate the Merger or the transactions contemplated by the Merger Agreement. Pursuant to the Shareholders Agreement, WCAS VI and each of Messrs. Eaton, Dahl, Fosha and Lepley agreed not to enter into any agreement or understanding with any person or entity prior to the termination of the Shareholders Agreement to vote in any manner inconsistent therewith.

    Pursuant to the Shareholders Agreement, each of Messrs. Eaton, Dahl, Fosha and Lepley agreed that while the Merger Agreement is in effect, and except as contemplated by the Shareholders Agreement, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or enter into any contract, option or other arrangement with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its shares of Common Stock, or any interest therein, except to the Parent; (ii) grant any proxies or powers of attorney, deposit any shares of Common Stock into a voting trust or enter into a voting agreement with any entity other than the Parent or the Acquiror; or (iii) take any action that would make any representation or warranty of such person contained in the Shareholders Agreement untrue or incorrect or have the effect of preventing or disabling Messrs. Eaton, Dahl, Fosha or Lepley from performing such person's obligations under the Shareholders Agreement. The Shareholders Agreement terminates, and no party shall have any rights or obligations thereunder upon the earliest of the effective time of the Merger or termination of the Merger Agreement

    POST-MERGER OWNERSHIP AND CONTROL OF THE PARENT. It is anticipated that immediately after the Merger the following individuals and entities will beneficially own the number of shares of Parent Common Stock shown in the following table.

                                                                            NUMBER OF SHARES
                                                                            OF PARENT COMMON
                                                                                  STOCK        PERCENTAGE OF PARENT
                                                                              BENEFICIALLY         COMMON STOCK
NAME OF BENEFICIAL OWNER                                                          OWNED         BENEFICIALLY OWNED
--------------------------------------------------------------------------  -----------------  ---------------------
J. Stephen Eaton..........................................................        3,436,192                4.6%
Alan C. Dahl..............................................................          237,968                  *
Kent C. Fosha, Sr.........................................................           63,760                  *
Lawrence W. Lepley........................................................          332,896                  *
WCAS VIII.................................................................       58,723,926               77.8%
WCAS CP III...............................................................        8,928,571               11.8%
Andrew M. Paul (1)........................................................          430,598                  *
Healthcare Partners.......................................................          651,071                  *
WCAS Group (2)............................................................        2,694,405                3.6%

------------------------

*   Less than 1%

(1) Excludes shares of Parent Common Stock owned by WCAS VIII, WCAS CP III and Healthcare Partners which may be deemed to be beneficially owned by the respective general partners of the general partners of these partnerships who are members of the WCAS Group, including Mr. Paul, as a result of being indirect general partners of such entities.

(2) Excludes shares of Parent Common Stock owned by WCAS VIII, WCAS CP III, Healthcare Partners and Mr. Paul.

    Following consummation of the Merger, the executive officers of Centennial will continue as the executive officers of the Parent and the Surviving Corporation, and Messrs. Eaton, Dahl, Paul, Sorrel, and Mackesy will serve on the Board of Directors of the Parent and the Surviving Corporation. It is anticipated that all current employees of Centennial and its subsidiaries will continue in their same capacities after the Merger.

    THE MANAGEMENT GROUP. After consummation of the Merger, each member of the Management Group will own shares of Parent Common Stock and vested options to purchase shares of Parent Common Stock (representing approximately 7.3% of such shares expected to be then issued and outstanding assuming exercise of all options then outstanding). Shares of Common Stock held by the Management Group that are not exchanged for Parent Common Stock will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of the Company.

    At the closing of the Merger, all outstanding options to purchase Common Stock shall have vested and will be cashed out in accordance with the terms of the Merger Agreement. All options that are not exercised will be canceled in accordance with the terms of the Merger Agreement. See "THE MERGER-- Stock Options." As of October 22, 1998, there were options outstanding to purchase an aggregate of

925,580 shares of Common Stock at a weighted average exercise price of $17.00 per share, of which 274,409 have an exercise price per share of less than $16.00.

    The following table sets forth information as of the date of this Proxy Statement as to the shares of Common Stock and the options to purchase shares of Common Stock held by the Investor Group, WCAS VI and WCAS CP II for which Cash Merger Consideration will be received upon consummation of the Merger.

                                                                                  AMOUNT OF
                                                                  SHARES NOT     CASH TO BE
                                                                  CONTRIBUTED   RECEIVED FOR   AMOUNT OF CASH TO
                                                                      TO         SHARES NOT     BE RECEIVED FOR
INVESTOR GROUP                                                      PARENT       CONTRIBUTED   OPTIONS TERMINATED
---------------------------------------------------------------  -------------  -------------  ------------------
J. Stephen Eaton...............................................       685,847   $  10,973,552      $  226,448
Alan C. Dahl...................................................        29,746         475,938          75,483
Kent C. Fosha, Sr..............................................             0               0         169,397
Lawrence W. Lepley, Jr.........................................        41,612         665,794          45,834
Andrew M. Paul.................................................             0               0               0
Welsh, Carson, Anderson & Stowe VI,L.P.........................     2,520,193      40,323,088               0
WCAS Capital Partners II, L.P..................................       246,896       3,950,336               0
WCAS Healthcare Partners, L.P..................................             0               0               0

    INITIAL MANAGEMENT OWNERSHIP. Pursuant to the Shareholders Agreement, at the effective date of the Merger, (i) the Management Group will exchange 508,852 shares of Common Stock owned by them for shares of Parent Common Stock; (ii) the Parent will grant to the Management Group and other members of management and certain other key employees options (the "New Options") to purchase Parent Common Stock representing approximately 12.3% of the fully diluted Parent Common Stock which will be granted as either "Time Vesting Options" or "Performance Vesting Options" as described below; and (iii) the Management Group and certain other key employees will be given the opportunity to purchase additional shares of the Parent Common Stock. The Parent will also reserve options to purchase Parent Common Stock representing approximately 0.7% of the fully diluted Parent Common Stock for future key employees of the Parent and/or Surviving Corporation. The purchase price and option exercise price for shares of Parent Common Stock granted to existing employees of the Company will be $2.00 per share. Shares of Common Stock exchanged will be valued at the Cash Merger Consideration for purposes of the exchange.

    EXERCISABILITY OF OPTIONS. Time Vesting Options will be granted at the effective time of the Merger representing approximately 7.45% of the fully diluted Parent Common Stock, of which one-third will be immediately exercisable and two-thirds will vest in installments of 25% on each of the first through fourth anniversaries of the effective time of the Merger. Performance Vesting Options will be granted at the effective time of the Merger representing approximately 4.85% of the fully diluted Parent Common Stock, and will be exercisable at any time after the eighth anniversary of the date of grant, subject to (i) acceleration upon specified liquidity events if the pre-determined performance targets based on the return on WCAS VIII's equity investment are met and (ii) a potential restructuring if a public offering of Parent Common Stock occurs before the fourth anniversary of the date of grant.

    The Management Group (consisting of four individuals) will be granted New Options for a total of 7,017,103 shares. Senior vice presidents of the Company and its affiliates (a total of ten individuals) will be granted New Options for a total of 1,703,509 shares.

    AMENDED AND RESTATED EMPLOYMENT AGREEMENTS WITH THE MANAGEMENT
INVESTORS. Upon consummation of the Merger, the existing employment agreements with Messrs. Eaton, Dahl, Fosha and Lepley will be amended and restated. The principal terms of the amended employment agreements are the same as the existing agreements except as summarized below:

    - each agreement will provide for two-year rolling severance and noncompete periods;

    - the agreements with Messrs. Eaton, Dahl and Fosha will add the Parent as a party and provide that employees will have the same title, duties and responsibilities with the Parent that such employees have with the Company; and

    - It is anticipated Mr. Eaton's employment agreement will be amended to provide that if following a change of control (as will be defined in the employment agreement) he is not offered the opportunity to continue as Chief Executive Officer of the Parent, and at that time the Parent's Board of Directors, exercising reasonable judgment, determines that the value of the Parent has reached an appropriate total value, the Parent will, at Mr. Eaton's request (but subject to obtaining all consents required under its loan agreements), repurchase up to 50% of the shares of Parent's Common Stock acquired by Mr. Eaton at fair market value (as determined by the Agreement of the Parent's Board of Directors and Mr. Eaton at that time), unless the Parent is a public company at the time of such change of control and the average daily volume for the Common Stock of Parent is less than a number of shares to be determined. Mr. Eaton's employment agreement is still being negotiated at this time.

    Messrs. Eaton, Dahl, Fosha and Lepley (and other key employees) will be entitled to an aggregate payment of approximately $2.0 million for agreeing to amend the employment agreement, to extend a covenant not to compete or for continuing employment. The amounts of such payments to be received either immediately after or beginning within the two month period following consummation of the Merger will be allocated $1.4 million to Mr. Eaton with the remainder allocated to other key employees including Messrs. Dahl, Fosha and Lepley.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement requires Centennial to provide indemnification, to the full extent permitted by applicable law, to its current and former officers and directors (including members of the Special Committee) against liabilities (including reasonable attorneys' fees) relating to actions or omissions arising out of their being a director, officer, employee or agent of the Company at or prior to the closing of the Merger (including the transactions contemplated by the Merger Agreement). In addition, Centennial is obligated for a period of six years from the closing of the Merger to continue in effect directors' and officers' liability insurance with respect to matters occurring prior to the closing of the Merger, which insurance must contain terms and conditions no less advantageous than are contained in the Company's current directors' and officers' liability insurance policy; provided that the Company is not obligated to expend annually more than 200% of the current cost of such coverage.

    WCAS AFFILIATE DIRECTOR. Andrew M. Paul, a director of the Company and a general partner or managing member of the general partner of each of WCAS VI, WCAS CP II, Healthcare Partners, WCAS VIII, WCAS CP III and an employee of WCA Management, owns 12,707 shares of Common Stock. Mr. Paul intends to contribute his 12,707 shares to the Parent in return for shares of Parent Common Stock and will not receive the Cash Merger Consideration for his 12,707 shares of Common Stock. Mr. Paul also intends to purchase an additional 328,942 shares of Parent Common Stock for cash prior to the Merger. See "SPECIAL FACTORS--Conflicts of Interest."

    OTHER MEMBERS OF THE BOARD. Robert Ortenzio, a member of the Board, is the residual beneficiary of a trust which is a limited partner of WCAS VI. James B. Hoover, a member of the Board, is a former general partner and current limited partner of the sole general partners of WCAS VI and Welsh, Carson, Anderson & Stowe VII, L.P. and a general partner of the respective sole general partners of WCAS CP II and Welsh, Carson, Anderson & Stowe V, L.P.

    PAYMENT TO WCA MANAGEMENT. The Company will pay WCA Management $3.0 million for financial advisory services rendered to the WCAS VIII and WCAS CP III in connection with the structuring of the Merger and the related financing transactions (including the equity and subordinated debt financing of the Parent and the Acquiror and the amendment of the Company's existing senior credit facility). WCA Management is a New York corporation, owned by Patrick J. Welsh, Russell L. Carson and Bruce K. Anderson that serves as the manager of WCAS VIII, WCAS CP III, Healthcare Partners, WCAS VI and WCAS CP II. The thirteen individual members of the WCAS Group are employees of WCA Management.

    The services performed by WCA Management in connection with the Merger were different than those performed by J.P. Morgan. J.P. Morgan served as the financial advisor to the Special Committee for the purpose of advising and assisting the Special Committee in its negotiations with WCAS VIII. J.P. Morgan also delivered a fairness opinion in connection the Merger. WCA Management did not deliver any opinion or report in connection with the transaction. J.P. Morgan was not involved in the financing for the Parent or the Acquiror.

    SPECIAL COMMITTEE. The Special Committee met 8 times from October 1, 1998 through the date of this Proxy Statement and each member received compensation of $1,000 for each meeting attended and reimbursement of out-of-pocket expenses under Centennial's policy for payment of director's fees and expenses. Members of the Special Committee will be entitled to certain indemnification rights granted under the Merger Agreement to the current and former officers and directors of the Company. Under the terms of the Merger Agreement, the options held by the members of the Special Committee will be terminated and each holder thereof will receive an amount in cash equal to the aggregate unrealized gain on such options on the same basis as other holders of Centennial stock options.

    Mr. Nordin has options to acquire 12,415 shares of Common Stock, Mr. Miller has options to acquire 10,345 shares of Common Stock and Mr. Nash has options to acquire 10,345 shares of Common Stock. Upon consummation of the Merger, the members of the Special Committee will receive the following cash payments: Mr. Nordin will not receive any consideration for the aggregate unrealized gain on his stock options and will receive $75,000 for his service as Chairman of the Special Committee, as well as $15,066 for meetings attended and expenses reimbursed, for a total cash payment of $90,066. Mr. Miller will receive $75,631 for the aggregate unrealized gain on his stock options, as well as $9,612 for meetings attended and expenses reimbursed, for a total cash payment of $85,243. Mr. Nash will receive $75,631 for the aggregate unrealized gain on his stock options, as well as $9,000 for meetings attended and expenses reimbursed, for a total cash payment of $84,631. Mr. Nordin is a limited partner of Information Partners, an investment partnership affiliated with the WCAS Group, with primarily individual limited partners, that is much smaller than the other WCAS partnerships but coinvests in investments in the information services industry. WCA Management provides management services to Information Partners. Mr. Nordin does not believe that his passive investment in Information Partners affects his impartiality.

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest in the Company will be owned by the Investor Group through their ownership of Parent Common Stock. The Non-Affiliated Shareholders will no longer have any interest in, and will not be shareholders of, Centennial, and therefore will not participate in Centennial's future earnings and potential growth. Instead, the Non-Affiliated Shareholders will have the right to receive $16.00 in cash, without interest, for each share held (other than shares in respect of which appraisal rights have been perfected).

    The Special Committee believes that the principal benefits of the Merger to the Non-Affiliated Shareholders arise from the opportunity to receive cash value for the Common Stock, which is substantial in light of the market price of the Common Stock one week prior to the announcement of the Merger and the anticipated future difficulty in pursuing the Company's acquisition strategy. See "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation." The Special Committee believes that the principal detriments of the Merger to the Non-Affiliated Shareholders arise from their inability to participate in the Company's future earnings and potential growth following the consummation of the Merger, and from the expectation that the receipt of Cash Merger Consideration for their shares of Common Stock in the Merger will be taxable transaction for federal income tax purposes. To the extent that the Investor Group receives shares of Parent Common Stock in exchange for their shares of Common Stock, they will have the ability to participate in the Company's future earnings and potential growth and will have the ability to benefit from any corporate opportunities that may be pursued by the Company in the future. To the extent that the Investor Group receives shares of Parent Common Stock in exchange for their shares of Common Stock, they will also bear the risk of any decreases in the value of the Company. See "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation." The principal benefits of the Merger to the Company are discussed under "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation."

    An equity investment in the Parent following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the leverage resulting from the future borrowings that will be required to purchase the Common Stock from the Non-Affiliated Shareholders and to fund the capital expenditures and acquisitions necessary to execute the Company's business strategy. Nonetheless, if the Company successfully executes its business strategy, the value of such an equity investment could be considerably greater than the original cost thereof. See "SPECIAL FACTORS--Conflicts of Interest."

    In addition, the Common Stock will no longer be traded on Nasdaq and price quotations for sales of shares in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will terminate and the Company will no longer file periodic or annual reports. Centennial's officers, directors and the owners of ten percent of the Common Stock will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act and Centennial will no longer be subject to the going private disclosure obligations of Rule 13e-3 of the Exchange Act.

FINANCING OF THE MERGER

    It is estimated that approximately $204 million will be required to consummate the Merger and pay related fees and expenses. The Merger is not subject to a financing contingency, and WCAS VIII and WCAS CP III have committed to make cash investments of up to an aggregate of $210 million for such purpose. See "Special Committee's and the Board's Recommendation". It is currently anticipated that the total investment of the WCAS Group will be approximately $250 million, of which $125 million will be for Parent Common Stock and $125 million will be for $125 million principal amount of subordinated debt of the Parent and 8,928,571 shares of Parent Common Stock. Approximately $204 million of this investment by the WCAS Group will be used to consummate the Merger and pay related fees and expenses. The balance of the WCAS Group investment will be used to repay indebtedness currently outstanding under the Company's senior credit facility. The subordinated notes will be unsecured obligations, will mature on the tenth anniversary of issuance and will bear interest at 10% per annum, payable quarterly. All financing provided by the WCAS VIII, WCAS CP III and other members of the Investor Group purchasing Parent Common Stock in excess of the amount required to consummate the Merger and pay related fees and expenses will initially be used to repay indebtedness currently outstanding under the Company's senior credit facility. After repayment, the Company will have the right to reborrow under its amended senior credit facility. It is currently contemplated such future borrowings will be used primarily to fund acquisitions and for the general corporate purposes of Centennial and its operating subsidiaries.

    The Company is currently engaged in negotiations with respect to the refinancing of the Company's existing senior credit facility and leasing arrangements. A group of banks, for which NationsBank, N.A. would act as administrative agent, will provide up to $300 million of senior secured bank financing with Centennial as borrower and its material subsidiaries as guarantors. These facilities are expected to take the form of (i) a $40 million revolving credit facility, (ii) a $130 million lease financing facility and
(iii) a $130 million delayed draw term loan facility.

CONDUCT OF CENTENNIAL'S BUSINESS AFTER THE MERGER

    The Investor Group is continuing to evaluate Centennial's business, practices, operations, properties, corporate structure, capitalization, management and personnel to determine what changes, if any, will be desirable. Subject to the foregoing, the Investor Group expects that after the Merger the day-to-day business and operations of Centennial will be conducted substantially as they are currently being conducted by Centennial. The Investor Group does not currently intend to dispose of any assets of Centennial other than in the ordinary course of business. Additionally, the Investor Group does not currently contemplate any material change in the composition of Centennial's current management or employees, although after the Merger, the Board will consist of Messrs. Eaton, Dahl, Paul, Sorrel and Mackesy.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The Special Meeting will be held on April 15, 1999, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346.

PROXY SOLICITATION

    Your proxy is being solicited by the Company pursuant to this Proxy Statement. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. In addition, the Company has retained Georgeson & Company to solicit proxies for a fee of $10,000 plus expenses. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about March 18, 1999.

RECORD DATE AND QUORUM REQUIREMENT

    The Common Stock is the only outstanding voting security of the Company. The Board has fixed the close of business on February 26, 1999 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 11,923,619 shares of Common Stock issued and outstanding held by 64 holders of record.

    The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTING PROCEDURES

    Approval of the Merger Agreement, which is attached as Appendix A hereto, will require the affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, as the Outstanding Shares Vote Requirement and (ii) a majority of the shares held by the Non-Affiliated Shareholders, voted at the Special Meeting as the Majority Vote Requirement. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval with respect to the Outstanding Shares Voting Requirement and no effect with respect to the Majority Vote Requirement. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. A broker non-vote will have the same effect as a vote against the Merger with respect to the Outstanding Shares Vote Requirement.

    Under Georgia law, holders of Common Stock who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares as finally determined under such procedures, which may be more or less than the consideration to be received by other shareholders of Centennial under the terms of the Merger Agreement. Failure to follow such procedures precisely may result in loss of appraisal rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."

VOTING AND REVOCATION OF PROXIES

    A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of Centennial an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of Centennial will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting or any adjournment thereof.

    The shares represented by the accompanying proxy card and entitled to vote at the Special Meeting will be voted if the proxy card is properly signed, dated and received by the Secretary of the Company prior to the Special Meeting.

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

    The effective time of the Merger, which shall be the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Georgia (the "Effective Time"), is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the other terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of Common Stock certificates, together with a letter of transmittal, will be forwarded to shareholders by the Company's paying agent, ChaseMellon Shareholder Services LLC (the "Paying Agent"), promptly after the Effective Time. Shareholders should not submit their certificates to the Paying Agent until they have received such materials. The Paying Agent will send payment of the Cash Merger Consideration to shareholders as promptly as practicable following receipt by the Paying Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. Shareholders should not send any certificates at this time. See "THE MERGER--Conditions."

OTHER MATTERS TO BE CONSIDERED

    The Board is not aware of any other matter which will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted at the discretion of the holders of such proxies.

                                   THE MERGER

TERMS OF THE MERGER AGREEMENT

    GENERAL. The Merger Agreement provides that subject to satisfaction of certain conditions, the Acquiror will be merged with and into Centennial, and that following the Merger, the separate existence of the Acquiror will cease and Centennial will continue as the Surviving Corporation. At the Effective Time, and subject to the terms and conditions set forth in the Merger Agreement, (i) each issued and outstanding share of Common Stock, other than shares that are entitled to and as to which appraisal rights are properly perfected and not withdrawn ("Dissenting Shares") and other than shares held by Centennial or its subsidiaries, the Parent (including shares contributed to the Parent by members of the Investor Group immediately prior to the Merger) or the Acquiror, will, by virtue of the Merger, be converted into the right to receive $16.00 in cash, without interest and (ii) each outstanding share of common stock, $.01 par value, of the Acquiror shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation. As a result of the Merger, the Common Stock will no longer be publicly traded and the equity of the Surviving Corporation will be 100% owned by the Investor Group through their ownership of the Parent Common Stock.

    The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger and the summary description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

    MERGER CONSIDERATION. Upon consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned by Centennial or any of its subsidiaries, the Parent or the Acquiror and the Dissenting Shares) will be converted into the right to receive the Cash Merger Consideration, upon surrender and exchange of the certificate or certificates which immediately prior to the Effective Time evidenced Common Stock (the "Certificate(s)"). All such shares of Common Stock (the "Shares"), when converted no longer will be outstanding and will automatically be canceled and retired and will cease to exist, and each Certificate previously evidencing the Shares will thereafter represent only the right to receive the Cash Merger Consideration.

    PAYMENTS FOR SHARES. Promptly after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate, a form of letter of transmittal and instructions for use in effecting the surrender of such Certificate in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal (duly executed) and any additional requested items, the holder of such Certificate will be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Common Stock represented by such Certificate and (y) the Cash Merger Consideration, less any applicable withholding tax.

    STOCK OPTIONS. The Merger Agreement provides that, at the Effective Time, each holder of an outstanding option, including options that are currently vested and options that are not currently vested (the "Options") to purchase shares of Common Stock under Centennial's 1994 Employee Stock Option Plan, 1996 Executive Stock Option Plan, 1996 Employee Stock Option Plan and 1997 Stock Option Plan (collectively, the "Stock Option Plans") with an exercise price less than the Cash Merger Consideration, will receive cash equal to the excess of the Cash Merger Consideration over the per share exercise price of such Option multiplied by the number of shares of Common Stock issuable upon exercise of such Option, subject to any applicable withholding taxes (the "Option Consideration"). Any outstanding Options that are not currently vested at the Effective Time shall become vested and shall terminate as of the Effective Time. Upon receipt of the Option Consideration, each Option will be canceled. Each holder of an Option with an exercise price greater than the Cash Merger Consideration shall not receive any consideration in cancellation or settlement of such Option. The total number of Options which will be cashed out is

274,409, and other Options totaling 651,171 will be canceled. The Merger Agreement also provides that, prior to the Effective Time, the Company will not grant any additional stock options or modify the provisions of the Stock Option Plans and shall take all actions necessary to ensure that the Stock Option Plans and all Options issued and outstanding thereunder shall terminate and be canceled as of the Effective Time and all Options not exercised prior to the Effective Time shall terminate and expire as of the Effective Time.

    TRANSFER OF SHARES. At the Effective Time, the Company's stock transfer books will be closed and there will be no further registration of transfers of shares of Common Stock thereafter on the records of Centennial. On or after the Effective Time, any Certificates presented to the Surviving Corporation or the Paying Agent for any reason will be canceled and exchanged for the Cash Merger Consideration.

    CONDITIONS TO THE MERGER. Each party's respective obligation to effect the Merger is subject to the expiration or termination, prior to the Closing Date, of the waiting period (and any extension thereof), applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and no action shall have been instituted by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger.

    The obligations of the Parent and the Acquiror to effect the Merger are subject to the satisfaction of the following conditions, prior to the Closing Date, unless waived by the Parent and the Acquiror: (i) the approval and adoption of the Merger Agreement and the Merger in satisfaction of the Outstanding Shares Vote Requirement and the Majority Vote Requirement; (ii) there shall have been no order or injunction entered in any action or proceeding before any governmental entity or other action taken, nor statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Centennial, its subsidiaries, the Merger or the Merger Agreement by any governmental entity that would have the effect of making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the Merger or the transactions contemplated thereby; (iii) all authorizations, consents, orders or approvals of, or declarations or filings with or expirations of waiting periods imposed by necessary governmental entities, other than the filing of the Merger Certificate in accordance with the Georgia Code, shall have been obtained, except where the failure to obtain such licenses, permits, consents, authorizations, approvals, qualifications and orders, will not have a Material Adverse Effect (as defined in the Merger Agreement) on Centennial; (iv) the Parent shall have received an officers' certificate signed on behalf of Centennial to the effect that the representations and warranties of Centennial in the Merger Agreement are true in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement and except that, with respect to representations and warranties otherwise qualified by Material Adverse Effect, such representations and warranties shall be true and correct in all respects;
(v) the Parent shall have received an officers' certificate signed on behalf of Centennial to the effect that Centennial shall have performed in all material respects all obligations contained in the Merger Agreement required to be performed at or prior to the Closing Date; (vi) Parent shall have received an opinion of King & Spalding, counsel to the Company, with respect to certain matters concerning the Merger; (vii) the aggregate number of dissenting shares shall not constitute more than 15% of the number of shares of Common Stock outstanding immediately prior to the Effective Time; and (viii) there shall not have occurred a Material Adverse Effect on Centennial or any of its subsidiaries prior to the Effective Time.

    The obligations of Centennial to effect the Merger are subject to the satisfaction of the following conditions, prior to the closing date, prior to the closing date unless waived by Centennial: (i) the Merger Agreement and the Merger shall be approved and adopted by the Outstanding Shares Vote Requirement and by the Parent and the Acquiror; (ii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or other order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger; (iii) Centennial shall have received officer's certificates signed on behalf of the Parent and the Acquiror to the effect that the representations and warranties of the Parent and the Acquiror contained in the Merger Agreement are true in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly related to an earlier date) as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement and except that, with respect to representations and warranties otherwise qualified by Material Adverse Effect, such representations and warranties shall be true and correct in all respects;
(iv) Centennial shall have received officers' certificates signed on behalf of the Parent and the Acquiror to the effect that they have performed in all material respects all obligations contained in the Merger required to be performed at or prior to the Closing Date; and (v) no court of competent jurisdiction or governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or the effective operation of the business of Centennial and the subsidiaries after the Effective Time.

    EVEN IF THE SHAREHOLDERS APPROVE THE MERGER AS PROVIDED IN THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

    REPRESENTATIONS AND WARRANTIES. Centennial made representations and warranties in the Merger Agreement, qualified in certain instances to the occurrence of a Material Adverse Effect or as disclosed on the Disclosure Schedule, regarding its organization and good standing; authority to enter into the Merger Agreement and consummate the transactions contemplated thereby; the noncontravention of the Merger Agreement to its Articles of Incorporation, Bylaws, any contract or law; its capitalization and the capitalization of its subsidiaries; its compliance with Commission filing requirements; its financial statements; the absence of any undisclosed liabilities; the fairness of the transaction as determined by the Special Committee on October 21, 1998; the delivery of the fairness opinion by the Independent Advisor; the absence of certain changes in the business of Centennial since June 30, 1998; requisite governmental and other consents and approvals; compliance with all applicable laws; absence of litigation to which Centennial is a party; title to real property; condition of facilities and assets; brokers' and finders' fees; requisite tax filings; absence of defaults under material contracts; ownership of intangible rights and software; insurance; employee benefits; and its compliance with Medicare and Medicaid statutes and environmental matters.

    The Parent made customary representations and warranties in the Merger Agreement regarding its organization and good standing; authority to enter into the Merger Agreement and consummate the transactions contemplated thereby; the noncontravention of the Merger Agreement to its Certificate of Incorporation, Bylaws, any contract or law; the requisite governmental and other consents and approvals; the accuracy of information supplied by the Parent for submission on forms and reports required to be filed by Centennial with the Commission; brokers' and finders' fees; and the sufficiency of funds to consummate the transactions.

    The Acquiror made customary representations and warranties in the Merger Agreement regarding its organization and good standing; authority to enter into the Merger Agreement and consummate the transactions contemplated thereby; the noncontravention of the Merger Agreement to its Articles of Incorporation, Bylaws, any contract or law; requisite governmental and other consents and approvals; the accuracy of information supplied by the Acquiror for submission on forms and reports required to be filed by Centennial with the Commission and certain financing commitments.

    The representations, warranties and agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will expire at the Effective Time.

    COVENANTS. In the Merger Agreement, Centennial has agreed that prior to the Effective Time, unless otherwise agreed to in writing by the Parent or as otherwise expressly contemplated or permitted by the

Merger Agreement, Centennial and each of its subsidiaries will, among other things, conduct business only in the usual, regular and ordinary course substantially consistent with past practice.

    NONSOLICITATION COVENANT. The Merger Agreement provides that none of Centennial, its subsidiaries nor any of their respective officers and directors shall, and Centennial will cause its employees, agents and representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale or similar transaction involving Centennial or any of its subsidiaries or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board from furnishing information to, or entering into discussions or negotiations, or otherwise facilitating any effort or attempt to make or implement an Acquisition Proposal if, and to the extent, that the Board determines after consultation with counsel and in good faith that failing to take such action would be inconsistent with the Board's fiduciary duty under applicable law. Centennial agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing. Centennial agreed to notify the Acquiror immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Centennial, any of its subsidiaries, or any of their respective officers, directors, or employees, agents or representatives.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the same provisions in respect to indemnification and exculpation of liability as are set forth in Centennial's Amended and Restated Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement. The Surviving Corporation's Articles of Incorporation and Bylaws must contain such provisions, without amendment, repeal or modification in any manner which would adversely affect the rights of the individuals who were officers, directors or employees of Centennial, unless required by law, for a period of six years from the Effective Time. In addition, the Surviving Corporation is required to maintain in effect, for a period of six years after the Effective Time, Centennial's policies of directors' and officers' liability insurance (provided that the Surviving Corporation may substitute therefor policies of at least the same amounts and comparable coverage). However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 200% of the annual premiums paid currently by Centennial; provided that if the annual premiums exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Centennial: (a) by mutual action of the Boards of Directors of Centennial and the Parent; (b) by either the Parent or Centennial, if the conditions to its obligations under the Merger Agreement have not been complied with or performed in any material respect and the noncompliance or nonperformance has not been cured or eliminated by the other party on or before April 15, 1999 (which has been extended from March 31, 1999), including, under certain circumstances, by reason of a vote of shareholders disapproving the Merger; (c) by either the Parent or Centennial if the Merger has not been effected prior to the close of business on April 15, 1999 (which has been extended from March 31, 1999); provided that the right to terminate under (b) and (c) is not available to the party if the failure to effect the Merger is a result of a failure by such party to comply with any obligation of such party under the Merger Agreement; (d) by either the Parent or Centennial, if any permanent injunction or action by any court or other governmental entity or regulatory authority of competent jurisdiction preventing the consummation of the transaction shall become final and nonappealable; (e) by the Parent if (i) any of the representations of Centennial fail to be true and correct in any material respect (ii) a material breach of any of the covenants of agreements in the Merger Agreement by Centennial, (iii) the Board withdraws or amends in an adverse manner to the Parent or the Acquiror, its recommendation or approval of the transaction, makes a recommendation as to an alternative transaction other than rejection of the alternative transaction, enters into a definitive written agreement relating to an alternative transaction or takes any material action that would be prohibited by Section
6.05 of the Merger Agreement; (f) by Centennial if there has been a material breach of any representations or warranties of the Parent that would adversely affect the ability of the parties to consummate the transaction or a material breach of any covenant or agreement by the Parent which is not curable or is not cured within thirty days after written notice of such breach or (g) by Centennial, if the Board determines in good faith by a majority vote, after consulting with its financial advisors and based on the advice of outside legal counsel to the Company, that an alternative transaction is more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement.

    FEES AND EXPENSES. Except as otherwise provided in Section 6.05 of the Merger Agreement and except with respect to claims for damages incurred as a result of the breach of the Merger Agreement, Centennial shall pay all costs and expenses incurred in connection with the consummation of the Merger Agreement and the transactions contemplated therein. If the transactions contemplated by the Merger Agreement are not consummated, all costs and expenses incurred in connection with the negotiation, preparation and execution of the Merger Agreement shall be paid by the party incurring such expenses. If the Merger Agreement is terminated as a result of Centennial accepting an Acquisition Proposal, Centennial must pay the Parent a $3.0 million fee in immediately available funds upon the termination of the Merger Agreement under Sections 8.01(d) or (f) of the Merger Agreement or if any of the following events occur, in which Centennial's shareholders receive cash securities or other consideration in excess of the Cash Merger Consideration within twelve months after the date of the Merger Agreement, other than a termination due to governmental or regulatory requirements under Section 8.01(c) or a material breach by the Parent or the Acquiror under Section 8.01(e), the Specified Fee shall be paid to the Parent: (i) the Company is acquired by merger or otherwise by a third party, (ii) a third party acquires more than 50% of the total assets of Centennial and its subsidiaries, (iii) a third party acquires more than 50% of the outstanding shares of Centennial and its subsidiaries or (iv) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding shares or an extraordinary dividend relating to more than 50% of the assets of Centennial and its subsidiaries.

    AMENDMENT. The Merger Agreement may be amended, modified or supplemented by written Agreement prior to the Effective Time and before adoption of the Merger Agreement by the Centennial shareholders; provided, however, that after the Merger Agreement is approved by the Centennial shareholders, no such amendment, modification, or supplement shall be made which under applicable law requires the approval of such shareholders, without the further approval of such shareholders.

ACCOUNTING TREATMENT

    The Acquiror believes that the Merger will be accounted for as a "purchase" under the purchase method in accordance with generally accepted accounting principles.

ESTIMATED FEES AND EXPENSES OF THE MERGER

    Estimated fees and expenses incurred or to be incurred by the Surviving Corporation are approximately as follows:

Advisory fees and expenses (1).................................  $10,000,000
Legal fees and expenses (2)....................................   1,200,000
Accounting fees and expenses...................................     125,000
Hart-Scott-Rodino filing fee...................................      45,000
Paying Agent fees and expenses.................................      25,000
Proxy solicitation fees and expenses...........................      50,000
Securities and Exchange Commission filing fee..................      38,347
Printing and mailing costs.....................................     100,000
Miscellaneous expenses.........................................      25,000
                                                                 ----------
    Total......................................................  $11,608,347

------------------------

(1) Includes the fees and expenses of $2.0 million to J.P. Morgan, $3.0 million to BT Alex. Brown, $2.0 million to SunTrust Equitable Securities and $3.0 million to WCA Management.

(2) Includes the estimated fees and expenses of counsel for the Company, the Special Committee and the WCAS Group.

                       RIGHTS OF DISSENTING SHAREHOLDERS

    Holders of shares of Common Stock are entitled to appraisal rights under
Article 13 of the Georgia Business Corporation Code. Article 13 is reprinted in its entirety as Appendix C to this Proxy Statement. All references in Article 13 and in this summary to a "shareholder" are to the record holder or beneficial owner of the shares of Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    The Merger Agreement provides that if holders of more than fifteen percent of the shares of Common Stock outstanding prior to the Effective Time exercise their dissenters' appraisal rights, the Parent and the Acquiror are not required to consummate the Merger. Although the Acquiror and the Parent may waive this requirement at their discretion, there can be no assurance that the Acquiror and the Parent will do so.

    The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    Each shareholder intending to elect appraisal rights as to the fair market value of the shares must first demand "payment" for such shares from the Company. Demanding payment for such shares shall constitute a request for payment for the shares at a per share value that is different from the $16.00 consideration contemplated by the Merger Agreement. Each shareholder electing to demand payment for his shares shall deliver to the Company, before the taking of the vote on the Merger at the Special Meeting, written notice of the shareholder's intent to demand payment for his shares of Common Stock. The demand must reasonably inform the Company of the identity of the shareholder and that the shareholder intends thereby to demand payment for the shares of the Company's Common Stock. This written demand for payment for the shares of Common Stock must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for payment within the meaning of Article 13. However, any shareholder electing to demand payment will not be granted payment under Article 13 if such shareholder has voted in favor of the Merger.

    The payment demand must be mailed or delivered to the attention of Secretary of the Company at 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. The written payment demand must specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is thereby demanding payment for his or her shares.

    If the Merger is approved by satisfying the Outstanding Shares Vote Requirement and Majority Vote Requirement, shareholders who have demanded payment will receive, no later than ten days after the Effective Time, a dissenters' notice that states where a payment demand is to be sent, where and when certificates for shares must be deposited, and will set the date by which the Company must receive the payment demand. The date by which the Company must receive the payment demand must be not fewer than thirty nor more than sixty days after the delivery of the dissenters' notice. A shareholder must comply with the terms of the dissenters' notice in order to receive payment for the shares other than that contemplated by the Merger Agreement.

    Within ten days from the later of the receipt of the payment demand or the Effective Time, the Company must offer to each dissenter the amount the Company has determined to be the fair market value of the shares. Fair market value will be determined based on the value of the dissenting shares immediately before the effective time of the Merger without any appreciation or depreciation in anticipation of the Merger. The shareholder will then have thirty days to accept or decline the offer by the Company. Failure to respond to the offer within such period is deemed an acceptance. If the shareholder accepts the Company's offer by written notice to the Company within the thirty day period, payment shall be made to the shareholder within sixty days of the later of the making of the offer or the Effective Time. If the shareholder disagrees with such value, including interest to be received, or the shareholder does not receive his certificates or the release of transfer restrictions upon the Company's failure to consummate the Merger, the shareholder may notify the Company of his estimate of the fair value of the shares, including interest, in writing.

    If the demand for payment remains unsettled sixty days after the receipt of the demand for payment by the Company, the Company shall file a petition in the Superior Court of DeKalb County (the "Court") demanding a determination of the value of the shares of Common Stock and accrued interest of the dissenting shareholders. All dissenting shareholders shall be made parties to the proceeding. If a petition for an appraisal is timely filed, the Court, in a nonjury equitable proceeding, will appraise the shares of Common Stock owned by the dissenting shareholders, determining the fair value of such shares of Common Stock together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. If the Company does not timely file the petition, the Company must pay to each dissenter whose demand remains unsettled the amount demanded.

    Shareholders considering seeking appraisal should be aware that the "fair value" of their shares of Common Stock determined under Article 13 could be more than, the same as or less than the Cash Merger Consideration, and that the opinion of J.P. Morgan as to fairness, from a financial point of view, is not an opinion as to fair value under Article 13. The cost of the appraisal proceeding will be determined by the Court and may be assessed against the parties as the Court deems equitable in the circumstances. The Court may order that all or a portion of the attorneys' fees incurred by any dissenting shareholder in connection with the appraisal proceeding be charged pro rata against the value of all shares of the Company's Common Stock entitled to appraisal.

    If the Company does not consummate the Merger within sixty days after the date set by the Company for the demand for payment and the depositing of the certificates, the Company must return the certificates and shall release any transfer restrictions on any uncertificated shares.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, persons who will own stock of Centennial (actually or constructively, under certain constructive ownership rules in the Internal Revenue Code) after the Merger, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

    The receipt of the Cash Merger Consideration in the Merger by holders of Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of Common Stock will be equal to the difference between $16.00 and the holder's basis in that particular share of the Common Stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Common Stock held for more than 12 months prior to the date of disposition.

    A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies concerning no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of Common Stock pursuant to the Merger, each holder must provide the Paying Agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide Centennial with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Centennial (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

    THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A SHAREHOLDER WHO ACQUIRED HIS OR HER SHARES OF COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

                 PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF
                             MANAGEMENT AND OTHERS

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 16, 1999 by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the Investor Group, (iv) the chief executive officer and the four other most highly compensated executive officers, and (v) all executive officers and directors of the Company as a group.

                                                                                AMOUNT AND NATURE
                                                                                  OF BENEFICIAL        PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                                            OWNERSHIP          COMMON STOCK
----------------------------------------------------------------------------  ----------------------  ---------------
WCAS VI (1) (2).............................................................          2,520,193               21.1%
WCAS CP II (1)(3)...........................................................            246,896                2.1
Healthcare (1)(4)...........................................................             81,384                  *
Andrew M. Paul (1)(5).......................................................             12,707                  *
J. Stephen Eaton (1)(6).....................................................          1,213,077               10.1
Kent C. Fosha, Sr. (1)(7)...................................................             53,949                  *
Alan C. Dahl (1)(8).........................................................             93,976                  *
Lawrence W. Lepley, Jr. (1)(9)..............................................             92,226                  *
Bertil D. Nordin (10).......................................................                  0                  *
W. Scott Miller (11)........................................................                  0                  *
Charles D. Nash (12)........................................................                  0                  *
James B. Hoover (13)........................................................             13,464                  *
Robert Ortenzio (14)........................................................              1,299                  *
The Goldman Sachs Group, L.P.(15)...........................................            609,400                5.1
Dresdner RCM Global Investors LLC(16).......................................          1,189,920               10.0
South Atlantic Venture Fund II, Limited Partnership (17)....................            798,963                6.7
All other executive officers and directors as a group (10 persons)..........          1,480,698               12.4

------------------------

*   Less than 1%

(1) Based on the Statement of Beneficial Ownership on Schedule 13D, dated November 2, 1998 filed by the persons indicated, and WCAS VIII, WCAS CP III and the respective general partners of WCAS VI, WCAS CP II, Healthcare Partners, WCAS VIII and WCAS CP III (the "13D Statement"). The shares of Common Stock shown in the table as beneficially owned by a person exclude the shares shown as beneficially owned by other persons in the table and each such person disclaims beneficial ownership of the shares owned by such other persons. According to the 13D Statement, the following WCAS Investors, directly own the following shares of Common Stock: Patrick J. Welsh (49,977 shares), Russell L. Carson (49,977 shares), Bruce K. Anderson (29,977 shares), Andrew M. Paul (12,707 shares), Thomas E. McInerney (10,000 shares), Robert A. Minicucci (10,772 shares), Anthony deNicola (5,000 shares) and Paul B. Queally (750 shares). Such persons, and Andrew M. Paul, as general partners of the respective sole general partners of such entities, may be deemed to beneficially own the shares owned by WCAS VI, WCAS CP II and Healthcare Partners. Such persons disclaim beneficial ownership of such shares.

(2) The principal executive offices of WCAS VI are located at 320 Park Avenue, New York, New York 10022. The sole general partner of WCAS VI is WCAS VI Partners, L.P., a Delaware limited partnership ("WCAS VI Partners"). WCAS VI Partners and certain of the WCAS Investors, including Andrew M. Paul, who serve as general partners of WCAS VI Partners may be deemed to beneficially own the shares owned by WCAS VI. Such persons disclaim beneficial ownership of such shares.

(3) The principal executive offices of WCAS CP II are located at 320 Park Avenue, New York, New York 10022. The sole general partner of WCAS CP II is WCAS CP II Partners, a New Jersey general partnership ("WCAS CP II Partners). WCAS CP II Partners and certain of the WCAS Investors, including Andrew M. Paul, who serve as general partners of WCAS CP II Partners may be deemed to beneficially own the shares owned by WCAS CP II. Such persons disclaim beneficial ownership of such shares.

(4) The principal executive offices of Healthcare Partners are located at 320 Park Avenue, New York, New York 10022. The sole general partner of Healthcare Partners is WCAS HP Partners, a Delaware partnership. WCAS HP Partners and certain of the WCAS Investors, including Andrew M. Paul, who serve as general partners of WCAS HP Partners may be deemed to beneficially own the shares owned by Healthcare Partners. Such persons disclaim beneficial ownership of such shares.

(5) Excludes 2,520,193 shares of Common Stock owned by WCAS VI, 246,896 shares of Common Stock owned by WCAS CP II and 81,384 shares of Common Stock owned by Healthcare Partners. Mr. Paul, as a general partner of the respective sole general partners of each of WCAS VI, WCAS CP II and Healthcare Partners may be deemed to beneficially own the shares owned by WCAS VI, WCAS CP II and Healthcare Partners. Mr. Paul disclaims beneficial ownership of such shares.

(6) Includes 97,706 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include options to acquire 51,727 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(7) Includes 45,979 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include options to acquire 71,074 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(8) Includes 34,484 shares purchasable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days and 2,000 shares beneficially owned by Mr. Dahl's sons. Mr. Dahl disclaims beneficial ownership of these shares. Does not include options to acquire 71,074 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(9) Includes 9,001 shares purchasable upon exercise of stock options that are currently exercisable. Does not include options to acquire 51,343 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(10) Includes options to acquire 10,345 shares that are currently exercisable. Does not include options to acquire 2,070 shares that are not exercisable within 60 days. Does not include 206,214 shares held by South Atlantic Venture Fund III, Limited Partnership ("South Atlantic") of which Mr. Nordin is a special limited partner. Mr. Nordin disclaims beneficial ownership of the shares owned by South Atlantic. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(11) Does not include options to acquire 10,345 shares that are not exercisable within 60 days. Does not includes 798,963 shares of South Atlantic Venture Fund II, Limited Partnership of which Mr. Miller is a limited partner. Mr. Miller disclaims beneficial ownership of these shares.

(12) Does not include options to acquire 10,345 shares that are not exercisable within 60 days.

(13) Includes shares held by Mr. Hoover or by the James B. Hoover IRA. Does not include 2,767,089 shares held by WCAS VI, WCAS CP II, of which Mr. Hoover serves as a general partner of the sole general partner or limited partner of the sole general. Mr. Hoover disclaims beneficial ownership of these shares. The shareholder's address is Dauphin Capital Partners, 108 Forest Avenue, Locust Valley, New York 11560.

(14) Does not include 39,719 shares held by Horizon Investment Associates II, of which Mr. Ortenzio's father is an affiliate; 3,551 shares acquired pursuant to a distribution by WCAS VI to its limited partners, in one of which Mr. Ortenzio holds a remainderman interest in a life estate of which his father is the life tenant; or 77 shares acquired pursuant to a distribution by WCAS CP II to Camp Hill Associates, L.P., a limited partner of WCAS CP II, in which Mr. Ortenzio has a 10% ownership interest. Mr. Ortenzio disclaims beneficial ownership of all such shares. The shareholder's address is 4718 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.

(15) Based on Schedule 13G of shareholder filed on February 14, 1999. The shareholder's address is 85 Broad Street, New York, New York 10004.

(16) Based on 13G/A of shareholder filed on February 12, 1999. The shareholder's address Four Embarcadero Center, San Francisco, California 94111.

(17) The shareholder's address is 614 West Bay Street, Suite 200, Tampa, Florida 33606-2704.

            CERTAIN INFORMATION CONCERNING THE PARENT, THE ACQUIROR
                             AND THE INVESTOR GROUP

    THE PARENT. The Parent (formerly known as Cougar Holdings Corporation) is a newly formed Delaware corporation organized by WCAS VIII. The principal executive offices of the Parent are located at 320 Park Avenue, New York, New York 10022. The current directors of the Parent are Lawrence B. Sorrel and D. Scott Mackesy. The current officers of the Parent are Lawrence B. Sorrel, President and Treasurer, and D. Scott Mackesy, Vice President and Secretary.

    THE ACQUIROR. The Acquiror is a newly formed Georgia corporation organized by WCAS VIII for the purpose of effecting the Merger. The principal executive offices of the Acquiror are located at 320 Park Avenue, New York, New York 10022. The directors of the Acquiror are Lawrence B. Sorrel and D. Scott Mackesy. The officers of the Acquiror are Lawrence B. Sorrel, President and Treasurer, and D. Scott Mackesy, Vice President and Secretary.

    WCAS VIII. The principal business of WCAS VIII, a Delaware limited partnership, is that of a private investment partnership. The principal executive offices of WCAS VIII are located at 320 Park Avenue, New York, New York 10022. The sole general partner of WCAS VIII is WCAS VIII Associates LLC, a Delaware limited liability company ("VIII Associates").

    VIII ASSOCIATES. The principal business of VIII Associates is acting as the sole general partner of WCAS VIII. Each managing member of VIII Associates is a citizen of the United States. The principal occupation of each managing member of VIII Associates is being a general partner or managing member of the partnerships and limited liability companies which serve as the sole general partners of the private investment partnerships which are affiliated with WCAS
VIII. The managing members of VIII Associates are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Laura M. Van Buren, Priscilla A. Newman, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, and Lawrence B. Sorrel.

    The business address of each managing member of VIII Associates is 320 Park Avenue, New York, New York 10022.

    WCAS CP III. The principal business of WCAS CP III, a Delaware limited partnership, is that of a private investment partnership. The principal executive offices of WCAS CP III are located at 320 Park Avenue, New York, New York 10022. The sole general partner of WCAS CP III is WCAS CP III Associates L.L.C., a Delaware limited liability Company ("CP III Associates").

    CP III ASSOCIATES. The principal business of CP III Associates is acting as the sole general partner of WCAS CP III. Each managing member of CP III Associates is a citizen of the United States. The principal occupation of each managing member of CP III Associates is being a general partner or managing member of the partnerships and limited liability companies which serve as the sole general partners of private investment partnerships which are affiliated with WCAS CP III. The managing members of CP III Associates are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Laura M. Van Buren, Priscilla A. Newman, Robert A. Minicucci, Anthony
J. de Nicola, Paul B. Queally, and Lawrence B. Sorrel. The business address of each managing member of CP III Associates is 320 Park Avenue, New York, New York 10022.

    MANAGEMENT GROUP. The members of the Management Group are Messrs. Eaton, Dahl, Fosha and Lepley and certain other members of management. The business address for each member of the Management Group is the principal executive offices of Centennial, 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. Each member of the Management Group is a citizen of the United States.

    WCAS GROUP. The members of the WCAS Group, in addition to WCAS VIII and WCAS CP III are Healthcare Partners, and 13 individuals who are managing members of either VIII Associates or CP III Associates or employees of WCA Management Corporation, including Andrew M. Paul, a director of the Company. The sole general partner of Healthcare Partners is WCAS HP Partners, a Delaware partnership.

    The business address for each member of the WCAS Group is 320 Park Avenue, New York, New York 10022. Each member of the WCAS Group who is a natural person is a citizen of the United States, other than Mr. Mackesy who is a citizen of Canada.

    None of the Investor Group, the Parent, the Acquiror or any executive officer, director or person controlling any member of the Investor Group, the Parent or the Acquiror was during the last five years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    D. Scott Mackesy is a citizen of Canada and his principal occupation is as an employee of WCA Management. Mr. Mackesy's business address is 320 Park Avenue, New York, New York, 10022. Prior to joining Welsh, Carson, Anderson & Stowe ("WCAS") in 1998, Mr. Mackesy was employed from 1992 to 1998 by Morgan Stanley, Dean Witter, Discover & Co., most recently as a Vice President in its investment research department.

    Prior to joining WCAS in 1993, Mr. Minicucci served as Senior Vice President and Chief Financial Officer of First Data Corporation from 1992 to 1993. The address of First Data Corporation is 401 Hackensack Avenue, Hackensack, New Jersey 07601.

    Prior to joining WCAS in 1994, Mr. de Nicola was employed from 1990 to 1994 by William Blair & Company, a private equity investment firm. The address of William Blair & Company, L.L.C. is 222 West Adams Street, Chicago, Illinois 60606.

    Prior to joining WCAS in February 1996, Mr. Queally held various positions, including, most recently, General Partner, at The Sprout Group, Donaldson, Lufkin & Jenrette Inc.'s private equity group from May 1987 to February 1996. The address of Donaldson, Lufkin & Jenrette, Inc. is 277 Park Avenue, New York, New York 10172.

    Prior to joining WCAS in June 1998, Ms. Newman was employed as a Vice President at AEA Investors, Inc. since 1996. The address of AEA Investors, Inc. is 65 East 55th Street, New York, New York 10022. From 1993 to 1996, Ms. Newman was employed as a Senior Vice President, Corporate Finance at Lehman Brothers. Lehman Brothers address is Three World Financial Center, New York, New York, 10285.

    Prior to joining WCAS in June 1998, Mr. Sorrel was employed as a senior executive at Morgan Stanley, Dean Witter, Discover & Co. working in its private equity investment business, most recently, as a Managing Director. Mr. Sorrel joined Morgan Stanley & Co. in 1986. The address of Morgan Stanley, Dean Witter, Discover & Co. is 1585 Broadway, New York, New York, 10036.

    J. Stephen Eaton is a resident of the United States and his principal occupation is Chairman of the Board, President, and Chief Executive Officer of the Company, in which capacities he has served since founding the Company in 1989. Mr. Eaton's business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. From 1982 to 1988, Mr. Eaton served in various executive positions, including Vice President, of Consolidated Resources Corporation of America and its successors. When the Company acquired CRCA in 1990, CRCA served as the general partner of private and public limited partnerships that owned in excess of 31 long-term care and assisted living facilities. Mr. Eaton also serves as a director of Saint Joseph's Mercy Care Corporation, a non-profit corporation based in Atlanta, Georgia which provides mobile health services to the homeless and other underserved populations, and of Saint Joseph's Health System, a major tertiary care hospital and health system in Atlanta, Georgia.

    Alan C. Dahl is a resident of the United States and his principal occupation is Executive Vice President, Chief Financial Officer, Treasurer and Director of the Company. Mr. Dahl has served in these capacities since January 1996. Mr. Dahl's business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. From February 1991 to December 1995, he served as senior vice president. Mr. Dahl has been involved in health care finance for the past 12 years. Mr. Dahl was previously senior vice president of Southmark Public Syndications, Inc., a subsidiary of Southmark Corporation. Mr. Dahl, a certified public accountant, also worked in the tax department at Arthur Young & Corporation.

    Kent C. Fosha is a resident of the United States and his principal occupation is Executive Vice President of Operations of the Company. His principal business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

    Lawrence W. Lepley, Jr. is a resident of the United States and his principal occupation is President of Paragon Rehabilitation, Inc., an indirect wholly owned subsidiary of the Company. His business address is 3100 West End Avenue, Suite 470, Nashville, Tennessee, 37203.

                  PURCHASES OF COMMON STOCK BY CERTAIN PERSONS

TRANSACTIONS BY THE WCAS GROUP

    THS MERGER AND RELATED SETTLEMENT AGREEMENT.

    In January 1996, pursuant to an Agreement and Plan of Merger (the "THS Merger Agreement"), dated as of December 31, 1995, among the Company, WelCare Transitional Acquirors, Inc., a wholly-owned subsidiary of the Company ("THS Acquisition Sub"), and Transitional Health Services, Inc. ("THS"), THS Acquisition Sub was merged (the "THS Merger") with and into THS. In the THS Merger, each holder of capital stock of THS (the "THS Holders"), including WCAS VI, WCAS CP II, Healthcare Partners, Patrick J. Welsh, Russell L. Carson, Bruce
K. Anderson, Richard H. Stowe, Thomas E. McInerney, Andrew M. Paul, Robert A. Minicucci and Laura M. VanBuren (collectively, the "WCAS THS Holders"), received
(i) 0.235521068 shares of the Company's Special Voting Common Stock $.01 par value per share ("Special Voting Common Stock") in exchange for each share of THS common stock, par value $.01 per share, held by such stockholder and (ii) one share of the Company's Series C Preferred Stock, $1.00 par value, ("Series C Preferred Stock") in exchange for each share of THS preferred stock, par value $1.00 per share, held by such stockholder. Collectively, the WCAS THS Holders received 3,162,179 shares of Special Voting Stock and 121,982 shares of Series C Preferred Stock in the THS Merger. In addition, at the closing of the THS Merger, 351,318 shares of Special Voting Common Stock were deposited in an escrow account (the "Escrow Account") on behalf of the WCAS THS Holders to secure their portion of the indemnification obligations of the THS Holders under the THS Merger Agreement.

    JANUARY 31, 1997 TRANSACTIONS

    Effective January 31, 1997, in settlement of all indemnification claims brought under the THS Merger Agreement, the Company, Andrew M. Paul, as agent for THS Holders, and J. Stephen Eaton, as agent for the shareholders of the Company prior to the THS Merger (the "WelCare Holders"), entered into a settlement agreement (the "Settlement Agreement"). Under the Settlement Agreement, the WelCare Holders were entitled to receive shares of Special Voting Common Stock from the Escrow Account; however, THS Holders had the option to make payments of cash to the WelCare Holders in lieu of all or a portion of such required stock transfer. In March 1997, as provided by the Settlement Agreement, certain THS Holders (including each of the WCAS THS Holders) made cash payments to the WelCare Holders in lieu of transferring to them certain shares of Special Voting Common Stock. For such purposes, the agreed fair market value of shares of Special Voting Common Stock was $8.40 per share. In connection with the Settlement Agreement, the WCAS THS Holders made cash payments aggregating approximately $1,421,578, transferred at total of 81,458 shares of Special Voting Common Stock to the WelCare Holders and received an aggregate of 269,860 shares of Special Voting Common Stock from the Escrow Account.

    Effective January 31, 1997, WCAS VI, Healthcare Partners, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Andrew M. Paul, Robert
A. Minicucci, Thomas E. McInerney and Laura M. VanBuren acquired an aggregate of approximately 86,978 shares (adjusted for a .6897-to-1 stock split (the "Reverse Split") effected in connection with the Company's July 1997 initial public offering of Common Stock (the "IPO")) of Common Stock from Messrs. Eaton (approximately 76,633 shares for approximately $933,323) and Fosha (approximately 10,346 shares for approximately $126,000) for an aggregate purchase price of approximately $1,059,324, or approximately $12.00 per share.

    Effective January 31, 1997, WCAS VI, Healthcare Partners, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Andrew M. Paul, Robert
A. Minicucci, Thomas E. McInerney and Laura M. VanBuren purchased an aggregate of 43,541 shares of the Company's Series D Preferred Stock, par value $1.00 per share ("Series D Preferred Stock") from the Company, for an aggregate purchase price of $4,354,100, or $100 per share. On July 18, 1997, in connection with the closing of the IPO, each issued and outstanding share of Series D Preferred Stock was converted into Common Stock at a conversion price of $16.00 per share.

    Effective January 31, 1997, WCAS CP II acquired 44,250 investment units ("Units") consisting of one share of the Company's Series E Redeemable Preferred Stock, par value $1.00 per share, ("Series E Preferred Stock"), and 1.28 shares (adjusted for the .6897-to-1 stock split effected in connection with the IPO) of Common Stock (i.e., 44,250 shares of Series E Preferred Stock and 56,492 shares of Common Stock) for an aggregate purchase price of $4,425,000, or $100 per Unit.

    THE JULY 1997 IPO

    In July 1997, in connection with the closing of the IPO, (i) each issued and outstanding share of the Special Voting Common Stock, was converted into .6897 shares of Common Stock (adjusted for the Reverse Split) and (ii) each issued and outstanding share of the Series C Preferred Stock, was converted into Common Stock at a conversion price of $16.00 per share, and (iii) each issued and outstanding share of Series E Preferred Stock was redeemed at $100 a share.

    In July 1997, the Company used proceeds from the IPO to repay a $16,833,000 10.8% senior subordinated note (the "10.8% Note") and a $7,500,000 11.7% senior subordinated note (the "11.7% Note", and together with the 10.8% Note, the "WCAS CP II Notes"), each of which was due October 30, 2002 and held by WCAS CP II. The WCAS CP II Notes were issued in 1994 by a subsidiary of THS that was acquired by Centennial in the THS Merger.

    In July 1997, (i) Anthony J. deNicola, purchased 5,000 shares of Common Stock (including shares held by an IRA account) and (ii) Andrew M. Paul purchased 3,000 shares of Common Stock in the IPO at $16.00 per share.

    In connection with the IPO, the Company made an offer to the former holders of shares of Series C Preferred Stock (including the WCAS THS Holders), to repurchase from such former holders, on a pro rata basis, that number of shares of Common Stock which could be repurchased, at a per share price equal to the price to the public in the IPO, with the net proceeds received by the Company in connection with the exercise of the IPO underwriter's over-allotment option (the "Repurchase Offer"). The Repurchase Offer was made as consideration for the consent of these former holders to an amendment of the Company's Articles of Incorporation to allow the automatic conversion of all shares of Series C Preferred Stock into Common Stock upon the closing of the IPO. Holders of approximately 84,000 shares (of the approximately 1.3 million shares available for pro-rata repurchase) elected to have such shares repurchased by Centennial. Messrs. Paul, Welsh, Stowe, Anderson, Carson, McInerney, and Minicucci elected to have an aggregate of 13,171 shares of Common Stock repurchased at $16.00 a share.

TRANSACTIONS BY MANAGEMENT INVESTORS

    THS MERGER AND RELATED SETTLEMENT AGREEMENT

    In the THS Merger, Lawrence W. Lepley, Jr. received 0.235521068 shares of Special Voting Common Stock in exchange for each share of THS Common Stock. Mr. Lepley elected to have 21,777 shares of Common Stock repurchased by Centennial pursuant to the Repurchase Offer.

    At the closing of the THS Merger, a stock dividend of 0.1111 shares of Common Stock was issued on each outstanding share of Common Stock and the stock dividend shares were deposited in the Escrow Account to secure a portion of the indemnification obligations of the WelCare Holders under the THS Merger Agreement.

    On January 31, 1997, in connection with the Settlement Agreement, Messrs. Eaton, Dahl and Fosha received all shares of Common Stock deposited on their behalf into the Escrow Account. Mr. Dahl also received 5,881 shares of Special Voting Common Stock.

    PURCHASES OF COMMON STOCK IN THE IPO

    Mr. Eaton purchased 5,000 shares of Common Stock and Mr. Dahl purchased 2,000 shares of Common Stock at $16.00 a share in the IPO.

    PURCHASES THROUGH OPTION EXERCISES

    On January 15, 1996, Mr. Eaton exercised options to acquire 76,633 shares of Common Stock, Mr. Dahl exercised options to acquire 38,316 shares of Common Stock (adjusted for the Reverse Split) and Mr. Fosha exercised options to acquire 38,316 shares of Common Stock (adjusted for the Reverse Split), at $.2944 a share for an aggregate purchase price of $45,121.

    On May 1, 1996, Mr. Dahl exercised an option to acquire 11,495 shares of Common Stock (adjusted for the Reverse Split) at an exercise price of $7.83 a share for an aggregate purchase price of $90,005.

    PURCHASES THROUGH OPEN MARKET TRANSACTIONS

    On December 9, 1997, Mr. Dahl purchased 2,000 shares of Common Stock in the open market for $20.125 a share and an aggregate purchase price of $40,250.

                              INDEPENDENT AUDITORS

    The consolidated balance sheets as of December 31, 1997 and December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Proxy Statement have been audited by Coopers & Lybrand L.L.P., (now known as PriceWaterhouseCoopers LLP), independent auditors, as stated in their report. A representative of PriceWaterhouseCoopers LLP will be at the Special Meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.

                      WHERE YOU CAN FIND MORE INFORMATION

    Centennial files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that Centennial files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Centennial public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at http:// www.sec.gov. Reports, proxy statements and other information concerning Centennial also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Commission allows Centennial to "incorporate by reference" information into this document, which means that Centennial can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Centennial has previously filed with the Commission. These documents contain important business information about Centennial and its financial condition.

    Centennial may have sent to you some of the documents incorporated by reference, but you can obtain any of them through Centennial or the Commission or the Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from Centennial without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                       CENTENNIAL HEALTHCARE CORPORATION
                    400 Perimeter Center Terrace, Suite 650
                             Atlanta, Georgia 30076
                           Telephone: (770) 698-9040
                        Attention: Shareholder Relations

    The Company, the Parent, the Acquiror, certain of the WCAS Investors and the Management Investors have filed a Schedule 13E-3 with the Commission with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, as well as the final Company Projections, is available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the
Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CENTENNIAL HEALTHCARE, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.

    You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Special Meeting. Centennial has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated
            , 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission by Centennial are incorporated by reference in this Proxy Statement:

        (i) Centennial's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        (ii) Centennial's Quarterly Report on Form 10-Q for quarter ended March 31, 1998;

       (iii) Centennial's Quarterly Report on Form 10-Q for quarter ended June 30, 1998;

        (iv) Centennial's Quarterly Report on Form 10-Q for quarter ended September 30, 1998;


        (v) Centennial's Quarterly Report on Form 10-Q/A for quarter ended September 30, 1998;



        (vi) Centennial's Current Report on Form 8-K filed on October 28, 1998;



       (vii) Centennial's Current Report on Form 8-K filed on January 15, 1999; and


      (viii) Centennial's Current Report on Form 8-K/A filed on March18, 1999.

    All documents filed by Centennial with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                             SHAREHOLDER PROPOSALS

    If the Merger is not consummated for any reason, proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or prior to December 31, 1998 to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    Management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          COUGAR HOLDINGS CORPORATION,
                            COUGAR ACQUISITION CORP.
                                      AND
                       CENTENNIAL HEALTHCARE CORPORATION
                          DATED AS OF OCTOBER 22, 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
                                                      ARTICLE I
                                                     THE MERGER
Section 1.01    The Merger................................................................................        A-1
Section 1.02    Effect of the Merger......................................................................        A-2
Section 1.03    Consummation of the Merger................................................................        A-2
Section 1.04    Closing...................................................................................        A-2
Section 1.05    Articles of Incorporation; By-Laws; and Directors and Officers of the Surviving
                  Corporation.............................................................................        A-2
Section 1.06    Further Assurances........................................................................        A-2
Section 1.07    Company Actions...........................................................................        A-2

                                                     ARTICLE II
                                              CONVERSION OF SECURITIES
Section 2.01    Conversion of Securities..................................................................        A-3
Section 2.02    Stock Options.............................................................................        A-3
Section 2.03    Payment for Shares........................................................................        A-3
Section 2.04    Dissenting Shares.........................................................................        A-5
Section 2.05..  Dissenting Shares After Payment of Fair Value.............................................        A-5

                                                     ARTICLE III
                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01    Organization and Qualification............................................................        A-5
Section 3.02    Authorization and Validity of Agreement...................................................        A-6
Section 3.03    Non-Contravention.........................................................................        A-7
Section 3.04    Capital Stock; Subsidiaries...............................................................        A-7
Section 3.05    SEC Filings...............................................................................        A-8
Section 3.06    Financial Statements......................................................................        A-8
Section 3.07    Absence of Undisclosed Liabilities........................................................        A-9
Section 3.08    Governmental Approvals....................................................................        A-9
Section 3.09    Absence of Certain Changes or Events......................................................        A-9
Section 3.10    Title to Properties, Absence of Liens and Encumbrances....................................       A-10
Section 3.11    List of Properties, Contracts and Other Data..............................................       A-10
Section 3.12    Intangible Rights.........................................................................       A-11
Section 3.13    Software..................................................................................       A-12
Section 3.14    Litigation................................................................................       A-13
Section 3.15    Governmental Authorizations and Regulations...............................................       A-13
Section 3.16    Condition of Facilities...................................................................       A-14
Section 3.17    Labor Matters.............................................................................       A-14
Section 3.18    Insurance.................................................................................       A-15
Section 3.19    Use of Real Property......................................................................       A-15
Section 3.20    Conditions of Assets......................................................................       A-15
Section 3.21    Employee Benefit Plans....................................................................       A-15
Section 3.22    Environmental Matters.....................................................................       A-16
Section 3.23    Information In Proxy Statement............................................................       A-16
Section 3.24    Fraud and Abuse...........................................................................       A-17
Section 3.25    Health Professional's Financial Relationships.............................................       A-17
Section 3.26    Tax Matters...............................................................................       A-18
Section 3.27    Transactions With Affiliates..............................................................       A-18
Section 3.28    Brokers and Finders.......................................................................       A-19
Section 3.29    Opinion of Financial Advisor..............................................................       A-19

                                                                                                              PAGE
                                                                                                            ---------
Section 3.30    Statements True and Correct...............................................................       A-19
Section 3.31    Knowledge of the Company..................................................................       A-19
                                                     ARTICLE IV
                                      REPRESENTATIONS AND WARRANTIES OF PARENT
Section 4.01    Organization and Qualification............................................................       A-19
Section 4.02    Authority Relative to Agreement...........................................................       A-19
Section 4.03    Non-Contravention.........................................................................       A-20
Section 4.04    Governmental Approvals....................................................................       A-20
Section 4.05    Proxy and Schedule 13E-3 Information......................................................       A-20
Section 4.06    Brokers and Finders.......................................................................       A-20
Section 4.07    Sufficient Funds..........................................................................       A-21
                                                      ARTICLE V
                                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB
Section 5.01    Organization and Qualification............................................................       A-21
Section 5.02    Authorization and Validity of Agreement...................................................       A-21
Section 5.03    Non-Contravention.........................................................................       A-21
Section 5.04    Governmental Approvals....................................................................       A-22
                                                     ARTICLE VI
                                                 CERTAIN AGREEMENTS
Section 6.01    Conduct of the Company's Business.........................................................       A-22
Section 6.02    Stockholder Approval......................................................................       A-23
Section 6.03    Access to Information.....................................................................       A-23
Section 6.04    Further Assurances........................................................................       A-24
Section 6.05    Inquiries and Negotiations; Certain Payments..............................................       A-24
Section 6.06    Notification of Certain Matters...........................................................       A-25
Section 6.07    Indemnification...........................................................................       A-25
                                                     ARTICLE VII
                                              CONDITIONS TO THE MERGER
Section 7.01    Conditions to the Merger Relating to Parent and Acquisition Sub...........................       A-26
Section 7.02    Conditions to the Merger Relating to the Company..........................................       A-27
                                                    ARTICLE VIII
                                             TERMINATION AND ABANDONMENT
Section 8.01    Termination and Abandonment...............................................................       A-28
Section 8.02    Effect of Termination.....................................................................       A-29
                                                     ARTICLE IX
                                                    MISCELLANEOUS
Section 9.01    Nonsurvival of Representations and Warranties.............................................       A-29
Section 9.02    Expenses, Etc.............................................................................       A-29
Section 9.03    Publicity.................................................................................       A-29
Section 9.04    Execution in Counterparts.................................................................       A-29
Section 9.05    Notices...................................................................................       A-29
Section 9.06    Waivers...................................................................................       A-30
Section 9.07    Headings; Interpretation..................................................................       A-30
Section 9.08    Entire Agreement..........................................................................       A-31
Section 9.09    Governing Law.............................................................................       A-31
Section 9.10    Severability..............................................................................       A-31
Section 9.11    Binding Effect, Benefits..................................................................       A-31
Section 9.12    Assignability.............................................................................       A-31
Section 9.13    Amendments................................................................................       A-31

                    INDEX TO EXHIBIT AND DISCLOSURE SCHEDULE

    EXHIBIT    DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------------

          A    Form of Opinion of King & Spalding

          B    Form of Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

DISCLOSURE
 SCHEDULE
 SECTION    DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------

3.01        Qualifications to do Business

3.03        Non-Contravention

3.04(a)     Stock of Company and Corporate Subsidiaries

3.04(b)     Options, Warrants, etc. of Company and Corporate Subsidiaries

3.04(c)     Options, Warrants, etc. of Partnership Subsidiaries

3.04(d)     Other Investments

3.08        Governmental Approvals (Company)

3.09        Certain Changes

3.10        Liens and Encumbrances

3.11        Properties, Contracts, etc.

3.12        Intangible Rights

3.14        Litigation

3.15        Governmental Authorizations

3.16        Condition of Facilities

3.17        Labor Matters

3.18        Insurance

3.19        Use of Real Property

3.20        Condition of Assets

3.21        Employee Benefits

3.22        Environmental Matters

3.26        Tax Matters

3.28        Transactions with Affiliates

3.31        Knowledge of the Company

4.04        Governmental Approvals (Parent)

5.04        Governmental Approvals (Acquisition Sub)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of October 22, 1998, by and among COUGAR HOLDINGS CORPORATION, a Delaware corporation ("Parent"), COUGAR ACQUISITION CORP., a Georgia corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and CENTENNIAL HEALTHCARE CORPORATION, a Georgia corporation (the "Company"). The Company and Acquisition Sub are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation".

    WHEREAS a special committee (the "Special Committee") comprised of three independent directors of the Board of Directors of the Company (the "Company Board") has unanimously determined that the terms of the proposed acquisition of the Company by Parent pursuant to a merger of Acquisition Sub with and into the Company, upon the terms and subject to the conditions hereinafter provided, are fair to, and in the best interest of, the Company and the shareholders of the Company (the "shareholders" or the "Public Shareholders"); and

    WHEREAS the Special Committee has unanimously approved this Agreement and Plan of Merger (the "Agreement") and has unanimously recommended that the Company Board approve this Agreement and the merger, which recommendation is based in part on a fairness opinion issued by J.P. Morgan Securities Inc. (the "Independent Advisor"), independent financial advisors to the Special Committee, that, as of the date of such opinion and based on the assump tions, qualifications and limitations contained therein, the consideration to be received by the Public Shareholders for their shares in the merger is fair to the Public Shareholders from a financial point of view; and

    WHEREAS the Company Board has granted full responsibility and authority on behalf of the Company and the Board to the Special Committee to modify, amend or otherwise change this Agreement, or any of its terms or provisions (including modifications, amendments or changes subsequent to the Closing), to take all action and to execute all documents necessary or desirable to consummate the transactions contemplated by this Agreement, and to take all actions and to execute all documents which may be necessary or desirable in connection therewith, to give and receive consents and all notices on behalf of the Company hereunder, to negotiate and settle claims on behalf of the Company hereunder, and to perform any other act arising under or pertaining to this Agreement and the transactions contemplated hereby on behalf of the Company; and

    WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub and the Company Board have each (i) approved, upon the terms and subject to the conditions hereinafter provided, and (ii) determined that the merger is fair to, and deem it advisable and in the best interest of their respective shareholders to consummate, the acquisition of the Company by Parent pursuant to a merger of Acquisition Sub with and into the Company;

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger (as hereinafter defined) and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the Georgia Business Corporation Code (the "Georgia Code"), Acquisition Sub shall be merged with and into the Company (the "Merger"), the separate existence of Acquisition Sub (except as it may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation in the Merger.

    SECTION 1.02 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition Sub in accordance with the Georgia Code and the Merger shall otherwise have the effects set forth in Section 14-2-1101 et seq. of the Georgia Code.

    SECTION 1.03 CONSUMMATION OF THE MERGER. As soon as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties to this Agreement will cause the Merger to be consummated by filing with the Secretary of State of the State of Georgia a properly executed certificate of merger in accordance with Section 14-2-1105 of the Georgia Code, which shall be effective upon filing or on such later date and time as the parties hereto agree shall be specified in the Certificate of Merger (the time of such effectiveness being hereinafter referred to as the "Effective Time").

    SECTION 1.04 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place, at a location mutually agreed upon by Parent and the Company, at 10:00 a.m. (local time) on the day on which the Certificate of Merger is filed pursuant to Section 1.03 (the "Closing Date").

    SECTION 1.05 ARTICLES OF INCORPORATION; BY-LAWS; AND DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Subject to Section 6.07, the Articles of Incorporation of Acquisition Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by the Georgia Code. The By-Laws of Acquisition Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by the Georgia Code. From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, (a) the directors of Acquisition Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

    SECTION 1.06 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation or otherwise to carry out the purposes of this Agreement.

    SECTION 1.07 COMPANY ACTIONS. The Company hereby approves of and consents to the Merger and represents and warrants that its Board of Directors, at a meeting duly called and held, and acting on the unanimous recommendation of the Special Committee, has (i) unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, (ii) unanimously adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) unanimously resolved to recommend that the shareholders of the Company adopt this Agreement and the Merger, provided, however, that such recommendation may be with drawn, modified or amended if, in the opinion of the Board of Directors, after receipt of advice from outside legal counsel, failure to withdraw, modify or amend such recommendation would result in the Board of Directors violating its fiduciary duties to the Company's shareholders under applicable law. The Company further represents that the Independent Advisor has delivered to the

Company's Board of Directors its written opinion that the Merger Consideration (as hereinaf ter defined) is fair to the holders of Shares (as hereinafter defined) from a financial point of view.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    SECTION 2.01 CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of either Constituent Corporation or any holder of the capital stock thereof, at the Effective Time:

        (a) each share of Common Stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation;

        (b) each share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") that is held in the treasury of the Company or of any Subsidiary, or by Parent or any of its subsidiaries, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor; and

        (c) each remaining share (each a "Share") of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to Sixteen Dollars ($16.00) per Share (the "Merger Consideration").

    SECTION 2.02  STOCK OPTIONS.

    (a) At the Effective Time, each stock option outstanding under the Company's 1994 Employee Stock Option Plan, the Company's 1996 Executive Stock Plan, the Company's 1996 Employee Stock Option Plan and/or the Company's 1997 Stock Plan (collectively, the "Company Stock Option Plans") shall, to the extent not theretofore vested, become vested and shall terminate as of the Effective Time. Each holder of any such stock option having an exercise price less than the Merger Consideration shall be entitled to receive from the Company, in cancellation and settlement of such stock option, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the per share exercise price of each such option by (y) the number of shares of Company Common Stock issuable upon exercise of such option, subject to applicable withholding taxes, if any; and each holder of any such stock option having an exercise price equal to or greater than the Merger Consideration shall not receive any consideration in cancellation and settlement of such stock option.

    (b) Prior to the Effective Time, the Company (x) shall not, without first obtaining the consent of Parent, grant any additional stock options or modify the provisions thereof or of any of the Company Stock Option Plans (except as provided in this Section 2.02) and (y) shall take all necessary actions to ensure that (1) the Company Stock Option Plans and all options issued and outstanding thereunder shall terminate and be canceled as of the Effective Time,
(2) the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary, shall be canceled as of the Effective Time and (3) all Company options that are not exercised prior to the Effective time will terminate and expire as of the Effective Time.

    SECTION 2.03  PAYMENT FOR SHARES.

    (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At the Effective Time, Parent and Acquisition Sub shall cause such funds as are required for the conversion of the Shares pursuant to Section 2.01(c) (the "Exchange Fund") to be deposited with the Exchange Agent.

    (b) Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of one or more Shares (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented outstanding Shares (each, a "Certificate") shall pass, only upon proper delivery of such Certificates to the Exchange Agent and have such other provisions as Parent shall specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration.

    (c) Upon surrender of a Certificate (duly endorsed as the Exchange Agent may require) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Shares previously represented by such Certificate, after giving effect to any applicable withholding tax, and the Certificate so surrendered shall forthwith be canceled. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.

    (d) If the Merger Consideration is to be paid to any person other than the person in whose name the Certificates surrendered for conversion are registered, it shall be a condition of payment that such Certificates be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such consideration to a person other than the registered holder of such Certificate, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (e) If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, stolen, mislaid or destroyed, (ii) such bond, security or indemnity as Parent and/or the Exchange Agent may require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall deliver to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate have been converted.

    (f) Any portion of the Exchange Fund held by the Exchange Agent for delivery pursuant to this Section 2.03 and unclaimed at the end of six months after the Effective Time shall be repaid or redelivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2.03 shall, subject to applicable law, thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such holders' Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts unclaimed by holders of Shares two years after the Effective Time (or such earlier date immedi ately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

    (g) At and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certifi cates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be canceled and exchanged for Merger Consideration as provided in this Section 2.03.

    SECTION 2.04  DISSENTING SHARES.

    (a) Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who has delivered to the Company, prior to the vote of shareholders required by Section 6.02 hereof, a written notice in accordance with Article 13 of the Georgia Code of such shareholder's intent to demand payment for such shareholder's Shares if the Merger is effected and who shall have not voted such Shares in favor of the approval and adoption of this Agreement (collectively, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 13 of the Georgia Code, provided, however, that if such shareholder shall waive such shareholder's right to demand payment under
Article 13 of the Georgia Code or a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by said
Article 13, then the right of such holder of Dissenting Shares to be paid the fair value of such shareholders Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

    (b) The Company shall give Parent and Acquisition Sub (i) prompt notice of any notices or other instruments received by the Company pursuant to Article 13 of the Georgia Code and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not, except with the prior written consent of Parent and Acquisition Sub, voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares or settle or offer to settle any such demands.

    Section 2.05 DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting Shares, if any, shall be canceled after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to the Georgia Code.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Acquisition Sub as follows:

    SECTION 3.01  ORGANIZATION AND QUALIFICATION.

    (a) The Company and each of its corporate Subsidiaries (the "Corporate Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly licensed or qualified and in good standing to do business as a foreign corporation, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned, leased, managed or operated by such entity or the nature of the business transacted by it makes such licensing or qualification neces sary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect (as hereinafter defined). The Company has heretofore delivered to Parent accurate and complete copies of its Articles of Incorporation and By-laws and the charter and By-laws of each of the Corporate Subsidiaries, all as currently in effect. The Company and each Corporate Subsidiary has the requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted. As used in this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    (b) Each of the Company's partnership Subsidiaries (the "Partnership Subsidiaries") is a partnership or limited partnership duly organized and validly existing under the laws of the state of its organization, and is duly licensed or qualified and, to the extent applicable, in good standing, to do business as a foreign partnership, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned, leased, managed or operated by such entity or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reason ably be expected to have a Material Adverse Effect. The Company has heretofore delivered to Parent accurate and complete copies of the partnership agreement (and other organizational documents) of each of the Partnership Subsidiaries, all as currently in effect. The Partnership Subsidiaries have the requisite partnership power and authority to own or lease and operate their respective assets and properties and to carry on their respective businesses as currently conducted.

    (c) Section 3.01 of the Disclosure Schedule sets forth a complete list of the jurisdictions in which the Company and each of the Subsidiaries is licensed or qualified to do business.

    (d) As used herein, (x) the term "Subsidiaries" means all those corporations and other business entities of which the Company (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent, or (ii) in the case of partnerships, serves as a general partner, or (iii) in the case of a limited liability company, serves as a managing member or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof, and
(y) the term "Facility" means any nursing home or other medical facility owned or leased (a "Proprietary Facility") or managed (a "Managed Facility") by the Company or any Subsidiary. Except as expressly provided herein, each reference in this Agreement to the Company or a Subsidiary shall be deemed to include any Proprietary Facility that is owned or leased by such entity, whether so expressed or not, including, by way of example and not of limitation, references to contracts and commitments entered into, or purported to be entered into, in the name of any such Proprietary Facility and licenses or other property or assets held by, or purported to be held by, any such Proprietary Facility.

    SECTION 3.02  AUTHORIZATION AND VALIDITY OF AGREEMENT.

    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action (including without limitation the unanimous approval of the Special Committee), subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, which is the only shareholder vote required for approval of this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto and assuming that this Agreement constitutes a valid and binding obligation of Parent and Acquisition Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (b) At a Special Committee meeting duly called and held on October 21, 1998, the Special Committee, based in part upon the opinion of the Independent Advisor, unanimously (i) determined that this Agreement and the Merger contemplated hereby are fair to and in the best interest of the Public Shareholders, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of this Agreement and the Merger by the shareholders of the Company.

    (c) At a Company Board meeting duly called and held on October 22, 1998, the Company Board, based in part upon the approval and recommendation of the Special Committee described in Section 3.02(b), (i) determined that this Agreement and the Merger contemplated hereby are fair to and in the best interest of the Public Shareholders, (ii) approved, authorized and adopted this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of this Agreement and the Merger by the shareholders of the Company.

    (d) The Independent Advisor has delivered to the Special Committee and to the Company Board its written opinion, dated prior to or as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the cash consideration to be received by the Public Shareholders in the Merger is fair to such holders from a financial point of view.

    SECTION 3.03 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the terms and provisions hereof, will (i) violate, contravene, conflict with or result in a breach of any provision of the Company's Articles of Incorporation or By-laws or the Articles or Certificate of Incorporation or By-laws (or other equivalent organizational documents) of any Subsidiary, (ii) except as set forth on Section 3.03 of the Disclosure Schedule, result in any material respects in any breach or violation of, conflict with, or constitute or result in a default or event of default or event which, with notice or lapse of time or both, would constitute such a default or event of default (or give rise to any right of termina tion, cancellation, payment or acceleration, or any other right to materially diminish the rights of, or materially increase the obligations or costs to, the Company or any Subsidiary) under, or require any consent pursuant to, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the properties or assets owned, leased or managed by the Company and/or any Subsidiary under the terms or provisions of, any material note, bond, mortgage, license, franchise, permit, lease, indenture, agreement, contract or other instrument or obligation to which the Company and/or any Subsidiary is a party or to which any of the material properties or assets owned, leased or managed by the Company or any Subsidiary are bound or otherwise affected or (iii) contravene or violate in any material respects any law, rule, regulation, licensing requirement, permit, order or decree of any court, arbitrator or any other agency of government or authority by which the Company or any Subsidiary is bound or by which any material properties or assets owned, leased or managed by the Company or any Subsidiary are bound or otherwise affected.

    SECTION 3.04  CAPITAL STOCK; SUBSIDIARIES.

    (a) The total number and par value of authorized shares of capital stock of the Company and each of the Corporate Subsidiaries and the total number of issued and outstanding shares of capital stock of the Company and each of the Corporate Subsidiaries is set forth on Section 3.04(a) of the Disclosure Schedule. All shares of capital stock of the Company and each of the Corporate Subsidiaries are validly issued and outstanding, fully paid and nonassessable. The total number of partnership (general or limited) units or other interests authorized, and the total number of partnership (general or limited) units or other interests outstanding of the Partnership Subsidiaries is set forth on
Section 3.04(a) of the Disclosure Schedule. All of such partnership units or other interests are validly issued and outstanding, fully paid and nonassessable. All of the outstanding shares of capital stock or partnership (general or limited) units of each Subsidiary are directly owned, of record and beneficially, by the persons (and in the relative ownership percentages) listed on Section 3.04(a) of the Disclosure Schedule, free and clear of all pledges, security interests, liens, claims, charges or other encumbrances of any nature whatsoever, except for those pledges, security interests, liens, claims, charges or other encumbrances set forth on Section 3.04(a) of the Disclosure Schedule. None of the outstanding shares of capital stock or partnership units or other interests of the Company or any Subsidiary are subject to, nor were any of them issued in violation of, any pre-emptive or similar rights or any right of first refusal or first offer or other similar right in favor of any person and there are no proxies outstanding or restrictions on or agreements with respect to the voting or transferability any of such shares or units or other interests.

    (b) Except as set forth on Section 3.04(b) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any Corporate Subsidiary is authorized or outstanding,
(ii) there are no outstanding stock appreciation rights or phantom stock plans of the Company, (iii) there is not any commitment on the part of the Company or of any Corporate Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and (iv) neither the Company nor any Corporate Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of the capital stock of the Company or the Corporate Subsidiaries or any interest therein or to pay any dividend or make any other distribution in respect thereof.

    (c) Except as set forth on Section 3.04(c) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any interest in any Partnership Subsidiary is authorized or outstanding, (ii) there is not any commitment of any Partnership Subsidiary to issue any partnership interests or other rights or to distribute to its partners any evidences of indebtedness or assets and (iii) no Partnership Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any partnership interests or to pay or make any other distribution in respect thereof.

    (d) Other than the capital stock of the Corporate Subsidiaries and the partnership (general or limited) units of the Partnership Subsidiaries, and except as set forth on Section 3.04(d) of the Disclosure Schedule, neither the Company nor any Subsidiary owns of record or beneficially, or has any right or obligation to acquire, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any participating interests in any partnership, joint venture or other non-corporate business enterprise.

    SECTION 3.05  SEC FILINGS

    (a) The Company has timely filed and (except for preliminary materials) made available to Parent all reports, statements, registration statements and other documents (including all exhibits thereto) filed or required to be filed by the Company with the Securities Exchange Commission (the "SEC") (such reports, registration statements and other documents being referred to herein collectively as the "Company SEC Filings"), including without limitation, (i) the Company's Registration Statement on Form S-1 dated July 2, 1997, (ii) the Annual Report of the Company on Form 10-K for the year ended 1997, (iii) the Quarterly Reports of the Company on Form 10-Q for the three months ended March 31, 1998 and June 30, 1998, and (iv) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company. The Company SEC Filings, including, without limitation, any financial statements or schedules including therein or incorporated therein by reference, (i) at the time filed, complied in all material respects with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and other applicable laws, rules and regulations and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Filings or necessary in order to make the statements in such Company SEC Filings, in light of the circumstances under which they were made, not misleading. No Subsidiary is, or has been, required to file any forms, reports or other documents with the SEC.

    SECTION 3.06 FINANCIAL STATEMENTS. The financial statements of the Company and its Subsidiaries contained in the Company SEC Filings or otherwise furnished to Parent and Acquisition Sub, including (i) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997 (the "Audited Balance Sheet") and as of each of December 31, 1996 and December 31, 1995 and the related statements of income, shareholders' equity and cash flows for the respective years then ended, in each case certified by PricewaterhouseCoopers LLP, the independent public accountants retained by the Company and (ii) the unaudited consolidated balance sheets of the Company as of June 30, 1998 (the "Interim Balance Sheet") and June 30, 1997, and the related statements of operations, shareholders' equity and cash flows for the respective six-month periods then ended, certified by the Chief Financial Officer of the Company, are in accordance with the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto or in the case of unaudited statements, as permitted by Rule 10- 01 of Regulation S-X promulgated by the
SEC) and present fairly (subject, in the case of unaudited statements, to normal, recurring accruals, none of which individually or in the aggre gate will be material), in all material respects, the consolidated financial position of the Company as of such respective dates and the consolidated results of its operations for the respective periods then ended in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved.

    SECTION 3.07 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on, and to the extent reflected in, the Interim Balance Sheet or the Company SEC Filings or as may have been incurred since June 30, 1998 in the ordinary course of business and consistent with past practice, neither the Company nor any Subsidiary has incurred any liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of a nature customarily accrued, reserved against or disclosed in a corporate balance sheet (including the notes thereto) prepared in conformity with GAAP, including without limitation any tax liabilities due or to become due.

    SECTION 3.08 GOVERNMENTAL APPROVALS. Except as set forth in Section 3.08 of the Disclosure Schedule, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Company, any Subsidiary or any Facility is required for the execution, delivery and performance of this Agreement by the Company or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement, other than (i) filings in connection or compliance with the provisions of any federal or state securities laws and/or the rules of the National Association of Securities Dealers, Inc. ("NASD"), (ii) filings with the Federal Trade Commission and with the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act), and the rules promulgated thereunder, (iii) the filing of a Certificate of Merger with the Secretary of State of the State of Georgia and related informational filings under applicable laws of other states in which the Company is qualified to do or is doing business, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not, individually or in the aggregate, have a Material Adverse Effect or materially delay or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

    SECTION 3.09  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Since June 30, 1998, except (x) as otherwise set forth in Section 3.09 of the Disclosure Schedule, (y) as specifically disclosed in the Company SEC Filings or (z) as otherwise specifically contemplated by this Agreement, neither the Company nor any Subsidiary (excluding any Managed Facility) has:

        (i) changed or amended its Articles or Certificate of Incorporation or By-laws (or other governing documents); (ii) incurred any indebtedness for borrowed money or guaranteed any indebtedness for borrowed money or incurred any other material obliga tion or liability (whether fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice; (iii) discharged or satisfied any lien, security interest, charge or other encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice; (iv) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance (other than Permitted Liens) any of its assets or properties;
    (v) transferred, leased or otherwise disposed of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except for a fair consideration in the ordinary course of business and consistent with past practice, acquired any assets or properties; (vi) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise acquired any of its capital stock or split, combined or otherwise altered its capital stock or authorized the creation or issuance of or issued or sold any shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or issued to any person any other right to acquire any shares of its capital stock or any stock appreciation or similar rights; (vii) made any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any material property or assets of any other individual, firm or corporation (other than transactions between or among the Company and/or the Subsidiaries); (viii) canceled or compromised any debt or claim other than in the ordinary course of business, consistent with past practice; (ix) increased the rate or terms of compensation payable or to become payable by the Company or the Subsidiaries to their directors, officers or employees, or increased the rates or terms of any bonus, insurance, pension, or other employee benefit plan, payment or arrangement;
    (x) waived or released any rights of material value, including without limitation, any Intangible Rights, except in the ordinary course of business and consistent with past practice; (xi) transferred or granted any rights under or with respect to any Intangible Rights, or permitted any license, permit or other form of authorization relating to an Intangible Right to lapse, except in the ordinary course of business and consistent with past practice; (xii) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of the Company or any Subsidiary; (xiii) entered into any transaction, contract or commitment that, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole, except (x) contracts listed, or which pursuant to the terms hereof are not required to be listed, on
    Section 3.11 of the Disclosure Schedule, (y) this Agreement and the transactions contemplated hereby and (z) as permitted by Section 6.01; (xiv) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; or (xv) agreed in writing or otherwise to take any of the actions listed in clauses (i) through (xiv) of this
    Section 3.09 or caused or allowed any Managed Facility to take any of the actions listed in clauses (ii) through (xiv) of this Section 3.09.

    (b) Since June 30, 1998, the Company and its Subsidiaries have not suffered a Material Adverse Effect.

    SECTION 3.10  TITLE TO PROPERTIES, ABSENCE OF LIENS AND
ENCUMBRANCES. Except as reflected in the Audited Balance Sheet (including any related notes thereto), as set forth in Section 3.10 of the Disclosure Schedule or with respect to assets disposed of since December 31, 1997 in the ordinary course of business and consistent with past practice, each of the Company and the Subsidiaries (i) has good and marketable fee simple title to all real property owned by it and (ii) has good and valid title to all its other assets and properties, in each case free and clear of all liens, claims, charges, security interests or other encumbrances, other than (x) liens for taxes not yet delinquent, (y) mechanics, materialmen's and similar liens and encumbrances which may have arisen in the ordinary course of business and which, in the aggregate, would not be material to the assets, business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, or
(z) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business (the liens, charges, security interests and other encumbrances described in clauses (x), (y) and (z) above being referred to herein as "Permitted Liens"). Any real property and buildings held under lease by the Company or any of the Subsid iaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and would not individually or in the aggregate have a Material Adverse Effect on the Company and the Subsidiaries and do not interfere with the use made and proposed to be made of such property and buildings.

    SECTION 3.11  LIST OF PROPERTIES, CONTRACTS AND OTHER DATA.

    (a) Annexed hereto as Section 3.11 of the Disclosure Schedule is a list setting forth the following:

        (i) a description of all real property owned by the Company or any Subsidiary and (ii) all leases of real or personal property involving payments in excess of $100,000 per annum (x) to which the Company or any Subsidiary is a party, either as lessee or lessor or (y) that relate to any real or personal property used in the business of the Company and/or the Subsidiaries (the "Business"), in each case including a description of the property to which each such lease relates;

        (ii) all collective bargaining agreements, employment and consulting agree ments, executive compensation plans, bonus plans or arrangements, severance plans or arrangements, deferred compensation agreements, employee pension plains or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements providing for benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary which have not been filed as exhibits to the Company SEC Filings and which exceed $100,000 per annum; and

        (iii) all contracts, understandings and commitments (including without limitation mortgages, indentures and loan agreements) to which the Company or any Subsidiary is a party, or to which the Company or any Subsidiary or any of the assets or properties owned, leased or managed by the Company or any of the Subsidiaries are subject and which are not specifically referred to in clause (a)(i) or (a)(ii) above, provided that there need not be listed in Section 3.11 of the Disclosure Schedule pursuant to this clause (a)(iii) any contracts, understandings, or commitments filed as exhibits to the Company SEC Filings or which are incurred in the ordinary course of business and consistent with past practice, other than any such contract, understanding or commitment which (A) is a contract or group of related contracts which exceeds $100,000 in amount, (B) contains warranties by the Company or any Subsidiary materially more burdensome than those customary in the Business or (C) cannot be performed in the normal course within 365 days after the Effective Time or canceled within such period by the Company or any Subsidiary or its assignee, without breach or penalty.

    (b) Except as set forth on Section 3.11 of the Disclosure Schedule or disclosed in the Company SEC Filings, neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described in Section 3.11 of the Disclosure Schedule), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Section 3.11 of the Disclosure Schedule or disclosed in the Company SEC Filings, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

    True and complete copies of all documents and complete descriptions of all oral understandings (if any) referred to in Section 3.11 of the Disclosure Schedule have been provided or made available to Parent and its counsel. Except as disclosed in Section 3.11 of the Disclosure Schedule, to its knowledge, neither the Company nor any Subsidiary has been notified in writing of any claim that any contract referred to in Section 3.11 of the Disclosure Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default or that the consummation of the transactions contemplated hereby would result in a default or any such condition which, in either case, could reasonably be expected have a Material Adverse Effect.

    SECTION 3.12  INTANGIBLE RIGHTS.

    (a) Section 3.12 of the Disclosure Schedule lists (i) all patents, trademarks and trade names, trademark and trade name registrations, logos, service marks registrations, copy rights and copyright registrations, all applications pending on the date hereof for patent or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights (collectively "Intangible Rights") owned by the Company or any Subsidiary or used by them in connection with the Business specifying the nature of its rights therein, and (ii) all licenses granted by or to the Company or any Subsidiary and all other agreements to which the Company or any Subsidiary is a party which relate, in whole or in part, to any

Intangible Rights mentioned in clause (i) above, whether owned b) the Company or any Subsidiary or otherwise. Except as set forth in Section 3.12 of the Disclosure Schedule and except where such noncompliance, absence of rights or other failure, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries, (w) the Company and the Subsidiaries have complied with their respective contractual obligations relating to the protection of such of the Intangible Rights used by them pursuant to licenses or other contracts, (x) the Company and each of the Subsidiaries has the right to use the Intangible Rights to provide, sell and produce the services and products provided, sold and produced by it, and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, (y) all such Intangible Rights are valid, enforceable and in good standing and no claims have been asserted with respect to the use by the Company or the Subsidiaries of any of the Intangible Rights or otherwise for patent, copyright or trademark infringement, and (z) to the knowledge of the Company, no person is infringing on or violating the Intangible Rights or know-how used by the Company or any Subsidiary.

    (b) Upon consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will continue to own and have the right to use the Intangible Rights necessary to conduct the Business of the Company and the Subsidiaries (other than any such rights, the absence of which would not have a Material Adverse Effect, free and clear of all material claims, liens, encumbrances, obligations and liabilities and, with respect to any agree ments for the license of any licensed Intangible Rights which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Company and its Subsidiaries to continue to use and operate such Intangible Rights, the Company will have obtained such consents or taken such other actions so required.

    SECTION 3.13  SOFTWARE.

    (a) The Company and each of the Subsidiaries has valid licenses to all copies of all software that is not owned by it and is used by it in connection with the conduct of its business ("Third Party Software"), and the use by the Company or such Subsidiary of such Third Party Software, including without limitation all modifications and enhancements thereto (whether or not created by the Company), complies with such license (except for such noncompliance as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect). The Company owns all right, title and interest in and to all software or has obtained a third party license to all software that is marketed or licensed by the Company and the Subsid iaries to customers or held for use or in development for marketing and licensing to customers (collectively, the "Proprietary Software").

    (b) No claim or demand with respect to any such infringement or violation has been made or, to the knowledge of the Company, threatened, with respect to either the Proprietary Software or the Third Party Software.

    (c) To the knowledge of the Company, there are no viruses in the Proprietary Software and there are no defects in the Proprietary Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured without a Material Adverse Effect.

    (d) The Company has conducted an inventory of the Proprietary Software, as well as the hardware and embedded microcontrollers in noncomputer equipment (collectively, the "Computer Systems") used by the Company and its Subsidiaries in connection with their respective Businesses in order to determine which parts of the Computer Systems are not Year 2000 Compatible (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compatible prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. "Year 2000 Compatible" means that the Computer Systems (i) correctly perform date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate or will operate in accordance with their specifications prior to, during and after the calendar year 2000 A.D., including, but not limited to, leap years; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century. The Company has delivered to the Parent a copy of its findings regarding "Year 2000 Compatible".

    SECTION 3.14  LITIGATION.

    (a) Section 3.14 of the Disclosure Schedule sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and (to the knowledge of the Company) investigations pending or, to the knowledge of the Company, threatened, by or against or involving the Company or any Subsidiary or any Facility or any of the properties, rights or businesses owned, leased or managed by the Company or any Subsidiary. Except as set forth in Section 3.14 of the Disclosure Schedule, no such claims, actions, suits, proceedings or investigations, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    (b) There are no actions, suits, proceedings or claims pending before or by any court, arbitrator or government agency against or affecting the Company, any Subsidiary or any Facility which seek to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

    SECTION 3.15  GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS.

    (a) To the knowledge of the Company, and except as set forth in Section 3.15 of the Disclosure Schedule, the Company and each Subsidiary has complied and is currently in compliance with each, and is not in violation of any, law, ordinance, or governmental or regula tory rule or regulation, whether federal, state, local or foreign, to which such entity's business, operations, assets or properties is subject ("Regulations"), except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 3.15 of the Disclosure Schedule, the Company and each Subsidiary owns, holds, possesses or lawfully uses in the operation of its business all material franchises, licenses, permits, certificates of need ("CON"), provider agreements and certifications under Subchapters XVIII and XIX of the Social Security Act (the "Social Security Act"; the reimbursement programs promulgated under such Subchapters are hereinafter referred to as the "Medicare and Medicaid Programs") and any other applicable laws for reimbursement for long-term, skilled and intermedi ate nursing care, or other type of care provided at each Facility, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by the Company and such Subsidiary or any Professional in the conduct of the Business, free and clear of all liens, claims, charges, restrictions and encumbrances and in substantial compliance with all Regulations, other than any such Authorizations which, if not owned, held, possessed or lawfully used by the Company and each Subsidiary, would not individually or in the aggregate have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default, nor has the Company or any Subsidiary received any notice of any claim of default, with respect to any such Authorization. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any Subsidiary has been informed in writing that any action currently is pending by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any CON or any license to operate any of the Facilities, or to terminate or decertify any participation of any of the Facilities or Professionals in the Medicare and Medicaid Programs, nor, to the knowledge of the Company, is there any decision not to renew any provider agreement related to any Facility. As used herein, the term "Professional" means any individual who is employed by or under contract with the Company or any Subsidiary to provide health care services for which a license or permit is required by any federal, state or local law.

    (b) All cost reports ("Cost Reports") required to be filed by the Company or any Subsidiary with respect to the Facilities under Subchapters XVIII and IX of the Social Security Act, or any, other applicable governmental or private provider regulations for periods ended on or prior to the date of this Agreement have been prepared and have been filed in accordance with applicable laws, rules and regulations, and the Company and/or the Subsidiaries have paid or made provision to pay through proper recordation of any net liability reflected on or contained in all Notices of Program Reimbursement received from the Medicare and Medicaid Programs and tentative settlements for periods ended on or prior to the date of this Agreement and any similar obligations with respect to the Medicare and Medicaid Programs. Section
3.15 of the Disclosure Schedule sets forth for each Facility the years for which Cost Reports remain to be settled.

    (c) Consistent with the Company's record keeping practices, Section 3.15 of the Disclosure Schedule sets forth a complete and accurate statement of (i) the bed categories for which each Facility is licensed or qualified to participate under the Medicare and Medicaid Programs, (ii) the number of beds in each such category, (iii) the number of beds in each such category that are available for use in such Facility, and (iv) the number of patients as of October 16, 1998 admitted in each Facility (A) who qualify for Medicare, (B) who qualify for Medicaid, (C) who qualify for neither Medicare nor Medicaid, (D) who qualify for other governmental programs, including, but not limited to, programs administered by the Veterans Administration, and (E) for whom reimbursement may be obtained from a non-governmental third-party or from the patient.

    SECTION 3.16 CONDITION OF FACILITIES. Except as set forth in Section 3.16 of the Disclosure Schedule, and to the knowledge of the Company, each of the Facilities is in a good state of repair and condition, there are no dangerous conditions or defects existing upon or in any of the Facilities, and there are no (a) structural defects in any Facility that could adversely affect the operation of such Facility as presently conducted and (b) life safety code deficiency or other survey requirements which are not (i) subject to waiver or
(ii) currently the subject of a plan of correction which is being implemented.

    SECTION 3.17  LABOR MATTERS.

    (a) Except as set forth on Section 3.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement, and no such agreement is applicable to any employees of the Company or any Subsidiary. Except as set forth in Section 3.17 of the Disclosure Schedule, there are no controversies between the Company or any Subsidiary on the one hand, and any of such employees, on the other hand, that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company the Company and each of the Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and no such entity has or is engaged in any unfair labor practice. Except as set forth on Section 3.17 of the Disclosure Schedule, there are no unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or to the knowledge of the Company, threatened, relating to the Business that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as set forth on Section 3.17 of the Disclosure Schedule, there are no organizational efforts presently being made in respect of any of the employees referred to above. Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any Subsidiary has received written notice of any claim that the Company or any Subsidiary has failed to comply with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Company or any Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

    (b) Except as set forth in Section 3.17 of the Disclosure Schedule, there are no proceedings pending before the National Labor Relations Board with respect to any employees of the Company or any Subsidiary, nor are there any discrimination charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) pending before any federal or state agency or authority against the Company or any Subsidiary, which, individually or, in the aggregate could reasonably be expect to have a Material Adverse Effect.

    (c) No third party has claimed or notified the Company or any Subsidiary in writing that any person employed by or otherwise affiliated with the Company or any Subsidiary has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the knowledge of the Company, no person employed by or otherwise affiliated with the Company or any Subsidiary has employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any Subsidiary.

    SECTION 3.18 INSURANCE. All policies of fire, liability, workers' compensation, and other forms of insurance providing insurance coverage to or for the Company or any Subsidiary or any Facility are listed in Section 3.18 of the Disclosure Schedule and, except as set forth in said Section 3.18 of the Disclosure Schedule, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect and provide insurance, including without limitation liability insurance, in such amounts and against such risks or as disclosed in Section 3.18 of the Disclosure Schedule to protect the employees, properties, assets and operations of the Company and the Subsidiaries. Except as shown in Section 3.18 of the Disclosure Schedule, all such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby.

    SECTION 3.19 USE OF REAL PROPERTY. Except as set forth in Section 3.19 of the Disclosure Schedule and except to the extent that non-compliance would not be reasonably likely to have a Material Adverse Effect, the owned and leased real properties listed in Section 3.11 of the Disclosure Schedule are used and operated in material compliance with all applicable leases, contracts, commitments, licenses and permits. Neither the Company nor any Subsidiary has received written notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to its operations or assets which violation could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as set forth in
Section 3.19 of the Disclosure Schedule, all buildings that are covered by leases listed in Section 3.11 of the Disclosure Schedule conform in all material respects with all applicable ordinances, codes, regulations and requirements, and no law presently in effect or condition precludes or materially restricts continuation of the present use of such properties.

    SECTION 3.20 CONDITIONS OF ASSETS. To the knowledge of the Company, except as set forth in Section 3.20 of the Disclosure Schedule, all tangible personal property, fixtures and equipment which comprise the assets of the Company and the Subsidiaries, or are otherwise used in connection with the Business, are in a good state of repair (ordinary wear and tear excepted) and operating condition.

    SECTION 3.21  EMPLOYEE BENEFIT PLANS.  Except as otherwise set forth in
Section 3.21 of the Disclosure Schedule:

        (a) Section 3.21 of the Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is required to contribute or in which any employee of the Company or any Subsidiary participates (a "Plan"). The Company and each Subsidiary have complied and currently are in compliance, both as to form and operation in all material respects, with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), respectively, with respect to each Plan.

        (b) Each of the Plans which is intended to be "qualified" with the meaning of Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code.

        (c) Neither the Company nor any Subsidiary has maintained, contributed to or been required to contribute to a "multi-employer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any Subsidiary on account of a "multi-employer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

        (d) Other than normal claims for benefits, there is no claim pending against the Company or any Subsidiary under the Code, ERISA or other applicable law with respect to any of the Plans. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that are required to be paid under the terms of each Plan and
    Section 412 of the Code; and none of the Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined n
    Section 302 of ERISA and 412 of the Code) whether or not waived. The Company and the Subsidiaries have no current liability for plan termination or withdrawal under Title IV of ERISA.

        (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of either of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting (except as provided in Section 2.02), or increase the amount of compensation due any such employee or officer.

        (f) The Company has provided (or made available to) Parent with true and complete copies of (i) summary plan descriptions for each of the Plans; (ii) each trust agreement, insurance policy or other instrument relating to the funding of each of the Plans; (iii) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to each of the Plans and (iv) the most recent audited financial statement for each of the Plans.

    SECTION 3.22 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.22 of the Disclosure Schedule, (i) the Company and the Subsidiaries conduct the Business in material compliance with all applicable environmental laws, ordinances and regulations, (ii) neither the Company nor any Subsidiary has knowledge of or has received written notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") relating to the Business and
(iii) to the knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied the offices of the Company and the Subsidiaries or any Facility prior to the date such offices or Facility were occupied or used in the Business. Without limiting the generality of the foregoing, to the knowledge of the Company, neither the Company nor any Subsidiary has disposed of or placed on or in such offices or Facility any waste materials, hazardous materials or hazardous substances in violation of law.

    SECTION 3.23 INFORMATION IN PROXY STATEMENT. None of the information included or incorporated by reference in the Proxy Statement (as hereinafter defined), including any amendments or supplements thereto, will at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been or will be supplied by Parent or Acquisition Sub or their respective representatives or Affiliates, for inclusion or incorporation by reference into the Proxy Statement. The Proxy Statement and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

    SECTION 3.24 FRAUD AND ABUSE. Neither the Company nor any Subsidiary or affiliate thereof or any of their respective partners, officers and directors, or, to the best knowledge of the Company, any person (including without limitation Professionals) who provides professional services under agreements with the Company, any Subsidiary or any affiliate has engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. SectionSection 1320a-7, 1320a-7a and 1320a-7b, the federal CHAMPUS statute, 10 U.S.C. Section1071 et seq., the Federal Civil False Claims Act, 31 U.S.C. Section3729 et seq., or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following:

        (a) knowingly and willfully making or causing to be made false statement or representation of a material fact in any application for any benefit or payment;

        (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

        (c) presenting or causing to be presented a claim for services under Medicare, Medicaid, CHAMPUS or other state health care program that is for an item or service that is known or should be known to be (i) not provided as claimed, or (ii) false or fraudulent;

        (d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

        (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or other state health care program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or other state health care program; or

        (f) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not mislead ing) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3).

    SECTION 3.25 HEALTH PROFESSIONAL'S FINANCIAL RELATIONSHIPS. The operations of the Company and the Subsidiaries are in compliance with and do not otherwise violate the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C. Section 1395nn and 42 U.S.C. Section 1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations.

    SECTION 3.26  TAX MATTERS.

    (a) Except as set forth in Section 3.26 of the Disclosure Schedule, the Company and the Subsidiaries have duly and timely filed or caused to be filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (collectively, "Tax Returns") required to be filed by them in respect of any Taxes (as hereinafter defined) for all years and periods for which such Tax Returns have become due. All such Tax Returns were correct as filed in all material respects and were not delinquent. Except as set forth in Section 3.26 of the Disclosure Schedule, the Company and the Subsidiaries have paid all taxes shown as due on such Tax Returns. Where payment of any Taxes of the Company or the Subsidiaries with respect to any taxable period ending on or prior to the Effective Time is not yet due, the Company and the Subsidiaries have established, or will establish, consistent with past practice, an adequate reserve on each such entity's books and records for the payment of all such Taxes. For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withhold-ing, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

    (b) Except as set forth in Section 3.26 of the Disclosure Schedule, (i) no extensions of time have been granted to the Company or any Subsidiary to file any Tax Return required by applicable law to be filed by it prior to or on the Effective Time which have expired, or will expire, on or before the Effective Time without such Tax Return having been filed, (ii) no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company or any Subsidiary and no federal, state or local audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes and (iii) no waiver or consent extending any statute of limitation for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by the Company or any Subsidiary or on behalf of the Company or any Subsidiary, nor are any requests for such waiver or consent pending.

    (c) Each Corporate Subsidiary has been an includible member of an "affiliated group" (within the meaning of Section 1504 of the Code) in which either the Company or Transitional Health Services, Inc. ("THS") is (in the case of the Company) or was (in the case of THS (to the knowledge of the Company)) the parent since the date of such Corporate Subsidiary's incorporation; and for all taxable periods following each such Corporate Subsidiary's incorporation, each of either the Company or THS (to the knowledge of the Company), on the one hand, and the Corporate Subsidiary, on the other hand, was entitled to report its income on consolidated federal income Tax Returns filed on behalf of such affiliated group. All federal income Tax Returns required to be filed by the Company, THS (to the knowledge of the Company) and the Corporate Subsidiaries have been duly and timely filed on behalf of the Company, THS (to the knowledge of the Company) and the Subsidiaries on a consolidated basis. Except as shown on
Section 3.26 of the Disclosure Schedule, all other Tax Returns of the Company and the Corporate Subsidiaries have been filed on a separate company, non-combined, non-consolidated and non-unitary basis.

    (d) Except as set forth on Section 3.26 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any tax-sharing or allocation agreements.

    (e) Except as set forth on Section 3.26 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement, contract, or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

    SECTION 3.27  TRANSACTIONS WITH AFFILIATES.  Except as described in Section
3.28 of the Disclosure Schedule or in the Company SEC Filings, no shareholder, director, officer or employee of the Company or any Subsidiary, or any member of his or her immediate family or any other of its, his or her affiliates, (i) is or was during the period from July 2, 1997 through the date hereof the subject of any material contract, agreement or understanding, business arrangement or relationship with the Company or any Subsidiary (an "Affiliate Contract") or
(ii) owns or has a five percent or greater ownership interest in any corporation or other entity which is or was during the three years preceding the date hereof the subject of any Affiliate Contract.

    SECTION 3.28 BROKERS AND FINDERS. Except for BT Alex. Brown and the fees owed to J.P. Morgan Securities Inc. and Suntrust Equitable Securities in connection with its engagement by the Company, neither the Company, nor any of its officers, directors, employees, Subsidiaries or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, finders' fees or similar payments in connection with this Agreement or the transactions contemplated hereby. True and correct signed copies of all agreements and engagement letters between the Company and each of BT Alex. Brown, J.P. Morgan Securities Inc. and Suntrust Equitable Securities have been delivered to Parent, which engagement letters establish the total amount owed to each of them in connection with the transactions contemplated hereby.

    SECTION 3.29 OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of J.P. Morgan Securities Inc. on October 21, 1998 to the effect that, as of such date, the consideration to be received in the Merger by the Public Shareholders is fair to such holders, from a financial point of view, a signed copy of which has been delivered to Parent.

    SECTION 3.30 STATEMENTS TRUE AND CORRECT. No representation or warranty or statement contained in this Agreement or any certificate, exhibit, annex, schedule, instrument or other writing furnished or to be furnished by the Company or any Subsidiary or Affiliate of the Company to Parent pursuant to this Agreement or any other documents, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.31 KNOWLEDGE OF THE COMPANY. Whenever used in this Article III, "to the knowledge of the Company" (or similar language) shall mean the actual knowledge of the senior managers of the Company listed on Section 3.31 of the Disclosure Schedule after reasonable inquiry.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company as follows:

    SECTION 4.01  ORGANIZATION AND QUALIFICATION.

    (a) Parent is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified and in good standing to do business as a foreign corporation, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned or leased and operated by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or other) of Parent and Acquisition Sub. Parent has the requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted.

    (b) Since the date of its incorporation, Parent has not engaged in any activity other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging financing in connection the transactions contemplated hereby.

    SECTION 4.02 AUTHORITY RELATIVE TO AGREEMENT. Parent has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action (including, without limitation, all necessary action of the Board of Directors and shareholders of Parent) and no other action of the part of such persons is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming due execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

    SECTION 4.03 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Parent with any of the terms and provisions hereof, will (i) violate, contravene, conflict with or result in a breach of any provision of Parent's Certificate of Incorporation or By-laws or any resolution adopted by the Board of Directors or shareholders of Parent, or (ii) result in any breach or violation of, conflict with, or constitute or result in a default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default under, or give rise to any right of termination, cancellation, payment or acceleration, or require any consent pursuant to, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the properties or assets owned, leased or managed by Parent under the terms or provisions of any note, bond, mortgage, license, franchise, permit, lease, indenture, agreement, contract or other instrument or obligation to which Parent is a party or to which any of the properties or assets owned or leased by Parent is bound or otherwise affected or
(iii) contravene or violate any law, rule, regulation, licensing requirement, permit, order or decree of any court, arbitrator or any other agency of government or authority by which Parent is bound or by which any properties or assets owned or leased by Parent is bound or otherwise affected.

    SECTION 4.04 GOVERNMENTAL APPROVALS. Except as set forth in Section 4.04 of the Disclosure Schedule, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over Parent is required for the execution, delivery and performance of this Agreement by Parent or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement other than (i) filings with the Federal Trade Commission and with the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, and the rules promulgated thereunder, (ii) the filing of a Certificate of Merger with the Secretary of State of the State of Georgia and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially delay or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

    SECTION 4.05 PROXY AND SCHEDULE 13E-3 INFORMATION. None of the information supplied or to be supplied by Parent or Acquisition Sub, or any of their respective officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the definitive Proxy Statement, at the time such definitive Proxy Statement is mailed to the Company's shareholders or at the time of the Special Meeting and (ii) with respect to the Schedule 13E-3, at the time of filing with the SEC and at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, neither Parent or Acquisition Sub is making any representation or warranty with respect to the information that has been supplied by the Company or any Subsidiary to its officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

    SECTION 4.06 BROKERS AND FINDERS. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Parent or Acquisition Sub.

    SECTION 4.07 SUFFICIENT FUNDS. The Company has received a copy of the commitment letter dated October 22, 1998, from Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII") and certain affiliates of WCAS VIII (collectively, the "Financing Entities"), pursuant to which the Financing Entities have committed, subject to the terms and conditions set forth herein, to provide Parent with up to an aggregate $210 million of financing (the "Financing") and, subject to the terms and conditions of this Agreement, to ensure the performance of Parent's and Acquisition Sub's obligations hereunder. The aggregate proceeds of the Financing should be sufficient to pay all amounts required to be paid pursuant to the Merger, to pay all amounts required to be paid hereunder in respect of outstanding options under the Company Stock Option Plans and to pay all related fees and expenses required to be paid by Parent, Acquisition Sub and, together with funds of the Company, the Company pursuant to this Agreement. Such commit ment letter has not been withdrawn as of the date hereof.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB

    Acquisition Sub represents and warrants to the Company as follows:

    SECTION 5.01  ORGANIZATION AND QUALIFICATION.

    (a) Acquisition Sub is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Georgia, and is duly licensed or qualified and in good standing to do business as a foreign corporation, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned or leased and operated by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or other) of Parent and Acquisition Sub. Acquisition Sub has the requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted.

    (b) Since the date of its incorporation, Acquisition Sub has not engaged in any activity other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging financing in connection the transactions contemplated hereby.

    SECTION 5.02 AUTHORIZATION AND VALIDITY OF AGREEMENT. Acquisition Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Acquisition Sub of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action (including, without limitation, all necessary action of the Board of Directors and shareholders of Acquisition Sub) and no other action of the part of such persons is necessary to authorize the execution, delivery and perfor-mance of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming due execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accor dance with its terms.

    SECTION 5.03 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by Acquisition Sub, nor the consummation of the transactions contemplated hereby, nor compliance by Acquisition Sub with any of the terms and provisions hereof, will (i) violate, contravene, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Acquisition Sub or any resolution adopted by the Board of Directors or shareholders of Acquisition Sub, or (ii) result in any breach or violation of, conflict with, or constitute or result in a default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default under, or give rise to any right of termination, cancellation, payment or acceleration, or require any consent pursuant to, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the properties or assets owned, leased or managed by Acquisition Sub under the terms or provisions of any note, bond, mortgage, license, franchise, permit, lease, indenture, agreement, contract or other instrument or obligation to which Acquisition Sub is a party or to which any of the properties or assets owned or leased by Acquisition Sub is bound or otherwise affected or (iii) contravene or violate any law, rule, regulation, licensing requirement, permit, order or decree of any court, arbitrator or any other agency of government or authority by which Acquisition Sub is bound or by which any properties or assets owned or leased by Acquisition Sub is bound or otherwise affected.

    SECTION 5.04 GOVERNMENTAL APPROVALS. Except as set forth in Section 5.04 of the Disclosure Schedule, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over Acquisition Sub is required for the execution, delivery and performance of this Agreement by Acquisition Sub or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement other than (i) filings with the Federal Trade Commission and with the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, and the rules promulgated thereunder, (ii) the filing of a Certificate of Merger with the Secretary of State of the State of Georgia and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisition Sub to consummate the transactions contemplated hereby.

                                   ARTICLE VI
                               CERTAIN AGREEMENTS

    SECTION 6.01 CONDUCT OF THE COMPANY'S BUSINESS. The Company covenants and agrees that, after the date of this Agreement but prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

        (a) neither the Company nor any Subsidiary shall take (or agree in writing to take) any of the actions listed in clauses (i) through (xiv) of
    Section 3.09 or cause or allow any Managed Facility to take (or agree in writing to take) any of the actions listed in clauses (i) through (xiv) of
    Section 3.09;

        (b) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

        (c) each of the Company and the Subsidiaries shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 6.01, to maintain its relationships with its suppliers, customers and third party payors, and if and as requested by Parent or Acquisition Sub, (i) the Company shall use its reasonable efforts to make reasonable arrangements for representatives of Parent or Acquisition Sub to meet with suppliers, customers and third party payors of the Company or any Subsidiary and (ii) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent or Acquisition Sub with employees of the Company or any Subsidiary; and

        (d) the Company and its Subsidiaries shall properly complete and file all reports required to be filed by them with the SEC and all other federal, state or local governmental or regulatory authorities (including self-regulatory authorities) having jurisdiction over the Company and/or the Subsidiaries and shall deliver or make available to Parent copies of all such reports promptly after the same are filed. If financial state ments are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP. As of their respective dates, such reports filed with the SEC will comply in all material respects with the federal securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another regulatory authority shall be prepared in accordance with all laws applicable to such reports.

    SECTION 6.02  STOCKHOLDER APPROVAL.

    (a) As promptly as practicable after the execution of this Agreement, the Company shall, subject to its fiduciary duties as advised by counsel, take all action necessary in accordance with all applicable laws and its Articles of Incorporation and By-laws, to duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the shareholders of the Company and shall, subject to its fiduciary duties as advised by counsel, recommend that the shareholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to shareholders in connection therewith.

    (b) As promptly as practicable following the date hereof, the Company shall file with the SEC a preliminary proxy or information statement pertaining to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement (it being understood and agreed that the Company shall notify Parent of the receipt of any such comments and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly supply Parent with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto) and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its shareholders entitled to vote upon the Merger as promptly as practicable thereafter, provided, that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel, and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders.

    (c) The Company, Parent and any person that may be deemed to be an affiliate of the Company shall prepare and file with the SEC concurrently with the filing of the preliminary proxy or information statement described in the first sentence of Section 6.02(c) above a Statement on Schedule 13E-3 ("Schedule 13E-3") under the Exchange Act. If at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or supplement to, said Schedule 13E-3, the Company and such person shall file such amendments or supplements.

    (d) Each of the parties hereto agrees that if, at any time prior to the Special Meeting, any event should occur relating to or affecting the Company, Parent or Acquisition Sub, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable law, distributing to the Company's shareholders such amendment or supplement.

    SECTION 6.03  ACCESS TO INFORMATION.

    (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Parent reasonable access to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request.

    (b) Except as required by law, Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information in accordance with the Confidentiality Agreement dated July 10, 1998 between the Company and WCAS VIII (the "Confidentiality Agreement").

    (c) No investigation pursuant to this Section 6.03 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

    SECTION 6.04 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including without limitation any necessary filings under the HSR Act).

    SECTION 6.05  INQUIRIES AND NEGOTIATIONS; CERTAIN PAYMENTS.

    (a) From and after the date of this Agreement until the termination of this Agreement pursuant to Section 8.01, the Company, the Subsidiaries and their respective officers, directors, employees, representatives and other agents will not, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with (it being understood that the issuance of the press release issued by the Company upon the execution of this Agreement shall not be deemed to violate this provision) or, subject to the fiduciary duties of the Company's Board of Directors as advised by counsel, continue or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, any Third Party in connection with any proposed merger, consolidation, sale of any Subsidiary or division that is material to the business of the Company and the Subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving the Company (such transactions being hereinafter referred to as "Alternative Transactions").

    (b) From and after the date of this Agreement until the termination of this Agreement pursuant to Section 8.01, the Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is made or received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide Parent with not less then
(i) two business days' notice prior to the execution by the Company of any definitive agreement with respect to any Alternative Transaction and (ii) two days' notice (or the longest notice legally permissible in the reasonable determination of counsel for the Company, if less than two days) of any public announcement relating to any Alternative Transaction. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company will obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

    (c) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, within two business days following such Payment Event, a fee of Three Million Dollars ($3,000,000) in cash. "Payment Event" means (i) the termination of this Agreement by Parent pursuant to Section 8.01(d); (ii) the termination of this Agreement by the Company pursuant to Section 8.01(f) or
(iii) the occurrence of any of the following events within twelve months after the date of termination of this Agreement (other than a termination pursuant to Section 8.01(c) or (e)) whereby shareholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the shareholders of the Company after such event, in excess of Sixteen Dollars ($16.00) per Share: (w) the Company is acquired by merger or otherwise by a Third Party; (x) a Third Party acquires more than 50% of the total assets of the Company and the Subsidiaries, taken as a whole; (y) a Third Party acquires more than 50% of the outstanding Shares or (z) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the assets of the Company and the Subsidiaries, taken as a whole.

    (d) The Company acknowledges that the agreements contained in this Section
6.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Acquisition Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.05, and, in order to obtain such payment, Parent and/or Acquisition Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 6.05, the Company shall also pay to Parent and Acquisition Sub their costs and expenses incurred in connection with such litigation. Notwithstanding the foregoing, each party shall bear its own costs and expenses incurred in connection with any litigation over the reasonableness and/or documentation of any expenses submitted for reimbursement hereunder.

    (e) This Section 6.05 shall survive any termination of this Agreement, however caused.

    SECTION 6.06 NOTIFICATION OF CERTAIN MATTERS. The Company shall give notice as promptly as practicable to Parent and Acquisition Sub, and Parent and Acquisition Sub shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition Sub, as the case may be, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

    SECTION 6.07  INDEMNIFICATION.

    (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Articles of Incorporation and By-laws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company (collectively, the "Indemnified Parties"), unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to indemnification of the Indemnified Parties under such provisions and under the Company's indemnification agreements with its directors and officers.

    (b) For a period of six years after the expiration date of the Company's current policy, the Surviving Corporation shall maintain officers' and directors' liability insurance for periods prior to the Effective Time covering those Indemnified Parties who are currently covered by the Company's directors' and officers' liability insurance policy, a copy of which has heretofore been delivered to Parent, on terms no less favorable than the terms of such current insurance coverage, provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently payable by the Company for such insurance, provided, further, however, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

    (c) Following the Merger, if the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.07.

    (d) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

    SECTION 7.01 CONDITIONS TO THE MERGER RELATING TO PARENT AND ACQUISITION SUB. The obligation of Parent and Acquisition Sub to effect the Merger shall be subject, at their option, to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) this Agreement and the Merger shall have been approved and adopted by (i) a majority of the shares voted with respect to the Merger that are owned by persons not affiliated with, or owning equity in, Parent or Acquisition Sub and (ii) the requisite vote of the shareholders of the Company under the Georgia Code;

        (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred, and no action shall have been instituted by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated;

        (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would (i) restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time or (ii) prevent the consummation of the Merger as contemplated hereby;

        (d) other than the filing of the Merger Certificate in accordance with the Georgia Code, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmen tal or regulatory entity, the failure of which to obtain, make or occur could reasonably be expected to have a material adverse effect on the business, properties, results of operation or condition (financial or other) at or after the Effective Time of the Surviving Corporation or its Subsidiaries, shall have been obtained, been filed or have occurred;

        (e) all representations and warranties of the Company that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct in all respects and all representations and warranties that are not so qualified shall be true and correct in all material respects, in each case (i) as of the date of this Agreement and (ii) as of the Effective Time, except to the extent such representations and warranties speak as of an earlier date, and Parent shall have received a certificate signed on behalf of the Com pany by a proper officer of the Company to such effect;

        (f) each of the Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a proper officer of the Company to such effect;

        (g) Parent shall have received an opinion of King & Spalding, counsel to the Company in the form attached hereto as Exhibit A;

        (h) the aggregate number of Dissenting Shares shall not constitute more than 15% of the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (calculated on a fully diluted basis);

        (i) since the date of this Agreement, neither the Company nor any of its Subsidiaries shall have suffered a Material Adverse Effect; and

        (j) there shall be no action, suit, investigation, proceeding or claim pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or their respective properties or rights or any Facility, before any governmental body or arbitration board or tribunal, the outcome of which, either alone or together with similar actions, could reasonably be expected to have a Material Adverse Effect.

    SECTION 7.02 CONDITIONS TO THE MERGER RELATING TO THE COMPANY. The obligation of the Company to effect the Merger shall be subject, at its option, to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company and by Parent and Acquisition Sub;

        (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred, and no action shall have been instituted by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated;

        (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby;

        (d) all representations and warranties of Parent and Acquisition Sub that are qualified with reference to a material adverse effect or materiality shall be true and correct in all respects and all representations and warranties that are not so qualified shall be true and correct in all material respects, in each case (i) as of the date of this Agreement and (ii) as of the Effective Time, except to the extent such representations and warranties speak as of an earlier date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a proper officer of Parent and Acquisition Sub to such effect;

        (e) each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a proper officer of Parent and Acquisition Sub to such effect;

        (f) the Company shall have received an opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Parent and Acquisition Sub, in the form attached hereto as Exhibit B; and

        (g) there shall be no action, suit, investigation, proceeding or claim pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or their respective properties or rights, before any governmental body or arbitration board or tribunal, the outcome of which, either alone or together with similar actions, could reasonably be expected to have a material adverse effect on the business, properties, results of operation or condition (financial or other) of Parent and Acquisition Sub taken as a whole.

                                  ARTICLE VIII
                          TERMINATION AND ABANDONMENT

    SECTION 8.01 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

        (a) by mutual action of the Boards of Directors of Parent and the Company;

        (b) by either Parent or the Company, if (i) the conditions to its obligations under Section 7.01 or Section 7.02, as the case may be, shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the other party on or before March 31, 1999, including, without limitation (provided that there shall not have occurred any event giving Parent the right of termination under Section 8.01(d)(iii) or (iv)) by reason of a vote of shareholders disapproving the Merger or (ii) the Merger shall not have been effected on or prior to the close of business on March 31, 1999, provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur before such date;

        (c) by either Parent or the Company, if any permanent injunction or action by any court or other governmental entity or regulatory authority of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable, provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used all reasonable efforts to remove such injunction or overturn such action; or

        (d) by Parent if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in any material respect, in each case either as of when made or at any time thereafter, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, (iii) the Board of Directors of the Company (x) withdraws or amends or modifies in a manner adverse to Parent or Acquisition Sub its recommendation or approval in respect of this Agreement or the Merger, (y) makes any recommendation with respect to an Alternative Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Alternative Transaction, or (z) takes any material action that would be prohibited by
    Section 6.05 or (iv) the Company enters into a definitive written agreement relating to an Alternative Transaction; or

        (e) by the Company, if (i) there has been a breach of any representations or warranties of Parent set forth herein the effect of which breach could reasonably be expected to have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent; or

        (f) by the Company, if such termination is necessary to allow the Company to enter into an Alternative Transaction that its Board of Directors has determined in good faith, by a majority vote after consultation with its financial advisors and based upon the advice of outside legal counsel to the Company, is more favorable to the shareholders of the Company than the Merger contemplated by this Agreement (provided that the termination described in this Section 8.01(f) shall not be effective unless and until the Company shall have paid to Parent in full the fee described in Section 6.05).

Any party desiring to terminate this Agreement pursuant to this Section 8.01 shall give notice to the other party in accordance with Section 9.05.

    SECTION 8.02 EFFECT OF TERMINATION. Except as provided in Sections 6.05 and 9.02 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section
9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

    SECTION 9.02  EXPENSES, ETC.

    (a) In the event that the transactions contemplated by this Agreement are not consummated, then, except as set forth in Section 6.05, neither the Company, on the one hand, nor Parent and Acquisition Sub, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agree ment, including the fees and expenses of counsel, accountants, consultants, investment bankers and other advisors and experts.

    (b) In the event that the transactions contemplated by this Agreement are consummated, the Company shall pay, at the Effective Time, all of its fees and expenses incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, consultants, investment bankers and other advisors and experts, and the Company shall pay all such fees and expenses incurred by Parent and Acquisition Sub.

    SECTION 9.03 PUBLICITY. The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult, to the extent possible, with the other prior to making such disclosure).

    SECTION 9.04 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be delivered in person or by facsimile transmission.

    SECTION 9.05 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

        If to Parent or Acquisition Sub to it:

           In care of Welsh, Carson, Anderson & Stowe
           320 Park Avenue, Suite 2500
           New York, NY 10022
           Facsimile No.: (212) 893-9575
           Attention: Lawrence B. Sorrel
        with a copy to:

           Reboul, MacMurray, Hewitt, Maynard & Kristol
           45 Rockefeller Plaza
           New York, NY 10111
           Facsimile No.: (212) 841-5725
           Attention: William J. Hewitt, Esq.

        If to the Company, to:

           Centennial Healthcare Corporation
           400 Perimeter Center Terrace, Suite 650
           Atlanta, Georgia
           Facsimile No: (770) 730-1350
           Attention: J. Stephen Eaton
           Chairman of the Board, President and Chief Executive Officer

           Bertil Nordin
           Chairman of the Special Committee of the Board of Directors of Centennial Healthcare Corporation
           14 Ball Creek Way
           Dunwoody, Georgia 30350

        with copies to:

           King & Spalding
           191 Peachtree Street
           Atlanta, GA 30303-1763
           Facsimile No.: (404) 572-5100
           Attention: Paul A. Quiros, Esq.

           Kilpatrick Stockton LLP
           1100 Peachtree Street, Suite 2800
           Atlanta, Georgia 30309-4530
           Facsimile No.: (404) 815-6555
           Attention: David A. Stockton, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

    SECTION 9.06 WAIVERS. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand, may, (i) extend the time for the performance of any of the bligations or other actions of the other under this Agreement;
(ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    SECTION 9.07 HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any why the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or

Article of this Agreement or the Disclosure Schedule unless otherwise indicated. References to this Agreement shall be deemed to include all Exhibits and Sections of the Disclosure Schedule, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a governmental entity or an unincorporated organization.

    SECTION 9.08 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and Exhibits hereto and other documents and instruments executed at the Effective Time in connection herewith) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

    SECTION 9.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflict of laws.

    SECTION 9.10 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

    SECTION 9.11 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, provided, however, that the provisions of
Section 6.07 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

    SECTION 9.12 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

    SECTION 9.13 AMENDMENTS. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Acquisition Sub and the Company with respect to any of the terms contained herein, provided, however, that after any approval and adoption of this Agreement by the shareholders of the Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such shareholders, without the further approval of such shareholders.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agree ment and Plan of Merger as of the day and year first above written.

                                COUGAR HOLDINGS CORPORATION

                                By
                                     -----------------------------------------
                                     Name:
                                     Title:

                                COUGAR ACQUISITION CORP.

                                By
                                     -----------------------------------------
                                     Name:
                                     Title:

                                CENTENNIAL HEALTHCARE CORPORATION

                                By
                                     -----------------------------------------
                                     Name:
                                     Title:

                             INDEX TO DEFINED TERMS

                THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
                  DOES NOT CONSTITUTE A PART OF THE AGREEMENT

                                                                                                      SECTION
TERM                                                                                                 REFERENCE
------------------------------------------------------------------------------------------------  ----------------
"Acquisition Sub"...............................................................................  Recitals
"Affiliate Contract"............................................................................  3.28
"Agreement".....................................................................................  Recitals
"Alternative Transactions"......................................................................  6.05(a)
"Audited Balance Sheet".........................................................................  3.05
"Authorizations"................................................................................  3.15(a)
"Business"......................................................................................  3.11(a)(i)
"Certificate"...................................................................................  2.03(b)
"Closing".......................................................................................  1.04
"Closing Date"..................................................................................  1.04
"Code"..........................................................................................  3.21(a)
"Company".......................................................................................  Recitals
"Company Board".................................................................................  Recitals
"Company Common Stock"..........................................................................  2.01(b)
"Company SEC Filings"...........................................................................  3.06(a)
"Company Stock Option Plans"....................................................................  2.02
"Computer Systems"..............................................................................  3.13(d)
"CON"...........................................................................................  3.15(a)
"Confidentiality Agreement".....................................................................  6.03(b)
"Constituent Corporations"......................................................................  Recitals
"Corporate Subsidiaries"........................................................................  3.01(a)
"Cost Reports"..................................................................................  3.15(b)
"Dissenting Shares".............................................................................  2.04(a)
"Effective Time"................................................................................  1.03
"Environmental Event"...........................................................................  3.22
"ERISA".........................................................................................  3.21a)
"Exchange Act"..................................................................................  3.06(a)
"Exchange Agent"................................................................................  2.03(a)
"Exchange Fund".................................................................................  2.03(a)
"Facility"......................................................................................  3.01(d)
"Financing".....................................................................................  4.07
"Financing Entities"............................................................................  4.07
"GAAP"..........................................................................................  3.06
"Georgia Code"..................................................................................  1.01
"HSR Act".......................................................................................  3.08
"Indemnified Parties"...........................................................................  6.07(a)
"Independent Advisor"...........................................................................  Recitals
"Intangible Rights".............................................................................  3.12
"Interim Balance Sheet".........................................................................  3.05
"Managed Facility"..............................................................................  3.01(d)
"Medicare and Medicaid Programs"................................................................  3.15(a)
"Material Adverse Effect".......................................................................  3.01(a)
"Merger"........................................................................................  1.01
"Merger Consideration"..........................................................................  2.01(c)

                                                                                                      SECTION
TERM                                                                                                 REFERENCE
------------------------------------------------------------------------------------------------  ----------------
"NASD"..........................................................................................  3.08
"Parent"........................................................................................  Recitals
"Partnership Subsidiaries"......................................................................  3.01(b)
"Payment Event".................................................................................  6.05(c)
"Permitted Liens"...............................................................................  3.10
"Plans".........................................................................................  3.21(a)
"Professional"..................................................................................  3.15(a)
"Proprietary Facility"..........................................................................  3.01(d)
"Proprietary Software"..........................................................................  3.13(a)
"Proxy Statement"...............................................................................  6.02(b)
"Public Shareholders"...........................................................................  Recitals
"Regulations"...................................................................................  3.15(a)
"SEC"...........................................................................................  3.06(a)
"Securities Act"................................................................................  3.06(a)
"Schedule 13E-3"................................................................................  6.02(c)
"Schedule 14D-9"................................................................................  1.02(b)
"shareholders"..................................................................................  Recitals
"Shares"........................................................................................  2.01(c)
"Social Security Act"...........................................................................  3.15(a)
"Special Committee".............................................................................  Recitals
"Special Meeting"...............................................................................  6.02(a)
"Subsidiary"....................................................................................  3.01(d)
"Surviving Corporation".........................................................................  Recitals
"Third Party"...................................................................................  6.05(a)
"Third Party Software"..........................................................................  3.13(a)
"Taxes".........................................................................................  3.26(a)
"Tax Returns"...................................................................................  3.26(a)
"THS"...........................................................................................  3.26(c)
"WCAS VIII".....................................................................................  4.07
"Year 2000 Compatible"..........................................................................  3.13(d)

                                                                      APPENDIX B

                       OPINION OF J.P. MORGAN SECURITIES INC.

                                                                      APPENDIX B

    March 18, 1999

Special Committee of the Board of Directors
Centennial HealthCare Corporation
400 Perimeter Center Terrace, Suite 650
Atlanta, Georgia 30346

Attention: Mr. Bertil D. Nordin
       Chairman of the Special Committee

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Centennial HealthCare Corporation (the "Company") (other than (i) Cougar Holdings Corporation ("Parent"), a company formed at the direction of Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII"), and Parent's wholly-owned subsidiary, Cougar Acquisition Corp. ("Acquisition Sub"),
(ii) WCAS VIII and (iii) certain investment limited partnerships affiliated with WCAS VIII, certain individuals affiliated with WCAS VIII and such partnerships and certain members of senior management of the Company, in each case that have invested or propose to invest in Parent (said persons being herein collectively referred to as the "Investor Group")) of the consideration to be paid to them in connection with the proposed merger (the "Merger") of the Company with Acquisition Sub. Pursuant to the Agreement and Plan of Merger, dated as of October 22, 1998 (the "Agreement"), among the Company, Parent and Acquisition Sub, Acquisition Sub will merge with and into the Company, and each share of Common Stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares and shares canceled pursuant to the Agreement) shall be converted into the right to receive an amount in cash, without interest, equal to $16.00.

    In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Proxy Statement of the Company relating to the Merger (the "Proxy Statement");
(iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company; (vi) the audited financial statements of the Company for the fiscal year ended December 31, 1997 and the unaudited financial statements of the Company for the periods ended March 31, June 30 and September 30, 1998; (vii) certain agreements with respect to outstanding indebtedness or obligations of the Company; (viii) certain internal financial analyses and forecasts prepared by the Company and its management; and (ix) the terms of certain other business combinations that we deemed relevant.

    In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we considered necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

    In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the

Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in the Proxy Statement and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement and the Proxy Statement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

    We have acted as financial advisor to the Special Committee of the Board of Directors with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with the Company. J.P. Morgan and its affiliates maintain an ongoing relationship with WCAS VIII and its affiliated investment limited partnerships and have advised, financed and undertaken capital markets transactions with such partnerships and their portfolio companies. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders (other than the Investor Group).

    This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                Very truly yours,
                                J.P. MORGAN SECURITIES INC.

                                By:
                                     -----------------------------------------
                                     Name: John Fowler
                                     Title: Managing Director

                                                                      APPENDIX C

              ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

                                                                      APPENDIX C

                        DISSENTERS' RIGHTS OF APPRAISAL
                              TITLE 14, CHAPTER 2
                             BUSINESS CORPORATIONS
                                STATE OF GEORGIA
                                   ARTICLE 13
                               DISSENTERS' RIGHTS
                                     PART 1
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301. Definitions.

    As used in this article, the term:

    (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

    (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

    (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

    (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

    (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

    (1) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party:

           (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

           (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           (A) Alters or abolishes a preferential right of the shares;

           (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

           (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2- 604; or

           (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's right.

    (3) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

        (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

        (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

    A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                     PART 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320. Notice of dissenters' rights.

    (4) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (5) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.

    (6) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

        (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (2) Must not vote his shares in favor of the proposed action.

    (7) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters' notice.

    (8) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

    (9) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

        (4) Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

    (10) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

    (11) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (12) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. Share Restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

    (13) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (14) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Code
    Section 14-2-1327; and

        (5) A copy of this article.

    (15) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

    (16) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (17) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

    (18) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

        (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (19) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

    (20) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

        (1) The shareholder may demand the information required under subsection
    (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

        (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

14-2-1330. Court action.

    (21) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (22) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (23) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

    (24) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

    (25) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.

    (26) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

    (27) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (28) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

    No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PROXY

                       CENTENNIAL HEALTHCARE CORPORATION
                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO
                    BE HELD ON APRIL 15, 1999 AT 10:00 A.M.

    The undersigned hereby appoints Daryl R. Griswold and Alan B. Cosby, and each of them, proxies, with full power of substitution and resubstitution, as proxies for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of Centennial HealthCare Corporation, held by the undersigned at the close of business on February 26, 1999, which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on April 15, 1999 at 10:00 a.m., local time, at The South Terrace Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346, and at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CENTENNIAL HEALTHCARE CORPORATION. THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE PROPOSAL BELOW.

    To approve the Agreement and Plan of Merger, dated as of October 22, 1998, by and among Cougar Holdings Corporation, Cougar Acquisition Corporation and Centennial HealthCare Corporation.

             / / FOR             / / AGAINST             / / ABSTAIN

    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE.
                                                Dated: ___________________, 1999

                                                ________________________________
                                                Signature

                                                Please sign exactly as your
                                                name(s) appear(s) hereon. Where
                                                more than one owner is shown
                                                above, each should sign. When
                                                signing in a fiduciary or
                                                representative capacity, please
                                                add your full title as such. If
                                                this proxy is submitted by a
                                                corporation, it should be
                                                executed in the full corporate
                                                name by a duly authorized
                                                officer. If a partnership,
                                                please sign in partnership name
                                                by authorized person.

    PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K

For annual and transition reports pursuant to sections 13 or 15 (d) of the Securities Exchange Act of 1934.

(Mark One)

(X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

        For the fiscal year ended       December 31, 1997
                                        -----------------
                                 OR
(_) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        For the transition period from __________  to __________

                       Commission file number   001-35118

                       CENTENNIAL HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                   GEORGIA                                      58-1839701
--------------------------------------------------------------------------------
         (State or other jurisdiction                        (I.R.S. Employer
      of incorporation or organization)                     identification No.)

            400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia  30346
--------------------------------------------------------------------------------
                  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code            770-698-9040
                                                              ------------

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:  None
- ----------------------------------------------------------

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
Common Stock, par value $.01 per share
- ----------------------------------------------------------

Indicate by check mark whether the registrant, (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days.    Yes    X      No
                                          -------     -------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulations S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definite proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to
this Form 10-K.   [X]

The aggregate market value of the voting stock held by non-affiliates of the registrant as of March 27, 1998 was approximately $166.2 million. As of March 27, 1998, the registrant had 11,877,645 shares of Common Stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the Annual Meeting of Stockholders to be held on May 21, 1998 are incorporated by Reference in Part III.

                               TABLE OF CONTENTS



                                    Part I
                                                                       Page
                                                                       ----

Item 1.  Business....................................................
Item 2.  Properties..................................................
Item 3.  Legal Proceedings...........................................
Item 4.  Submission of Matters to a Vote of Security Holders.........
Item 4A. Executive Officers of the Registrant........................

                                    Part II

Item 5.  Market for Registrant's Common Equity and Related
         Stockholder Matters.........................................
Item 6.  Selected Financial Data.....................................
Item 7.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations.........................
Item 7A. Quantitative and Qualitative Disclosures About Market Risk..
Item 8.  Financial Statements and Supplementary Data.................
Item 9.  Changes in and Disagreements with Accountants on
         Accounting and Financial Disclosure.........................

                                   Part III

Item 10. Directors and Executive Officers of the Registrant..........
Item 11. Executive Compensation......................................
Item 12. Security Ownership of Certain Beneficial Owners
         and Management..............................................
Item 13. Certain Relationships and Related Transactions..............

                                    Part IV

Item 14. Exhibits, Financial Statement Schedules and
         Reports on Form 8-K.........................................

Signatures...........................................................

Item 1.  BUSINESS.

     Certain statements in this Form 10-K under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in certain documents incorporated by reference herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "1933 Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Those statements include statements regarding the intent, belief or current expectations of Centennial HealthCare Corporation and members of its management team. Management cautions that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements are set forth in the Safe Harbor Compliance Statement included as Exhibit 99.1 to this Form 10-K, and are hereby incorporated herein by reference. Centennial HealthCare Corporation undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

  Centennial HealthCare Corporation ("Centennial" or the "Company") provides a broad range of long-term healthcare services to meet the medical needs of elderly and post-acute patients. The Company provides these services through geographically concentrated networks located in metropolitan and secondary markets throughout the United States. The Company was organized in 1989 as a Georgia corporation and conducts business through its operating subsidiaries. At December 31, 1997, Centennial operated 84 owned, leased and managed skilled nursing facilities with 8,850 licensed available beds in 19 states, with its largest concentration of facilities in North Carolina, Indiana and Michigan. The Company provides basic and specialty healthcare services. Basic services include skilled nursing and support, housekeeping, laundry, dietary, recreational and social services. Specialty services include comprehensive rehabilitation therapy, respiratory therapy, ventilator care, infusion therapy, wound care, home health care and other subacute and specialty services. As components of its specialty services, at December 31, 1997, Centennial provided rehabilitation therapy services on a contract basis to third-party owned and Company-operated skilled nursing facilities in 21 states pursuant to 128 contracts and provided home health care services through 30 offices, primarily located in North Carolina. References to the Company or Centennial also include the Company's subsidiaries unless the context indicates otherwise.

COMPANY STRATEGY

  Centennial's objective is to continue to enhance its market position as a provider of long-term basic and specialty services in selected metropolitan and secondary markets. The Company seeks to control significant components of the non-acute health care system in its markets, thereby diversifying its sources of revenue and positioning itself to respond to the requirements of a variety of payors. In addition, the Company seeks to increase the range of services it provides within its facilities and tailors its health care services to address the specific needs within each of its markets. To meet its objective, the Company is pursuing the following strategies: (i) achieve operating leverage through the continued development of regionally concentrated networks; (ii) implement market-specific business and network development plans in response to the diverse needs of the Company's metropolitan and secondary markets; (iii) continue to expand specialty services to enhance the Company's position as a broad-based provider of health care services; (iv) manage operations through sophisticated information systems that enhance efficiency; and (v) pursue strategic acquisitions of additional long-term care facilities and related service providers.

  Over the last several years, the Company has grown its operating base both through acquisitions and internal growth. Total revenues were $75.2 million, $233.0 million and $304.3 million for the fiscal years ended December 31, 1995, 1996 and 1997, respectively. Operating income was $3.2 million, $14.5 million, and $25.5 million for the fiscal years ended December 31, 1995, 1996 and 1997, respectively. Licensed available beds increased from 4,302 to 8,850 during the same period. The Company's revenue quality mix (Medicare, private pay, management fees and other) improved from 41.9% for the fiscal year ended December 31, 1995 to 63.4% for the fiscal year ended December 31, 1997, and the Company's revenues from specialty services increased from 14.4% for the fiscal year ended December 31, 1995 to 42.1% for the fiscal year ended December 31, 1997, reflecting the Company's focus on providing specialty services to higher acuity patients.

COMPANY GROWTH

  As part of its growth strategy, the Company regularly reviews possible acquisitions within the long-term care continuum. Effective December 31, 1995, the Company completed an important strategic acquisition by merging with Transitional Health Services, Inc. ("THS") which operated 36 skilled nursing facilities with 3,776 beds in Arkansas, North Carolina, Indiana, Kentucky and Michigan and a contract rehabilitation therapy business (the "THS Merger"). Since the THS Merger, through December 31, 1997 the Company continued to expand its operations through the acquisition of a company providing home health care services, the acquisition of a contract rehabilitation therapy company providing therapy services to affiliated and third-party skilled nursing facilities, the acquisition of three skilled nursing facilities previously managed by the Company, and the lease of two rural acute-care hospitals which are located in markets where the Company operates skilled nursing centers. Additionally, the Company added a net 13 management agreements for skilled nursing facilities totaling 1,812 licensed available beds in 3 states.

1997 ACQUISITIONS AND LEASE TRANSACTIONS

  Effective May 1, 1997, the Company acquired by merger Total Care Consolidated, Inc., a provider of home health care services with 25 home health offices located in North Carolina, where the Company operated 23 facilities as of December 31, 1997, as well as South Carolina and Louisiana.

  In August 1997, the Company acquired substantially all of the business and assets of Complex Care, Inc., a provider of physical, occupational, and speech therapy services through approximately 45 contracts with third-party long-term care facilities in Connecticut and Rhode Island. Combined with the Company's existing contract rehabilitation therapy business, at December 31, 1997 the Company provided rehabilitation services pursuant to 128 contracts in 21 states, to Company-operated and third-party-owned facilities.

  In March 1997, the Company assumed the management of a 29-bed rural, acute-care hospital in northern Florida where the Company currently operates a nursing home facility and another rural hospital. Following the receipt of necessary consents and approvals, the management of this facility was converted into a lease of the facility retroactive to the date of the original management agreement.

  In December 1997, the Company acquired a 58-bed long-term care facility in Florida that had been managed by the Company since 1991.

  As a result of the acquisitions referenced above, Centennial has increased its range of services in markets in which the Company already has a strong operating presence.

1997 MANAGEMENT AGREEMENTS

  The Company's growth strategy also includes the management of long-term care facilities for third-party owners. Most management agreements provide for a management fee equal to 6% of the facility's gross revenues with terms ranging from 5 to 20 years, with renewal options. Additionally, the Company generally has a right of first refusal or option to purchase its managed facilities. This strategy allows the Company to evaluate the operations of potential acquisition candidate facilities prior to acquisition. During 1997, the Company added 9 managed skilled nursing facilities to its portfolio, totaling 924 licensed available beds.

THE LONG-TERM CARE INDUSTRY

  The long-term care industry provides a broad range of services to post-acute patients and patients with medically complex and special needs who do not require treatment in an acute care hospital setting. Long-term care facilities offer basic services, which include skilled nursing and support, housekeeping, laundry, dietary, recreational and social services. In addition, long-term care facilities may provide a broad range of specialty services such as comprehensive rehabilitation therapy (including physical, occupational and speech therapy), respiratory therapy, ventilator care, infusion therapy, wound care, home health care, tracheostomy care, pharmaceutical services, Alzheimer's care and other specialty services. Long-term care facilities are increasingly becoming an integral part of community-based, vertically-integrated, extended care delivery systems that are capable of providing a full range of traditional basic and specialty services.

  In recent years, long-term care services have experienced significant growth. According to industry sources, revenues in the long-term care industry have increased from approximately $18 billion in 1980 to approximately $80 billion in 1995. Continuing growth of the industry has been driven by a number of factors, including: (i) aging of the population; (ii) cost-containment pressures that are driving post-acute patients from acute care hospitals to lower-cost settings such as long-term care facilities; (iii) advances in medical technology enabling sophisticated long-term care providers to care for higher-acuity patients; and
(iv) demand for post-acute and specialty services in secondary markets.

  AGING POPULATION. According to the U.S. Bureau of the Census, approximately 90% of all patients in long-term care facilities are persons over 65 years of age, and this age group has been growing significantly faster than the overall population. The over 65 age group experiences a greater incidence of chronic illness and disabilities than other age groups and currently accounts for more than two-thirds of total health care expenditures in the United States. As the number of Americans over age 65 increases, the need for long-term care services is also expected to increase. The U.S. Bureau of the Census estimates that the U.S. population over age 65 will increase from approximately 31 million in 1990 to approximately 35 million in 2000. In particular, the segment of the U.S. population over 85 years of age, which comprises 45% to 53% of residents at long-term care facilities nationwide, is projected to increase by more than 33%, from approximately 3 million in 1990, to more than 4 million in 2000.

  COST-CONTAINMENT PRESSURES. In response to rising costs, government and private pay sources have implemented cost-containment measures designed to reduce lengths of stay in acute care hospitals. As a result, the average length of hospital stays has been decreased, thereby increasing the number of patients discharged from acute care hospital settings who require continuing medical care. Long-term care facilities represent an attractive alternative setting for these discharged patients because many of the post-acute services required by patients can be provided on a cost-effective basis by clinically sophisticated long-term care providers.

  ADVANCES IN MEDICAL TECHNOLOGY. The increasing availability of advanced medical technology has increased life expectancies and enhanced the ability of long-term providers to offer, on a cost-effective basis, quality services previously provided only by acute care hospitals. As a result, a growing number of higher-acuity patients with specialized needs can be treated in long-term care settings.

  DEMAND FOR POST-ACUTE AND SPECIALTY SERVICES IN SECONDARY MARKETS. A major challenge for persons requiring medical care in secondary markets is the distance that often exists between a patient's home and regional centers that offer primary care, rehabilitation therapy and other specialty services. Individuals residing in secondary markets in need of services are often left with the choice of temporarily or permanently relocating, spending extended periods of time away from their families or commuting significant distances. As a result, the provision of post-acute and specialty services in secondary markets represents a significant opportunity for the long-term care industry to grow and enhance profitability.

INDUSTRY CONSOLIDATION

  The long-term care industry is undergoing consolidation as providers seek to build market share and compete more effectively. Current ownership of long-term care facilities is highly fragmented, with approximately 70% of all facilities owned by independent providers or companies operating less than 20 facilities. The increased burdens of various cost-containment measures, increasing acuity of long-term care patients and increasing complexity of government regulation pose significant challenges to long-term care providers that lack sophisticated information systems, breadth of management experience and economies-of-scale.
In addition, there is a limited supply of long-term care facilities due to the following factors: (i) state Certificate of Need ("CON") legislation, which restricts the number of facilities that can be constructed within a market; (ii) high construction costs; (iii) limitations on government reimbursement for the full cost of construction; and (iv) extensive start-up expenses. As a result of these factors, providers that have a strong reputation within the community for providing high quality service have become attractive acquisition targets for providers seeking to reach critical mass.

BUSINESS STRATEGY

  Centennial's objective is to continue to enhance its position as a quality provider of basic and specialty services in both metropolitan and secondary markets within its established regions. To achieve this objective, the Company will focus on the following strategies:

  EXPAND NATIONALLY THROUGH REGIONAL DEVELOPMENT. The Company's expansion efforts to date have been structured to integrate additional facilities and services within eleven regions. By focusing on regional development, the Company is well-positioned to manage facility operations, allocate managerial and administrative costs over a larger revenue base, capitalize on its reputation in existing markets, provide more effective training of facility personnel and closely monitor the implementation of facility specific operating plans. The Company's regional structure should allow it to build the critical mass necessary to create networks for providing specialty services on a direct basis and successfully contract with managed care and other third-party payors.

  IMPLEMENT MARKET-SPECIFIC BUSINESS AND NETWORK DEVELOPMENT PLANS. In its metropolitan markets, the Company generally focuses on providing a specific range of services and enhances market share by integrating its operations with those of recognized delivery networks and other providers. In secondary markets, the Company's goal is to play a leading role in local delivery of health care by providing a broader range of services. The Company seeks, in certain secondary markets, to provide many significant components of care within integrated health care networks and to manage the flow of patients to the most appropriate, cost-effective site of care.

  CONTINUE TO EXPAND SPECIALTY SERVICES. The Company provides a broad range of specialty services at certain of its facilities and continues to expand its program of outpatient and home health care services. In addition, the Company intends to emphasize growth and expansion of its third party physical, occupational and speech therapy services to allow the Company's facilities to serve as full-service providers of specialty services to patients in its markets.

  ENHANCE OPERATIONS THROUGH THE USE OF INFORMATION TECHNOLOGY. The Company has expended significant resources in the development of management information systems and has placed a high priority on developing systems to assess patient care, track financial and operational controls, analyze labor utilization and monitor reimbursement. In addition, the Company's information technology enables it to integrate acquired facilities or operations on a timely and cost-effective basis with minimal disruption to operations and positions the Company to efficiently operate in a managed care environment.

  PURSUE STRATEGIC ACQUISITIONS. The Company targets for acquisition facilities, operating companies and related businesses that have the capacity to be leading providers of health care services to higher-acuity patients in their respective markets and that represent opportunities for the Company to realize additional operating leverage through regional operating efficiencies. In addition to outright purchases, the Company enters into lease or management agreements with certain facilities which generally include a right of first refusal or option to purchase the facilities. In addition to facility acquisitions, the Company seeks to expand the rehabilitation therapy services, pharmacy and home health care segments of its operations through the purchase of businesses offering such specialty services.

PATIENT SERVICES

  The Company provides basic and specialty health care services as described below.

BASIC SERVICES

Basic services are those traditionally provided to elderly patients in long-term care facilities, including skilled nursing and support, housekeeping, laundry, dietary, recreational and social services. The Company provides 24-hour skilled nursing care by registered nurses, licensed practical nurses and certified nursing aides in all of its facilities. Each facility is managed by a licensed administrator who is responsible for the day-to-day operation of the facility. Although treatment of patients is the responsibility of their own attending physicians, who are not employed by the Company, each facility engages a physician medical director who monitors the delivery of care. In addition, each facility offers a number of individualized therapeutic activities designed to enhance the quality of life of its patients. These activities include entertainment events, musical productions, trips, arts and crafts, volunteer and other programs that encourage social interaction among patients as well as community involvement.

SPECIALTY SERVICES

  Specialty services are those provided to patients with medically complex needs, who generally require more complex treatment and a higher level of skilled nursing care. These services typically generate higher revenues per patient day than basic services as a result of the higher costs associated with treating a higher-acuity patient. Set forth below are descriptions of the specialty services offered by the Company.

  REHABILITATION THERAPY. The Company provides a broad range of rehabilitation therapy services to its facilities and other third-party providers. These services include physical, occupational and speech therapy in the long-term care facility setting. As of December 31, 1997 the Company had contracted to provide rehabilitation therapy services to patients in 128 facilities, 21 of which are owned or leased by the Company.

  SUBACUTE CARE. The Company's subacute care program has distinct units within certain of its long-term care facilities that are dedicated to the care of medically complex patients who do not require the services of an acute care hospital. Subacute services provided or arranged by the Company's facilities include, but are not limited to, ventilator care, respiratory care, traumatic injury recuperation, post-cardiac rehabilitation, IV therapy, wound care, post-stroke care, hospice care, post-surgical orthopedic rehabilitation and peritoneal dialysis services.

  HOME HEALTH CARE. At December 31, 1997, Centennial operated 30 home health care offices, affording the recipients of such care an alternative to a hospital or long-term care facility setting. Such services delivered into the home setting include skilled nursing, physical, occupational and speech therapy and subacute care. In addition, personal care services are available from home health care aides who assist patients with their activities of daily living. Centennial provides home health care primarily in markets where it has long-term care facilities.

OPERATIONS

  GENERAL. The Company's facilities are organized into eleven operating regions and the Company's organizational structure and operations support staff provide its facilities with the resources needed to operate effectively in these regions. Each region has a nurse consultant with responsibility for providing guidance on patient care issues, conducting quality assurance audits, training in clinical software and assuring compliance with applicable state and federal regulations. The Company provides additional operational support through a corporate team of professionals in financial accounting, reimbursement, managed care pricing, quality assurance, human resources, regulatory compliance, marketing, health systems development and other areas.

For all of its facilities, the Company actively manages personnel costs, which represent the largest expense incurred in the operation of a long-term care facility. The Company emphasizes attracting and retaining quality personnel, including administrators and skilled nursing staff, through a number of programs which include on-going training and education classes, employee recognition programs, and competitive wages and benefits. In addition, the Company has an incentive program for administrators based on the achievement of certain Company goals related to quality of care and financial performance.

  QUALITY ASSURANCE AND REGULATORY COMPLIANCE. The Company has developed a comprehensive quality assurance program that is designed to monitor, evaluate and improve the delivery of patient care. This program is supervised by a registered nurse, who serves as the Company's director of professional services. Pursuant to its quality control system, the Company routinely collects information from patients, family members, employees and state survey agencies that is then compiled, analyzed and distributed throughout the Company in order to monitor the quality of care and services provided and the satisfaction of the residents and their families with such services.

  MARKETING. The Company's in-house marketing department works directly with its facilities in their efforts to market services in their respective communities. The emphasis of the Company's marketing department is to assist each facility in achieving a desired quality mix of revenues through increased Medicare, private and managed care census. The Company works with each facility to establish monthly, quarterly and annual census and payor mix goals and each facility is responsible for an on-going marketing plan.

  The Company focuses on securing relationships with managed care organizations and insurance carriers in the markets served by its facilities. At present, many of the Company's facilities have contractual relationships with such organizations.

MANAGEMENT INFORMATION SYSTEMS

  The Company develops, implements and maintains a comprehensive system of management and financial controls which is designed to enable the Company to closely monitor operating costs and quickly distribute financial and other operational information to appropriate levels of management. Each facility utilizes PC-based, networked computer systems for processing operating data on a "real-time" basis as well as financial and patient care data. The Company has established an internal network linking its facilities, operating subsidiaries, regional managers and nurse consultants with its corporate computer network.

  The Company utilizes commercially available as well as internally developed software in its information systems. The Company has established on-line electronic billing with Medicare as well as with several state Medicaid programs and produces interim cost reports for Medicare and certain state Medicaid programs. In addition, at each facility, the system generates computer-assisted medical records that allow for the creation of individualized care plans, physician orders and administrative and observation records.

  The Company's information systems are easily adaptable to newly acquired facilities and related companies to enable management to impact each facility's financial and operating performance within a short period of time.

ACQUISITIONS

  The Company maintains an active acquisition program in order to increase its penetration of existing regions and to capitalize on the consolidation trends in the long-term care industry. The Company evaluates potential acquisitions on the basis of existing profitability, long-term profit potential, specialty services opportunities, facility location, payor mix and patient census. Specifically, the Company targets facilities that have the capacity to be leading providers of higher-acuity services in their respective markets and that represent opportunities for the Company to realize additional operating leverage through regional economies of scale and provide more profitable specialty services. In addition, the Company enters into lease or management agreements with certain facilities that generally include a right of first refusal. In many cases these lease or management arrangements present acquisition opportunities. As evidence of its ability to acquire previously managed facilities, the Company currently leases or owns 18 facilities that it previously managed.

FACILITIES

  At December 31, 1997, Centennial operated 84 owned, leased and managed skilled nursing facilities with 8,850 beds in 19 states and the District of Columbia. Of this number, Centennial owned nine facilities with 897 beds, leased 46 facilities with 4,452 beds and managed 29 facilities with 3,501 beds. Since December 31, 1997, the Company has added six managed skilled nursing facilities with 837 beds in the state of North Carolina. At December 31, 1997, the Company's facilities had an average of 105 beds and an average occupancy rate of 90.7%.

  The following table lists the Company's owned, leased and managed facilities by location, including the number of licensed available beds and the occupancy rate as of December 31, 1997:

                                     Facilities
                Number of  ------------------------------
State             Beds     Owned   Leased Managed   Total    Occupancy% (1)
- -----           ---------  -----   ------ -------   -----    --------------
Arkansas            70         -        -       1       1        91.2
DC                 448         -        1       1       2        95.8
Florida            259         1        -       3       4        96.2
Georgia            157         -        1       -       1        96.2
Idaho              166         -        2       -       2        89.0
Illinois           106         -        -       1       1(2)     76.2
Indiana          1,315         -       13       -      13        89.0
Kansas             387         -        2       2       4        78.2
Kentucky           356         1        2       -       3        92.3
Louisiana          376         1        3       -       4        90.9
Michigan         1,270         3        7       3      13        92.3
Mississippi        539         -        5       -       5        88.3
Montana             99         -        1       -       1        89.0
North Carolina   2,385         2        8      13      23        92.1
Nebraska           158         1        -       -       1        90.2
New Mexico         119         -        -       1       1        90.0
Tennessee          119         -        -       1       1        97.2
Texas              221         -        1       1       2        87.8
Washington         104         -        -       1       1        73.3
Wisconsin          196         -        -       1       1        87.3
                 ----------------------------------------------------

Totals           8,850         9       46      29      84        90.7%
                 ----------------------------------------------------
                 ----------------------------------------------------

(1) Occupancy is computed by dividing actual patient day census by actual patient days available in licensed available operating beds. Does not include facilities in the start-up phase during 1997, which include The Oaks at Sweeten Creek (North Carolina); Lafayette Healthcare Center (Florida); Blountstown Health & Rehabilitation Center (Florida); Crystal Oaks of Pinellas (Florida) and Mountain Ridge Wellness Center (North Carolina).
(2) Facility management contract terminated as of December 31, 1997.

  LEASED FACILITIES. At December 31, 1997, the Company leased 46 skilled nursing facilities pursuant to long-term leases with various lessors. The Company's lease arrangements are "triple net" leases, requiring the Company, at its own expense, to maintain the premises and pay taxes, utilities and insurance. In most cases, the leases are subordinate to certain security interests in the facilities granted by the lessors to third-party lenders. Centennial has a right of first refusal to purchase most of the leased facilities.

  These leases generally have initial terms of ten to 20 years with options to extend, and lease rates with annual increases tied to fixed schedules, the Consumer Price Index, or changes in the prime rate.

MANAGED FACILITIES

  At December 31, 1997, the Company operated 29 facilities under long-term management contracts with third parties. Revenues from management contracts accounted for approximately 2.6% of the Company's total revenues for the fiscal year ended December 31, 1997. Pursuant to these management contracts, the Company performs day-to-day management functions and provides certain corporate services, including group contract purchasing, employee training and development, quality assurance audits, human resource management, assistance in obtaining third-party reimbursement, financial and accounting functions, policy development, system design and development, and marketing support. The Company's information system monitors certain key data for each managed facility, such as payroll, admissions and discharges, cash collections, net patient service revenues, staff trend analysis, and measurement of operational data on a per patient day basis. These management agreements typically have initial terms ranging from five to 20 years and that can be terminated only for cause. Each such management agreement provides for monthly fees generally at six percent of gross revenues. Certain of the agreements provide for the subordination of the management fees to the payment of the owner's debt service. The Company has a right of first refusal to acquire certain of these managed facilities.

  During 1997, five third-party owned facilities for which the Company provided management services were sold. The Company terminated management agreements on two of the sold facilities and obtained new management agreements on the other three from the new owners.

  CONTRACT REHABILITATION SERVICES. At December 31, 1997, Centennial provided contract rehabilitation services under 128 contracts in facilities in 21 states. Twenty-one of the agreements are with the Company's owned or leased facilities. Most of these agreements have initial terms of five years with automatic renewal provisions for five successive additional terms of five years each, unless terminated earlier upon 90 days prior notice, and are subject to termination without cause upon 60 days prior written notice. Pursuant to these agreements, the Company provides comprehensive rehabilitation services, including physical, occupational and speech therapy. In addition, the Company provides administrative services including policy formulation, licensure compliance, training, staffing, quality control, financial report preparation and patient census preparation. Therapy services, except for physical therapy services, are billed per unit of therapy service provided at rates set forth in the therapy service agreement. Physical therapy services are billed at the Medicare published salary equivalency rate. Non-therapy services are either billed per unit of service provided or at a flat monthly rate set forth in the individual therapy service agreement.

COMPETITION

  The Company expects that it will face increasing levels of competition with respect to its operations and the services it provides. The Company competes for patients with other long-term care facilities and, to a lesser extent, with acute care hospitals, physician practice groups, home health care providers, community-based service programs, retirement communities and assisted living centers. In addition, competition may grow from new market entrants, including companies focusing primarily on specific components of the Company's various services. Certain competing companies have greater financial and other resources and may be more established in their respective communities than the Company. Competition for subacute care patients is increasing by virtue of market entry of other health care providers, such as acute care hospitals, rehabilitation hospitals and other specialty service providers. The competitive factors that distinguish subacute providers include the degree of acuity for which care can be provided. The Company believes that its subacute care facilities are characterized by a high level of acuity in patient care provided. Other important competitive factors include the reputation of the facility in the community, the services offered, the availability of qualified nurses, local physicians, hospital support, rehabilitation therapists and other personnel, the appearance of the facility and the cost of services.

SOURCE OF REVENUES AND PAYOR MIX

  The Company derives its revenues primarily from various state Medicaid programs for indigent patients, the Medicare program for certain elderly and disabled patients, private pay sources, rehabilitation therapy services offered to third-party long-term care facilities and management fees. The Company employs reimbursement specialists and retains outside reimbursement consultants to monitor reimbursement rules, policies and related developments in order to comply with reporting requirements and to assist the Company in receiving reimbursements.

  The following table sets forth the percentage of total revenues by payor source for the Company for the periods indicated:


                                         Years Ended               Years Ended
                                         December 31,                 May 31,
                                       ---------------------    -----------------------
                                        1997    1996   1995      1995    1994     1993
                                       ------  ------ ------    ------  ------   ------
Percentage of total revenues:
   Medicare..........................   23.8%   25.4%   18.2%    15.0%    6.9%     6.8%
   Private pay, management fees
   and other (1).....................   39.6    31.8    23.7     20.5    19.4     40.5
                                       -----   -----   -----    -----   -----    -----
                                        63.4    57.2    41.9     35.5    26.3     47.3
   Medicaid..........................   36.6    42.8    58.1     64.5    73.7     52.7
                                       -----   -----   -----    -----   -----    -----
   Total.............................  100.0%  100.0%  100.0%   100.0%  100.0%   100.0%
                                       -----   -----   -----    -----   -----    -----
                                       -----   -----   -----    -----   -----    -----

____________

(1) Private pay includes payments from third parties pursuant to contract rehabilitation therapy services.

  MEDICARE PRIOR TO 1998. All of the Company's facilities are certified Medicare providers. The Medicare program consists of two parts. Part A covers inpatient hospital services and certain services furnished by other institutional providers, such as skilled nursing and long-term acute care facilities. Part B covers the services of doctors, suppliers of medical items, various types of outpatient services including physical, speech and occupational therapy, pharmaceuticals and medical supplies, certain intensive rehabilitation and psychiatric services and ancillary services of the type provided by long-term care or acute care facilities. Medicare does not provide reimbursement for community-based, intermediate-care nursing facilities.

  Under the Medicare Part A program, the Company is reimbursed for its direct costs plus an allocation of indirect costs up to a facility specific limit (the "routine cost limit"). As the Company has expanded its post-acute care and other specialty services, the costs of care for these patients have exceeded and are expected to continue to exceed the reimbursement routine cost limits. Under current regulations, new long-term care facilities are, in certain limited circumstances, able to apply for a three-year exemption from routine cost limits. Unless and until such exemptions are granted, these facilities can recover excess costs only through routine cost limit exception requests. There can be no assurance that the Company will be able to recover such excess costs under any pending or future requests. Payment for Medicare Part B services depends on the nature of the services provided. Some services are reimbursed at cost, much like Part A services. Other services, particularly parenteral and enteral nutrition therapy, are reimbursed on a fee schedule.

  PRIVATE PAY, MANAGEMENT FEES AND OTHER. Private pay and other revenues include payments from individuals who pay directly for services without governmental assistance and payments from commercial insurers, HMOs, PPOs, insurance organizations, workers' compensation programs, hospice programs and other similar payment sources. The Company's rates for private pay patients are typically higher than rates for patients eligible for assistance under state Medicaid programs. These private pay rates are established on a facility-specific basis in accordance with market factors, including rates charged by other providers in the local market.

  MEDICAID. Medicaid includes the various state-administered reimbursement programs for indigent patients created by federal law. Although reimbursement rates vary from state to state, the federal government retains the right to approve or disapprove individual state plans. Providers must accept reimbursement from Medicaid as payment in full for the services rendered, because the provider may not bill the patient for more than the amount of the Medicaid payment received. Criteria for Medicaid eligibility varies from state to state, subject to guidelines from the federal government for determination whether a person qualifies as medically indigent and subject to changes in state and federal regulations.

  Many of the residents at the Company's facilities who initially enter the facilities as private pay or insurance patients are later covered by Medicaid as their financial resources are depleted to a level of financial net worth and income which makes them eligible for Medicaid.

  With the exception of two facilities, all of the facilities operated by the Company participate in state Medicaid programs. Basic long-term care services are provided to Medicaid patients, including nursing, dietary, housekeeping and laundry and restorative health care services, room and board and medications. Medicaid does not cover the cost of private rooms, private-duty nurses and other costs, or amounts in excess of the Medicaid reimbursement rates. The Balanced Budget Act of 1997 requires states to use a public notice and comment process in determining rates for hospital services, nursing facility services and services of intermediate care facilities/mentally retarded (but not for home and community care). Under this process, states will be required to publish in proposed and final form the rates, rate methodologies, and justifications for the rates of hospitals, nursing facilities, and intermediate care facilities/mentally retarded. Likewise, states must furnish interested parties with a reasonable opportunity to comment on the proposed rates, rate methodologies, and justifications. States also must take into account during the hospital rate-setting process the situation of hospitals which serve a disproportionate number of low-income patients with special needs.
Furthermore, payments must be sufficient to enlist enough providers so that services under the state's Medicaid plan are available to recipients at least to the extent that those services are available to the general population. Reimbursement rates generally are determined by the state from "cost reports" filed annually by each facility, on both a prospective and retrospective basis. There can be no assurance, however, that payments under Medicaid programs will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

  Cost reports are subject to routine audits by government regulatory bodies on an annual or periodic basis and several of the Company's facilities are currently involved in the audit process. In the event of a determination by such a regulatory body that the amount of reimbursement exceeded allowable reimbursement levels, the Company may be required to repay any excess amount. Although the Company believes it has adequately provided for any repayment obligations, there can be no assurance that such provisions will be adequate.

  CONTRACT REHABILITATION SERVICES. In general, the Company classifies payments for rehabilitation therapy services received directly from third-party long-term care facilities as private pay. Revenues from rehabilitation therapy services provided to Company-operated facilities are included in the Medicare, Medicaid and private pay sources of revenues of the Company. The Company's charges to non-affiliates, though not directly regulated, are effectively limited by regulatory reimbursement policies imposed on the long-term care facilities that receive these services, as well as competitive market factors.

  MEDICARE AND MEDICAID. The Medicare and Medicaid programs are subject to various statutory and regulatory changes which may adversely affect the Company's business. There can be no assurance that payments for services and supplies under governmental reimbursement programs will remain comparable to present levels. In fact, as discussed later in this section certain provisions will change effective in 1998. The Company may be subject to rate reductions as a result of federal budgetary legislation.

  Various state Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment delays to the Company. In addition, the failure, even inadvertent, of the Company to comply with applicable reimbursement regulations could adversely affect the Company's business. Although there can be no assurance that future adjustments will not have a material adverse effect on the Company, the Company believes that it has properly applied the various payment formulas and that it is not likely that audit adjustments would have a material adverse effect on the Company. In 1990 and 1993, Congress passed legislation ("OBRA" and "OBRA 93") revising Medicare nursing standards and reimbursement and methods for nursing homes. Although the Company believes that it is in substantial compliance with the current requirements of OBRA and OBRA 93, it is unable to predict how future interpretation and enforcement of regulations promulgated under OBRA and OBRA 93 by the state and federal governments could affect the Company in the future.

  Effective July 1, 1995, the Health Care Financing Administration ("HCFA") promulgated new survey, certification and enforcement rules governing long-term care facilities participating in the Medicare and Medicaid programs, which impose significant new requirements on long-term care facilities. The breadth of the new rules creates uncertainty over the manner in which the rules will be implemented, the ability of any long-term care facility to comply with them and the effect of the new rules on the Company.

  Under the rules, unannounced standard surveys of facilities must be conducted at least once every 15 months with a statewide average of 12 months. In addition to the standard survey, survey agencies have the authority to conduct surveys as frequently as necessary to determine whether facilities comply with participation requirements, to determine whether facilities have corrected past deficiencies and to monitor care if a change occurs in the ownership or management of a facility. Furthermore, the state survey agency must review all complaint allegations and conduct a standard or an abbreviated survey to investigate such complaints if a review of the complaint shows that a deficiency in one or more of the Federal requirements may have occurred and that only a survey will determine whether a deficiency or deficiencies exist. If a facility has been found to furnish substandard care, it is subject to an extended survey. The extended survey is intended to identify the policies and procedures that caused a facility to deliver substandard care.

  HCFA's new rules substantially revise provisions regarding the enforcement of compliance requirements and remedies for long-term care facilities with deficiencies. At a minimum, the following remedies are available: termination of provider agreement; temporary management; denial of payment for new admissions; civil money penalties; closure of the facility in emergencies or transfer of patients or both; and on-site state monitoring. States may also adopt optional remedies. The new rules divide remedies into three categories. Category I remedies include directed plans of correction, state monitoring and directed in-service training. Category 2 remedies include denial of payments for new admissions, denial of payments for all individuals (imposed only by HCFA) and civil money penalties of $50 to $3,000 per day. Category 3 remedies include temporary management, immediate termination or civil money penalties of $3,050 to $10,000 per day. The rules define situations in which one or more of the penalties must be imposed.

  FEE SPLITTING AND REFERRALS. The Company is also subject to federal and state laws that govern financial and other arrangements between providers. Federal laws, as well as the laws of certain states, prohibit payments or fee splitting arrangements between providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients.

  Effective January 1, 1995, OBRA 93 prohibits any physician with a financial relationship (defined as a direct or indirect ownership or investment interest or compensation arrangement) with an entity from making a referral for "designated health services" to that entity and prohibits that entity from billing for such services. "Designated health services" do not include skilled nursing services but do include many services which long-term care facilities provide to their patients, including, but not limited to, infusion therapy and enteral and parenteral nutrition. Various exceptions to the application of this law exist, including one, which protects the payment of fair market compensation for the provision of personal services, so long as various requirements are met. Violations of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicaid and Medicare programs. Various state laws contain analogous provisions, exceptions and penalties. Violation of these state laws could lead to loss of licensure, significant fines and other penalties. The Company believes that in the past it has been, and in the future it will be, able to arrange its business relationships so as to comply with these provisions. Failure to comply with such laws could subject the Company to civil fines, possible exclusion from government reimbursement programs and, in certain cases, criminal prosecution.

  HEALTH CARE REFORM

  The Balanced Budget Act of 1997, ("the Act"), enacted in August 1997, has targeted the Medicare program for reductions in spending growth of approximately $9.5 billion for skilled nursing facilities over the next five years, primarily through the implementation of a Medicare prospective payment system for skilled nursing facility services. The Medicare prospective payment rate, which reimburses for routine service, ancillary and capital costs, will initially be a blended rate based on (i) a facility-specific payment rate derived from each facility's 1995 cost report, adjusted by an inflation factor and (ii) a federal per diem rate derived from all hospital-based and freestanding (skilled nursing facility) 1995 cost reports, adjusted to remove geographic, wage-related, inflationary and case mix differences between facilities. The blended rate will be further adjusted by a facility-specific case mix (acuity) index. The exact amount of these adjustments has not yet been determined by the Secretary of the Department of Health and Human Services.

  The Medicare prospective payment system begins for cost reporting periods starting on or after July 1, 1998. For the Company's facilities, the initial year of the four-year phase in period will begin January 1, 1999. In 1999, the blended rate will be based 75% on the facility-specific rate and 25% on the federal per diem rate. In 2000, the prospective rate will be based 50% on the facility-specific rate and 50% on the federal per diem rate. In 2001, the blended rate will be based 25% on the facility-specific rate and 75% on the federal per diem rate. In the year 2002, the prospective rate will be 100% of the federal per diem rate. Additionally, the Act imposes fee schedules or per beneficiary limitations on outpatient supplies and services and requires consolidated billing for all Medicare beneficiaries residing in a skilled nursing facility. The Company has already taken steps to comply with the consolidated billing requirements. The impact of per beneficiary limitations on outpatient therapy services could adversely affect the Company's skilled nursing facility revenue and its therapy revenue. Currently, the Company derives approximately 21% of its revenue from Medicare at its long-term care facilities. Additionally, the Congressional Budget Office has revised economic projections which include Medicaid cuts of $1.2 billion to Medicaid long-term care providers over the next five years. Currently, the Company derives approximately 36% of its revenues from Medicaid at its long-term care facilities.

  The Act provides that by October 1, 1999, home health care will be reimbursed under a prospective payment system. Specifics of this system have not yet been defined. For cost reporting periods beginning on or after October 1, 1997, the Act requires home health agencies to be reimbursed the lesser of:

  . actual costs;
  . per visit limits, reduced to 105% of the national median, or;
  . a new blended agency-specific per beneficiary annual limit applied to the agency's unduplicated census count of Medicare patients, and based on 98% of 1994 costs, trended forward and phased in over four years, (similar to long-term care provisions).

For the year ended December 31, 1997 Centennial derived 6% of its revenues from home health care.

  Management believes that, due to the cost structure at its facilities, the Company's overall reimbursement rates should not be lower than current rates and could possibly be higher. However, until the rates are ultimately determined under the prospective payment system, the Company will not be able to determine the exact nature or long term financial impact of the legislative changes. The Company can give no assurance that payments under such programs in the future will remain at a level comparable to the present level or increase, and decreases in the level of payments could have a material adverse effect on the Company.

  Although management believes that a prospective pay system will benefit companies, such as Centennial, that have sophisticated information systems allowing them to track and document acuity levels and costs, there can be no assurance that the Company will recognize any such benefits. The Company currently operates in many states having Medicaid programs with acuity-based reimbursements levels and incentives for efficient, quality operations. The Company has effectively operated in these programs utilizing both its patient care information systems, for the documentation of patient acuity levels for maximum reimbursement, and its management information systems, to control expenses. In many instances, the Company's revenues have increased under this form of reimbursement, although there can be no assurance that such results will be achieved under the payment systems described above. Prior to the enactment of the Act, the Company anticipated that regulation and market changes would result in a flattening of growth of its third party contract therapy business. The latest legislative changes do not alter these views.

  Effective April 1, 1998, regulations were adopted by Health Care Financing Administration, which temporarily change the basis of reimbursement for contract therapy services including physical therapy, respiratory therapy, occupational therapy and speech language pathology. During 1997, the Company derived 7% of its revenue from third-party contract therapy services. These regulations impose regionally-adjusted salary equivalency rates as reimbursement caps for occupational, speech and physical therapy. In most locations the reduced rates have the effect of reducing the amount of reimbursement for a unit of occupational or speech therapy and increasing the amount of reimbursement for a unit of physical therapy. The Company believes that such rate reductions will be completely or partially offset by cost reductions and changes in the method of delivering such services. Due to these changes in operations and cost structure and the relative size of the Company's therapy business, the Company does not expect these reimbursement changes to have a material adverse effect on the Company.

GOVERNMENT REGULATION

  The federal government and all states in which the Company operates regulate various aspects of the Company's business. In addition to the regulation of rates by governmental payor sources, the development and operation of long-term care facilities and the provision of long-term care services are subject to federal, state and local licensure and certification laws which regulate with respect to a facility, among other matters, the number of beds, the services provided, the distribution of pharmaceuticals, equipment, staffing requirements, patients' rights, operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. Home health care providers are also subject to extensive government regulations. Regulators recently announced plans to impose new regulations and to increase regulatory enforcement activities. There can be no assurance that federal, state or local governmental regulations will not change or be subjected to new interpretations that impose additional restrictions which might adversely affect the Company's business.

  Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State agencies survey or inspect all long-term care facilities on a regular basis to determine whether such facilities are in compliance with the requirements for participation in government-sponsored third-party payor programs. In some cases or upon repeat violations, the reviewing agency has the authority to take various adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the state Medicaid or the Medicare program, offset of amounts due against future billings to the Medicare or Medicaid programs, denial of payments under Medicaid for new admissions, reduction of payments, restrictions on the ability to acquire new facilities and, in extreme circumstances, revocation of a facility's license or closure of a facility. The compliance history of a prior provider may be used by state or federal regulators in determining possible action against a successor provider.

  The Company believes that its facilities are in substantial compliance with all statutes, regulations, standards and requirements applicable to its business, including applicable Medicaid and Medicare regulatory requirements. In the ordinary course of its business, however, the Company from time to time receives notices of deficiencies for failure to comply with various regulatory requirements. In most cases, the Company and the reviewing agency will agree upon corrective measures to be taken to bring the facility into compliance. There can be no assurance that future agency inspections will not have a material adverse effect on the Company.

  CERTIFICATES OF NEED. A majority of the states in which the Company operates have adopted CON or similar laws which generally require that a state agency determine that a need exists prior to the construction of new facilities, the addition or reduction of licensed beds or services, the implementation of other changes, the incurrence of certain capital expenditures, the approval of certain acquisitions and changes in ownership or, in certain states, the closure of a facility. State CON approval is generally issued for a specific project or number of beds, specifies a maximum expenditure, is sometimes subject to an inflation adjustment, and requires implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability of the facility to provide the service, operate the facility or complete the acquisition, addition or other change and can also result in adverse reimbursement action or the imposition of sanctions or other adverse action on the facility's license.

  ENVIRONMENTAL AND OTHER. The Company is subject to a wide variety of federal, state and local environmental and occupational health and safety laws and regulations. Among the types of regulatory requirements faced by providers are: air and water quality control requirements, waste management requirements, specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substances, requirements for providing notice to employees and members of the public about hazardous materials and wastes and certain other requirements.

  In its role as owner and/or operator of properties or facilities, the Company may be subject to liability for investigating and remedying any hazardous substances that have come to be located on the property, including such substances that may have migrated off of, or emitted, discharged, leaked, escaped or been transported from, the property. The Company's operations may involve the handling, use, storage, transportation, disposal and/or discharge of hazardous, infectious, toxic, radioactive, flammable and other hazardous materials, wastes, pollutants or contaminants. Such activities may harm individuals, property or the environment; may interrupt operations and/or increase their costs; may result in legal liability, damages, injunctions or fines; may result in investigations, administrative proceedings, penalties or other governmental agency actions; and may not be covered by insurance. The cost of any required remediation or removal of hazardous or toxic substances could be substantial and the liability of an owner or operator for any property is generally not limited under applicable laws and could exceed the property's value. Although the Company is not aware of any material liability under any environmental or occupational health and safety laws, there can be no assurance that the Company will not encounter such liabilities in the future, which could have a material adverse effect on the Company.

PERSONNEL

  As of December 31, 1997, the Company employed, directly or indirectly, approximately 10,100 persons, including approximately 8,100 full-time and 2,000 part-time employees. As of December 31, 1997, collective bargaining agreements were in effect related to 11 facilities covering approximately 804 employees and negotiations were in progress with bargaining units at seven additional facilities. The Company believes that it has a satisfactory relationship with these employees and strives to maintain this relationship by offering competitive benefit packages, training programs and opportunities for advancement.

INSURANCE

  The Company maintains property, liability, and professional liability insurance policies in amounts and with such coverage and deductibles that are deemed appropriate by management, based upon historical claims, industry standards and the nature and risks of its business. The Company also requires that physicians practicing at its facilities carry medical professional liability insurance to cover their respective individual professional liabilities. The Company directly and indirectly maintains a self-insurance program with appropriate reinsurance for workers' compensation. This program covers employees as required by state law. In certain states, the Company participates in state approved programs. Contractors who provide services to the Company must demonstrate adequate insurance prior to commencing work. There can be no assurance that any claims agianst the Company will not be successful, or if successful will not exceed the limits of available coverage, or that such coverage will continue to be available at acceptable rates.

ITEM 2.  PROPERTIES

OFFICE LEASES

  Centennial's corporate headquarters occupy approximately 35,000 square feet of office space in a commercial building located in Atlanta, Georgia, under a lease agreement which terminates on September 30, 2001 and allows one five-year renewal option. The Company believes that such office space is adequate for its current requirements.

  Centennial also leases approximately 12,800 square feet of office space in Atlanta, Georgia, which was the previous location of its corporate headquarters. Centennial subleases the entire space to a subtenant and both the primary lease and the sublease terminate on November 30, 1999. THS leases approximately 18,000 square feet of office space in Louisville, Kentucky, which was THS's corporate headquarters prior to the THS Merger. The lease term expires January 31, 2002. The Company has entered into a sublease for 6,350 square feet of this space for the remaining term of the primary lease and is seeking a subtenant for the balance of the space.

ITEM 3.  LEGAL PROCEEDINGS

   As of December 31, 1997, the Company did not have any pending legal proceedings that separately, or in the aggregate, if adversely determined, would have a material adverse effect on the Company. The Company is, and may be, from time to time, party to litigation or administrative proceedings which arise in the normal course of business.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   None.

ITEM 4A. EXECUTIVE OFFICERS OF THE REGISTRANT.

   The Company's executive officers and key employees are as follows:


OFFICERS                          Age                            Position
- --------                       ----------  -----------------------------------------------------
J. Stephen Eaton                  46       Chairman of the Board, President and Chief Executive

Kent C. Fosha, Sr.                56       Executive Vice President of Operations

Alan C. Dahl                      36       Executive Vice President, Chief Financial Officer,
                                           Treasurer and Director

Randall J. Bufford                38       Executive Vice President of Business Development

Laurence W. Lepley, Jr.           53       President of Paragon Rehabilitation, Inc.

KEY EMPLOYEES
- -------------

Wayne H. Mayo                     54       Eastern Division Vice President

Clay F. Crosson                   40       Western Division Vice President

John P. Cobb                      67       Senior Vice President of Reimbursement

        J. Stephen Eaton is Chairman of the Board and the founder of the Company
        ----------------
and has served as its President and Chief Executive Officer since founding the Company in 1989. From 1982 and 1988, Mr. Eaton served in various executive positions (including Vice President in 1988) at Consolidated Resources Corporation of America and its successors ("CRCA"). When the Company acquired CRCA in 1990, it served as the general partner of private and public limited partnerships that owned in excess of 31 long-term care and assisted living facilities. Mr. Eaton also serves as a director of Saint Joseph's Mercy Care Corporation, a non-profit corporation based in Atlanta, Georgia which provides mobile health services to the homeless and other underserved populations, and of Saint Joseph's Health System, a major tertiary care hospital and health system in Atlanta, Georgia.

        Kent C. Fosha, Sr. has served as Executive Vice President of Operations
        ------------------
since January 1996 and also serves as President of Centennial International Management Corporation. He joined the Company in 1990 and served as the Company's senior vice president of operations until January 1996. Mr. Fosha has over 23 years experience in all aspects of nursing home management, including the supervision of multi-state operations for National Heritage, Inc. and Beverly Enterprises. Mr. Fosha, a licensed nursing home administrator, has served as president of the Georgia Healthcare Association and has served on several long-term care related committees.

        Alan C. Dahl has served as Executive Vice President, Chief Financial
        ------------
Officer, Treasurer and Director of the Company since January 1996. From February 1991 to December 1995, he served as senior vice president. Mr. Dahl has been involved in health care finance for the past 12 years. Mr. Dahl was previously senior vice president of Southmark Public Syndications, Inc., a subsidiary of Southmark Corporation. Mr. Dahl, a certified public accountant, also worked in the tax department at Arthur Young & Company.

        Randall J. Bufford served as Executive Vice President-Business
        ------------------
Development of the Company from January 1996 until March 31, 1998, when he resigned from such position. Mr. Bufford currently serves as a consultant to the Company. From 1993 to December 1995, Mr. Bufford served as General Manager/Chief Executive Officer of Transitional Health Services. Mr. Bufford served as an officer of The Cardinal Group, Inc. from 1982 until 1993, and he organized and led a management buy-out and recapitalization through which Transitional Health Services purchased many of the assets of Cardinal. Mr. Bufford began his career as an auditor at Arthur Young & Company.

       Laurence W. Lepley, Jr., has served as President of Paragon
       -----------------------
Rehabilitation Inc., a subsidiary of the Company ("Paragon"), since its inception in 1989. Mr. Lepley has 32 years of experience in the health care industry, having previously served as vice president of development and general counsel for a corporation specializing in head injury rehabilitation. Mr. Lepley has also served as vice president, corporate attorney and lobbyist for the Tennessee Hospital Association. Mr. Lepley began his health care career as a pharmacist in both hospital and retail settings, and he maintains licenses in pharmacy and law in the state of Tennessee.

        Wayne H. Mayo has served as Eastern Division Vice President of the
        -------------
Company since January 1997. Prior to becoming the Eastern Division Vice President, Mr. Mayo served as regional vice president from 1991 to 1996, and he was responsible for the Company's Eastern region of facilities. Mr. Mayo was previously regional vice president of operations for Vantage Healthcare Corporation and also served as regional vice president of operations for Medco Centers, Inc. for seven years. Mr. Mayo is a member of the American College of Health Care Administrators.

        Clay F. Crosson has served as Western Division President of the Company
        ---------------
since February 1997. Prior to joining the Company in 1997, Mr. Crosson was vice president of operations and a member of the Board of Directors for CareMore, Inc. for five years. Previous to that, Mr. Crosson served 11 years at National HeatlhCorp, L.P. in various capacities, including regional vice president. Mr. Crosson has a masters of business administration degree and 18 years of experience in long-term care, subacute care, home health care, managed care and assisted living. Mr. Crosson is a Fellow of the American College of Health Care Administrators, and holds certifications in SubAcute Administration and Nursing Home Administration. He presently serves as National Treasurer of ACHCA and is a Board member of Georgia's Nursing Home Administrators Licensure Board.

        John P. Cobb joined the Company in 1991.  He has served as Senior Vice
        ------------
President of Reimbursement since January 1995. He served as director of reimbursement from 1991 to January 1995. Mr. Cobb has over 18 years of experience in third-party reimbursement of long-term care facilities. Prior to joining the Company, Mr. Cobb was director of reimbursement for Convalescent Services, Inc. ("CSI"), where he was responsible for the preparation of over 48 Medicaid and Medicare cost reports for facilities in six states. Mr. Cobb has also served as an auditor/investigator for the Medicaid Fraud Division of the Arkansas Attorney General's office.


                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
         MATTERS.

        (a) The Company's Common Stock is traded on The Nasdaq Stock Market's National Market System under the symbol "CTEN." The high and low bids for the Company's Common Stock as reported on The Nasdaq Stock Market during each quarter from July 2, 1997 are shown below:

   1997                                    High      Low
   ----                                    ----      ---

   Fourth Quarter                         25.125    18.125
   Third Quarter                          23.000    16.000

        At March 27, 1998, the last reported sale price of the Common Stock was $23.00 per share and there were approximately 74 record holders of Common Stock.

        Except for the payment of cash dividends to the holders of the Company's preferred stock series, which were converted into shares of Common Stock or redeemed upon the completion of the Offering, the Company has not declared any cash dividends on its Common Stock. The Company expects that future earnings, if any, will be retained for the growth and development of the Company's business and, accordingly, the Company does not anticipate that any dividends will be declared or paid on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of the Company, among other factors, and are limited by the Company's Credit Agreement with CoreStates Bank, N.A. and NationsBank, N.A.
as agents for the lenders named therein.

Recent Sales of Unregistered Securities.
- ---------------------------------------

        The share numbers presented below do not reflect the conversion of such shares into Common Stock or redemption thereof or the .6897-for-1.0 reverse stock split that occurred on the effective date of the Offering with respect to all shares of capital stock outstanding before the Offering.

        The Company sold 50,000 shares of its Series D Preferred Stock, $1.00 par value per share, effective January 31, 1997, at a price of $100 per share, for an aggregate cash purchase price of $5,000,000. These shares were acquired by South Atlantic Venture Fund II Limited Partnership: South Atlantic Venture Fund III Limited Partnership, Welsh, Carson, Anderson & Stowe VI, L.P.; WCAS Healthcare Partners, L.P.; Horizon Investment Associates II and certain individuals affiliated with these entities.

        The Company sold, effective January 31, 1997, 50,000 shares of its Series E Preferred Stock, $1.00 par value per share, in units of one share of Series E Preferred Stock and 1.85102 shares of its Common Stock, $.01 par value per share, for a per unit price of $100 and an aggregate cash purchase price of $5,000,000. These shares were acquired by South Atlantic Venture Fund II Limited Partnership; South Atlantic Venture Fund III Limited Partnership and WCAS Capital Partners II, L.P.

        Pursuant to a private placement memorandum dated December 31, 1995 (the "PPM"), the Company issued an aggregate of 3,838,219 shares of Special Voting Common Stock, no par value per share (the "Special Voting Common Stock"), and 144,086 shares of Series C Preferred Stock, $1.00 par value per share (the "Series C Preferred Stock"), to the stockholders of THS in connection with the THS merger with and into a wholly-owned subsidiary of the Company, with THS surviving. At the effective time of the THS Merger, each outstanding share of THS's common stock was converted into the right to receive .235521068 shares of Special Voting Common Stock. The Special Voting Common Stock included 93,289 shares later issued pursuant to incentive stock options to certain former THS option holders.

        In addition, pursuant to the PPM, the Company issued 232,164 shares of its Common Stock and 426,327 shares of Special Voting Common Stock pursuant to a stock dividend declared effective January 5, 1996 as a condition to the THS Merger. These shares were placed into an escrow account to be held as indemnification for the settlement of post-closing purchase price adjustments resulting from, imposed upon or incurred by either the Company or THS.
The Company's shareholders before the THS Merger (the "Centennial Holders") placed 232,164 shares of Common Stock and the shareholders of THS before the THS Merger ("THS Holders") placed 426,327 shares of Special Voting Common Stock into the escrow. On January 31, 1997, Mr. Eaton as representative of the Centennial Holders (the "Centennial Agent") and Mr. Paul as representative of the THS Holders (the "THS Agent") entered into a settlement agreement (the "Settlement Agreement") whereby the parties agreed to settle any and all claims for indemnification by having the THS Holders transfer shares of Special Voting Common Stock or cash in lieu thereof at a value of such purpose of $8.40 per share. The Centennial Holders received cash or shares of Special Voting Common Stock as designated in the Settlement Agreement. The THS Holders transferred 85,816 shares of Special Voting Common Stock to the Centennial Holders and $1.83 million cash in lieu thereof to the Centennial Holders.

        On July 28, 1994, South Atlantic Venture Fund II Limited Partnership and South Atlantic Venture Fund III Limited Partnership acquired 328,892 shares of the Company's Series B Preferred Stock, $8.7377 par value per share, for an aggregate purchase price of $2,873,760.

        From December 31, 1995 through May 1, 1996, the Company sold a total of 419,442 shares of Common Stock to directors, key officers and consultants of the Company. These sales were made pursuant to the exercise of options granted by the Company under its Stock Option Plans to such directors, key officers and consultants. The option exercise prices ranged from $.2944 to $5.40 per share. The aggregate consideration received by the Company for these shares of Common Stock was $531,778.76.

        Each of these transactions was completed without registration of the relevant security under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired the securities without a view toward the distribution thereof.

        The Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were automatically converted into shares of Common Stock and the Series E Preferred Stock was redeemed upon the completion of the Offering.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data has been derived from the Company's Consolidated Financial Statements. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere herein. The selected consolidated financial data set forth below for the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, is derived from the audited financial statements included elsewhere herein, with the exception of the proforma information which is unaudited. The selected consolidated financial data set forth below for the seven months ended December 31, 1995 and for the years ended May 31, 1995, 1994 and 1993 has been derived from financial statements not included elsewhere herein.

                                                                                      Seven Months
                                                           For the year ended             Ended          For the year ended
                                                                December 31,           December 31,            May 31,
                                                    --------------------------------   ------------   ---------------------------
                                                      1997        1996       1995(1)       1995         1995     1994      1993
                                                    --------    --------    --------   ------------   -------  --------  --------
                                                                           (in thousands, except per share data)
  Statement of Operations Data:
   Net patient service revenues..................   $296,321    $227,387    $ 71,862    $ 42,103      $61,856  $ 38,115  $  6,863
   Management fee and other revenues.............      7,952       5,661       3,364       2,108        3,362     3,384     4,435
                                                    --------    --------    --------    --------      -------  --------  --------
      Total revenues.............................    304,273     233,048      75,226      44,211       65,218    41,499    11,298
   Facility operating expenses...................    234,596     183,324      58,565      35,262       48,872    29,510     5,331
   Lease expense.................................     21,403      18,777       7,702       4,651        6,901     4,823       927
   Corporate administrative costs................     16,055      11,400       5,027       3,526        3,396     2,927     3,004
   Depreciation and amortization.................      6,760       5,012         738         429          290        82        48
                                                    --------    --------    --------    --------      -------  --------  --------
      Operating income before net interest
        expense and equity in income (loss) of
        unconsolidated partnerships..............     25,459      14,535       3,194         343        5,759     4,157     1,988
   Interest income (expense), net................     (8,022)     (9,373)       (176)       (116)          57       131        32
   Equity in income (loss) of
      unconsolidated partnerships.................        -         (108)        448          25          (28)    1,733    (2,766)
                                                    --------    --------    --------    --------      -------  --------  --------
      Income (loss) before income taxes and
        minority interest and extraordinary item..    17,437       5,054       3,466         252        5,788     6,021      (746)
   Provision (benefit) for income taxes..........      6,800       2,092       1,389         328        2,106     2,230      (160)
                                                    --------    --------    --------    --------      -------  --------  --------
   Income (loss) before minority
      interest and extraordinary item............     10,637       2,962       2,077         (76)       3,682     3,791      (586)
   Minority interest in net income of
      subsidiary, net of income taxes............       (252)       (183)       (201)        (82)        (207)       -         -
                                                    --------    --------    --------    --------      -------  --------  --------
   Net income (loss) before extraordinary item....    10,385       2,779       1,876        (158)       3,475     3,791      (586)
   Extraordinary item - forgiveness of
      debt, net of income taxes..................         -           -           -           -           250     1,598        -
   Extraordinary item - loss on extinguishment
      of debt, net of income taxes...............       (537)         -           -           -            -         -         -
                                                    --------    --------    --------    --------      -------  --------  --------
   Net income (loss).............................   $  9,848    $  2,779    $  1,876    $   (158)     $ 3,725  $  5,389  $   (586)
                                                    ========    ========    ========    ========      =======  ========  ========
  Per common share information:
  Diluted:
   Income (loss) before extraordinary item.......   $   0.54    $   0.12    $   0.72    $  (0.06)     $  1.35  $   1.60  $  (0.26)
   Extraordinary item - forgiveness of
      debt, net of taxes.........................          -           -           -           -         0.10      0.68         -
   Extraordinary item - loss on extinguishment
      of debt, net of income taxes...............      (0.06)          -           -           -            -         -         -
                                                    --------    --------    --------    --------      -------  --------  --------
   Net income (loss) (2).........................   $   0.48    $   0.12    $   0.72    $  (0.06)     $  1.45  $   2.28  $  (0.26)
                                                    ========    ========    ========    ========      =======  ========  ========
   Weighted average number of common and common
      stock equivalents outstanding..............      8,462       4,782       2,601       2,601        2,576     2,363     2,267
                                                    ========    ========    ========    ========      =======  ========  ========
  Proforma (unaudited) (4):
   Net income....................................   $   1.03    $   0.53       N/A         N/A          N/A       N/A       N/A
                                                    ========    ========
   Weighted average number of common and
    common stock-equivalents outstanding.........     11,993      11,420       N/A         N/A          N/A       N/A       N/A
                                                    ========    ========

                                                       As of December 31,                          As of May 31,
                                               ------------------------------------      ----------------------------------
                                                 1997          1996          1995         1995          1994         1993
                                               --------       -------       -------      -------       -------      -------
                                                                              (in thousands)
  Balance Sheet Data:
   Working capital............................ $ 45,560      $  8,702      $  3,984      $ 4,805       $ 5,540      $ 4,208
   Total assets...............................  243,649       193,448       155,018       25,499        14,172        4,392
   Long-term debt and subordinated debt,
      less current maturities.................   78,913       107,795        83,559        4,558           676          264
   Preferred stock (3)........................       -         21,305        19,455        9,187         4,300        1,650
   Net shareholders' equity (deficit).........  113,104        11,952        10,869        2,082         1,527       (1,051)
   ----------------------------------------

   (1) During 1995, the Company changed its fiscal year from May 31 to December 31 resulting in a seven month transition period ending December 31, 1995.
   (2) Net income (loss) per common share for the fiscal years ended December 31, 1997 and 1996 excludes dividends and accretion on preferred stock of $5.9 million and $2.2 million, respectively.
   (3) Carried at estimated redemption value with accretion of dividends charged against shareholders' equity.
   (4) Proforma assumes the Offering occurred as of the beginning of each period presented, and reflects the estimated reduction in interest expense, net of the related tax effect, and the reduction in preferred dividends and accretion. Proforma also excludes the extraordinary loss on early extinguishment of debt recorded in the third quarter of 1997.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the accompanying Consolidated Statements of Operations for the year ended December 31, 1997.

GENERAL

   At December 31, 1997, the Company operated 84 long-term care facilities (8,850 beds), two hospitals (65 beds), 30 home health offices and a contract therapy business providing physical, speech and occupational rehabilitation services under approximately 128 contracts. During 1997 the Company grew both through same store growth and through acquisitions.

   During the year the Company added 9 new facility management contracts, acquired a provider of home health services in North Carolina where the Company operated 23 facilities, acquired the assets of a therapy service provider and began operating, through lease arrangements, two rural acute care hospitals. During 1996, the Company grew through the acquisition of two facilities previously managed by the Company and the acquisition of THS, which closed effective December 31, 1995.

   In August 1997, the Company acquired substantially all of the business and assets of Complex Care, Inc. ("CCI"), a provider of physical, occupational and speech therapy services through approximately 45 contracts with long-term care facilities in Connecticut and Rhode Island. Total revenues associated with CCI approximated $6.1 million during 1997. In May 1997, the Company acquired Total Care Consolidated, Inc. ("TCC"), a provider of home health services, with 25 home health offices located primarily in North Carolina. Total revenues associated with TCC approximated $18.6 million during 1997. During March and June 1997, the Company began operating two rural hospitals providing acute care services with a total of 65 beds. The hospitals are located in north Florida and are operated under operating leases. In October 1996, the Company acquired two previously managed long- term care facilities located in Michigan with a total of 185 beds. Effective December 1995, the Company acquired all of the capital stock of Transitional Health Services, Inc. ("THS") which operated 36 long-term care facilities (3,776 beds) and provided therapy rehabilitation services through its subsidiary Paragon Rehabilitation, Inc. under 35 contracts.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997 AND 1996

NET PATIENT SERVICE REVENUES. Net patient service revenues increased from $227.4 million in 1996 to $296.3 million in 1997, an increase of $68.9 million or 30.3%, of which approximately $20.7 million was attributable to the addition of the operations of three long-term care facilities and two rural hospitals. TCC and the CCI contracts added revenues of approximately $18.6 million and $6.1 million, respectively during the year ended December 31, 1997. The remaining increase of $23.5 million was attributable to growth in existing facility revenues and therapy services contract revenues. The increase in existing facility revenues during 1997 of $14.9 million resulted primarily from a shift in payor mix from Medicaid to Medicare resources and commercial payors, increases in Medicaid rates over those experienced in 1996, and favorable settlements of prior year open cost reports. During 1997, occupancy levels at the Company's long-term care facilities remained consistent with 1996 at approximately 92%. The increase in revenues at the Company's subsidiary providing therapy services of $8.6 million, exclusive of the CCI contracts, resulted from the net addition of 19 rehabilitation therapy services contracts during 1997 as well as an overall increase in therapy revenue related to existing contracts.

MANAGEMENT FEES AND OTHER REVENUES. Management fees and other revenues increased from $5.7 million in 1996 to $8.0 million in 1997, an increase of $2.3 million, or 40.5%, which was primarily attributable to the Company's addition of facility management agreements during 1997.

FACILITY OPERATING EXPENSES. Facility operating expenses increased from $183.3 million in 1996 to $234.6 million in 1997, an increase of $51.3 million or 28.0%, of which approximately $16.4 million was attributable to the addition of the operations of three long-term care facilities and two hospitals. TCC and the CCI therapy contracts added approximately $17.0 million and $5.2 million, respectively, to operating expenses during 1997. The Company's expenses from existing contract therapy services increased $9.3 million over the prior year period related primarily to growth in therapy contracts during 1997. The remaining $3.4 million was attributable primarily to an increase in costs at existing long-term care facilities and to providing care for higher acuity patients during the current year period.

LEASE EXPENSE. Lease expense increased from $18.8 million in 1996 to $21.4 million in 1997, an increase of $2.6 million, or 14.0%, of which approximately $1.2 million was attributable to the addition of one leased long-term care facility and two leased hospitals. The remaining $1.4 million increase was due primarily to an expansion of the Company's corporate office lease, and rent escalations in certain facility leases, which are tied to increases in operating revenue and income.

CORPORATE ADMINISTRATIVE COSTS. Corporate administrative costs increased from $11.4 million in 1996 to $16.1 million in 1997, an increase of $4.7 million, or 40.8%, which was primarily attributable to additional overhead to accommodate the expansion in therapy services contracts, including the acquisition of the 45 CCI contracts, the addition of long-term care facility management agreements and the Company's new home health and hospital operations.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $5.0 million in 1996 to $6.8 million in 1997, an increase of $1.7 million, or 34.9%, which was primarily attributable to facility acquisitions during the fourth quarter of 1996.

INTEREST EXPENSE. Interest expense decreased from $10.1 million in 1996 to $8.7 million in 1997, a decrease of approximately $1.4 million or 14.0%, which was attributable to the reduction of debt by approximately $60.4 million as a result of the Offering, net of the additional expense incurred as a result of borrowings for the acquisition of two long-term care facilities.

PROVISION FOR INCOME TAXES. The Company's effective tax rate decreased from 41.4% in 1996 to 39.0% in 1997, a decrease in the rate of 2.4%. This decrease was attributable primarily to an expected decline in the Company's average state tax rate and a proportional decrease in non-deductible expenses for federal tax purposes.

YEARS ENDED DECEMBER 31, 1996 AND 1995

NET PATIENT SERVICE REVENUES. Net patient service revenues increased from $71.9 million in 1995 to $227.4 million in 1996, an increase of $155.5 million or 216.3%, of which $148.3 million was attributable to the THS Merger, $4.0 million was attributable to other facility acquisitions, and $3.2 million was attributable to growth in existing facility revenues that resulted primarily from a shift in payor mix from Medicaid to Medicare and general rate increases. Occupancy levels at the Company's facilities decreased from 95.0% at December 31, 1995 to 92.7% at December 31, 1996 primarily as a result of the THS Merger. Occupancy rates, excluding THS's facilities, were 95.0% at December 31, 1995 versus 94.0% at December 31, 1996.

MANAGEMENT FEES AND OTHER REVENUES. Management fees and other revenues increased from $3.4 million in 1995 to $5.7 million in 1996, an increase of $2.3 million or 67.6%, of which approximately $500,000 was attributable to the addition of two facility management agreements in 1996, one of which was acquired in the THS Merger, and the addition of a management agreement for a rural hospital, and $1.4 million was attributable to the recognition of management fees for a portion of 1996 for seven facilities, as compared to only two months of recognized management fees in 1995 for those facilities. The remaining $400,000 increase resulted from increased revenues over the prior year in the Company's existing managed facilities.

FACILITIES OPERATING EXPENSES. Facility operating expenses increased from $58.6 million in 1995 to $183.3 million in 1996, an increase of $124.7 million or 212.8%, of which approximately $121.9 million was attributable to the facilities added through the THS Merger, $3.1 million was attributable to other facility acquisitions and $600,000 was attributable to an increase in expenses at existing facilities. The increase in operating expenses was offset in part by a $900,000 decrease in expenses attributable to certain unusual charges related to reserves for patient accounts receivable and accrued expenses related to employee benefits included in 1995.

CORPORATE ADMINISTRATIVE COSTS. Corporate administrative costs increased from $5.0 million in 1995 to $11.4 million in 1996, an increase of $6.4 million or 128.0%, of which approximately $3.5 million resulted from overhead related to the Company's acquired rehabilitation contract therapy business and $3.9 million was primarily attributable to the integration of THS and the addition of corporate personnel. The increase in these costs was offset in part by a $1.0 million decrease attributable to certain unusual charges related to the write-off of advances to a facility no longer managed by the Company and certain transactional costs related to proposed financing activities during 1995.

LEASE EXPENSE. Lease expense increased from $7.7 million in 1995 to $18.8 million in 1996, an increase of $11.1 million or 144.2%, of which approximately $10.3 million was attributable to the THS Merger, and a portion of the remaining increase was attributable to the Company's relocation and expansion to its new corporate offices and the net sublease cost of its previous space.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased from $738,000 in 1995 to $5.0 million in 1996, an increase of $4.3 million, of which approximately $3.9 million was attributable to an increase in depreciation and goodwill associated with the THS Merger. The remaining amount was attributable to other acquisitions.

INTEREST EXPENSE. Interest expense increased from $590,000 in 1995 to $10.1 million in 1996, an increase of $9.5 million, of which approximately $8.4 million was attributable to the THS Merger (whereby the Company assumed approximately $73.8 million in debt), and the remainder was attributable to additional borrowings.

PROVISION FOR INCOME TAXES. The Company's effective tax rate increased from 40.1% in 1995 to 41.4% in 1996, an increase in the rate of 1.3%. This increase was primarily attributable to the THS Merger and permanent differences relating to the amortization of goodwill. These permanent differences will not change in future periods but will vary as a percentage of pre-tax income or loss.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of cash have been proceeds from the sales of its stock and borrowings under its Second Amended and Restated Credit Facility with CoreStates Bank, N.A. and NationsBank, N.A., as agents and lender and the other lenders named therein (the "Senior Credit Facility"). Cash has been used by the Company for acquisitions, capital improvements at several existing facilities and the day-to-day operations of the Company's business. The Company anticipates using borrowings under the Senior Credit Facility to fund the growth in operations of its existing facilities, the expansion and development of specialty services, and the acquisition or management of additional long-term care facilities and related service providers. As detailed below, the Company used proceeds from the Offering to reduce debt and redeem its Series E Redeemable Preferred Stock.

  Working capital increased from $8.7 million at December 31, 1996 to $45.6 million at December 31, 1997, primarily due to increases in patient accounts receivable. Patient accounts receivable increased from $39.9 million at December 31, 1996 to $72.2 million at December 31, 1997, an increase of $32.3 million, of which $19.7 million was attributable to the Company's long-term care facilities. Approximately $8.8 million of this increase relates to the addition of the operations of three long-term care facilities and two rural hospitals during 1997. The remaining increase in existing long-term care facility receivables of $10.9 million was due primarily to a shift in payor mix toward Medicare resources associated with the Company's continued expansion in specialty services. Costs incurred under the Medicare program are reimbursed on a retroactive basis, which extends the collection time of these receivables. Increases in accounts receivable associated with the Company's contract therapy business totaled approximately $9.7 million and resulted from the net addition of 64 rehabilitation therapy contracts (including the 45 contracts purchased from CCI) as well as growth in existing contracts. The remaining $2.9 million increase in accounts receivable relates primarily to receivables associated with TCC.

  The Company continued to invest in its leased and owned facilities through capital expenditures of approximately $7.6 million or approximately $1,300 per bed. These expenditures included the expansion of existing facilities, the selected rehabilitation of certain facilities and ordinary repairs and maintenance. In May, the Company acquired TCC for $8.0 million, consisting of $6.0 million in cash, which was funded under the Senior Credit Facility, and $2.0 million in the form of a convertible promissory note. In August, the Company acquired the CCI contracts for total consideration of $7.0 million, utilizing borrowings under its Senior Credit Facility. Additional consideration of up to $500,000 may be paid by the Company under an earn-out agreement. In December 1997, Centennial acquired a previously managed long-term care facility located in Florida (the "Florida Facility") for approximately $3.3 million, utilizing borrowings of $1.1 million under its Senior Credit Facility.

  The Company financed its activities during 1997 with $10.0 million in proceeds from the issuance of two series of preferred stock, $8.0 million in borrowings for the TCC acquisition, including $6.0 million in borrowings under the Senior Credit Facility, and $7.0 million and $1.1 million in borrowings for the acquisition of the CCI therapy contracts and the acquisition of a previously managed long-term care facility, respectively, from its Senior Credit Facility. In addition, Centennial borrowed $14.5 million in working capital loans under the Senior Credit Facility which were utilized primarily to finance capital expenditures at existing facilities and to provide working capital. During the third quarter, the Company completed its initial public offering (the "Offering") through the issuance of 4.6 million shares of Common Stock (including exercise of the underwriters overallotment option). The Company received proceeds of approximately $66.8 million, net of underwriting discounts and commissions and Offering expenses. These proceeds were used to repay two subordinated promissory notes aggregating $25.3 million, to redeem the Series E Redeemable Preferred Stock for $5.0 million, to repurchase approximately 84,000 shares of Common Stock, which were received by the former holders of the Company's Series C Preferred Stock, for approximately $1.3 million, and to repay approximately $35.1 million outstanding under the Company's Senior Credit Facility. Amounts repaid under the Senior Credit Facility are available for re-borrowing.

  On December 16, 1997, the Company expanded its Senior Credit Facility through an amendment to its existing Amended and Restated Credit Agreement. Through the amendment, the Company's maximum aggregated advance limit was increased from $65.0 million to $125.0 million. Company advances under the Senior Credit Facility may be used for acquisitions, capital expenditures, working capital and general corporate purposes. At December 31, 1997, the Company had $41.3 million outstanding under its Senior Credit Facility. The Company's borrowing capacity under the Senior Credit Facility is dependent upon its ability to satisfy certain financial covenants that are impacted by its debt and capital structure. At December 31, 1997, the Company was in compliance with all of its debt covenants.

  The Company believes that operating cash flow and availability under the Senior Credit Facility will be sufficient to finance its activities and to fund future acquisitions.

HEALTH CARE REFORM

  The Balanced Budget Act of 1997, (the "Act"), enacted in August 1997, has targeted the Medicare program for reductions in spending growth for skilled nursing facilities over the next five years, primarily through the implementation of a Medicare prospective payment system for skilled nursing facility services. While the methodology for the prospective payment rates have been generally established, actual rates have not been released.

  Management believes that, due to the cost structure at its facilities in 1995 and its costs as compared to other facilities in its markets, the Company's overall reimbursement rates should not be lower than current rates and could possibly be higher. However, until the rates are ultimately determined under the prospective payment system, the Company will not be able to determine the exact nature or long term financial impact of the legislative changes. The Company can give no assurance that payments under such programs in the future will remain at a level comparable to the present level or increase, and decreases in the level of payments could have a material adverse effect on the Company.


Effective April 1, 1998, regulations were adopted by Health Care Financing Administration, which temporarily change the basis of reimbursement for contract therapy services including physical therapy, respiratory therapy, occupational therapy and speech language pathology. During 1997, the Company derived 7% of its revenue from third-party contract therapy services. These regulations impose regionally-adjusted salary equivalency rates as reimbursement caps for occupational, speech and physical therapy. In most locations the reduced rates have the effect of reducing the amount of reimbursement for a unit of occupational or speech therapy and increasing the amount of reimbursement for a unit of physical therapy. The Company believes that such rate reductions will be completely or partially offset by cost reductions and changes in the method of delivering such services. Due to these changes in operations and cost structure and the relative size of the Company's therapy business, the Company does not expect these reimbursement changes to have a material adverse effect on the Company.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In the fourth quarter of 1997, Centennial adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", (SFAS No. 128). Prior year amounts have been restated in accordance with SFAS No. 128. Basic earnings per share is computed by dividing income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similarly but reflects the potential dilution that could occur if options were exercised or convertible securities were converted into common stock. The assumption of the conversion of Series A and B Preferred Stock was anti-dilutive during 1996. The accretion and dividends accrued on Series A and B Preferred Stock and the accretion and dividends on Series C Preferred Stock was deducted from net income in the computation of net income applicable to common stock in 1997 and 1996. See Note 20 to the Consolidated Financial Statements for a computation of basic earnings per share and diluted earnings per share.

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". Both Statements are effective for fiscal years beginning after December 15, 1997. The Company has not yet determined the effect, if any, of these statements on its consolidated financial statements.

IMPACT OF THE YEAR 2000 ISSUE

   The "Year 2000 Issue" resulted from the use of two digits rather than four digits to define the applicable year in certain computer programs. With the coming millennium, any of the Company's computer programs that have two digit data-sensitive software may interpret a date of "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

   Management is in the process of evaluating the effect of the Year 2000 Issue on the Company. Based on preliminary findings, the total cost of addressing the Year 2000 Issue is not expected to have a material effect on the Company's business, financial condition or results of operations. However, management is in the process of completing its assessment of the potential impact of the Year 2000 Issue on the Company and the potential exposure of the Company to related problems of its customers and supplies. There can be no assurance that such exposures on the costs of remediating any problems associated therewith will not materially affect the Company's future business, financial condition or results of operations.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Not Applicable.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The Company's Consolidated Financial Statements, together with the report thereon of Coopers & Lybrand L.L.P., dated March 27, 1998, begin on page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

  None.


                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     The information contained under the heading "Information Concerning Directors" in the Company's definitive proxy statement for its annual meeting of stockholders to be held on May 21, 1998 (the "1998 Proxy Statement") is incorporated herein by reference. See Item 4A of Part I hereof for information regarding the Company's executive officers.

ITEM 11.  EXECUTIVE COMPENSATION.

     The information contained under the heading "Executive Compensation" in the 1998 Proxy Statement is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information contained under the headings "Information Concerning Directors" and "Principal Stockholders" in the 1998 Proxy Statement is incorporated herein by reference.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information contained under the heading "Certain Transactions" in the 1998 Proxy Statement is incorporated herein by reference.


                                 PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a)(1)  Financial Statements

        Listed on the Index to the Financial Statements and Schedules on page F-1 of this Report.

   (2)  Financial Statement Schedules

        Listed on the Index to the Financial Statements and Schedules on page F-1 of this Report.

   (3)  Exhibits


Exhibit                                    Description
- -------     ---------------------------------------------------------------------------------
  3.1  --   Third Amended and Restated Articles of Incorporation of the Company
            (incorporated by reference to Exhibit 3.1 of the Company's Registration
            Statement on Form S-1, Registration No. 333-24267, as amended).
  3.2  --   Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit
            3.2 of the Company's Registration Statement on Form S-1 Registration No.
            333-24267, as amended).
  4.1  --   Third Amended and Restated Articles of Incorporation of the Company, including, without limitation Article III and Articel VII (incorporated by reference to
            Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration
            No. 333-24267, as amended).
 10.1  --   WelCare International, Inc. 1994 Employee Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form S-1,
            Registration No. 333-24267, as amended)
 10.2  --   WelCare International, Inc. 1996 Executive Stock Plan (incorporated by reference to Exhibit 10.2 of the Company's Registration Statement on Form S-1, Registration
            No. 333-24267, as amended)
 10.3  --   WelCare International, Inc. 1996 Employee Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form S-1,
            Registration No. 333-24267, as amended)
 10.4  --   Centennial HealthCare Corporation 1997 Stock Plan (incorporated by reference to
            Exhibit 10.4 of the Company's Registration Statement on Form S-1, Registration No.
            333-24267, as amended)
 10.5  --   Second Amended and Restated Credit Agreement dated December 16, 1997 by and among Centennial HealthCare Corporation and the Borrowers named therein, the
            Lenders named therein, and Core States Bank, N.A. and NationsBank, N.A., as
            lenders and agents for the Lenders
 10.6  --   Amended and Restated Employment Agreement between WelCare International, Inc.
            and J. Stephen Eaton dated December 31, 1995 (incorporated by reference to
            Exhibit 10.6 of the Company's Registration Statement on Form S-1, Registration No.
            333-24267, as amended)
 10.7  --   Amended and Restated Employment Agreement between Paragon Rehabilitation, Inc. and Laurence
            W. Lepley, Jr. dated as of January 1, 1998.
 10.8  --   Registration Rights Agreement dated December 31, 1995 by and between the Company and the Shareholders as defined therein, as amended  (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form S-1, Registration
            No. 333-24267, as amended)
 10.9  --   Lease between Grant Park Nursing Home L.P. and WelCare Acquisition Corp. n/k/a
            Centennial Acquisition Corporation ("CAC") commencing on January 1, 1993
            (incorporated by reference to Exhibit 10.9 of the Company's Registration Statement
            on Form S-1, Registration No. 333-24267, as amended)
10.10  --   Amended and Restated Lease Agreement by and between Ashton Woods Limited
            Partnership and WelCare/Ashton Properties, Inc. n/k/a Centennial /Ashton
            Properties Corporation ("CAPC"), dated December 20, 1994 (incorporated by reference to Exhibit 10.11 of the Company's Registration Statement on Form S-1,
            Registration No. 333-24267, as amended)
10.11  --   Amended and Restated Lease Agreement by and between EBT Healthcare Properties,
            L.P. and CHPC dated July 6, 1994 (incorporated by reference to Exhibit 10.12 of the
            Company's Registration Statement on Form S-1, Registration No. 333-24267, as
            amended)
10.12  --   Operating Lease by and between Health Care Property Investors, Inc. and Cardinal of Indiana, Inc., as amended by that certain Amendment to Operating Lease dated
            November 1, 1993, as amended by that certain Second Amendment to Operating Lease dated April 1, 1994, as amended by that certain Third Amendment to Operating
            Lease dated March 31, 1995, as amended by that certain Fourth Amendment to
            Operating Lease dated January 1, 1996, as assigned. (incorporated by reference to Exhibit 10.13 of the Company's Registration Statement on Form S-1, Registration
            No. 333-24267, as amended)
10.13  --   Lease Agreement by and between Healthcare Realty Trust Incorporated and Cardinal
            Development Co., Inc. ("Cardinal"), as amended by that certain Amendment Number
            One to Lease Agreement dated November 1, 1993, as assigned to THP pursuant to that certain Lease Agreement, Consent and Release dated March 1, 1994
            (incorporated by reference to Exhibit 10.16 of the Company's Registration Statement
            on Form S-1, Registration No. 333-24267, as amended)

10.14  --   Lease Agreement by and between House Investments - Nursing Homes Partners I and
            THP dated November 1, 1993  (incorporated by reference to Exhibit 10.18 of the
            Company's Registration Statement on Form S-1, Registration No. 333-24267, as
            amended)
10.15  --   Operating Lease by and between HCPI Charlotte, Inc. and THP dated June 19, 1995
            (incorporated by reference to Exhibit 10.20 of the Company's Registration Statement
            on Form S-1, Registration No. 333-24267, as amended)
10.16  --   Amended and Restated Management Agreement by and between Montclair Medical
            Investors, Ltd., and CHMC dated January 1, 1995  (incorporated by reference to
            Exhibit 10.28 of the Company's Registration Statement on Form S-1, Registration No.
            333-24267, as amended)
 11.1  --   Statement Regarding Computation of Per Share Earnings
 21.1  --   List of Subsidiaries
 23.1  --   Consent of Coopers & Lybrand, L.L.P.
 27.1  --   Financial Data Schedule
 27.2  --   Restated Financial Data Schedule (Annual)
 27.3  --   Restated Financial Data Schedule (Quarterly)
 99.1  --   Cautionary Statements Regarding Forward-Looking Statements



   (b)  Reports on Form 8-K.

        The Company did not file any reports on Form 8-K during the fourth quarter of 1997.

                                    SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the 1934 Act, the Company has duly caused this Form 10-K to be signed on behalf of the undersigned, thereunto duly authorized, on March 30, 1998.

                              CENTENNIAL HEALTHCARE CORPORATION


                                 /s/ J. Stephen Eaton
                              By:____________________________________________
                                 J. Stephen Eaton
                                 Chairman, President and Chief Executive Officer



        Pursuant to the Requirements of the 1934 Act, this Form 10-K has been signed below by the following persons in the capacities indicated on March 30, 1998.

   Signatures


/s/ J. Stephen Eaton             Chairman, President and Chief Executive Officer
- -----------------------------
J. Stephen Eaton

/s/ Alan C. Dahl                 Senior Vice President, Chief Financial
- -----------------------------    Officer and Director
Alan C. Dahl


/s/ Andrew M. Paul               Director
- -----------------------------
Andrew M. Paul


/s/ James B. Hoover              Director
- -----------------------------
James B. Hoover


/s/ Robert A. Ortenzio           Director
- -----------------------------
Robert A. Ortenzio


/s/ Bertil D. Nordin             Director
- -----------------------------
Bertil D. Nordin

                              INDEX TO FINANCIAL STATEMENTS AND SCHEDULES
                                                                                                            Page
                                                                                                          ----------
Report of Independent Accountants.......................................................................
Consolidated Balance Sheets at December 31,1997 and 1996 ...............................................
Consolidated Statements of Operations for the years ended December 31, 1997,
  1996 and 1995.........................................................................................
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1997, 1996 and 1995................................................................
Consolidated Statements of Cash Flows for the years ended December 31, 1997,
   1996 and 1995........................................................................................
Notes to Consolidated Financial Statements..............................................................
Quarterly Consolidated Financial Information (Unaudited)................................................
Financial Statement Schedules (a):
  Schedule II - Valuation and Qualifying Accounts for the years ended
  December 31, 1997, 1996 and 1995......................................................................
- ----------
(a)  All other schedules have been omitted because the required information is not present or not present in material amounts.


REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Centennial HealthCare Corporation

     We have audited the accompanying consolidated balance sheets of Centennial HealthCare Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centennial HealthCare Corporation and subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                       /s/ Coopers & Lybrand L.L.P.
Atlanta, Georgia
March 27,  1998

                    CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                   December 31,
                                                                                               ---------------------
                                                                                                 1997         1996
                                                                                               --------     --------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................................................   $  4,011     $  6,030
  Patient accounts receivable and third-party payor settlements, net
   of allowance for doubtful accounts of approximately $3,000 and $2,500....................     72,222       39,854
  Other receivables.........................................................................     14,612        5,986
  Deferred income taxes.....................................................................      2,511        3,883
  Prepaid expenses and other current assets.................................................      1,259        2,665
                                                                                               --------     --------
      Total current assets..................................................................     94,615       58,418

  Property and equipment, net...............................................................     74,379       67,409
  Notes and advances receivable, net........................................................     11,301       11,152
  Refundable deposits, including amounts due from affiliates of $2,875......................      4,399        4,335
  Intangible assets, less accumulated amortization of $2,642 and $1,110.....................     51,331       36,297
  Other assets..............................................................................      7,624       15,837
                                                                                               --------     --------
      Total assets..........................................................................   $243,649     $193,448
                                                                                                =======     ========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................................................   $  1,576     $  1,711
  Accounts payable and accrued expenses.....................................................     25,253       27,120
  Accrued payroll...........................................................................     11,773        8,269
  Accrued lease payable.....................................................................      3,759        2,716
  Estimated merger closure costs............................................................      3,391        3,391
  Other liabilities.........................................................................      3,303        6,509
                                                                                               --------     --------
      Total current liabilities.............................................................     49,055       49,716
Long-term debt, less current maturities.....................................................     78,913       83,438
Subordinated debt, less current maturities..................................................          -       24,357
Other long-term liabilities.................................................................      2,577        2,680
                                                                                               --------     --------
                                                                                                130,545      160,191
Commitments and contingencies
Redeemable preferred stock..................................................................          -       21,305
Shareholders' equity:
  Common stock with par value of $.01; 50,000,000 shares
   authorized; 11,862,320 and  2,044,306 shares issued;
   11,862,320 and 1,804,446 shares outstanding..............................................        119           20
  Special voting common stock with no par value; 5,000,000 shares
   authorized; -0- and  2,941,325 shares issued and outstanding.............................          -            -
  Paid-in capital...........................................................................    101,299        5,707
  Retained earnings.........................................................................     12,214        8,240
  Treasury stock, at cost;  -0- and 239,860 shares of common stock..........................          -       (1,487)
                                                                                               --------     --------
                                                                                                113,632       12,480
Note receivable from shareholder............................................................       (528)        (528)
                                                                                               --------     --------
      Net shareholders' equity..............................................................    113,104       11,952
                                                                                               --------     --------
      Total liabilities and shareholders' equity............................................   $243,649     $193,448
                                                                                               ========     ========

See accompanying notes to consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              For the year ended
                                                                                                  December 31,
                                                                                       ---------------------------------
                                                                                         1997         1996         1995
                                                                                       --------     --------     -------
Revenues:
  Net patient service revenues........................................................ $296,321     $227,387     $71,862
  Management fees and other revenues..................................................    7,952        5,661       3,364
                                                                                       --------     --------     -------
    Total revenues....................................................................  304,273      233,048      75,226
                                                                                       --------     --------     -------
Expenses:
  Facility operating expenses:
      Salaries, wages and benefits....................................................  154,841      107,038      31,651
      Other operating expenses........................................................   79,755       76,286      26,914
  Lease expense.......................................................................   21,403       18,777       7,702
  Corporate administrative costs......................................................   16,055       11,400       5,027
  Depreciation and amortization.......................................................    6,760        5,012         738
                                                                                       --------     --------     -------
     Total operating expenses.........................................................  278,814      218,513      72,032
                                                                                       --------     --------     -------
                                                                                         25,459       14,535       3,194
                                                                                       --------     --------     -------
Other income (expense):
   Interest income....................................................................      636          695         414
   Interest expense...................................................................   (8,658)     (10,068)       (590)
   Equity in income (loss) of unconsolidated partnerships.............................        -         (108)        448
                                                                                       --------     --------     -------
      Total other expense.............................................................   (8,022)      (9,481)        272
                                                                                       --------     --------     -------
                                                                                         17,437        5,054       3,466
Provision for income taxes............................................................    6,800        2,092       1,389
                                                                                       --------     --------     -------
Income before minority interest and extraordinary loss................................   10,637        2,962       2,077
Minority interest in net income of subsidiary, net of income taxes....................     (252)        (183)       (201)
                                                                                       --------     --------     -------
Income before extraordinary loss......................................................   10,385        2,779       1,876
Extraordinary loss on extinguishment of debt, net of income tax benefit...............     (537)           -           -
                                                                                       --------     --------     -------
      Net income......................................................................    9,848        2,779       1,876
Dividends and accretion on preferred stock............................................    5,874        2,192           -
                                                                                       --------     --------     -------
Income applicable to common stock..................................................... $  3,974     $    587     $ 1,876
Net income per common and common equivalent share:
Basic:
  Income applicable to common stock before extraordinary loss......................... $   0.54     $   0.12     $  1.25
  Extraordinary loss on extinguishment of debt........................................    (0.06)           -           -
                                                                                       --------     --------     -------
    Income applicable to common stock................................................. $   0.48     $   0.12     $  1.25
                                                                                       ========     ========     =======
Diluted:
  Income applicable to common stock before extraordinary loss......................... $   0.54     $   0.12     $  0.72
  Extraordinary loss on extinguishment of debt........................................    (0.06)           -           -
                                                                                       --------     --------     -------
    Income applicable to common stock................................................. $   0.48     $   0.12     $  0.72
                                                                                       ========     ========     =======
Weighted average number of common stock and common stock equivalents outstanding
  Basic...............................................................................    8,289        4,742       1,506
                                                                                       ========     ========     =======
  Diluted.............................................................................    8,462        4,782       2,601
                                                                                       ========     ========     =======

See accompanying notes to consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)

                                                    Special Voting                                      Note
                                  Common Stock       Common Stock                                    Receivable
                                -----------------  ---------------   Paid-In    Retained  Treasury      From
                                 Shares   Amount   Shares   Amount   Capital    Earnings    Stock    Shareholder     Net
                                -------  --------  ------   ------  ---------  ---------  --------   -----------  --------
Balance at December 31, 1994...  1,505   $    17        -   $   -     $   -      $ 1,953   $(1,487)    $   -      $    483
Dividends paid on Series A and
   B preferred stock...........     -         -         -       -         -         (341)       -          -          (341)
Exercise of stock options......     96         1        -       -        359          -         -          -           360
Special voting common stock
  issued in connection with
  merger.......................     -         -      2,941      -      4,854          -         -        (528)       4,326
Accretion of preferred stock to
  estimated redemption value...     -         -         -       -         -        4,165        -          -         4,165
Net income.....................     -         -         -       -         -        1,876        -          -         1,876
                                ------   -------   -------  ------  --------     -------   -------     ------     --------

Balance at December 31, 1995...  1,601        18     2,941      -      5,213       7,653    (1,487)      (528)      10,869
Dividends paid on Series A and
    B preferred stock..........     -         -         -       -         -         (341)       -          -          (341)
Dividends accrued on
   Series C preferred stock....     -         -         -       -         -       (1,470)       -          -        (1,470)
Exercise of stock options......    203         2        -       -        170          -         -          -           172
Exercise of special voting
  stock options................     -         -          1      -          6          -         -          -             6
Tax benefit on options
  exercised....................     -         -         -       -        318          -         -          -           318
Accretion of preferred stock to
   estimated redemption value..     -         -         -       -         -         (381)       -          -          (381)
Net income.....................     -         -         -       -         -        2,779        -          -         2,779
                                ------   -------   -------  ------  --------     -------   -------     ------     --------

Balance at December 31, 1996...  1,804        20     2,942      -      5,707       8,240    (1,487)      (528)      11,952
Dividends paid on Series A, B
    and E preferred stock......     -         -         -       -         -         (462)       -          -          (462)
Dividends accrued on
   Series C preferred stock....     -         -         -       -         -         (865)       -          -          (865)
Exercise of stock options......      3        -          1      -         36          -         -          -            36
Accretion of preferred stock to
   estimated redemption value..     -         -         -       -         -         (106)       -          -          (106)
Issuance of common shares......     64         1        -       -        777          -         -          -           778
Public offering of
   common stock................  4,600        44        -       -     66,917          -      1,487         -        68,448
Offering costs for
   common stock................     -         -         -       -     (1,679)         -         -          -        (1,679)
Conversion of special voting
   common stock
   due to Offering.............  2,943        29    (2,943)     -        (29)         -         -          -            -
Redemption of Series E
   preferred stock.............     -         -         -       -         -         (715)       -          -          (715)
Conversion of Series A, B,
   C and D preferred stock.....  2,532        25        -       -     30,912      (3,726)       -          -        27,211
Repurchase of Series C
   preferred stock.............    (84)       -         -       -     (1,342)         -         -          -        (1,342)
Net income.....................     -         -         -       -         -        9,848        -          -         9,848
                                ------   -------   -------  ------  --------     -------   -------     ------     --------
Balance at December 31, 1997... 11,862   $   119        -   $   -   $101,299     $12,214   $    -      $ (528)    $113,104
                                ======   =======   =======  ======  ========     =======   =======     ======     ========

See accompanying notes to consolidated financial statements.
                                      F-5

                CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (IN THOUSANDS)

                                                                                                       For the year ended
                                                                                                          December 31,
                                                                                               ---------------------------------
                                                                                                 1997         1996        1995
                                                                                               --------     --------     -------
Operating Activities:
  Net income................................................................................... $  9,848     $  2,779     $ 1,876
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
      Depreciation and amortization............................................................    6,760        5,012         738
      Amortization of discount on subordinated debt............................................       62          114           -
      Extraordinary loss on extinguishment of debt.............................................      880            -           -
      Deferred income taxes....................................................................    3,881        1,698      (1,096)
      Consulting expenses offset against note receivable.......................................       78          125         125
      Equity in income of unconsolidated partnerships..........................................        -         (145)       (449)
      Minority interest........................................................................      413          305         335
      Provision for doubtful accounts..........................................................      863          852       1,035
      Loss on sale of equipment................................................................        -           25           -
      Loss on sale of investment in unconsolidated partnerships................................        -          253           -
      Change in assets and liabilities:
         Accounts receivable...................................................................  (29,167)     (15,733)     (6,315)
         Prepaid expenses and other assets.....................................................   (1,525)       1,364       2,645
         Refundable deposits...................................................................      (28)         (29)          -
         Accounts payable, accrued liabilities and other current liabilities...................     (935)      11,322       4,313
         Other.................................................................................     (140)         165        (534)
                                                                                                --------     --------     -------
             Cash provided by (used in) operating activities...................................   (9,010)       8,107       2,673
                                                                                                --------     --------     -------
Investing Activities:
  Purchases of property and equipment..........................................................   (7,567)      (6,686)     (5,399)
  Proceeds from the sale of equipment..........................................................        -          600           -
  Notes and advances receivable, net of repayments.............................................   (8,232)     (13,381)     (1,270)
  Distributions received from unconsolidated partnerships......................................        -            -         300
  Acquisitions, net of cash acquired...........................................................  (17,355)      (9,100)      2,248
  Other........................................................................................    3,127       (1,763)     (3,113)
                                                                                                --------     --------     -------
             Cash used in investing activities.................................................  (30,027)     (30,330)     (7,234)
                                                                                                --------     --------     -------
Financing Activities:
  Proceeds from the exercise of stock options..................................................       36          178         360
  Proceeds from issuance of preferred stock....................................................   10,000            -           -
  Proceeds from borrowings.....................................................................   28,750       47,047       6,750
  Public offering of Common Stock..............................................................   68,448            -           -
  Payment of stock offering costs..............................................................   (1,679)           -           -
  Distributions paid to minority partners......................................................     (494)        (299)        (85)
  Payments of dividends to preferred shareholders..............................................     (462)        (341)       (341)
  Payments on amounts due to related party.....................................................     (528)        (361)          -
  Redemption of Series E Preferred Stock.......................................................   (5,000)           -           -
  Repurchase of Series C Preferred Stock.......................................................   (1,343)           -           -
  Principal payments on subordinated debt......................................................  (25,300)           -           -
  Principal payments on long-term debt.........................................................  (35,410)     (22,865)     (1,581)
                                                                                                --------     --------     -------
             Cash provided by financing activities.............................................   37,018       23,359       5,103
                                                                                                --------     --------     -------

Net increase (decrease) in cash and cash equivalents...........................................   (2,019)       1,136         542
Cash and cash equivalents, beginning of period.................................................    6,030        4,894       4,352
                                                                                                --------     --------     -------
Cash and cash equivalents, end of period....................................................... $  4,011     $  6,030     $ 4,894
                                                                                                ========     ========     =======
Supplemental disclosure:
  Income taxes paid............................................................................ $  1,289     $  1,058     $ 1,363
  Interest paid................................................................................ $  9,236     $  9,840     $   533

See accompanying notes to consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

  Centennial HealthCare Corporation ("Centennial" or the "Company")(formerly known as WelCare International, Inc.) was incorporated in February 1989 under the laws of the State of Georgia. The Company's principal business is to provide basic and specialty healthcare services to patients in a post acute setting. At December 31, 1997, subsidiaries of the Company operated 84 owned, leased and managed long-term care facilities with 8,850 licensed available beds in 19 states and the District of Columbia. In addition, through its subsidiaries, the Company provided comprehensive contract rehabilitation services to Company-owned and third party long-term care facilities pursuant to 128 contracts, as well as home health services through 30 licensed home health offices.

  In July 1997, Centennial completed an initial public offering of 4,000,000 shares of the Company's Common Stock (the "Offering"). In connection with the Offering, the Company granted the underwriters an option to purchase up to 600,000 additional shares of the Company's Common Stock. This option was exercised and closed in July 1997, (see Note 2).

  At December 31, 1996, certain subsidiaries of the Company held general partner interests in certain public and private limited partnerships, the majority of which own and operate long-term care facilities. Centennial's general partner interests in those partnerships ranged from .49% to 3.992%. Certain subsidiaries which owned these partnership interests were sold on January 30, 1997.

  Effective December 31, 1995, the Company merged with Transitional Health Services, Inc. ("THS"), a company that operated 36 nursing homes and provided rehabilitation services in ten states. Prior to the merger with THS, the Company operated 39 long-term care facilities through either management contracts, lease agreements or direct ownership.

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and a majority-owned (55%) affiliated limited partnership.

  The Company accounted for its investments in certain other limited partnerships in which the Company served as a general partner under the equity method. The investments were recorded at cost and adjusted for Centennial's share of earnings or losses and cash distributions.

  All significant intercompany accounts have been eliminated.

REVENUES

  Revenues to be received from patients at Centennial's long-term care facilities are recorded at established billing rates. Revenues to be reimbursed by contracts with third-party payors, primarily Medicare and Medicaid programs, are recorded at the amount estimated to be realized under these contractual arrangements. Revenues from the management of long-term care facilities and acute care hospitals are recognized over the period during which the services are rendered. Revenues from Medicare and Medicaid are generally based on reimbursement of allowable costs of providing services to program beneficiaries. The Company estimates amounts due from third-party payors and records the revenue in the period services are rendered. Amounts ultimately payable by Medicare and Medicaid are determined based on annual cost reports which are subject to audit and retroactive adjustment by the payor. Changes in estimated revenues due in connection with Medicare and Medicaid may be recorded by the Company subsequent to the year of origination and prior to final settlement based on improved estimates. Differences between estimated amounts due from the Medicare and Medicaid programs and ultimate settlements with these programs are recognized in the year of final settlement.

  Costs reimbursed under the Medicare program are subject to regional limits. The costs at certain of the Company's facilities have frequently exceeded these limits and, accordingly, the Company is required to submit exception requests to cover such excess costs. The accompanying balance sheets include amounts estimated to be recoverable under such exception requests.

  Accounts receivable, net, at December 31, 1997 and 1996 includes $44.4 million and $28.4 million, respectively, of amounts due from Medicare and Medicaid programs.

  The Company is not aware of any material claims, disputes, or other unsettled matters related to third-party reimbursements, other than those reflected on its balance sheets, and believes retroactive adjustments related to these receivables will not be material.

CONCENTRATIONS

  A significant portion of the Company's revenues are derived from the Medicare and Medicaid programs. The Balanced Budget Act of 1997, ("the Act"), enacted in August 1997, has targeted the Medicare program for reductions in spending growth of approximately $49.2 billion for skilled nursing facilities over the next five years, primarily through the implementation of a Medicare prospective payment system for skilled services (see Note 19). In addition to the Act, there have been, and the Company expects that there will continue to be, a number of additional proposals to limit reimbursements to long-term care facilities under the Medicare and Medicaid programs. Centennial cannot predict whether any of these additional proposals will be adopted, or if adopted and implemented, what effect such proposals would have on the Company. Approximately 60%, 68%, and 76% of the Company's total revenues for the years ended December 31, 1997, 1996 and 1995, respectively, are from the Medicare and Medicaid programs. While the Company operates long-term care facilities in 18 states and the District of Columbia, 33 of its 55 owned or leased facilities are located in North Carolina, Indiana and Michigan.

FACILITY OPERATING EXPENSES

  Facility operating expenses include direct operating costs at the facility level. The majority of these costs consist of payroll and employee benefits related to nursing, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include medical and pharmacy supplies, food, utilities, and the cost of rehabilitation therapies.

INCOME TAXES

  Income taxes are calculated using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred taxes are provided for the differences between the tax and accounting bases of the Company's assets and liabilities. For Federal income tax purposes, the Company and its subsidiaries file a consolidated income tax return.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of five to ten years for equipment, five to 15 years for furniture and 30 to 40 years for buildings and improvements.

INTANGIBLE ASSETS

  Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities, and are amortized using the straight-line method, primarily over a 30 to 40 year period.

ASSESSMENT OF LONG-LIVED ASSETS

  The Company periodically reviews the carrying values of its long-lived assets (primarily property and equipment and intangible assets) whenever events or circumstances provide evidence that suggest that the carrying amount of long-lived assets may not be recoverable. If this review indicates that long-lived assets may not be recoverable, the Company reviews the expected undiscounted future net operating cash flows from its facilities, as well as valuations obtained in connection with various refinancings. Any permanent impairment in value is recognized as a charge against earnings in the statement of operations. As of December 31, 1997, the Company does not believe there is any indication that the amortization period of its long-lived assets needs to be adjusted.

INCOME PER SHARE

  In June 1997, the Board of Directors and Shareholders of the Company approved a reverse stock split of .6897 for one. All references to shares and weighted shares outstanding used in the calculation of net income per share and per share amounts have been retroactively adjusted to reflect this reverse stock split.

  In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share". See Note 20 below.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

  Certain amounts in the 1996 financial statements have been reclassified for comparative purposes.

2. INITIAL PUBLIC OFFERING

  In July 1997, Centennial completed an initial public offering of 4,000,000 shares of the Company's Common Stock at a price of $16.00 per share. In connection with the Offering, the Company granted the underwriters an option to purchase up to 600,000 additional shares of the Company's Common Stock at the

Offering price of $16.00 per share. This option was exercised and closed in July 1997. Proceeds to Centennial from the Offering and the exercise of the underwriters' option totaled approximately $66.8 million, net of underwriting discounts and commissions and approximately $1.7 million in Offering expenses.

  The net proceeds of the Offering available to the Company were used to repay two subordinated promissory notes aggregating $25.3 million, to redeem the Series E Redeemable Preferred Stock for $5.0 million, to repurchase approximately 84,000 shares of Common Stock, which were received by the former holders of the Company's Series C Preferred Stock, for approximately $1.3 million (see Note 10), and to repay approximately $35.1 million outstanding under the Company's Senior Credit Facility with CoreStates Bank N.A. as agent (the "Senior Credit Facility", see Note 8).

  Concurrently with the closing of the Offering, the Company's Series A, B, C and D Preferred Stock were converted into approximately 2.5 million shares of Common Stock, net of the stock repurchase noted above; the Company's Special Voting Common Stock was converted into Common Stock; and Centennial's Treasury Stock, discussed in Note 10, was converted into Common Stock.

3. MERGERS AND ACQUISITIONS

  In May 1997, the Company acquired by merger Total Care Consolidated, Inc., ("TCC"), a provider of home health services, with 25 home health offices located primarily in North Carolina. Total consideration of $8.0 million consisted of $6.0 million in cash, which was funded under the Senior Credit Facility, and $2.0 million in the form of a convertible promissory note due April 30, 1999. The transaction was accounted for under the purchase method and the Company's Consolidated Financial Statements include TCC from the effective date of the merger.

  In August 1997, Centennial acquired substantially all of the business and assets of Complex Care, Inc., ("CCI"), a provider of physical, occupational and speech therapy services through 45 contracts with long-term care facilities in Connecticut and Rhode Island. The Company paid total consideration of $7.0 million, utilizing borrowings under its Senior Credit Facility. Additional consideration of up to $500,000 may be paid by the Company under an earn-out agreement. The transaction was accounted for under the purchase method and the Company's Consolidated Financial Statements include CCI from the effective date of the acquisition.

  The Company recorded intangible assets of approximately $8.0 million and $7.5 million related to the acquisitions of TCC and CCI, respectively.

  In December 1997, Centennial acquired a 58-bed skilled nursing facility in St. Petersburg, Florida, which had previously been managed by the Company since June 1991. The facility was formerly owned by an affiliate of the President of the Company. Total consideration of approximately $3.3 million included borrowings under the Senior Credit Facility of approximately $1.1 million, and the reduction of a note receivable to the Company from the facility of approximately $2.2 million. The transaction was accounted for under the purchase method and the Company's Consolidated Financial Statements include this facility from the effective date of the acquisition.

  During 1997, the Company acquired leasehold interests in two rural hospitals. In October 1996, the Company entered into a management agreement and a lease agreement with the owner of both a 36-bed hospital and three licensed home health care offices, located in Northern Florida. The agreement provided that the Company would manage the hospital until all necessary approvals and licenses were obtained, at which time the Company would operate the hospital under a long-term lease. The Company accounted for the transaction as a management agreement beginning in October 1996; in June 1997, all necessary approvals and licenses were obtained, and the Company has operated the hospital under a long-term lease since that date. The Company's Consolidated Financial Statements include the hospital from the effective date of the transaction. In March 1997, the Company entered into another lease of a rural hospital, also located in Northern Florida, having a term of ten years with two five-year renewal options.

  In October 1996, the Company acquired two previously managed long-term care facilities located in Michigan with a total of 185 beds. The purchase price, totaling approximately $9.1 million, was financed with the Company's Senior Credit Facility. Centennial had managed these facilities under long-term management agreements since 1991.

  Effective December 31, 1995, the Company acquired all of the capital stock of THS, valued at $19.0 million, through the issuance of 2,940,639 shares of Special Voting Common Stock and 144,086 shares of Series C Preferred Stock, (the "THS Merger"). In connection with this transaction, the Company formulated a plan to integrate the operations of THS. Such plan included the disposal of its leasehold interests at two facilities which were not compatible with the Company's operations. During the year ended December 31, 1996, the Company disposed of one of the identified facility leases at its previously estimated fair value. The Company was not successful in its efforts to dispose of the remaining facility lease in 1997; however, based on improvements made to the operations of the facility, the Company expects that it will be disposed of during 1998. As of December 31, 1997 and 1996, remaining accrued merger closure costs of $3.4 million included the accrual for the lease buyout and estimated losses on the sublease of the THS headquarters facility. Any additional costs incurred to operate and ultimately dispose of the remaining facility will be charged to earnings.

  Proforma information for the 1997 and 1996 acquisitions has not been presented, as the effects of the acquisitions on the consolidated financial statements was not considered significant.

4. OPERATING LEASES

  The Company leases 39 long-term care facilities, as well as two hospitals, which are accounted for as operating leases. The leases have various expiration dates through 2014. Two of the long-term care facility leases are with affiliated entities, of which the Company or an affiliate of one of the Company's officers serves as a general partner.

  The leases with affiliated entities expire in 2002 and 2008 with both having two five-year extensions. Total lease expense to the Company as a result of these two leases was $3.2 million, $3.3 million and $2.9 million for the years ended December 31, 1997, 1996 and 1995 respectively. In connection with one lease, the Company paid the affiliated lessor a deposit of $2.9 million, which is refundable upon the termination of the lease. The Company owed the other affiliated lessor approximately $340,000 and $700,000 at December 31, 1997 and 1996, respectively.

  Twenty-three of the long-term care facility leases were obtained in connection with the THS Merger. These leases include provisions for increases in lease payments. Certain of these leases provide the Company an option to renew the lease after the initial lease term.

  Total rent expense under the long-term care facility and hospital operating lease agreements approximated $19.9 million, $17.7 million, and $7.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  Minimum future rent payments under the facility leases and related equipment and office space are summarized as follows (in thousands):

        Year                                                      Amount
        ----                                                    -----------
        1998............................................           $ 21,369
        1999............................................             21,517
        2000............................................             21,739
        2001............................................             21,675
        2002............................................             20,766
        Thereafter......................................             80,120
                                                                -----------
                                                                   $187,186
                                                                -----------

5. TOTAL REVENUE

  The distribution of total revenue by class of payor for the years ended December 31, 1997, 1996 and 1995 was as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                             ---------------------------------
              CLASS OF PAYOR                   1997         1996        1995
- ------------------------------------------------------    ---------    -------
Private pay, management fee and
  other....................................  $ 120,371    $  74,075    $17,798
Medicaid...................................    111,380       99,803     43,735
Medicare...................................     72,522       59,170     13,693
                                             ---------    ---------    -------
                                             $ 304,273    $ 233,048    $75,226
                                             ---------    ---------    -------

  The above revenue amounts are net of third-party contractual allowances of $54.2 million, $44.7 million and $7.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  Included in other operating expenses is bad debt expense of approximately $863,000, $852,000, and $1.0 million for the years ended December 31, 1997, 1996 and 1995, respectively.

6. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at December 31, 1997 and 1996, (in thousands):


                                                         1997          1996
                                                       ---------     ---------
Land.................................................  $   4,595     $   4,243
Buildings and improvements...........................     63,681        55,166
Furniture and equipment..............................     15,633        12,294
Construction in progress - improvements to
  facilities.........................................      1,087         1,945
                                                       ---------     ---------
                                                          84,996        73,648
Less accumulated depreciation .......................    (10,617)       (6,239)
                                                       ---------     ---------
                                                       $  74,379     $  67,409
                                                       ---------     ---------

  Depreciation expense for the years ended December 31, 1997, 1996 and 1995 totaled $4.5 million, $3.2 million, and approximately $548,000 respectively.

7. INVESTMENT IN UNCONSOLIDATED PARTNERSHIPS

  Certain subsidiaries of the Company acquired, in 1990, stock of the corporate general partners of certain limited partnerships. These partnerships owned long-term care facilities and retirement centers. Investments in partnerships in which the Company's subsidiaries served as a general partner were accounted for using the equity method. For the years ended December 31,1996 and 1995, the Company recognized income from its share of the partnerships' operations of approximately $145,000 and $448,000, respectively. On January 30, 1997, the Company sold its stock in the corporate general partners in most of the limited partnerships to a corporation affiliated to the president of the Company for $100 and the assumption of all the liabilities of the corporate general partners. For the year ended December 31, 1996, the Company recognized a loss, totaling approximately $253,000, in connection with the sale of the corporate general partners.

8. LONG-TERM DEBT

  Long-term debt consisted of the following at December 31, 1997 and 1996 (in thousands):


                                               1997         1996
                                             --------     --------
Bank credit facilities...................... $ 41,250     $ 47,000
Mortgage notes payable......................   17,792       17,427
Other notes.................................    2,650          697
                                             --------     --------
                                               61,692       65,124
Capital lease obligations...................   18,797       20,025
                                             --------     --------
                                               80,489       85,149
Current maturities of long-term debt........    1,576        1,711
                                             --------     --------
                                             $ 78,913     $ 83,438
                                             --------     --------

  On December 16, 1997, the Company expanded its Senior Credit Facility with CoreStates Bank, N.A. and NationsBank, N.A., as agents, through an amendment to its existing amended and restated credit agreement. Through the amendment, the Company's maximum aggregated advance limit was increased from $65.0 million to $125.0 million. Company advances under the Senior Credit Facility may be used for acquisitions, capital expenditures, working capital and general corporate purposes. Centennial's borrowing capacity is dependent upon its ability to satisfy certain financial covenants that are impacted by its debt and capital structure. The Company had approximately $41.3 million outstanding under the Senior Credit Facility at December 31, 1997, as well as issued standby letters of credit totaling approximately $7.0 million.

     Interest accrues at varying rates dependent upon underlying interest rates and the Company's selection of loan amounts and periods. The Company can elect a rate based on CoreStates Bank, N.A.'s prime rate or LIBOR, each increased by an Applicable Margin, as defined in the Senior Credit Facility, which varies dependent upon the ratio of debt to earnings before interest, taxes, depreciation, amortization and operating lease expense. The weighted average interest rate on the Company's borrowings at December 31, 1997 was approximately 1.58% over LIBOR or 7.2%.

     Interest is generally paid monthly on prime based borrowings and quarterly on LIBOR based borrowings. The Company's outstanding borrowings are due to be repaid on December 16, 2000, upon termination of the Senior Credit Facility. Under certain circumstances, proceeds from additional equity issuances, sales of Company assets and other debt instruments must be used to repay a portion of the outstanding borrowings under the Senior Credit Facility.

     The Senior Credit Facility is collateralized by the stock of the Company's subsidiaries. The Company is required to pay a fee on the average unused portion of the commitment.

     The Senior Credit Facility includes various negative covenants including restrictions on additional loans and advances, guaranties, stock repurchases and redemptions, and the payment of dividends. Terms of the Senior Credit Facility require the Company to comply with certain financial and other covenants, the violation of which could cause the amounts of outstanding principal, interest and fees to be immediately due and payable. On December 31, 1997, the Company was in compliance with all of its debt covenants.

     At December 31, 1997 and 1996, the Company had $17.8 million and $17.4 million, respectively, of mortgage notes outstanding, including a current portion of approximately $259,000 and $181,000 respectively. The mortgage notes require monthly payments of principal and interest of approximately $157,000. The debt agreements are for five to twenty-year periods with amortization periods covering twenty to twenty-five years. At December 31, 1997, interest rates on the mortgages range from 7.33% to 10.50%. These debts are collateralized by real property.

  Future maturities of mortgage notes are summarized as follows (in thousands):

                1998                                  $   259
                1999                                      277
                2000                                      304
                2001                                      334
                2002                                      367
                Thereafter                             16,251
                                                      -------
                                                      $17,792
                                                      -------

  Rent escalation clauses in the capital facility leases are based on contingent factors such as increases in the consumer price index or annual increases in a facility's revenues, and have resulted in increased current and future lease payments.

  The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1997 (in thousands):

                                                       Nursing
Year ending December 31                  Equipment    Facilities      Total
                                         ----------   ----------   ----------
1998.................................... $      661   $    2,468   $    3,129
1999....................................         83        2,468        2,551
2000....................................        -          2,468        2,468
2001....................................        -          2,468        2,468
2002....................................        -          2,468        2,468
Thereafter..............................        -         21,086       21,086
                                         ----------   ----------   ----------
Total minimum lease payments............        744       33,426       34,170
Less amount representing interest.......         43       15,330       15,373
                                         ----------   ----------   ----------
Present value of minimum lease payments.        701       18,096       18,797
Current portion.........................        620          697        1,317
                                         ----------   ----------   ----------
Noncurrent portion...................... $       81   $   17,399   $   17,480
                                         ----------   ----------   ----------

  The interest rate on the capital leases is based on the Company's borrowing rate at the time a lease is executed. The average interest rate on nursing facilities and equipment was 10.47% and 13.15%, respectively.

9.  SUBORDINATED DEBT

  At December 31, 1996, the Company had $25.3 million, carried net of unamortized offering discounts of approximately $943,000, of subordinated debt. This debt was issued to certain shareholders in two instruments, which were both due on October 30, 2002 and had effective interest rates between 10.8% and 11.7%. These notes were repaid in 1997 using proceeds from the Offering, which resulted in a loss on early extinguishment of debt of approximately $537,000, net of income tax benefit of approximately $343,000.


10. REDEEMABLE PREFERRED STOCK

  As of December 31, 1996, the Company had issued and outstanding 205,541 shares of $11.0011 par value Series A Preferred Stock. The shares of Series A Preferred Stock earned cumulative dividends of $.88 per share per annum and were convertible to common at any time at the holder's option at a conversion multiple of 2.9388. The shares were subject to mandatory conversion by the Company in limited circumstances, and were converted into approximately 604,000 shares of common stock concurrently with the closing of the Offering in July 1997.

  As of December 31, 1996, the Company had issued and outstanding 328,892 shares of $8.7377 par value Series B Preferred Stock. The shares of Series B Preferred Stock earned cumulative dividends at $.49 per annum and were convertible into .7663 share of Common Stock at the holder's option. The shares were also subject to mandatory conversion in certain limited circumstances, and were converted into approximately 252,000 shares of common stock concurrently with the closing of the Offering in July 1997.

  The Series A and B Preferred Stock was reflected on the December 31,1996 balance sheet at its estimated redemptive value, including accrued and unpaid dividends.

  As stated in Note 3, in connection with the THS Merger, the Company issued 144,086 shares of $1 par value Series C Preferred Stock. The shares of Series C Preferred Stock earned cumulative dividends of $12 per share per annum. The Company was obligated to redeem all of the shares of the Series C Preferred Stock outstanding on December 31, 2003 at $100 per share, plus any accrued but unpaid dividends. The Series C Preferred Stock was reflected on the accompanying December 31, 1996 balance sheet at its fair value increased by periodic accretions, using the interest method, so that the carrying amount would equal the mandatory redemption amount at the mandatory redemption date.

Accretion on the Series C Preferred Stock totaled approximately $259,000 for the year ended December 31, 1996. As stated in Note 2, after the closing of the Offering, with the net proceeds of the exercise of the underwriters overallotment option, Centennial offered the former holders of the Company's Series C Preferred Stock pro-rata repurchase to the extent of such proceeds of their shares of Common Stock received upon the conversion of their Series C Preferred Stock at the Offering price of $16.00 per share. The Company made this repurchase offer as consideration for the agreement by these former holders to the conversion of the Series C Preferred Stock into Common Stock. Holders of approximately 84,000 shares of the approximately 1.3 million shares available for pro-rata repurchase elected to have such shares repurchased by Centennial. Centennial repurchased the 84,000 shares of common stock during 1997 for approximately $1.3 million.

  In January 1997, the Company issued 50,000 shares of $1 par value Series D Preferred Stock and an aggregate 50,000 investment units, with each unit being comprised of one share of $1 par value Series E Preferred Stock and
1.7873 shares of Common Stock of the Company for $10.0 million. The Series D Preferred Stock was redeemable at the option of the holder at any time after December 31, 2006 for the redemption price of $100 plus interest on the $100 per share at the rate of 10% per annum from the date of issuance of the Series D Preferred Stock. Each share of Series D Preferred Stock was convertible into 8.2106 shares of Common Stock, at the holder's option. All outstanding shares of Series D Preferred Stock were converted into approximately 411,000 shares of Common Stock concurrently with the closing of the Offering in July 1997.

  The Series E Preferred Stock was subject to 10% dividends and was redeemable at any time at the option of the Company. The Series E Preferred Stock was redeemed concurrently with the closing of the Offering in July 1997.

11. EQUITY TRANSACTIONS

  The Company has stock options outstanding under the 1994 Stock Option Plan, the 1996 Executive Stock Plan, the 1996 Employee Stock Option Plan, and the 1997 Stock Plan (collectively referred to as the "Stock Option Plans"). During 1996, the Company's 1992 Stock Option Plan was terminated.

  The 1994 Stock Option Plan and the 1996 Executive Stock Plan provide that options may be granted to officers, directors and key employees; options vest based upon either years of service, or at various intervals from 1996 through 2000. The 1996 Employee Stock Option Plan provides that options may be granted to certain employees; options vest at various intervals through 1998. The 1997 Stock Plan provides that options may be granted to officers, non-employee, non-affiliated directors and key employees at an exercise price and vesting schedule to be determined by the compensation committee of the Board of Directors at the time of grant. The options granted to date pursuant to the 1997 Stock Plan vest over various schedules from 1998 through 2001.

  All stock options have been granted with exercise prices equal to or greater than the estimated fair market value of the common stock on the date of grant and are exercisable for up to ten years, as determined by the compensation committee.

  Stock option transactions are summarized as follows:

                                                              Year Ended December 31,
                                               ------------------------------------------------------
                                                       1997                             1996
                                               -----------------------        -----------------------
                                                              Weighted                       Weighted
                                                              Average                        Average
                                                              Exercise                       Exercise
                                               Shares          Price           Shares         Price
                                               -------        --------        --------       --------
Options outstanding-beginning of period......  355,160        $ 12.09          515,346        $  8.13
  Granted....................................  183,340          16.00           64,330           8.74
  Exercised..................................   (4,115)         (8.74)        (203,761)         (0.88)
  Forfeited..................................   (7,603)        (11.68)         (20,755)        (13.08)
                                               -------        -------         --------        -------
Options outstanding-end of period............  526,782        $ 13.47          355,160        $ 12.09
                                               =======        =======         ========        =======
Weighted average fair value of options
granted during the period....................                   $6.40                           $2.51

  The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                  1997                 1996
                                               ----------           ----------
Expected volatility.........................     41.0%                 41.1%
Risk-free interest rate.....................     6.15%                 5.33%
Expected term...............................    4 years               5 years
Dividend yield..............................       0%                    0%

  The following table summarizes information about outstanding and exercisable stock options at December 31, 1997:

                                                                            Options Outstanding            Options Exercisable
                                                                          ------------------------        ---------------------
                                                                                        Weighted
                                                                                         Average                       Weighted
                                                                                        Remaining                       Average
                                                                                       Contractual                     Exercise
Exercise Prices                                                           Shares           Life           Shares         Price
- ---------------                                                          -------       -----------       -------      --------
$  7.83..................................................................  58,236       4.5 years         58,236        $  7.83
   8.74..................................................................  55,309       8.0 years         40,248        $  8.74
  14.03.................................................................. 229,897       8.1 years        114,949        $ 14.03
  16.00.................................................................. 183,340       9.0 years          6,847        $ 16.00

  The Company applies APB Opinion 25 and related interpretations in accounting for fixed stock option plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost been based on the estimated fair value at the grant dates for awards under those plans consistent with the method of FASB Statement No. 123, the net effect on net income and income per share for the years ended December 31, 1997, 1996 and 1995 would have been reduced to the proforma amounts indicated below:

                                                                                           Year Ended December 31,
                                                                                ----------------------------------------------
                                                                                    1997             1996              1995
                                                                                -----------       -----------       -----------
Proforma net income (in thousands)............................................    $9,582            $2,650            $1,876
Proforma income applicable to common stock:
  Basic.......................................................................     $0.45             $0.10             $1.25
  Diluted.....................................................................     $0.44             $0.10             $0.72

  As of December 31, 1996, the Company had repurchased 239,860 shares of Common Stock for $1.5 million. These shares were held as treasury stock at December 31, 1996 and were accounted for under the cost method. As noted in Note 2, these shares were converted into Common Stock as a result of the Offering.

  As previously mentioned, the Company issued Special Voting Common Stock in connection with the THS Merger. The Special Voting Common Stock was similar to the Company's Common Stock, except that each share of Special Voting Common Stock carried 70% of the voting power of one share of Common Stock. As required by the merger agreement, the Company declared a stock dividend in January 1996 increasing the number of issued and outstanding shares of both Special Voting Common Stock and Common Stock by 11.11% (the "Stock Dividend"). The shares issued by the

Stock Dividend totaled 294,038 shares of Special Voting Common Stock and 160,124 shares of Common Stock. As noted in Note 2, the Special Voting Common Stock was converted to Common Stock as a result of the Offering.

  In connection with the THS Merger, the holders of Common Stock (the "Centennial Holders") and the holders of Special Voting Common Stock (the "THS Holders") entered into an escrow agreement whereby shares representing the Stock Dividend were placed in escrow until the parties completed final due diligence and certain contingencies were settled. The escrowed shares were to be released to either the THS Holders or the Centennial Holders as determined by the Centennial agent and THS agent, in order to adjust the proportionate ownership interest each group of holders received in the combined entity.

  In January 1997, the Centennial agent and the THS agent entered into a Settlement Agreement which determined the distribution of the escrowed shares. Under the terms of the Settlement Agreement, the equivalent of 293,735 shares of the Special Voting Common Stock held in escrow were distributed to the Centennial Holders and all remaining shares were released to the respective parties. This settlement effectively reduced the purchase price paid for THS and was recorded as a reduction in goodwill effective at the merger date with a corresponding decrease to the value of the Special Voting Common Stock.

12. INCOME TAXES

  The components of the income tax provision for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                                        Year ended December 31,
                                       1997       1996      1995
        Current                      -------    -------    -------
          Federal..................  $   525    $   103    $ 1,959
          State....................    2,394        291        526
                                     -------    -------    -------
                                       2,919        394      2,485
                                     -------    -------    -------
        Deferred
          Federal..................    4,849      1,781     (1,041)
          State....................     (968)       (83)       (55)
                                     -------    -------    -------
                                       3,881      1,698     (1,096)
                                     -------    -------    -------
        Total provision............  $ 6,800    $ 2,092    $ 1,389
                                     =======    =======    =======

  Reconciliations of the differences between income taxes computed at federal statutory tax rates and consolidated provisions for income taxes for the years ended December 31, 1997, 1996 and 1995 are as follows, (in thousands):

                                          Year ended December 31,
                                         1997       1996      1995
                                       --------   --------  --------
Tax at U.S. statutory rate...........  $  5,929   $  1,719  $  1,179
State income taxes...................       598        202       298
Goodwill amortization................       253        142       -
Other................................        20         29       (88)
                                       --------   --------  --------
  Provision for income taxes.........  $  6,800   $  2,092  $  1,389
                                       --------   --------  --------

  Deferred tax assets and liabilities are comprised of the following at
December 31, 1997 and 1996, (in thousands):
                                                         1997         1996
                                                       --------     --------
Current deferred income tax assets:
  Allowances for uncollectible receivables..........   $   (542)     $ 1,814
  Liabilities not deductible for tax purposes.......      3,053        2,069
                                                       --------     --------
     Current deferred income taxes..................   $  2,511     $  3,883
                                                       ========     ========
Noncurrent deferred income tax assets:
  Net operating loss and tax credit carryforwards...   $    845     $  4,456
  Tax basis receivables in excess of book...........      2,167        2,549
  Net effects of capital leases.....................      1,394        1,046
                                                       --------     --------
                                                          4,406        8,051
                                                       --------     --------
Noncurrent deferred income tax liabilities:
  Temporary goodwill................................       (693)        (353)
  Write-up of property and equipment................     (1,848)      (1,951)
  Other, including depreciation.....................       (110)        (850)
  Tax losses from investment in unconsolidated
     partnerships in excess of book.................       (163)        (796)
                                                       --------     --------
                                                         (2,814)      (3,950)
                                                       --------     --------
        Net noncurrent deferred income tax assets...   $  1,592     $  4,101
                                                       ========     ========

  As of December 31, 1997, the Company had approximately $455,000 of federal net operating loss carryforwards available to offset future taxable income through 2010. In addition, the Company had $305,000 of federal targeted jobs tax credit carryforwards, various state net operating loss carryforwards, and approximately $385,000 of AMT credit carryforwards.

13. MANAGEMENT AGREEMENTS

  As of December 31, 1997, the Company provided operational management services for 29 facilities and two hospitals under long-term management contracts having remaining effective terms ranging from 5 to 19 years. Twenty-five of these agreements are with third-party owners and are noncancelable without cause. One of these agreements, with fees totaling approximately $145,000, $142,000, and $124,000 respectively, during the years ended December 31, 1997, 1996 and 1995 was with an affiliate; the facility was purchased by the Company in December 1997, (see Note 3). Five of the management agreements, with fees totaling approximately $898,000, $939,000 and $995,000, respectively, during the years ended December 31, 1997, 1996 and 1995 were with affiliated limited partnerships in which certain subsidiaries of the Company served as general partner and can be terminated by either party without cause given sixty days notice. Two of these agreements were terminated during the fourth quarter while three of these facilities were transferred to third party owners. The management agreements provide for the Company to receive annual fees ranging from 6% to 6.5% of each facility's gross revenues, payable on a monthly basis and may include additional compensation based on achieving certain performance standards. Additionally, the Company performs oversight management services for three facilities in which it oversees the management of another management company. The Company typically receives a fee of 1% of revenues for oversight management services.


  In connection with the Company's facility management agreements for several facilities located primarily in North Carolina and Florida, the Company has made certain advances for working capital needs. The majority of these centers are start-up or development projects and require additional funding for personnel and other operating costs prior to stabilization. The advances are to be repaid from available cash flows from the respective facilities and from other funds provided by the owners of the facilities and earn interest at varying rates based on the prime lending rate. Advances outstanding as of December 31, 1997 and 1996 were $11.3 million and $2.8 million, respectively, and are included in other receivables in the accompanying balance sheets.

  During 1996, the Company advanced approximately $10.0 million pursuant to two promissory notes in the amounts of $5.5 million and $4.5 million, to unaffiliated owners of eight managed facilities in North Carolina. The advances were utilized by the owners to purchase the related facilities or facility leasehold interest with respect to these facilities that are managed by the Company. The promissory notes are due on December 31, 2006 and earn interest at the greater of a specified prime rate plus 3%,or 12%. Both notes are collateralized by receivables and the pledge of the stock of the respective owners and are included in notes and advances receivable in the accompanying balance sheets.

14. TRANSACTIONS WITH RELATED PARTIES

  At December 31, 1997 the Company had employment agreements with five officers which provided for salary continuation and non-competition with the Company, subject to certain conditions.

  The Company leases two long-term care facilities from affiliated lessors (see
Note 4).

  The Company managed five long-term care facilities for affiliated limited partnerships in which the Company served as a general partner (see Note 13).

  Centennial leases its facilities' employees on a total pass through basis from an affiliated company which is owned by the president of the Company. The total payroll costs and reimbursements from the Company totaled $37.2 million, $29.2 million, and $23.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. Such costs are billed by the related entity at cost.

  In December 1997, Centennial acquired a 58-bed skilled nursing facility in St. Petersburg, Florida, which had previously been managed by the Company since June 1991. The facility was formerly owned by an affiliate of the President of the Company. Total consideration of approximately $3.3 million included borrowings under the Senior Credit Facility of approximately $1.1 million, and the reduction of a note receivable to the Company from the facility of approximately $2.2 million. The transaction was accounted for under the purchase method and the Company's Consolidated Financial Statements include this facility from the effective date of the acquisition.

15. COMMITMENTS AND CONTINGENCIES

    The Company has guaranteed a mortgage note up to $500,000 related to a long-term care facility that it manages. The mortgage had an outstanding balance of approximately $1.9 million at December 31, 1997. The market value of this facility, based on an independent appraisal and the Company's estimate, substantially exceeds the total amount of the mortgage note. All principal and interest payments are paid currently by the obligors.

  The Company has guaranteed $17.0 million of mortgage indebtedness of two unrelated entities that lease five nursing facilities to the Company. The outstanding principal balance of the debt was approximately $15.7 million at December 31, 1997. All principal and interest payments are paid currently by the obligors. Based on the Company's estimate, the market value of these facilities exceeded the outstanding mortgage notes at December 31, 1997.

  Centennial self-insures for workers' compensation claims and health benefits for its employees. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. Centennial recognized as an expense and accrued for estimated workers' compensation and health benefit claims incurred but not reported as of December 31, 1997 and 1996.

16. CONCENTRATION OF CREDIT RISK

  The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Centennial has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

17. EMPLOYEE BENEFITS

  The Company has 401(k) savings plans available to substantially all employees depending on their length of service. Employees may defer up to 15% of their salary, subject to the maximum permitted by law. In two of these plans the Company matches employee contributions subject to a maximum limit. The Company funded approximately $363,000 and $92,000 during the years ended
December 31, 1997 and 1996, respectively, as a match to the employee contributions.

18.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS

  The carrying amount approximates fair value because of the short maturity of those instruments, and includes restricted cash reflected on the balance sheet under the caption "Other Assets."

     NOTES RECEIVABLE

  The carrying amount approximates fair value for the notes receivable. The fair value is estimated as the net present value of cash flows that would be received on the notes over the remaining term of the notes using current market interest rates rather than stated interest rates.

     LONG-TERM DEBT

  The carrying amount of the Senior Credit Facility approximates fair value since the Senior Credit Facility was recently renegotiated at market rates. The carrying amount of mortgage notes approximates their values based on the net present value of cash flows that would be paid on each note over the remaining note term using the Company's current incremental borrowing rate rather than the stated interest rates on the notes.

19.  HEALTH CARE REFORM

  The Balanced Budget Act of 1997, ("the Act"), enacted in August 1997, has targeted the Medicare program for reductions in spending growth for skilled nursing facilities over the next five years, primarily through the implementation of a Medicare prospective payment system for skilled nursing facility services. While the methodology for the prospective payment rates have been generally established, actual rates have not been released.

  Management believes that, due to the cost structure at its facilities as compared to other facilities in its markets, the Company's overall reimbursement rates should not be lower than current rates and could possibly be higher. However, until the rates are ultimately determined under the prospective payment system, the Company will not be able to determine the exact nature or long term financial impact of the legislative changes. The Company can give no assurance that payments under such programs in the future will remain at a level comparable to the present level or increase, and decreases in the level of payments could have a material adverse effect on the Company.

Effective April 1, 1998 regulations were adopted by HealthCare Financing Administration, which temporarily changes the basis of reimbursement for contract therapy services including physical therapy, respiratory therapy, occupational therapy and speech language pathology. During 1997, the Company derived 7% of its revenue from third-party contract therapy services. These regulations impose regionally-adjusted salary equivalency rates as reimbursement caps for occupational, speech and physical therapy. In most locations the reduced rates have the effect of reducing the amount of reimbursement for a unit of occupational or speech therapy and increasing the amount of reimbursement for a unit of physical therapy. The Company believes that such rate reductions will be completely or partially offset by cost reductions and changes in the method of delivering such services. Due to these changes in operations and cost structure and the relative size of the Company's therapy business, the Company does not expect these reimbursement changes to have a material adverse effect on the Company.

20.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In the fourth quarter of 1997, Centennial adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", (SFAS No. 128). Prior year amounts have been restated in accordance with SFAS No. 128. Basic earnings per share is computed by dividing income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similarly but reflects the potential dilution that could occur if options were exercised or convertible securities were converted into common stock. The assumption of the conversion of Series A and B Preferred Stock was anti-dilutive during 1996. The accretion and dividends accrued on Series A and B Preferred Stock and the accretion and dividends on Series C Preferred Stock was deducted from net income in the computation of net income applicable to common stock in 1997 and 1996. The following table calculates basic earnings per share and diluted earnings per share at December 31:

                                                              1997       1996       1995
                                                            --------   --------   --------
Income before extraordinary loss..........................  $ 10,385   $  2,779   $  1,876
Deduct: dividends and accretion of preferred stock........     5,874      2,192        -
                                                            --------   --------   --------

Income applicable to common stock
  before extraordinary loss...............................     4,511        587      1,876
Extraordinary loss on extinguishment
  of debt.................................................      (537)       -          -
                                                            --------   --------   --------
Income applicable to common stock.........................  $  3,974   $    587   $  1,876

Average common shares outstanding (in thousands)..........     8,289      4,742      1,506

Basic earnings per common share:
Income applicable to common stock
  before extraordinary loss...............................  $   0.54   $   0.12   $   1.25
Extraordinary loss on extinguishment
  of debt.................................................     (0.06)       -          -
                                                            --------   --------   --------

BASIC EARNINGS PER COMMON SHARE...........................  $   0.48   $   0.12   $   1.25
                                                            ========   ========   ========

Income applicable to common stock
  before extraordinary loss...............................  $  4,511   $    587   $  1,876
Add: Interest savings on convertible debt.................        65        -          -
                                                            --------   --------   --------
                                                               4,576        587      1,876
Extraordinary loss on extinguishment
  of debt.................................................      (537)       -          -
                                                            --------   --------   --------
Income applicable to common stock.........................  $  4,039   $    587   $  1,876

Average common shares outstanding (in thousands)..........     8,289      4,742      1,506
Add:  options (in thousands)..............................       173         40      1,095
                                                            --------   --------   --------
Average diluted common shares outstanding (in thousands)..     8,462      4,782      2,601

Diluted earnings per common share:
Income applicable to common stock
  before extraordinary loss...............................  $   0.54   $   0.12   $   0.72
Extraordinary loss on extinguishment
  of debt.................................................     (0.06)       -          -
                                                            --------   --------   --------

DILUTED EARNINGS PER COMMON SHARE.........................  $   0.48   $   0.12   $   0.72
                                                            ========   ========   ========

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". Both Statements are effective for fiscal years beginning after December 15, 1997. The Company has not yet determined the effect, if any, of these statements on its consolidated financial statements.

21. SUBSEQUENT EVENTS

  In January 1998, the Company signed management contracts for six skilled nursing facilities located in North Carolina, totaling 837 licensed available beds. Also in January 1998, the Centennial signed a management contract for a 59-bed acute care hospital in Northern Florida.

22. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  The table below sets forth summarized quarterly financial data for the years ended December 31, 1997 and 1996, (in thousands, except per share amounts):

                                                                              1997
                                                      --------------------------------------------------
                                                          First       Second         Third      Fourth
                                                         Quarter      Quarter       Quarter     Quarter
                                                      -----------  -----------   -----------  ----------
Total revenues........................................ $ 64,235     $ 71,939      $ 81,946     $ 86,153
Income before extraordinary loss......................    1,241        1,884         3,383        3,877
Extraordinary loss....................................      -            -            (537)         -
Net income ...........................................    1,241        1,884         2,846        3,877
Net income (loss) applicable to common
  shareholders........................................ $    454     $  1,452      $ (1,808)   $   3,877
                                                       ========     ========      ========    =========

Net income per common and common
  equivalent share:
  Basic:
    Income (loss) applicable to common stock
      before extraordinary loss....................... $   0.09     $   0.30      $  (0.11)   $    0.33
    Extraordinary loss on extinguishment of debt......      -            -           (0.05)         -
                                                       --------     --------      --------    ---------
    Income (loss) applicable to common stock.......... $   0.09     $   0.30      $  (0.16)   $    0.33
                                                       ========     ========      ========    =========
  Diluted:
    Income (loss) applicable to common stock
      before extraordinary loss......................     $0.09        $0.30      $  (0.10)   $    0.32
    Extraordinary loss on extinguishment of debt.....       -            -           (0.05)         -
                                                       --------     --------      --------    ---------
    Income (loss) applicable to common stock.........  $   0.09     $   0.30      $  (0.15)   $    0.32
                                                       ========     ========      ========    =========
  Proforma(1):
      Income applicable to common stock..............  $   0.18     $   0.23      $   0.30    $    0.32
                                                       ========     ========      ========    =========
Weighted average number of common stock and
  common stock equivalents outstanding:
  Basic..............................................     4,789        4,789        11,579       11,864
  Diluted............................................     4,827        4,828        11,870       12,188
  Proforma(1)........................................    11,738       11,876        12,026       12,186

Common stock market prices:
  High...............................................       N/A          N/A      $  23.000   $  25.125
  Low................................................       N/A          N/A      $  16.000   $  18.125

                                                                              1996
                                                      --------------------------------------------------
                                                          First       Second         Third      Fourth
                                                         Quarter      Quarter       Quarter     Quarter
                                                      -----------  -----------   -----------  ----------
Revenues.............................................  $ 55,935     $ 56,345      $ 58,341    $  62,427
Net income (loss)....................................      (105)       1,034           744        1,106
Net income (loss) applicable to common
  shareholders.......................................  $   (577)    $    562      $     96    $     506
                                                       ========     ========      ========    =========

Net income per common and common
  equivalent share:
  Income (loss) applicable to common
    stock--basic.....................................  $  (0.12)    $   0.12      $   0.02    $    0.11
                                                       ========     ========      ========    =========
  Income (loss) applicable to common
    stock--diluted...................................  $  (0.12)    $   0.12      $   0.02    $    0.11
                                                       ========     ========      ========    =========
  Income applicable to common stock--
    proforma(1)......................................  $   0.06     $   0.16      $   0.14    $    0.17
                                                       ========     ========      ========    =========


Weighted average number of common stock and
  common stock equivalents outstanding:
  Basic..............................................     4,734        4,742         4,746        4,746
  Diluted............................................     4,777        4,782         4,784        4,784
  Proforma(1)........................................    11,415       11,420        11,422       11,422

Common stock market prices:
  High...............................................       N/A          N/A           N/A          N/A
  Low................................................       N/A          N/A           N/A          N/A

- ------------
(1) Proforma assumes the Offering took place at the beginning of each period presented, and reflects the estimated reduction in interest expense, net of the related tax effect, and the reduction in preferred dividends and accretion. Proforma also excludes the extraordinary loss on early extinguishment of debt recorded in the third quarter of 1997.


                                        CENTENNIAL HEALTHCARE CORPORATION
                                                   SCHEDULE II
                                        VALUATION AND QUALIFYING ACCOUNTS

                                    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                  (IN THOUSANDS)


                                            BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE AT
                                           BEGINNING OF    COST AND       OTHER                        END OF
               DESCRIPTIONS                   YEAR         EXPENSE       ACCOUNTS        OTHER          YEAR
- ----------------------------------------  ------------    ----------    -----------    ----------     ---------
Year ended
  December 31, 1997
  Allowance for doubtful
  accounts (deducted
  from accounts
  receivable)...........................   $   2,472     $     863     $    (637)(1)   $     300(2)  $   2,998
                                           =========     =========     =========       =========     =========

Year ended
  December 31, 1996
  Allowance for doubtful
  accounts (deducted
  from accounts
  receivable)...........................   $   5,912     $     851     $  (2,983)(1)   $  (1,308)(3) $   2,472
                                           =========     =========     =========       =========     =========

Year ended
  December 31, 1995
  Allowance for doubtful
  accounts (deducted
  from accounts
  receivable)...........................   $      71     $   1,035     $    (348)(1)   $   5,154(4)  $   5,912
                                           =========     =========     =========       =========     =========

- -----------------
(1) Accounts receivable that were previously reserved that were directly written-off to allowance for doubtful accounts.
(2) Allowance transferred from notes receivable.
(3) Due to reclassification of accounts receivable to notes receivable and related reserve.
(4) Reserve on December 31, 1995 balance sheet of Transitional Health Services, Inc. which was consolidated with the Company as of December 31, 1995 totaling $5,491 and reclassification of account receivable to notes receivable and stated reserve totaling $(337).

                                 EXHIBIT INDEX


Exhibit                                    Description
- -------     ---------------------------------------------------------------------------------
  3.1  --   Third Amended and Restated Articles of Incorporation of the Company
            (incorporated by reference to Exhibit 3.1 of the Company's Registration
            Statement on Form S-1, Registration No. 333-24267, as amended).
  3.2  --   Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit
            3.2 of the Company's Registration Statement on Form S-1 Registration No.
            333-24267, as amended).
  4.1  --   Third Amended and Restated Articles of Incorporation of the Company, including, without limitation Article III and Articel VII (incorporated by reference to
            Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration
            No. 333-24267, as amended).
 10.1  --   WelCare International, Inc. 1994 Employee Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form S-1,
            Registration No. 333-24267, as amended)
 10.2  --   WelCare International, Inc. 1996 Executive Stock Plan (incorporated by reference to Exhibit 10.2 of the Company's Registration Statement on Form S-1, Registration
            No. 333-24267, as amended)
 10.3  --   WelCare International, Inc. 1996 Employee Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form S-1,
            Registration No. 333-24267, as amended)
 10.4  --   Centennial HealthCare Corporation 1997 Stock Plan (incorporated by reference to
            Exhibit 10.4 of the Company's Registration Statement on Form S-1, Registration No.
            333-24267, as amended)
 10.5  --   Second Amended and Restated Credit Agreement dated December 16, 1997 by and among Centennial HealthCare Corporation and the Borrowers named therein, the
            Lenders named therein, and Core States Bank, N.A. and NationsBank, N.A., as lenders and agents for the Lenders
 10.6  --   Amended and Restated Employment Agreement between WelCare International, Inc.
            and J. Stephen Eaton dated December 31, 1995 (incorporated by reference to
            Exhibit 10.6 of the Company's Registration Statement on Form S-1, Registration No.
            333-24267, as amended)
 10.7  --   Amended and Restated Employment Agreement between Paragon Rehabilitation, Inc. and Laurence
            W. Lepley, Jr. dated as of January 1, 1998.
 10.8  --   Registration Rights Agreement dated December 31, 1995 by and between the Company and the Shareholders as defined therein, as amended  (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form S-1, Registration
            No. 333-24267, as amended)
 10.9  --   Lease between Grant Park Nursing Home L.P. and WelCare Acquisition Corp. n/k/a
            Centennial Acquisition Corporation ("CAC") commencing on January 1, 1993
            (incorporated by reference to Exhibit 10.9 of the Company's Registration Statement
            on Form S-1, Registration No. 333-24267, as amended)
10.10  --   Amended and Restated Lease Agreement by and between Ashton Woods Limited
            Partnership and WelCare/Ashton Properties, Inc. n/k/a Centennial /Ashton
            Properties Corporation ("CAPC"), dated December 20, 1994 (incorporated by reference to Exhibit 10.11 of the Company's Registration Statement on Form S-1,
            Registration No. 333-24267, as amended)
10.11  --   Amended and Restated Lease Agreement by and between EBT Healthcare Properties,
            L.P. and CHPC dated July 6, 1994 (incorporated by reference to Exhibit 10.12 of the
            Company's Registration Statement on Form S-1, Registration No. 333-24267, as
            amended)
10.12  --   Operating Lease by and between Health Care Property Investors, Inc. and Cardinal of Indiana, Inc., as amended by that certain Amendment to Operating Lease dated
            November 1, 1993, as amended by that certain Second Amendment to Operating Lease dated April 1, 1994, as amended by that certain Third Amendment to Operating
            Lease dated March 31, 1995, as amended by that certain Fourth Amendment to
            Operating Lease dated January 1, 1996, as assigned. (incorporated by reference to Exhibit 10.13 of the Company's Registration Statement on Form S-1, Registration
            No. 333-24267, as amended)
10.13  --   Lease Agreement by and between Healthcare Realty Trust Incorporated and Cardinal
            Development Co., Inc. ("Cardinal"), as amended by that certain Amendment Number
            One to Lease Agreement dated November 1, 1993, as assigned to THP pursuant to that certain Lease Agreement, Consent and Release dated March 1, 1994
            (incorporated by reference to Exhibit 10.16 of the Company's Registration Statement
            on Form S-1, Registration No. 333-24267, as amended)
10.14  --   Lease Agreement by and between House Investments - Nursing Homes Partners I and
            THP dated November 1, 1993  (incorporated by reference to Exhibit 10.18 of the
            Company's Registration Statement on Form S-1, Registration No. 333-24267, as
            amended)
10.15  --   Operating Lease by and between HCPI Charlotte, Inc. and THP dated June 19, 1995
            (incorporated by reference to Exhibit 10.20 of the Company's Registration Statement
            on Form S-1, Registration No. 333-24267, as amended)
10.16  --   Amended and Restated Management Agreement by and between Montclair Medical
            Investors, Ltd., and CHMC dated January 1, 1995  (incorporated by reference to
            Exhibit 10.28 of the Company's Registration Statement on Form S-1, Registration No.
            333-24267, as amended)
 11.1  --   Statement Regarding Computation of Per Share Earnings
 21.1  --   List of Subsidiaries
 23.1  --   Consent of Coopers & Lybrand, L.L.P.
 27.1  --   Financial Data Schedule
 27.2  --   Restated Financial Data Schedule (Annual)
 27.3  --   Restated Financial Data Schedule (Quarterly)
 99.1  --   Cautionary Statements Regarding Forward-Looking Statements

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark one)

(X)  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

          For the quarterly period ended   March 31, 1998
                                           --------------
                             OR
( )  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

  For the transition period from ___________ to __________

                              Commission file number    001-35118
                                                        ---------

                CENTENNIAL HEALTHCARE CORPORATION
                ---------------------------------
     (Exact name of registrant as specified in its charter)


               Georgia                          58-1839701
      -------------------------------------------------------------
        (State or other jurisdiction         (I.R.S. Employer
      of incorporation or organization)    (identification No.)


 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346
 ----------------------------------------------------------------
    (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code   770-698-9040
                                                    -------------


Indicate by check mark whether the registrant, (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days.  Yes   X       No
                                       ---------    ---------

  Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date:

  There were 11,923,618 shares of Common Stock outstanding as of May 5, 1998

                           CENTENNIAL HEALTHCARE INC
                                   FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31, 1998

                                     INDEX

                         PART I - FINANCIAL INFORMATION

                                                                    Page
                                                                    ----

Item 1.  Financial Statements                                        3

Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations                         8


                          PART II - OTHER INFORMATION

Item 1.  Legal Proceedings                                          13

Item 2.  Changes in Securities and Use of Proceeds                  13

Item 3.  Defaults Upon Senior Securities                            13

Item 4.  Submission of Matters to a Vote of Security Holders        13

Item 5.  Other Information                                          13

Item 6.  Exhibits and Reports on Form 8-K                           13

Signatures                                                          14

ITEM I - FINANCIAL STATEMENTS

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        March 31,  December 31,
                                                          1998         1997
                                                        ---------  ------------
                         ASSETS
Current assets:
 Cash and cash equivalents ...........................  $  3,626     $  4,011
 Patient accounts receivable and
   third-party payor settlements, net of
   allowance for doubtful accounts of
   approximately $3,100 and $3,000....................    79,372       72,222
 Other receivables ...................................    24,165       14,612
 Deferred income taxes ...............................     2,511        2,511
 Prepaid expenses and other current assets ...........     2,978        1,259
                                                        --------     --------
   Total current assets ..............................   112,652       94,615

 Property and equipment, net..........................    75,592       74,379
 Intangible assets, net ..............................    50,862       51,331
 Notes receivable and other assets ...................    22,832       23,324
                                                        --------     --------
   Total assets.......................................  $261,938     $243,649
                                                        ========     ========

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities ............  $ 39,941     $ 40,785
 Other current liabilities............................     8,524        8,270
                                                        --------     --------
   Total current liabilities..........................    48,465       49,055
Long-term debt, less current maturities...............    93,892       78,913
Other long-term liabilities ..........................     2,531        2,577
                                                        --------     --------
                                                         144,888      130,545

Commitments and contingencies
Shareholders' equity:
 Common stock with par value of $.01; 50,000,000
   shares authorized; 11,877,645 and 11,862,320
   shares issued and outstanding .....................       119          119
 Paid-in capital .....................................   101,419      101,299
 Retained earnings....................................    16,040       12,214
                                                        --------     --------
                                                         117,578      113,632
Note receivable from shareholder......................      (528)        (528)
                                                        --------     --------
   Net shareholders' equity ..........................   117,050      113,104
                                                        --------     --------
   Total liabilities and shareholders' equity ........  $261,938     $243,649
                                                        ========     ========


See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             Three Months
                                                            Ended March 31,
                                                         --------------------
                                                          1998          1997
                                                         -------      -------
Revenues:
 Net patient service revenues..........................  $83,379      $62,372
 Management fees and other revenues....................    3,693        1,863
                                                         -------      -------
  Total revenues.......................................   87,072       64,235
                                                         -------      -------
Expenses:
 Facility operating expenses:
  Salaries, wages and benefits.........................   41,572       33,273
  Other operating expenses.............................   24,698       16,399
 Lease expense.........................................    5,409        5,083
 Corporate administrative costs .......................    4,943        3,368
 Depreciation and amortization ........................    2,283        1,521
                                                         -------      -------
  Total operating expenses ............................   78,905       59,644
                                                         -------      -------
                                                           8,167        4,591
                                                         -------      -------
Other income (expense):
 Interest income ......................................      121          148
 Interest expense .....................................   (1,913)      (2,629)
                                                         -------      -------
  Total other expense .................................   (1,792)      (2,481)
                                                         -------      -------
                                                           6,375        2,110
Provision for income taxes ............................    2,486          796
                                                         -------      -------
Income before minority interest
   and extraordinary loss .............................    3,889        1,314
Minority interest in net income
   of subsidiary, net of income taxes .................      (63)         (74)
                                                         -------      -------

  Net income ..........................................    3,826        1,240
Dividends and accretion on preferred stock.............        -          786
                                                         -------      -------
Income applicable to common stock......................  $ 3,826      $   454
                                                         =======      =======
Income applicable to common stock
   per common stock and common stock
   equivalent share:
 Basic ................................................  $  0.32      $  0.09
                                                         =======      =======
 Diluted ..............................................  $  0.32      $  0.09
                                                         =======      =======

Weighted average number of common stock and
   common stock equivalents outstanding:
 Basic ................................................   11,866        4,789
                                                         =======      =======
 Diluted ..............................................   12,202        4,827
                                                         =======      =======

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                                            Note
                                      Common Stock                        Receivable
                                    ---------------  Paid-in   Retained     from
                                     Shares  Amount  Capital   Earnings  Shareholder    Net
                                    ------- -------  -------   --------  ----------- --------
Balance at December 31, 1997....    11,862   $119   $101,299   $12,214    $(528)     $113,104
Exercise of stock options.......        15      -        120         -        -           120
Net income......................         -      -          -     3,826        -         3,826
                                    ------   ----   --------   -------    -----      --------
Balance at March 31, 1998.......    11,877   $119   $101,419   $16,040    $(528)     $117,050
                                    ======   ====   ========   =======    =====      ========

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                             Three Months
                                                            Ended March 31,
                                                         --------------------
                                                          1998          1997
                                                         -------      -------
Operating Activities:
 Net income............................................  $ 3,826      $ 1,240
 Adjustments to reconcile net income to net cash
     used in operating activities:
   Depreciation and amortization.......................    2,283        1,521
   Amortization of discount on subordinated debt.......        -           22
   Deferred income taxes...............................        -          690
   Consulting expenses offset against
     note receivable...................................       31           31
   Minority interest ..................................      103           74
   Provision for doubtful accounts.....................      152          146
   Change in assets and liabilities:
     Accounts receivable...............................   (7,303)      (3,843)
     Prepaid expenses and other assets.................   (5,206)          12
     Accounts payable, accrued liabilities and
       other current liabilities.......................     (391)      (3,348)
     Other ............................................      (11)         165
                                                         -------      -------
       Cash used in operating activities...............   (6,516)      (3,290)
                                                         -------      -------
Investing Activities:
 Purchases of property and equipment...................   (2,553)        (876)
 Notes and advances receivable, net of repayments .....   (6,046)           -
 Other ................................................     (220)      (1,064)
                                                         -------      -------
       Cash used in investing activities ..............   (8,819)      (1,940)
                                                         -------      -------
Financing Activities:
 Proceeds from issuance of preferred stock ............        -       10,000
 Proceeds from the exercise of stock options ..........      120            9
 Proceeds from borrowings .............................   15,200            -
 Distributions paid to minority partners ..............      (74)         (74)
 Payments of dividends to preferred shareholders.......        -          (85)
 Borrowings from related party, net of repayments......      (75)         332
 Principal payments on long-term debt..................     (221)        (475)
                                                         -------      -------
       Cash provided by financing activities...........   14,950        9,707
                                                         -------      -------
Net increase (decrease) in cash and cash equivalents...     (385)       4,477

Cash and cash equivalents, beginning of period.........    4,011        6,030
                                                         -------      -------
Cash and cash equivalents, end of period...............  $ 3,626      $10,507
                                                         =======      =======




See accompanying notes to condensed consolidated financial statements.

               CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 1998

NOTE 1--BASIS OF PRESENTATION AND OTHER INFORMATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements reflect all adjustments considered necessary for a fair statement of the results of operations and financial position for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1997 and notes thereto contained in Centennial HealthCare Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission (Commission File No. 001-35118).

The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or any interim period.

Certain amounts in the 1997 financial statements have been reclassified for comparative purposes.


NOTE 2--MANAGEMENT AGREEMENTS

During the first quarter of 1998, Centennial HealthCare Corporation ("Centennial" or the "Company"), entered into management agreements for six skilled nursing facilities, with a total of 836 licensed available beds, located in North Carolina. The agreements each have a five-year term, and provide the Company with a right of first refusal to purchase the related facilities.

Also in the first quarter of 1998, the Company entered into a management agreement for a 59-bed rural hospital in northern Florida. The agreement has an initial term of three years with a subsequent renewal option and provides the Company with a right of first refusal to purchase the facility. The Company has also agreed to provide the lessor of the facility with a revolving working capital line of credit of up to $500,000.


NOTE 3--EARNINGS PER SHARE

The calculation of earnings per share (EPS) is as follows (in thousands, except per share amounts):

                                                              Three Months Ended
                                                                   March 31,
                                                                 1998     1997
                                                               -------   ------
 Income before dividends and accretion on preferred stock..... $ 3,826   $1,240
 Deduct: dividends and accretion of preferred stock...........       -      786
                                                               -------   ------

 Income applicable to common stock............................   3,826      454
                                                               =======   ======

 Weighted average common shares outstanding...................  11,866    4,789
                                                               =======   ======

 BASIC EARNINGS PER COMMON SHARE.............................. $  0.32   $ 0.09
                                                               =======   ======

 Income applicable to common stock............................   3,826      454
 Interest savings on convertible debt (net of tax)............      24        -
                                                               -------   ------

 Income applicable to common stock............................   3,850      454
                                                               =======   ======

 Weighted average common shares outstanding...................  11,866    4,789
 Dilutive effect of stock options.............................     336       38
                                                               -------   ------

 Shares applicable to diluted EPS.............................  12,202    4,827
                                                               =======   ======

 DILUTED EARNINGS PER COMMON SHARE............................ $  0.32   $ 0.09
                                                               =======   ======

NOTE 4--RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", (SFAS No.
131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. SFAS No. 131 is required to be applied beginning with the Company's 1998 annual financial statements. The Company has not yet determined the effect, if any, of this statement on its consolidated financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the accompanying Unaudited Condensed Consolidated Statements of Operations for the three-month period ended March 31, 1998 and 1997.

   Certain statements in this Form 10-Q, including information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations", constitute "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the intent, belief or current expectations of Centennial HealthCare Corporation and members of its management team. Management cautions that a variety of factors could cause Centennial HealthCare's actual results to differ materially from the anticipated results expressed in such Forward-Looking Statements. Important factors currently known to management that could cause actual results to differ materially from those in Forward-Looking Statements are set forth in Centennial HealthCare's cautionary statements regarding Forward-Looking Statements (Exhibit 99.1 to this report), which statements are incorporated herein by reference.


RESULTS OF OPERATIONS

Centennial's revenues and earnings for the three-month period ended March 31, 1998 as compared to the same period for 1997 continued to grow from both expansion and increases in current operations and as a result of acquisitions.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

NET PATIENT SERVICE REVENUES. Net patient service revenues increased from $62.4 million in the first quarter of 1997 to $83.4 million in the same period in 1998, an increase of $21.0 million or 33.7%. Total revenues associated with Total Care Consolidated, Inc., ("TCC"), which the Company acquired in May 1997, approximated $6.7 million during the first quarter of 1998. In August 1997, the Company acquired substantially all of the business and assets of Complex Care, Inc. ("CCI"), a provider of physical, occupational and speech therapy services through approximately 45 contracts with long-term care facilities. Total revenues associated with the CCI contracts approximated $4.2 million in the first quarter of 1998. In March and June 1997, the Company began operating two rural hospitals (the "Hospitals"), located in northern Florida. For the first quarter of 1998, revenues associated with the Hospitals approximated $2.7 million. In December 1997, Centennial acquired a 58-bed skilled nursing facility in Florida, (the "Florida Facility"), which had previously been managed by the Company since June 1991. Total revenues associated with the Florida Facility approximated $883,000 in the first quarter of 1998. The remaining increase of $6.5 million was attributable to growth in existing facility revenues and therapy contract revenues. The increase in existing facility revenues during 1997 of approximately $4.3 million resulted primarily from an increase in the quality revenue mix of the facilities due to increasing admissions of higher acuity patients and from the increase in the delivery of specialty services. The Company also experienced general rate increases at its nursing facilities which increased patient service revenues in the first quarter of 1998 compared to the same period in 1997. The increase in revenues at the Company's subsidiary providing therapy services of approximately $2.2 million resulted from the net addition of 17 rehabilitation therapy services contracts.

MANAGEMENT FEES AND OTHER REVENUES. Management fees and other revenues increased from $1.9 million in the first quarter of 1997 to $3.7 million in the first quarter of 1998, an increase of $1.8 million, or 98.2%, which was attributable primarily to the addition of facility management agreements subsequent to the first quarter of 1997 and revenue for the performance of additional services to existing managed facilities.

FACILITY OPERATING EXPENSES. Facility operating expenses increased from $49.7 million in the first quarter of 1997 to $66.3 million in the same period in 1998, an increase of $16.6 million or 33.4%, of which TCC and the CCI therapy contracts added approximately $6.4 million and $3.1 million, respectively, in the first quarter of 1998 compared to the same period in 1997. The Hospitals and the Florida Facility added $2.2 million and approximately $665,000 to operating expenses, respectively, during the first quarter of 1998 compared to 1997. The Company's expenses from existing contract therapy services increased $1.4 million in the first quarter of 1998 over the prior year period due primarily to growth in therapy contracts. The remaining $2.8 million was attributable primarily to an increase in costs at existing long-term care facilities and to providing care for higher acuity patients in the first quarter of 1998 as compared to the prior year period.

LEASE EXPENSE. Lease expense increased from $5.1 million in 1997 to $5.4 million in 1998, an increase of approximately $326,000, or 6.4%. The Hospitals added approximately $90,000 in the first quarter of 1998 compared to the first quarter of 1997. The remaining increase of approximately $236,000 was due primarily to rent escalations in certain facility leases, which are tied to increases in operating revenue and income.

CORPORATE ADMINISTRATIVE COSTS. Corporate administrative costs increased from $3.4 million in 1997 to $4.9 million in 1998, an increase of $1.5 million, or 46.8%, which was due primarily to additional overhead incurred to accommodate the expansion in therapy services contracts, including the acquisition of the CCI contracts, the addition of long-term care facility management agreements, and the acquisition of TCC and the Hospitals.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $1.5 million in the first quarter of 1997 to $2.3 million in the same period in 1998, an increase of approximately $762,000, or 50.1%, which was primarily attributable to acquisitions and additional depreciation expense incurred as a result of fixed asset purchases.

INTEREST EXPENSE. Interest expense decreased from $2.6 million in 1997 to $1.9 million in 1998, a decrease of approximately $716,000, or 27.2%, which was primarily attributable to the repayment of $25.3 million of subordinated debt in the third quarter of 1997, repayment of $35.1 million outstanding under the Company's Second Amended and Restated Credit Facility with CoreStates Bank, N.A. and NationsBank, N.A. as agents and lenders and the other lenders named therein (the "Senior Credit Facility") in the third and fourth quarters of 1997, as a result of the completion of the Company's initial public offering, (which occurred in July 1997), and the increase in debt of approximately $44.0 million related to borrowings for acquisitions and working capital.

PROVISION FOR INCOME TAXES. The Company's effective tax rate increased from 37.7% in the first quarter of 1997 to 39.0% in the first quarter of 1998, an increase in the rate of 1.3%. This increase was primarily attributable to an anticipated increase in the Company's average state tax rate and a proportional increase in non-deductible expenses for federal tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal source of cash during the first quarter of 1998 was borrowings under its Senior Credit Facility. Cash was used by the Company for capital improvements at several existing facilities, working capital advances under arrangements with certain of the Company's managed facilities and the day-to-day operations of the Company's business. The Company anticipates using borrowings under the Senior Credit Facility to fund the growth in operations of its existing facilities, the expansion and development of specialty services, and the acquisition or management of additional long-term care facilities and related service providers.

Working capital increased from $45.6 million at December 31, 1997, to $64.2 million at March 31, 1998 primarily attributable to increases in patient accounts receivable, working capital advances under arrangements with certain of the Company's managed facilities, and annual deposits for the Company's 1998 insurance contracts. Patient accounts receivable increased from $72.2 million at December 31, 1997 to $79.4 million at March 31, 1998, an increase of $7.2 million. Of this increase, approximately $3.5 million was due primarily to increases in Medicare reimbursement rates at many of the Company's long-term care facilities associated with the Company's continued expansion of specialty services. Costs incurred under the Medicare program are reimbursed on a retroactive basis, which extends the collection time of these receivables. In addition, during the first quarter of 1998, the Company experienced a general slow-down in payments from Medicare and several Medicaid payors resulting from Medicare's expanded review of long-term care billing practices, delays in the processing of non-resident eligibility documentation in the District of Columbia and increases in payment turnover from previous levels at the Company's facilities in Michigan. These factors resulted in an increase of approximately $3.0 million in patient accounts receivable during the first quarter of 1998. The balance of approximately $700,000 relates to general increases at the facilities. Working capital advances under arrangements with certain of the Company's managed facilities increased by approximately $6.1 million, and annual deposits related to the Company's insurance contracts increased by approximately $1.7 million in the first quarter of 1998.

The Company continued to invest in its leased and owned facilities through capital expenditures of approximately $2.6 million or approximately $439 per bed for the three-month period. These expenditures included the expansion of existing facilities and the selected renovation of certain facilities.

During the first quarter of 1998, the Company borrowed $15.2 million in working capital loans under the Senior Credit Facility which were utilized primarily to finance capital expenditures at existing facilities and to provide working capital. As of March 31, 1998, the Company had $56.5 million outstanding and approximately $61.5 million available under its Senior Credit Facility, net of issued standby letters of credit of approximately $7.0 million.

The Company believes that operating cash flow and availability under the Senior Credit Facility will be sufficient to finance its activities and to fund future acquisitions.

HEALTH CARE REFORM

The Balanced Budget Act of 1997, (the "Act"), enacted in August 1997, has targeted the Medicare program for reductions in spending growth of approximately $9.5 billion for skilled nursing facilities over the next five years, primarily through the implementation of a Medicare prospective payment system for skilled services. The Medicare prospective payment rate, which reimburses for routine service, ancillary and capital costs, will initially be a blended rate based on
(i) a facility-specific payment rate derived from each facility's 1995 cost report, adjusted by an inflation factor and (ii) a federal per diem rate derived from all hospital-based and freestanding (skilled nursing facility) 1995 costs reports, adjusted to remove geographic, wage-related, inflationary and case mix differences between facilities. The blended rate will be further adjusted by a facility-specific case mix (acuity) index. The exact amount of these adjustments has not yet been released by the Secretary of the Department of Health and Human Services.

Management believes that, due to the cost structure at its facilities in 1995 and its costs as compared to other facilities in its markets, the Company's overall reimbursement rates should not be lower than current rates and could possibly be higher. However, until the rates are ultimately determined under the prospective payment system, the Company will not be able to determine the exact nature or long term financial impact of the legislative changes. The Company can give no assurance that payments under such programs in the future will remain at a level comparable to the present level or increase, and decreases in the level of payments could have a material adverse effect on the Company. During the first quarter of 1998, the Company derived 20% of its revenues from Medicare at its long-term care facilities.

The Act has also targeted the Medicare home health program for reductions in spending of approximately $16.2 billion over the next five years, also primarily through the implementation of a prospective payment system. An interim payment system ("IPS") will remain in effect until the new prospective payment system is implemented for cost reporting periods beginning on or after October 1, 1999. The interim payment system is effective for cost reporting periods beginning on or after October 1, 1997. The Act requires home health agencies to be reimbursed through IPS at the lesser of:

 .  Actual costs
 .  Per visit cost limits reduced to 105% of the median per visit costs for freestanding home health agencies; or
 . A new blended agency-specific per beneficiary annual limit applied to the agency's unduplicated census count of Medicare patients and based on 98% of fiscal year 1994 reasonable costs.

Implementation of these new limits could effectively reduce reimbursement 15-20% according to industry experts. During the first quarter of 1998, the Company derived 8% of its revenues from home health care.

Effective April 10, 1998, regulations were adopted by Health Care Financing Administration which temporarily change the basis of reimbursement for contract therapy services, including physical therapy, respiratory therapy, occupational therapy and speech language pathology. These regulations impose regionally-adjusted salary equivalency rates as reimbursement caps for occupational, speech and physical therapy. In most locations the reduced rates have the effect of reducing the amount of reimbursement for a unit of occupational or speech therapy and increasing the amount of reimbursement for a unit of physical therapy. The Company believes that such rate reductions will be completely or partially offset by cost reductions, changes in the method of delivering such services and the addition of new therapy contracts. This salary equivalency rate methodology for reimbursement effectively phases out with the implementation of the prospective payment system for skilled nursing facilities as summarized above. Due to these changes in operations and cost structure and the relative size of the Company's therapy business, the Company does not expect these reimbursement changes to have a material long-term adverse effect on the Company. During the first quarter of 1998, the Company derived 14% of its revenues contract therapy services.

                          PART II - OTHER INFORMATION

ITEM 1.   LEGAL PROCEEDINGS.

          As of March 31, 1998, the Company did not have any pending legal proceedings that separately or in the aggregate would be likely to have a material adverse effect on the business or results of operations of the Company. The Company is, and may be in the future, party to litigation or administrative proceedings which arise in the normal course of its business.

ITEM 2.   CHANGES IN SECURITIES AND USE OF PROCEEDS.
          Not Applicable.

ITEM 3.   DEFAULTS UPON SENIOR SECURITIES.
          None.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
          None.

ITEM 5.   OTHER INFORMATION.

          Effective January 1, 1998, Centennial entered into long-term management agreements for six skilled nursing facilities, with a total of 836 licensed available beds, located in eastern North Carolina. Under the terms of these five year management agreements, the Company will receive a management fee equal to 6.5% of each facility's revenues. In addition, the Company entered into a management agreement for a 59-bed rural hospital in northern Florida, where the Company currently provides home health services and operates a nursing home and two other rural hospitals.

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K.

          (a)  Exhibits

               3.1 Third Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended)

               3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 Registration No. 333-24267, as amended).

               4.1 Third Amended and Restated Articles of Incorporation of the Company, including without limitation Article III and
                    Article VII (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended).

              11.1  Statement Regarding Computation of Per Share Earnings

              27.1  Financial Data Schedule (For SEC use only)

              99.1  Cautionary Statements

          (b)  Reports on Form 8-K.
               None.
                                       13

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:     May 14, 1998              CENTENNIAL HEALTHCARE CORPORATION

                                    By: /s/ J. Stephen Eaton
                                        ----------------------------------------
                                        J. Stephen Eaton, Chairman of the Board,
                                        President and Chief Executive Officer

Date:     May 14, 1998

                                    By: /s/ Alan C. Dahl
                                        ----------------------------------------
                                        Alan C. Dahl, Executive Vice President
                                        and Chief Financial Officer

                                 EXHIBIT INDEX


Exhibit No.         Description
- -----------         -----------

   3.1 Third Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended)

   3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 Registration No. 333-24267, as amended).

   4.1 Third Amended and Restated Articles of Incorporation of the Company, including without limitation Article III and
                    Article VII (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended).

  11.1              Statement Regarding Computation of Per Share Earnings

  27.1              Financial Data Schedule (For SEC use only)

  99.1              Cautionary Statements

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark one)

(X)  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                  EXCHANGE ACT OF 1934

           For the quarterly period ended   June 30, 1998
                                           ---------------
                              OR
( )  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

  For the transition period from ___________ to

                              Commission file number   001-35118
                                                       ---------

                       CENTENNIAL HEALTHCARE CORPORATION
                       ---------------------------------
            (Exact name of registrant as specified in its charter)

                      Georgia                  58-1839701
             --------------------------------------------------------
               (State or other jurisdiction       (I.R.S. Employer
             of incorporation or organization)   identification No.)


        400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346
        ----------------------------------------------------------------
           (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code   770-698-9040
                                                           -------------

Indicate by check mark whether the registrant, (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days.  Yes   X       No
                                       ---------    -------

  Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

  There were 11,923,618 shares of Common Stock outstanding as of August 5, 1998

                           CENTENNIAL HEALTHCARE INC
                                   FORM 10-Q
                      FOR THE QUARTER ENDED JUNE 30, 1998

                                     INDEX

                        PART I - FINANCIAL INFORMATION

                                                                     Page
                                                                     ----

Item 1.  Financial Statements                                          3

Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations                           9


                          PART II - OTHER INFORMATION

Item 1.  Legal Proceedings                                            16

Item 2.  Changes in Securities and Use of Proceeds                    16

Item 3.  Defaults Upon Senior Securities                              16

Item 4.  Submission of Matters to a Vote of Security Holders          16

Item 5.  Other Information                                            16

Item 6.  Exhibits and Reports on Form 8-K                             17

Signatures                                                            18

ITEM I - FINANCIAL STATEMENTS

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                         JUNE 30,   DECEMBER 31,
                                                           1998         1997
                                                         ---------  ------------
                         ASSETS
Current assets:
 Cash and cash equivalents.............................   $  5,756    $  4,011
 Patient accounts receivable and
   third-party payor settlements, net of
   allowance for doubtful accounts of
   approximately $3,200 and $3,000.....................     86,987      72,222
 Other receivables.....................................     25,737      14,612
 Deferred income taxes.................................      2,511       2,511
 Prepaid expenses and other current assets.............      2,615       1,259
                                                          --------    --------
   Total current assets................................    123,606      94,615

 Property and equipment, net............................    75,301      74,379
 Intangible assets, net.................................    50,353      51,331
 Notes receivable and other assets......................    23,680      23,324
                                                          --------    --------
   Total assets.........................................  $272,940    $243,649
                                                          ========    ========

         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities...............  $ 41,722    $ 40,785
 Other current liabilities..............................     9,471       8,270
                                                          --------    --------
   Total current liabilities............................    51,193      49,055
Long-term debt, less current maturities.................    99,360      78,913
Other long-term liabilities.............................     1,329       2,577
                                                          --------    --------
                                                           151,882     130,545

Commitments and contingencies (Note 3)
Shareholders' equity:
 Common stock with par value of $.01; 50,000,000
    shares authorized; 11,923,618 and 11,862,320
    shares issued and outstanding.......................       119         119
 Paid-in capital........................................   101,593     101,299
 Retained earnings......................................    19,874      12,214
                                                          --------    --------
                                                           121,586     113,632
Note receivable from shareholder........................      (528)       (528)
                                                          --------    --------
    Net shareholders' equity............................   121,058     113,104
                                                          --------    --------
    Total liabilities and shareholders' equity..........  $272,940    $243,649
                                                          ========    ========

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            THREE MONTHS          SIX MONTHS
                                                                           ENDED JUNE 30,        ENDED JUNE 30,
                                                                         -------------------  -------------------
                                                                           1998       1997      1998       1997
                                                                         --------   -------   -------    -------
Revenues:
 Net patient service revenues........................................   $ 84,042   $ 70,202  $167,421   $132,573
 Management fees and other revenues..................................      3,858      1,737     7,551      3,601
                                                                        --------   --------  --------   --------
  Total revenues.....................................................     87,900     71,939   174,972    136,174
                                                                        --------   --------  --------   --------
Expenses:
 Facility operating expenses:
  Salaries, wages and benefits.......................................     43,348     34,988    84,920     68,261
  Other operating expenses...........................................     23,281     20,392    47,979     36,791
 Lease expense.......................................................      5,746      5,350    11,155     10,433
 Corporate administrative costs......................................      5,247      3,846    10,190      7,214
 Depreciation and amortization.......................................      2,379      1,613     4,662      3,134
                                                                        --------   --------  --------   --------
  Total operating expenses...........................................     80,001     66,189   158,906    125,833
                                                                        --------   --------  --------   --------
                                                                           7,899      5,750    16,066     10,341
                                                                        --------   --------  --------   --------
Other income (expense):
 Interest income.....................................................        800        167       921        316
 Interest expense....................................................     (2,316)    (2,658)   (4,229)    (5,288)
                                                                        --------   --------  --------   --------
  Total other expense................................................     (1,516)    (2,491)   (3,308)    (4,972)
                                                                        --------   --------  --------   --------
                                                                           6,383      3,259    12,758      5,369
Provision for income taxes...........................................      2,489      1,270     4,975      2,094
                                                                        --------   --------  --------   --------
Income before minority interest......................................      3,894      1,989     7,783      3,275
Minority interest in net income of subsidiary,
 net of income taxes.................................................        (60)      (105)     (123)      (150)
                                                                        --------   --------  --------   --------
  Net income.........................................................      3,834      1,884     7,660      3,125
Dividends and accretion on preferred stock...........................          -        432         -      1,219
                                                                        --------   --------  --------   --------
Income applicable to common stock....................................    $ 3,834    $ 1,452  $  7,660   $  1,906
                                                                        ========   ========  ========   ========
Income applicable to common stock
 per common stock and common stock equivalent share:
 Basic...............................................................      $0.32      $0.30     $0.64      $0.40
                                                                        ========   ========  ========   ========
 Diluted.............................................................      $0.32      $0.30     $0.63      $0.39
                                                                        ========   ========  ========   ========
Weighted average number of common stock and
 common stock equivalents outstanding:
 Basic...............................................................     11,910      4,789    11,888      4,799
                                                                        ========   ========  ========   ========
 Diluted.............................................................     12,215      4,828    12,213      4,837
                                                                        ========   ========  ========   ========

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                                                  NOTE
                                         COMMON STOCK                          RECEIVABLE
                                      -----------------    PAID-IN   RETAINED     FROM
                                      SHARES     AMOUNT    CAPITAL   EARNINGS  SHAREHOLDER    NET
                                      --------   ------    -------   --------  ----------- --------
Balance at December 31, 1997....       11,862     $ 119   $101,299   $12,214     $ (528)   $113,104
Exercise of stock options.......           61         -        294         -          -         294
Net income......................            -         -          -     7,660          -       7,660
                                      -------     -----   --------   -------     ------    --------
Balance at June 30, 1998........       11,923     $ 119   $101,593   $19,874     $ (528)   $121,058
                                      =======     =====   ========   =======     ======    ========

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                              SIX MONTHS
                                                             ENDED JUNE 30,
                                                          ------------------
                                                            1998       1997
                                                          -------    -------
Operating Activities:
 Net income............................................   $ 7,660    $ 3,125
 Adjustments to reconcile net income to net cash
     used in operating activities:
   Depreciation and amortization.......................     4,662      3,134
   Amortization of discount on subordinated debt.......         -         58
   Deferred income taxes...............................         -      1,739
   Consulting expenses offset against
     note receivable...................................        62         62
   Minority interest...................................       201        247
   Provision for doubtful accounts.....................       684        297
   Change in assets and liabilities:
     Accounts receivable...............................   (16,243)    (8,932)
     Prepaid expenses and other assets.................    (8,100)    (3,091)
     Accounts payable, accrued liabilities and
       other current liabilities.......................     2,337        168
     Other.............................................       (40)       161
                                                         --------   --------
       Cash used in operating activities...............    (8,777)    (3,032)
                                                         --------   --------

Investing Activities:
 Purchases of property and equipment...................    (3,699)    (2,030)
 Notes and advances receivable, net of repayments......    (5,447)       114
 Acquisitions, net of cash acquired....................         -     (6,000)
 (Increase) decrease in restricted cash................        (5)     4,680
 Other.................................................      (613)      (764)
                                                         --------   --------
       Cash used in investing activities...............    (9,764)    (4,000)
                                                         --------   --------

Financing Activities:
 Proceeds from issuance of preferred stock.............         -     10,000
 Proceeds from the exercise of stock options...........       294         11
 Proceeds from borrowings..............................    21,200      6,000
 Distributions paid to minority partners...............      (148)      (148)
 Payments of dividends to preferred shareholders.......         -       (249)
 Payments on amounts due to related party..............      (307)      (192)
 Principal payments on long-term debt..................      (753)      (887)
                                                         --------   --------
       Cash provided by financing activities...........    20,286     14,535
                                                         --------   --------

Net increase in cash and cash equivalents..............     1,745      7,503

Cash and cash equivalents, beginning of period.........     4,011      6,030
                                                         --------   --------

Cash and cash equivalents, end of period...............  $  5,756   $ 13,533
                                                         ========   ========

See accompanying notes to condensed consolidated financial statements.

               CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 1998

NOTE 1--BASIS OF PRESENTATION AND OTHER INFORMATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements reflect all adjustments considered necessary for a fair statement of the results of operations and financial position for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1997 and notes thereto contained in Centennial HealthCare Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission (Commission File No. 001-35118).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or any interim period.

Certain amounts in the 1997 financial statements of Centennial HealthCare Corporation ("Centennial" or the "Company") have been reclassified for comparative purposes.


NOTE 2--EARNINGS PER SHARE

The calculation of earnings per share is as follows (in thousands, except per share amounts):

                                                                THREE MONTHS ENDED   SIX MONTHS ENDED
                                                                     JUNE 30,           JUNE 30,
                                                                -------------------  -----------------
                                                                  1998       1997      1998      1997
                                                                 -------    ------   -------   -------
Income before dividends and accretion on preferred stock.......  $ 3,834    $1,884   $ 7,660   $ 3,125
Dividends and accretion of preferred stock.....................        -      (432)        -    (1,219)
                                                                 -------    ------   -------   -------
Income applicable to common stock..............................  $ 3,834    $1,452   $ 7,660   $ 1,906
Weighted average common shares outstanding.....................   11,910     4,789    11,888     4,799
BASIC EARNINGS PER COMMON SHARE................................  $  0.32    $ 0.30   $  0.64   $  0.40
                                                                 =======    ======   =======   =======
Income applicable to common stock..............................  $ 3,834    $1,452   $ 7,660   $ 1,906
Interest savings on convertible debt (net of tax)..............       24         -        48         -
                                                                 -------    ------   -------   -------
Income applicable to common stock..............................  $ 3,858    $1,452   $ 7,708   $ 1,906

Weighted average common shares outstanding.....................   11,910     4,789    11,888     4,799
Dilutive effect of stock options...............................      180        39       200        38
Conversion of convertible debt.................................      125         -       125         -
                                                                 -------    ------   -------   -------
Average diluted common shares outstanding......................   12,215     4,828    12,213     4,837

DILUTED EARNINGS PER COMMON SHARE..............................  $  0.32    $ 0.30   $  0.63   $  0.39
                                                                 =======    ======   =======   =======

NOTE 3--COMMITMENTS AND CONTINGENCIES

On December 16, 1997, the Company expanded its Senior Credit Facility with CoreStates Bank, N.A., (now known as First Union National Bank (First Union)), and NationsBank, N.A., (NationsBank), as agents and lenders and the other lenders named herein, through an amendment to its existing credit agreement (the "Senior Credit Facility"). The Company's maximum aggregated advance limit was increased from $65.0 million to $125.0 million. Company advances under the Senior Credit Facility may be used for acquisitions, capital expenditures, working capital and general corporate purposes. Centennial's borrowing capacity is dependent upon its ability to satisfy certain financial covenants that are impacted by its debt and capital structure. The Senior Credit Facility was further expanded in July 1998, (see Note 5).

Effective April 20, 1998, the Company entered into an interest rate swap agreement with First Union. Under the provisions of the Senior Credit Facility, Centennial is required to hedge a portion of its floating rate debt outstanding under the Senior Credit Facility. Through the agreement, the Company has exchanged its floating rate interest obligations on $18.0 million in principal to a fixed rate of 5.65% per annum for a period of five years. First Union has the option of canceling the agreement on April 19, 2001. The fixing of interest rates for this period reduces in part the Company's exposure to the uncertainty of floating interest rates. The differential paid or received on the interest rate swap agreement is recognized as an adjustment to interest expense.

The Company anticipates entering into additional interest rate swap agreements during the remainder of 1998, in accordance with the provisions of the Senior Credit Facility noted above.


NOTE 4--RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement requires that all derivatives be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The effect on the financial statements upon adoption of SFAS No. 133 has not been determined.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. SFAS No. 131 is required to be applied beginning with the Company's 1998 annual financial statements. The Company has not yet determined the effect, if any, of this statement on its consolidated financial statements.


NOTE 5--SUBSEQUENT EVENTS

In June 1998 the Company signed an agreement to lease ten skilled nursing facilities totaling 1,024 licensed available beds, located throughout Arkansas, Florida, Kansas, Wisconsin and North Carolina. The leases, with an initial fourteen-year term and two ten-year renewal options, will be effective upon transfer of the licenses to the Company. Two of the licenses transferred on August 1, 1998, and the remaining facility licenses are expected to be transferred by October 1998.

In July 1998, the Company refinanced and expanded the Senior Credit Facility from $125 million to $160 million through a syndication with an expanded bank group led by NationsBank and First Union as agents and lenders. Under the expansion, an initial amount of $40.0 million has been reserved for leases of existing and future facilities. The Company can expand the lease portion of the commitment up to $80.0 million.

In August 1998, the Company financed three skilled nursing facilities under the lease component of the expanded credit facility. Royal Terrace Nursing and Rehabilitation center, a 147-bed facility located in Kansas, was previously leased by the Company. Chenal Rehabilitation and Healthcare Center, a 70-bed facility located in Arkansas, was previously managed by the Company. The third facility, 82-bed Riley Nursing Center, is Centennial's sixth skilled nursing facility in Mississippi. The total purchase price for these facilities was $16.1 million.

In December 1995, as part of the Company's merger with Transitional Health Services, Inc. ("THS"), the Company assumed operations of THS of South Bend, a 191-bed skilled nursing facility located in South Bend, Indiana. As previously disclosed, prior to its acquisition by the Company, this facility had a history of operating losses, had received negative state licensure surveys, and was in jeopardy of losing its license. At the time of the acquisition, the Company recorded a $3.0 million reserve against a future loss on the disposition of the facility, which the Company intended to complete within two years. The Company is currently marketing the facility for sale. The Company is in the process of recertifying the facility for Medicaid and a hearing has been scheduled in October 1998 related to the continued licensure of the facility. In addition, the Company is preparing its response to an action filed by the local county prosecutor's office. The Company believes that all of these matters will be resolved successfully and that the previously established reserve should be adequate to cover any loss on disposition.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the accompanying Unaudited Condensed Consolidated Statements of Operations for the three and six month periods ended June 30, 1998 and 1997.

CERTAIN STATEMENTS IN THIS FORM 10-Q, INCLUDING INFORMATION SET FORTH UNDER
THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF CENTENNIAL HEALTHCARE CORPORATION AND MEMBERS OF ITS MANAGEMENT TEAM. MANAGEMENT CAUTIONS THAT A VARIETY OF FACTORS COULD CAUSE CENTENNIAL HEALTHCARE'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS ARE SET FORTH IN CENTENNIAL HEALTHCARE'S CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS (EXHIBIT 99.1 TO THIS REPORT), WHICH STATEMENTS ARE INCORPORATED HEREIN BY REFERENCE.

Centennial HealthCare Corporation ("Centennial" or the "Company") provides a broad range of long-term healthcare services to meet the medical needs of elderly and post-acute patients. The Company provides these services through geographically concentrated networks located in metropolitan and secondary markets throughout the United States. The Company was organized in 1989 as a Georgia corporation and conducts business through its operating subsidiaries. Including eleven facilities, (1,106 beds), under contract but not being operated as of June 30, 1998, the Company operated 101 owned, leased and managed skilled nursing facilities with approximately 10,800 licensed available beds in 19 states and the District of Columbia. The Company provides basic and specialty healthcare services. Basic services include skilled nursing and support, housekeeping, laundry, dietary, recreational and social services. Specialty services include comprehensive rehabilitation therapy, respiratory therapy, ventilator care, infusion therapy, wound care, home health care and other subacute and specialty services. As components of its specialty services, at June 30, 1998, Centennial provided rehabilitation therapy services on a contract basis to third-party owned and Company-operated skilled nursing facilities in 19 states pursuant to 134 contracts and provided home health care services through 30 licensed home health offices.

During the first quarter of 1998, the Company entered into management agreements for six skilled nursing facilities, with a total of 836 licensed available beds, located in North Carolina. Also in the first quarter of 1998, Centennial entered into a management agreement for a 59-bed rural hospital in northern Florida.

In December 1997, Centennial acquired a 58-bed skilled nursing facility in St. Petersburg, Florida (the "Florida Facility"), which had previously been managed by the Company since June 1991. The Florida Facility was formerly owned by an affiliate of the President of the Company. Total consideration of approximately $3.3 million included borrowings under the Company's Senior Credit Facility of approximately $1.1 million, and the reduction of a note receivable to the Company from the facility of approximately $2.2 million.

In March 1997, the Company acquired a leasehold interest in a rural hospital located in northern Florida. In October 1996, the Company entered into a management agreement and a lease agreement with the owner of a hospital and three licensed home health care offices, located in northern Florida. The agreement provided that the Company would manage the hospital until all necessary approvals and licenses were obtained, at which time the Company would operate the hospital under a long-term lease. The Company accounted for the transaction as a management agreement beginning in October 1996; in June 1997, all necessary approvals and licenses were obtained, and the Company has operated
the hospital under a long-term lease since that date.   This June 1997 hospital
lease is hereafter referred to as the "Hospital". The above hospital leases together are hereafter referred to as the "Hospitals".

In August 1997, Centennial acquired substantially all of the business and assets of Complex Care, Inc., ("CCI"), a provider of physical, occupational and speech therapy services through 45 contracts with long-term care facilities. The Company paid total consideration of $7.0 million, utilizing borrowings under its Senior Credit Facility. The Company may pay additional consideration under an earn-out agreement.

In May 1997, the Company acquired by merger Total Care Consolidated, Inc. ("TCC"), a provider of home health services, with 25 home health offices. Total consideration of $8.0 million consisted of $6.0 million in cash, which was funded under the Senior Credit Facility, and $2.0 million in the form of a convertible promissory note due April 30, 1999.


RESULTS OF OPERATIONS

Centennial's revenues and earnings for both the three-month and six-month periods ended June 30, 1998 as compared to the same period for 1997 continued to grow from both expansion and increases in current operations and as a result of acquisitions.

THREE MONTHS ENDED JUNE 30, 1998 COMPARED TO THREE MONTHS ENDED JUNE 30, 1997

NET PATIENT SERVICE REVENUES. Net patient service revenues increased from $70.2 million in the second quarter of 1997 to $84.0 million in the same period in 1998, an increase of $13.8 million or 19.7%. Total revenues associated with TCC approximated $6.2 million during the second quarter of 1998, an increase of $1.9 million over the same period in the prior year. Total revenues associated with the CCI contracts approximated $4.8 million for the three months ended June 30, 1998. For the second quarter of 1998, total revenues associated with the Hospital and the Florida Facility approximated $1.5 million and $742,000, respectively. The remaining increase of $4.9 million was attributable to growth in existing facility revenues and therapy contract revenues. Existing facility revenues increased approximately $3.4 million during the second quarter of 1998 compared to the same period in 1997, resulting primarily from an increase in the quality revenue mix of the facilities due to increasing admissions of higher acuity patients and from the increase in the delivery of specialty services. The Company also experienced general rate increases at its nursing facilities, which increased patient service revenues in the second quarter of 1998 compared to the same period in 1997. Revenues from the Company's subsidiary providing therapy services increased approximately $1.5 million during the second quarter of 1998 compared to the same period in the prior year, resulting from the net addition of 14 rehabilitation therapy services contracts.

MANAGEMENT FEES AND OTHER REVENUES. Management fees and other revenues increased from $1.7 million in the second quarter of 1997 to $3.9 million in the second quarter of 1998, an increase of $2.2 million, which was attributable primarily to the addition of facility management agreements subsequent to the second quarter of 1997 and the performance of additional fee-generating services to existing managed facilities.

FACILITY OPERATING EXPENSES. Facility operating expenses increased from $55.4 million in the second quarter of 1997 to $66.6 million in the same period in 1998, an increase of $11.2 million or 20.3%, of which TCC and the CCI therapy contracts added approximately $1.8 million and $3.6 million, respectively, in the second quarter of 1998 compared to the same period in 1997. The Hospital and the Florida Facility added $1.1 million and approximately $645,000, respectively, to operating expenses during the second quarter of 1998. The Company's expenses from existing contract therapy services increased $1.2 million in the second quarter of 1998 over the prior year period due primarily to growth in therapy contracts. The remaining balance of $2.9 million was attributable primarily to an increase in costs at existing long-term care facilities and to providing care for higher acuity patients in the second quarter of 1998 as compared to the prior year period.

LEASE EXPENSE. Lease expense increased from $5.4 million in the second quarter of 1997 to $5.7 million in 1998, an increase of approximately $396,000, or 7.4%. TCC and the Hospital added approximately $37,000 and $60,000, respectively, in the second quarter of 1998 compared to the second quarter of 1997. Approximately $120,000 of the increase represents a correction of rent expense on TCC incurred in the first quarter of 1998, which was recorded as operating expense. The remaining overall increase of approximately $179,000 was due primarily to rent escalations in certain facility leases, which are tied to increases in operating revenue and income.

CORPORATE ADMINISTRATIVE COSTS. Corporate administrative costs increased from $3.8 million in 1997 to $5.2 million in 1998, an increase of $1.4 million, or 36.4%, which was due primarily to additional overhead incurred to accommodate the expansion in therapy services contracts, including the acquisition of the CCI contracts, the addition of long-term care facility management agreements, and the acquisition of TCC and the Hospital, and costs incurred in preparing for the Medicare prospective payment system.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $1.6 million in the second quarter of 1997 to $2.4 million in the same period in 1998, an increase of approximately $766,000, or 47.5%, which was primarily attributable to acquisitions and additional depreciation expense incurred as a result of fixed asset purchases.

INTEREST EXPENSE. Interest expense decreased from $2.7 million in 1997 to $2.3 million in 1998, a decrease of approximately $342,000, or 12.9%, which was primarily attributable to the repayment of $25.3 million of subordinated debt in the third quarter of 1997, repayment of $35.1 million outstanding under the Senior Credit Facility in the third and fourth quarters of 1997, as a result of the completion of the Company's initial public offering, (which occurred in July
1997), and the increase in debt of approximately $44.0 million subsequent to the second quarter of 1997 related to borrowings for acquisitions and working capital.

PROVISION FOR INCOME TAXES. The Company's effective tax rate for both the second quarters of 1998 and 1997 was 39.0%.

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

NET PATIENT SERVICE REVENUES. Net patient service revenues increased from $132.6 million in the first six months of 1997 to $167.4 million in the same period in 1998, an increase of $34.8 million or 26.3%. Total revenues associated with TCC approximated $13.0 million during the first six months of 1998, an increase of approximately $8.6 million over the same period in the prior year. Total revenues from the CCI contracts approximated $9.0 million during the first six months of 1998. Revenues associated with the Hospitals approximated $5.7 million in the first six months of 1998, an increase of approximately $4.1 million over the same period in the prior year. Total revenues for the Florida Facility approximated $1.6 million for the first six months of 1998. The remaining increase of $11.5 million was primarily attributable to growth in existing facility revenues and therapy contract revenues. Revenues associated with existing facilities increased by approximately $7.8 million during the first six months of 1998 as compared to the same period in the prior year, and resulted primarily from an increase in the quality revenue mix of the facilities due to increasing admissions of higher acuity patients and from an increase in the delivery of specialty services. The Company also experienced general rate increases at its nursing facilities, which increased patient service revenues in the first six months of 1998 compared to the same period in 1997. The increase in revenues at the Company's subsidiary providing therapy services of approximately $3.7 million resulted from the net addition of 14 rehabilitation therapy services contracts subsequent to the second quarter of 1997.

MANAGEMENT FEES AND OTHER REVENUES. Management fees and other revenues increased from $3.6 million in the first six months of 1997 to $7.6 million in the first six months of 1998, an increase of $4.0 million, which was attributable primarily to the addition of facility management agreements subsequent to the second quarter of 1997 and the performance of additional fee-generating services to existing managed facilities.

FACILITY OPERATING EXPENSES. Facility operating expenses increased from $105.1 million in the first six months of 1997 to $132.9 million in the same period in 1998, an increase of $27.8 million or 26.4%, of which TCC and the CCI therapy contracts added approximately $8.1 million and $6.7 million, respectively, in the first six months of 1998 compared to the same period in 1997. The Hospitals and the Florida Facility added $3.4 million and $1.3 million, respectively, to operating expenses during the first six months of 1998 compared to 1997. The Company's expenses from existing contract therapy services increased $2.6 million in the first six months of 1998 over the prior year period due primarily to growth in therapy contracts. The remaining $5.7 million was attributable primarily to an increase in costs at existing long-term care facilities and to providing care for higher acuity patients in the first six months of 1998 as compared to the prior year period.

LEASE EXPENSE. Lease expense increased from $10.4 million in 1997 to $11.2 million in 1998, an increase of approximately $722,000, or 6.9%. TCC and the Hospitals added approximately $157,000 and $176,000, respectively, in the first six months of 1998 compared to the first six months of 1997. The remaining increase of approximately $389,000 was due primarily to rent escalations in certain facility leases, which are tied to increases in operating revenue and income.

CORPORATE ADMINISTRATIVE COSTS. Corporate administrative costs increased from $7.2 million in 1997 to $10.2 million in 1998, an increase of $3.0 million, or 41.3%, which was due primarily to additional overhead incurred to accommodate the expansion in therapy services contracts, including the acquisition of the CCI contracts, the addition of long-term care facility management agreements, and the acquisition of TCC and the Hospitals, and costs incurred in preparing for the Medicare prospective payment system.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $3.1 million in the first six months of 1997 to $4.7 million in the same period in 1998, an increase of approximately $1.6, or 48.8%, which was primarily attributable to acquisitions and additional depreciation expense incurred as a result of fixed asset purchases.

INTEREST EXPENSE. Interest expense decreased from $5.3 million in 1997 to $4.2 million in 1998, a decrease of $1.1 million, or 20.0%, which was primarily attributable to the repayment of $25.3 million of subordinated debt in the third quarter of 1997, repayment of $35.1 million outstanding under the Senior Credit Facility in the third and fourth quarters of 1997, as a result of the completion of the Company's initial public offering, (which occurred in July 1997), and the increase in debt of approximately $44.0 million subsequent to the second quarter of 1997 related to borrowings for acquisitions and working capital.

PROVISION FOR INCOME TAXES. The Company's effective tax rate for both the first six months of 1998 and for the same period in 1997 was 39.0%.


LIQUIDITY AND CAPITAL RESOURCES

The Company's principal source of cash during the first six months of 1998 was borrowings under its Senior Credit Facility. Cash was used by the Company for capital improvements at several existing facilities, working capital advances under arrangements with certain of the Company's managed facilities and the day-to-day operations of the Company's business. The Company anticipates using borrowings under the Senior Credit Facility to fund the growth in operations of its existing facilities, the expansion and development of specialty services, and the acquisition or management of additional long-term care facilities and related service providers.

Working capital increased from $45.6 million at December 31, 1997, to $72.4 million at June 30, 1998 primarily attributable to increases in patient accounts receivable, working capital advances under arrangements with certain of the Company's managed facilities, and annual deposits for the Company's 1998 insurance contracts. Patient accounts receivable increased from $72.2 million at December 31, 1997 to $87.0 million at June 30, 1998, an increase of $14.8 million. This increase was comprised of $11.2 million associated with the Company's long-term care facilities, with the remaining $3.6 million resulting from increases in rehabilitation therapy contract receivables. The increase in receivables at the Company's long-term care facilities is due primarily to increases in settlement receivables due from the Medicare program associated with the Company's continued expansion of specialty services during 1998. Costs incurred under the Medicare program are reimbursed on a retroactive basis, which extends the collection time of these receivables. The Company expects to receive a substantial interim payment from Medicare on its 1997 and 1998 settlement receivables (up to the routine cost limits) during the third quarter of 1998. As a result, receivables from existing facilities should decrease in the third quarter of 1998. The increase in therapy receivables during 1998 relates primarily to the addition of 13 new therapy contracts during 1998 which typically extend payments during the start-up phase of operations. Working capital advances under arrangements with certain of the Company's managed facilities increased by approximately $7.1 million, and annual deposits related to the Company's insurance contracts increased by approximately $1.0 million in the first six months of 1998.

The Company continued to invest in its leased and owned facilities through capital expenditures of approximately $3.7 million or approximately $635 per bed for the six-month period. These expenditures included the expansion of existing facilities and the selected renovation of certain facilities.

During the first six months of 1998, the Company borrowed $21.2 million in working capital loans under the Senior Credit Facility which were utilized primarily to finance capital expenditures at existing facilities and to provide working capital. As of June 30, 1998, the Company had $62.5 million outstanding and approximately $55.8 million available under its Senior Credit Facility, net of issued standby letters of credit of approximately $6.7 million.

The Company believes that operating cash flow and availability under the Senior Credit Facility will be sufficient to finance its activities and to fund future acquisitions.

In July 1998, the Company expanded the Senior Credit Facility from $125 million to $160 million through a syndication with an expanded bank group led by NationsBank and First Union as agents. Under the expansion, an initial amount of $40.0 million has been reserved for leases of existing and future facilities. The Company can expand the lease portion of the commitment up to $80.0 million.

In August 1998, the Company financed three skilled nursing facilities under the lease component of the expanded credit facility. Royal Terrace Nursing and Rehabilitation Center, a 147-bed facility located in Kansas, was previously leased by the Company. Chenal Rehabilitation and Healthcare Center, a 70-bed facility located in Arkansas, was previously managed by the Company. The third facility, 82-bed Riley Nursing Center, is Centennial's sixth skilled nursing facility in Mississippi. The total purchase price for these facilities was $16.1 million.

In June 1998 the Company signed an agreement to lease ten skilled nursing facilities totaling 1,024 beds, located throughout Arkansas, Florida, Kansas, Wisconsin and North Carolina. The leases, with an initial fourteen-year term and two ten-year renewal options, will be effective upon transfer of the licenses. Two of the licenses were transferred on August 1, 1998, and the remaining licenses are expected to be transferred by October 1998. Centennial anticipates using cash resources in the third and fourth quarters of 1998 to fund working capital requirements under these leases.

HEALTH CARE REFORM

The Balanced Budget Act of 1997, (the "Act"), enacted in August 1997, has targeted the Medicare program for reductions in spending growth of approximately $9.5 billion for skilled nursing facilities over the next five years, primarily through the implementation of a Medicare prospective payment system (PPS) for skilled services. The PPS per diem, which would cover routine service, ancillary and capital related costs, will initially be a blended rate based on (i) a facility-specific payment rate derived from each facility's 1995 cost report, adjusted by an inflation factor and (ii) a federal per diem rate derived from all hospital-based and freestanding (skilled nursing facility) 1995 cost reports, adjusted for case mix and geographic variations in labor costs. The blended rate will be further adjusted by a facility-specific case mix (acuity) index.

Management believes that revenues will be lower under PPS; however, reductions in therapy costs, use of general purchasing agents and proper documentation of minimum data sets (MDS) should offset the effect of any rate reductions. The Company can give no assurance that payments under such programs in the future will remain at a level comparable to the present level or increase, and decreases in the level of payments could have a material adverse effect on the Company. During both the second quarter and first six months of 1998, the Company derived approximately 19% of its total revenues from Medicare at its long-term care facilities. The Company will incur, over the next four quarters, training costs, implementation costs and other costs in order to prepare for PPS. For the remainder of 1998, the Company has increased its budgeted expenses by $2.5 million related to these costs.

The Act has also targeted the Medicare home health program for reductions in spending of approximately $16.2 billion over the next five years, also primarily through the implementation of a prospective payment system. An interim payment system ("IPS") will remain in effect until the new prospective payment system is implemented for cost reporting periods beginning on or after October 1, 1999. The interim payment system is effective for cost reporting periods beginning on or after October 1, 1997. Under the IPS, home health agencies are reimbursed at the lesser of:

 .  Actual costs
 .  Per visit cost limits reduced to 105% of the median per visit costs for freestanding home health agencies; or
 . A new blended agency-specific per beneficiary annual limit applied to the agency's unduplicated census count of Medicare patients and based 75% on 98% of reasonable costs for the agency's twelve-month cost reporting period ending during fiscal year 1994.

Implementation of these new limits will effectively reduce reimbursement 15-20% according to industry experts. For both the second quarter and first six months of 1998, the Company derived approximately 7% of its revenues from home health care.

Effective April 10, 1998, regulations were adopted by Health Care Financing Administration which revise the methodology for determining the reasonable cost for contract therapy services, including physical therapy, respiratory therapy, occupational therapy and speech language pathology. Under the regulations, the reasonable costs for contract therapy services are limited to geographically-adjusted salary equivalency guidelines. However, the revised salary equivalency guidelines will no longer apply when the PPS system applicable to the particular setting for contract therapy services (e.g. skilled nursing facilities, home health agencies, etc.) goes into effect. In most locations the reduced rates have the effect of reducing the amount of reimbursement for an hour of occupational or speech therapy and increasing the amount of reimbursement for an hour of physical and respiratory therapy. The Company believes that such rate reductions will be completely or partially offset by cost reductions, changes in the method of delivering such services and the addition of new therapy contracts. Due to these changes in operations and cost structure and the relative size of the Company's therapy business, the Company does not expect these reimbursement changes to have a material long-term adverse effect on the Company. For both the second quarter and first six months of 1998, the Company derived approximately 15% of its revenues from third-party contract therapy services.

IMPACT OF THE YEAR 2000 ISSUE

The "Year 2000 Issue" resulted from the use of two digits rather than four digits to define the applicable year in certain computer programs. With the coming millennium, any of the Company's computer programs that have two digit data-sensitive software may interpret a date of "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

Management is in the process of evaluating the effect of the Year 2000 Issue on the Company. Based on current findings, the total cost of addressing the Year 2000 Issue is not expected to have a material effect on the Company's business, financial condition or results of operations. There can be no assurance that such exposures on the costs of remediating any problems associated therewith will not materially affect the Company's future business, financial condition or results of operations.

                          PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS.

          As of June 30, 1998, the Company did not have any pending legal proceedings that, based on current information and beliefs, separately or in the aggregate would be likely to have a material adverse effect on the business or results of operations of the Company. The Company is, and may be in the future, party to litigation or administrative proceedings which arise in the normal course of its business.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS.

          Not Applicable.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.

          None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

          The annual meeting of the shareholders was held on May 21, 1998. At this meeting, the following matters were voted upon by the Company's shareholders.

          (a) Election of Class I Directors

          J. Stephen Eaton and Andrew M. Paul were elected to serve as Class I directors of the Company until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified. The vote was as follows:

                               Votes Cast in       Votes Cast       Abstentions
          Name                      Favor     Against or Withheld    Non Votes
          ----                 -------------  -------------------   -----------
          J. Stephen Eaton       10,608,989          168,225          1,100,431
          Andrew M. Paul         10,608,989          168,225          1,100,431

          The following directors continued in office following the meeting:

          Name                        Term Expires
          ----                        ------------
          James B. Hoover                1999
          Bertil D. Nordin               1999
          Alan C. Dahl                   2000
          Robert A. Ortenzio             2000


          (b) Approval of Amendment to the 1997 Stock Plan

          The shareholders of the Company approved an increase in the number of shares of Common stock which may be issued subject to options granted under the 1997 Stock Plan from 482,790 to 800,000 shares, subject to certain anti-dilution provisions set forth in the Plan. The vote was as follows:

           Votes Cast in            Votes Cast Against or          Abstentions
               Favor                     Withheld                   Non Votes
           --------------------------------------------------------------------
               10,690,166                 52,979                    1,134,500

          (c) Ratification of Appointment of Independent Public Accountants

          The shareholders of the Company ratified the appointment of PricewaterhouseCoopers LLP by the Audit Committee to continue in the capacity of auditor for the Company and its subsidiaries for fiscal year 1998. The vote was as follows:

           Votes Cast in            Votes Cast Against or          Abstentions
               Favor                     Withheld                   Non Votes
           --------------------------------------------------------------------
            10,777,114                     100                       1,100,431


ITEM 5.  OTHER INFORMATION.

          None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

Exhibit
Number    Description
- ------    -----------

3.1 Third Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended)

3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 Registration No. 333-24267, as amended).

4.1 Third Amended and Restated Articles of Incorporation of the Company, included without limitation Article III and Article VII (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended).

10.1 Third Amended and Restated Credit Agreement by and among the Company and its subsidiaries and the lenders identified therein dated as of July 31, 1998.

11.1 Statement Regarding Computation of Per Share Earnings

27.1 Financial Data Schedule (For SEC use only)

99.1 Cautionary Statements

Reports on Form 8-K.
     None.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  August 13, 1998      CENTENNIAL HEALTHCARE CORPORATION

                              By: /s/ J. Stephen Eaton
                                  ----------------------------------------
                                  J. Stephen Eaton, Chairman of the Board,
                                  President and Chief Executive Officer

Date:  August 13, 1998

                              By: /s/ Alan C. Dahl
                                  ------------------------------------------
                                  Alan C. Dahl, Executive Vice President and
                                  Chief Financial Officer

                                 EXHIBIT INDEX


Exhibit No.    Description
- -----------    -----------

  3.1 Third Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended)

  3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 Registration No. 333-24267, as amended).

  4.1 Third Amended and Restated Articles of Incorporation of the Company, included without limitation Article III and Article VII (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended).

  10.1 Third Amended and Restated Credit Agreement by and among the Company and its subsidiaries and the lenders identified therein dated as of July 31, 1998.

  11.1      Statement Regarding Computation of Per Share Earnings

  27.1      Financial Data Schedule (For SEC use only)

  99.1      Cautionary Statements

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark one)

(X)  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

        For the quarterly period ended   September 30, 1998
                                         ------------------
                              OR
( )  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

           For the transition period from             to
                                          -----------    ----------

                    Commission file number       001-35118
                                           ---------------------



                       CENTENNIAL HEALTHCARE CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                          Georgia                  58-1839701
            -------------------------------------------------------
                 (State or other jurisdiction    (I.R.S. Employer
            of incorporation or organization)  (identification No.)


        400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346
       ----------------------------------------------------------------
           (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code   770-698-9040
                                                            ------------



Indicate by check mark whether the registrant, (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days.  Yes   X       No
                                         ---         ---

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

  There were 11,923,618 shares of Common Stock outstanding as of November 6,
1998

                           CENTENNIAL HEALTHCARE INC
                                   FORM 10-Q
                   FOR THE QUARTER ENDED SEPTEMBER 30, 1998

                                     INDEX

                        PART I - FINANCIAL INFORMATION

                                                                          Page
                                                                          ----

Item 1.  Financial Statements                                               3

Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations                               11


                          PART II - OTHER INFORMATION

Item 1.  Legal Proceedings                                                 20

Item 2.  Changes in Securities and Use of Proceeds                         20

Item 3.  Defaults Upon Senior Securities                                   20

Item 4.  Submission of Matters to a Vote of Security Holders               20

Item 5.  Other Information                                                 20

Item 6.  Exhibits and Reports on Form 8-K                                  23

Signatures

ITEM I - FINANCIAL STATEMENTS

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                   SEPTEMBER 30,    DECEMBER 31,
                                                      1998             1997
                                                   -------------    ------------
                         ASSETS
Current assets:
 Cash and cash equivalents........................    $  7,164         $  4,011
 Patient accounts receivable and
   third-party payor settlements, net of
   allowance for doubtful accounts of
   approximately $3,600 and $3,000................      87,602           72,222
 Other receivables................................      29,626           14,612
 Deferred income taxes............................       1,311            2,511
 Prepaid expenses and other current assets........       3,501            1,259
                                                      --------         --------
   Total current assets...........................     129,204           94,615

  Property and equipment, net.....................      71,853           74,379
  Intangible assets, net..........................      41,835           51,331
  Notes receivable and other assets...............      30,411           23,324
                                                      --------         --------

   Total assets...................................    $273,303         $243,649
                                                      ========         ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities.........    $ 40,077         $ 40,785
 Other current liabilities........................      14,216            8,270
                                                      --------         --------
   Total current liabilities......................      54,293           49,055
Long-term debt, less current maturities...........     101,641           78,913
Other long-term liabilities.......................       2,215            2,577
                                                      --------         --------
                                                       158,149          130,545
Commitments and contingencies
Shareholders' equity:
 Common stock with par value of $.01; 50,000,000
   shares authorized; 11,923,618 and 11,862,320
   shares issued and outstanding..................         119              119
 Paid-in capital..................................     101,593          101,299
 Retained earnings................................      13,442           12,214
                                                      --------         --------
                                                       115,154          113,632
Note receivable from shareholder..................           -             (528)
                                                      --------         --------

   Net shareholders' equity.......................     115,154          113,104
                                                      --------         --------
   Total liabilities and shareholders' equity.....    $273,303         $243,649
                                                      ========         ========

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS           NINE MONTHS
                                                              ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                             --------------------    --------------------
                                                               1998        1997        1998        1997
                                                             --------     -------    ---------  ---------
Revenues:
  Net patient service revenues.............................  $ 85,738     $79,964     $253,159   $212,537
  Management fees and other revenues.......................     3,847       1,982       11,398      5,583
                                                             --------     -------     --------   --------
    Total revenues.........................................    89,585      81,946      264,557    218,120
                                                             --------     -------     --------   --------
Expenses:
  Facility operating expenses:
    Salaries, wages and benefits...........................    49,526      42,468      134,446    110,729
    Other operating expenses...............................    18,828      20,365       66,807     57,156
  Lease expense............................................     5,756       5,909       16,911     16,342
  Corporate administrative costs...........................     5,837       4,122       16,027     11,336
  Depreciation and amortization............................     1,912       1,811        6,574      4,945
  Loss on closure of nursing facility......................     4,010           -        4,010          -
  Provision for asset revaluation..........................    12,152           -       12,152          -
                                                             --------     -------     --------   --------
     Total operating expenses..............................    98,021      74,675      256,927    200,508
                                                             --------     -------     --------   --------
                                                               (8,436)      7,271        7,630     17,612
                                                             --------     -------     --------   --------
Other income (expense):
  Interest income..........................................       540         208        1,461        524
  Interest expense.........................................    (2,499)     (1,807)      (6,728)    (7,095)
                                                             --------     -------     --------   --------
      Total other expense..................................    (1,959)     (1,599)      (5,267)    (6,571)
                                                             --------     -------     --------   --------
                                                              (10,395)      5,672        2,363     11,041
Provision for income taxes.................................    (4,054)      2,212          921      4,306
                                                             --------     -------     --------   --------
Income (loss) before minority interest.....................    (6,341)      3,460        1,442      6,735
Minority interest in net income of subsidiary,
  net of income taxes......................................       (91)        (77)        (214)      (227)
                                                             --------     -------     --------   --------
Income (loss) before extraordinary loss....................    (6,432)      3,383        1,228      6,508
Extraordinary loss on extinguishment of debt, net of
  income tax benefit.......................................         -        (537)           -       (537)
                                                             --------     -------     --------   --------
      Net income (loss)....................................    (6,432)      2,846        1,228      5,971
Dividends and accretion on preferred stock.................         -       4,654            -      5,873
                                                             --------     -------     --------   --------
Income (loss) applicable to common stock...................  $ (6,432)    $(1,808)    $  1,228   $     98
                                                             ========     =======     ========   ========
Income (loss) applicable to common stock per common
  stock and common stock equivalent share:
  Basic....................................................  $  (0.54)    $ (0.16)    $   0.10   $   0.01
                                                             ========     =======     ========   ========
  Diluted..................................................  $  (0.54)    $ (0.15)    $   0.10   $   0.02
                                                             ========     =======     ========   ========
Weighted average number of common stock and
  common stock equivalents outstanding:
  Basic....................................................    11,924      11,579       11,900      7,084
                                                             ========     =======     ========   ========
  Diluted..................................................    11,942      11,870       12,123      7,206
                                                             ========     =======     ========   ========

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                                                             NOTE
                                                   COMMON STOCK                            RECEIVABLE
                                                  ---------------   PAID-IN    RETAINED      FROM
                                                  SHARES   AMOUNT   CAPITAL    EARNINGS   SHAREHOLDER      NET
                                                  ------   ------   --------   --------   -----------   --------
Balance at December 31, 1997...................   11,862   $119     $101,299    $12,214     $(528)      $113,104
Exercise of stock options......................       61      -          294          -         -            294
Proceeds from shareholder note receivable......        -      -            -          -       528            528
Net income.....................................        -      -            -      1,228         -          1,228
                                                  ------    ---     --------    -------     -----       --------
Balance at September 30, 1998..................   11,923   $119     $101,593    $13,442     $   -       $115,154
                                                  ======   ====     ========    =======     =====       ========

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                (IN THOUSANDS)
                                                                NINE MONTHS
                                                            ENDED SEPTEMBER 30,
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
Operating Activities:
  Net income.............................................   $  1,228   $  5,971
  Adjustments to reconcile net income to
    net cash used in operating activities:
      Depreciation and amortization......................      6,574      4,945
      Amortization of discount on subordinated debt......          -         62
      Extraordinary loss on extinguishment of debt.......          -        880
      Deferred income taxes..............................     (3,100)     3,978
      Consulting expenses offset against
        note receivable..................................         94         63
      Minority interest..................................        350        374
      Provision for doubtful accounts....................      1,144        347
      Provision for asset revaluation....................     12,152          -
      Change in assets and liabilities:
         Accounts receivable.............................    (16,431)   (16,846)
         Prepaid expenses and other assets...............     (7,471)    (5,674)
         Accounts payable, accrued liabilities and
           other current liabilities.....................      4,370     (1,824)
         Other...........................................       (930)       113
                                                            --------   --------
             Cash used in operating activities...........     (2,020)    (7,611)
                                                            --------   --------
Investing Activities:
  Purchases of property and equipment....................     (5,046)    (4,354)
  Notes and advances receivable, net of repayments.......     (9,422)       280
  Acquisitions, net of cash acquired.....................       (591)   (13,857)
  (Increase) decrease in restricted cash.................       (531)     4,647
  Other..................................................     (1,964)      (982)
                                                            --------   --------
             Cash used in investing activities...........    (17,554)   (14,266)
                                                            --------   --------
Financing Activities:
  Proceeds from issuance of preferred stock..............          -     10,000
  Proceeds from the exercise of stock options............        294         23
  Proceeds from borrowings...............................     24,200     13,000
  Public offering of Common Stock........................          -     68,448
  Payment of stock offering costs........................          -     (1,420)
  Distributions paid to minority partners................       (222)      (222)
  Payments of dividends to preferred shareholders........          -       (462)
  Payments on amounts due to related party...............       (480)      (202)
  Redemption of Series E Preferred Stock.................          -     (5,000)
  Repurchase of Series C Preferred Stock.................          -     (1,009)
  Principal payments on subordinated debt................          -    (25,300)
  Principal payments on long-term debt...................     (1,065)   (35,743)
                                                            --------   --------
             Cash provided by financing activities.......     22,727     22,113
                                                            --------   --------

Net increase in cash and cash equivalents................      3,153        236

Cash and cash equivalents, beginning of period...........      4,011      6,030
                                                            --------   --------

Cash and cash equivalents, end of period.................   $  7,164   $  6,266
                                                            ========   ========

See accompanying notes to condensed consolidated financial statements.

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 1998

NOTE 1--BASIS OF PRESENTATION AND OTHER INFORMATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements reflect all adjustments considered necessary for a fair statement of the results of operations and financial position for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1997 and notes thereto contained in Centennial HealthCare Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission (Commission File No. 001-35118).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or any interim period.

Certain amounts in the 1997 financial statements of Centennial HealthCare Corporation ("Centennial" or the "Company") have been reclassified for comparative purposes.

NOTE 2--EARNINGS PER SHARE

The calculation of earnings per share is as follows (in thousands, except per share amounts):

                                                         THREE MONTHS ENDED   NINE MONTHS ENDED
                                                            SEPTEMBER 30,       SEPTEMBER 30,
                                                         ------------------   -----------------
                                                           1998       1997      1998      1997
                                                         -------    -------   -------   -------
Income (loss) before dividends
  and accretion on preferred stock....................   $(6,432)   $ 3,383    $ 1,228   $ 6,508
Dividends and accretion on preferred stock............         -     (4,654)         -    (5,873)
                                                         -------    -------    -------   -------
Income (loss) applicable to common stock
  before extraordinary loss...........................    (6,432)    (1,271)     1,228       635
Extraordinary loss on extinguishment of
  debt (net of tax)...................................         -       (537)         -      (537)
                                                         -------    -------    -------   -------
Income (loss) applicable to common stock..............   $(6,432)   $(1,808)   $ 1,228   $    98

Weighted average common shares outstanding............    11,924     11,579     11,900     7,084

Basic earnings (loss) per common share:
Income (loss) applicable to common stock
  before extraordinary loss...........................   $ (0.54)   $ (0.11)   $  0.10   $  0.09
Extraordinary loss on extinguishment of debt..........         -      (0.05)         -     (0.08)
                                                         -------    -------    -------   -------
Basic Earnings (Loss) Per Common Share................   $ (0.54)   $ (0.16)   $  0.10   $  0.01
                                                         =======    =======    =======   =======

Income (loss) applicable to common stock
  before extraordinary loss...........................   $(6,432)   $(1,271)   $ 1,228   $   635
Interest savings on convertible debt (net of tax).....         -         24          -        41
Extraordinary loss on extinguishment of debt
  (net of tax)........................................         -       (537)                (537)
                                                         -------    -------    -------   -------
Income (loss) applicable to common stock..............   $(6,432)   $(1,784)   $ 1,228   $   139

Weighted average common shares outstanding............    11,924     11,579     11,900     7,084
Dilutive effect of stock options......................        18        166        223        80
Conversion of convertible debt........................         -        125          -        42
                                                         -------    -------    -------   -------
Average diluted common shares outstanding.............    11,942     11,870     12,123     7,206

Diluted earnings (loss) per common share:
Income (loss) applicable to common stock before
  extraordinary loss..................................   $ (0.54)   $ (0.10)   $  0.10   $  0.09
Extraordinary loss on extinguishment of debt..........         -      (0.05)         -     (0.07)
                                                         -------    -------    -------   -------
Diluted Earnings (Loss) Per Common Share..............   $ (0.54)   $ (0.15)   $  0.10   $  0.02
                                                         =======    =======    =======   =======

NOTE 3--CERTAIN THIRD QUARTER TRANSACTIONS

In December 1995, as part of the Company's merger with Transitional Health Services, Inc., (the "THS Merger"), the Company assumed operations of THS of South Bend, a 191-bed skilled nursing facility located in South Bend, Indiana. Prior to its acquisition by the Company, this facility had a history of operating losses, had received negative state licensure surveys, and was in jeopardy of losing its license. At the time of the acquisition, the Company recorded a $3.0 million reserve against a future loss on the disposition of the facility, which the Company intended to complete within two years. The Company has been unable to sell the facility, and as a result, management has determined that the best course of action is to close the facility. All necessary notices for closure have been sent and it is anticipated that the facility will close during late November 1998. During the third quarter of 1998, the Company recorded an estimated loss of $4.0 million associated with the closure of this facility and the relocation of its residents. The Company will continue to market the facility for sale. The action filed by the local county prosecutor's office during the third quarter of 1998 remains pending. The Company continues to believe that this action is without merit.

During the third quarter of 1998, the Company completed its review of the effects of the upcoming prospective payment system ("PPS") on its operations. Based upon the Company's projections of future revenue and expense changes associated with the phase-in of PPS, the Company determined that profitability at certain of its nursing centers acquired in the THS Merger would be less than expected. In addition, the Company has experienced continued declines in revenue at Total Care, Inc., ("TC"), the Company's subsidiary providing home health services, due to decreases in home health visits during 1998 and decreases in Medicare reimbursement for home health services. Accordingly, during the third quarter of 1998, the Company recorded write-downs of certain long-lived assets at its nursing facilities and TC of $11.0 million and $1.2 million, respectively.

NOTE 4--FACILITY ACQUISITIONS

In June 1998 the Company signed an agreement to lease ten skilled nursing facilities totaling 1,024 licensed available beds, located throughout Arkansas, Florida, Kansas, Wisconsin and North Carolina. The leases, with an initial fourteen-year term and two ten-year renewal options, were effective upon transfer of the licenses to the Company. Two of the licenses transferred on August 1, 1998, six of the licenses transferred on October 1, 1998 and the two remaining facility licenses transferred on November 1, 1998.

In August 1998, the Company financed three skilled nursing facilities under the lease component of its expanded Senior Credit Facility with First Union National Bank (First Union), and NationsBank, N.A., (NationsBank), as agents and lenders and the other lenders named therein, (the "Senior Credit Facility" see Note 5). Royal Terrace Nursing and Rehabilitation center, a 147-bed facility located in Kansas, was previously leased by the Company. Chenal Rehabilitation and Healthcare Center, a 70-bed facility located in Arkansas, was previously managed by the Company. The third facility, 82-bed Riley Nursing Center, is Centennial's sixth skilled nursing facility in Mississippi.

NOTE 5--COMMITMENTS AND CONTINGENCIES

On December 16, 1997, the Company expanded its Senior Credit Facility through an amendment to its existing credit agreement. The Company's maximum aggregated advance limit was increased from $65.0 million to $125.0 million. Advances under the Senior Credit Facility may be used for acquisitions, capital expenditures, working capital and general corporate purposes.

Centennial's borrowing capacity is dependent upon its ability to satisfy certain financial covenants that are impacted by its debt and capital structure.

In July 1998, the Company refinanced and expanded the Senior Credit Facility from $125 million to $160 million through syndication with an expanded bank group led by NationsBank and First Union as agents. Under the expansion, an initial amount of $40.0 million has been reserved for leases of existing and future facilities. The Company has the ability to expand the lease portion of the commitment up to $80.0 million, and in October 1998 the lease portion was expanded to $70.0 million.

Under the provisions of the Senior Credit Facility, Centennial is required to hedge a portion of its floating rate debt outstanding under the Senior Credit Facility. Effective April 20, 1998, the Company entered into an interest rate swap agreement with First Union. Through the agreement, the Company has exchanged its floating rate interest obligations on $18.0 million in principal at a fixed rate of 5.65% per annum for a period of five years. First Union has the option of canceling the agreement on April 19, 2001. The fixing of interest rates for this period reduces in part the Company's exposure to the uncertainty of floating interest rates. The differential paid or received on the interest rate swap agreement is recognized as an adjustment to interest expense.

Effective October 1998, the Company entered into two additional interest rate swap agreements, one with NationsBank, and one with Credit Lyonnais
Americas, whereby the Company exchanged its floating rate interest obligations on a total of $20.0 million in principal at a fixed rate of 5.57% per annum for a period of five years. Both NationsBank and Credit Lyonnais Americas have the option of canceling their respective agreements at the end of three years from the effective dates.

NOTE 6--RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement requires that all derivatives be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The effect on the financial statements upon adoption of SFAS No. 133 has not been determined.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. SFAS No. 131 is required to be applied beginning with the Company's 1998 annual financial statements. The Company has not yet determined the effect, if any, of this statement on its consolidated financial statements.

NOTE 7--SUBSEQUENT EVENTS

On October 22, 1998, Centennial announced that its Board of Directors had approved the sale of the Company for $16.00 per share in cash to a new company formed by Welsh, Carson, Anderson & Stowe ("WCAS"), whose affiliates currently hold approximately 23% of the Company's common stock.

Under the definitive merger agreement, each outstanding share of the Company's common stock, other than certain shares currently held by the Company's management, will be converted into the right to receive $16.00 in cash. Certain shares held by the Company's management will be converted into shares of the surviving corporation so that management will maintain an equity interest in such surviving corporation.

The proposed transaction is subject to certain conditions, including regulatory approvals, approval by the Company's shareholders holding a majority of the outstanding shares, as well as the approval of a majority of the shares voted by disinterested shareholders other than those members of management converting shares into shares of the surviving corporation and WCAS or its affiliates, and other customary closing conditions. The definitive merger agreement contains no financing contingencies.

In the fourth quarter of 1998, the Company financed six nursing facilities under the lease component of the Senior Credit Facility. Lincoln Centers for Rehabilitation and Healthcare-East, and Lincoln Centers for Rehabilitation and Healthcare-West, a 90-bed facility and a 76-bed facility, respectively, both located in Connersville, Indiana, were previously leased by the Company. Riverbend Health Care Center, a 78-bed facility located in Fort Wayne, Indiana, and Sheridan Healthcare Center, an 80-bed facility located in Sheridan, Indiana, were also previously leased by the Company. Ashton Court Care and Rehabilitation Centre, a 140-bed facility located in Liberty, Missouri and Woodbine Healthcare and Rehabilitation Centre, a 300-bed facility located in Gladstone, Missouri are being leased by the Company effective November 1, 1998.

In October 1998, Centennial signed a management contract to manage a facility in Ackerman, Mississippi, with 22 acute care hospital beds and 68 skilled nursing beds, which the Company anticipates leasing beginning December 1, 1998, following receipt of all necessary consents and approvals.

As part of management's decision to close the facility, in October 1998, the Company acquired its formerly leased facility in South Bend Indiana and terminated the lease, thereby eliminating the ongoing lease obligation.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the accompanying Unaudited Condensed Consolidated Statements of Operations for the three and nine-month period ended September 30, 1998 and 1997.

   CERTAIN STATEMENTS IN THIS FORM 10-Q, INCLUDING INFORMATION SET FORTH UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF CENTENNIAL HEALTHCARE CORPORATION AND MEMBERS OF ITS MANAGEMENT TEAM. MANAGEMENT CAUTIONS THAT A VARIETY OF FACTORS COULD CAUSE CENTENNIAL HEALTHCARE'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS ARE SET FORTH IN CENTENNIAL HEALTHCARE'S CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS (EXHIBIT 99.1 TO THIS REPORT), WHICH STATEMENTS ARE INCORPORATED HEREIN BY REFERENCE.

Centennial HealthCare Corporation ("Centennial" or the "Company") provides a broad range of long-term healthcare services to meet the medical needs of elderly and post-acute patients. The Company provides these services through geographically concentrated networks located in metropolitan and secondary markets throughout the United States. The Company was organized in 1989 as a Georgia corporation and conducts business through its operating subsidiaries. The Company currently operates 103 owned, leased and managed skilled nursing facilities with approximately 11,200 licensed available beds in 19 states and the District of Columbia. The Company provides basic and specialty healthcare services. Basic services include skilled nursing and support, housekeeping, laundry, dietary, recreational and social services. Specialty services include comprehensive rehabilitation therapy, respiratory therapy, ventilator care, infusion therapy, wound care, home health care and other subacute and specialty services. As components of its specialty services, the Company provides, through its subsidiaries, comprehensive rehabilitation services and home health services.

In August 1998, the Company began leasing Riley Nursing Center, an 82-bed skilled nursing facility located in Mississippi; Walnut Cove Healthcare Center, a 104-bed skilled nursing facility located in North Carolina; Omro Care Center, an 80-bed skilled nursing facility located in Wisconsin; and Chenal Health and Rehabilitation Center, ("Chenal"), an 83-bed skilled nursing facility located in North Carolina. Chenal was previously managed by the Company. Together, these acquisitions are hereafter referred to as the "August Facility Acquisitions".

In December 1995, as part of the Company's merger with Transitional Health Services, Inc., the Company assumed operations of THS of South Bend, a 191-bed skilled nursing facility located in South Bend, Indiana. Prior to its acquisition by the Company, this facility had a history of operating losses, had received negative state licensure surveys, and was in jeopardy of losing its license. At the time of the acquisition, the Company recorded a $3.0 million reserve against a future loss on the disposition of the facility, which the Company intended to complete within two years. The Company has been unable to sell the facility, and as a result, management has determined that the best course of action is to close the facility. All necessary notices for closure have been sent and it is anticipated that the facility will close during late November 1998. During the third quarter of 1998, the Company recorded an estimated loss of $4.0 million associated with the closure of this facility and the relocation of its residents. The Company will continue to market the facility for sale.

During the third quarter of 1998, the Company completed its review of the effects of the upcoming prospective payment system ("PPS") on its operations. Based upon the Company's projections of future revenue and expense changes associated with the phase-in of PPS, the Company determined that profitability at certain of its nursing centers acquired in the THS Merger would be less than expected. In addition, the Company has experienced continued declines in revenue at Total Care, Inc., ("TC"), the Company's subsidiary providing home health services, due to decreases in home health visits during 1998 and decreases in Medicare reimbursement for home health services. Accordingly, during the third quarter of 1998, the Company recorded write-downs of certain long-lived assets at its nursing facilities and TC of $11.0 million and $1.2 million, respectively.

During the first quarter of 1998, the Company entered into management agreements for six skilled nursing facilities, with a total of 836 licensed available beds, located in North Carolina. Also in the first quarter of 1998, Centennial entered into a management agreement for a 59-bed rural hospital in northern Florida.

In December 1997, Centennial acquired a 58-bed skilled nursing facility in St. Petersburg, Florida, (the "Florida Facility") which had previously been managed by the Company since June 1991. The Florida Facility was formerly owned by an affiliate of the president of the Company. Total consideration of approximately $3.3 million included borrowings under the Company's Senior Credit Facility of approximately $1.1 million, and the reduction of a note receivable to the Company from the facility of approximately $2.2 million.

In August 1997, Centennial acquired substantially all of the business and assets of Complex Care, Inc., ("CCI"), a provider of physical, occupational and speech therapy services through 45 contracts with long-term care facilities. The Company paid total consideration of $7.0 million, utilizing borrowings under its Senior Credit Facility. The Company may pay additional consideration under an earn-out agreement.

In May 1997, the Company acquired by merger Total Care Consolidated, Inc., ("TC"), a provider of home health services, with 25 home health offices. Total consideration of $8.0 million consisted of $6.0 million in cash, which was funded under the Senior Credit Facility, and $2.0 million in the form of a convertible promissory note due April 30, 1999.

In March 1997, the Company acquired a leasehold interest in a rural hospital located in northern Florida. In October 1996, the Company entered into a management agreement and a lease agreement with the owner of a hospital and three licensed home health care offices, located in northern Florida. The agreement provided that the Company would manage the hospital until all necessary approvals and licenses were obtained, at which time the Company would operate the hospital under a long-term lease. The Company accounted for the transaction as a management agreement beginning in October 1996; in June 1997, all necessary approvals and licenses were obtained, and the Company has operated the hospital under a long-term lease since that date. The above hospital leases together are hereafter referred to as the "Hospitals".


RESULTS OF OPERATIONS

Centennial's revenues and earnings for both the three-month and nine-month period ended September 30, 1998 as compared to the same period for 1997 continued to grow from both expansion and increases in current operations and as a result of acquisitions.

THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1997

NET PATIENT SERVICE REVENUES. Net patient service revenues increased from $80.0 million in the third quarter of 1997 to $85.7 million in the same period in 1998, an increase of $5.7 million or 7.2%. Total revenues associated with the CCI contracts added approximately $1.7 million in the three months ended September 30, 1998, compared to the same period in 1997. Revenues associated with the Florida Facility and the August Facility Acquisitions approximated $829,000 and $2.1 million, respectively, for the third quarter of 1998. Revenues from home health services decreased approximately $1.4 million during the quarter due to a decline in home health visits and Medicare rate decreases implemented in 1998. Revenues from PTS, the Company's subsidiary providing intravenous therapy and other services, increased approximately $1.5 million in the third quarter of 1998 compared to the same period in 1997 due primarily to the addition of new contracts with third parties. Existing facility revenues increased approximately $1.0 million during the third quarter of 1998 compared to the same period in 1997, resulting primarily from an increase in the quality revenue mix of the facilities due to increasing admissions of higher acuity patients. The Company also experienced general rate increases at certain of its nursing facilities, which increased patient service revenues in the third quarter of 1998 compared to the same period in 1997.

MANAGEMENT FEES AND OTHER REVENUES. Management fees and other revenues increased from $2.0 million in the third quarter of 1997 to $3.8 million in the third quarter of 1998, an increase of $1.8 million or 94.1%, which was attributable primarily to the net addition of facility management agreements subsequent to the third quarter of 1997 and the performance of additional fee-generating services to existing managed facilities.

FACILITY OPERATING EXPENSES. Facility operating expenses increased from $62.8 million in the third quarter of 1997 to $68.4 million in the same period in 1998, an increase of $5.6 million or 8.8%, of which the CCI therapy contracts added approximately $1.3 million in the third quarter of 1998 compared to the same period in 1997. The Florida Facility and the August Facility Acquisitions added approximately $601,000 and $1.8 million, respectively, to operating expenses during the third quarter of 1998. Existing facility operating expenses increased $2.0 million in the third quarter of 1998 compared to the third quarter of 1997 due to regular increases in salary costs and costs associated with PPS training for the Company's nursing and support staff. Operating expenses from home health services decreased approximately $1.4 million during the quarter resulting from decreased home health visits in 1998 and costs reductions in the Company's delivery of care. Expenses from PTS increased $1.3 million over the third quarter of 1998 due to the addition of new third party contracts.

CORPORATE ADMINISTRATIVE COSTS. Corporate administrative costs increased from $4.1 million in the third quarter of 1997 to $5.8 million in the third quarter of 1998, an increase of $1.7 million, or 41.6%, which was due primarily to the addition of long-term care facility management agreements and costs incurred in preparing for the Medicare prospective payment system.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $1.8 million in the third quarter of 1997 to $1.9 million in the same period in 1998, an increase of approximately $101,000, or 5.6%, which was primarily attributable to additional depreciation expense incurred as a result of fixed asset purchases.

INTEREST EXPENSE. Interest expense increased from $1.8 million in the third quarter of 1997 to $2.5 million in the same period in 1998, an increase of approximately $692,000, or 38.3%, which was primarily attributable to the increase in debt of approximately $39.0 million subsequent to the third quarter of 1997 related to borrowings for working capital.

LEASE EXPENSE. Lease expense for the third quarter of 1998 approximated lease expense in the prior year period.

LOSS ON CLOSURE OF NURSING FACILITY. During the third quarter of 1998, the Company recorded an estimated loss of $4.0 million associated with the closure of THS of Southbend and the relocation of the facility's residents.

PROVISION FOR ASSET REVALUATION. During the quarter, Company recorded write-downs of certain long-lived assets at its nursing facilities and at TC of $11.0 million and $1.2 million, respectively.

PROVISION FOR INCOME TAXES. The Company's effective tax rate for both the third quarters of 1998 and 1997 was 39.0%.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

NET PATIENT SERVICE REVENUES. Net patient service revenues increased from $212.5 million in the first nine months of 1997 to $253.2 million in the same period in 1998, an increase of $40.7 million or 19.1%. Revenues associated with the acquisition of TC and the acquisition of the CCI contracts added approximately $9.0 million and $10.7 million, respectively, during the first nine months of 1998. Revenues from the acquisitions of the Hospitals added approximately $3.1 million during the first nine months of 1998. Revenues for the Florida Facility and the August Facility Acquisitions approximated $2.5 million and $2.1 million, respectively, for the first nine months of 1998. The remaining increase of $13.3 million was primarily attributable to growth in existing facility revenues, therapy contract revenues and revenues from PTS. Revenues associated with existing facilities increased by approximately $9.1 million during the first nine months of 1998 as compared to the same period in the prior year, and resulted primarily from an increase in the quality revenue mix of the facilities due to increasing admissions of higher acuity patients and from an increase in the delivery of specialty services. The Company also experienced general rate increases at its nursing facilities, which increased patient service revenues in the first nine months of 1998 compared to the same period in 1997. The increase in revenues at the Company's subsidiary providing therapy services of approximately $4.0 million resulted from the net addition of two rehabilitation therapy services contracts subsequent to the third quarter of 1997 as well as growth in existing contract revenue. This same store growth was primarily the result of favorable salary equivalency rate changes in certain states in which the Company operates as well as improvements in productivity of the CCI contracts following a short downturn in volume subsequent to the 1997 contracts acquisition. Revenues from home health services decreased approximately $2.0 million during the first nine months of 1998 due to a decline in home health visits and Medicare rate decreases implemented in 1998. Revenue from PTS increased $2.2 million in the first nine months of 1998 compared to 1997 due to increased volume from existing contracts and the addition of new third party contracts in 1998.

MANAGEMENT FEES AND OTHER REVENUES. Management fees and other revenues increased from $5.6 million in the first nine months of 1997 to $11.4 million in the first nine months of 1998, an increase of $5.8 million, which was attributable primarily to the net addition of facility management agreements subsequent to the third quarter of 1997 and the performance of additional fee-generating services to existing managed facilities.

FACILITY OPERATING EXPENSES. Facility operating expenses increased from $167.9 million in the first nine months of 1997 to $201.3 million in the same period in 1998, an increase of $33.4 million or 19.9%, of which the acquisition of TC and the acquisition of the CCI therapy contracts added approximately $8.3 million and $8.0 million, respectively, in the first nine months of 1998. The acquisitions of the Hospitals added $2.7 million to operating expenses during the first nine months of 1998 compared to 1997. Operating expenses for the Florida Facility and the August Facility Acquisitions totaled $1.9 million and $1.8 million, respectively, in the first nine months of 1998. The remaining increase of $10.7 million was attributable primarily to increases in operating expenses at existing long-term care facilities, increases in expenses from existing contract therapy services, and increases at PTS. Operating expenses at existing facilities increased $7.7 million, due to providing care for higher acuity patients in the first nine months of 1998 as compared to the prior year period, as well as costs associated with PPS training for the Company's nursing and support staff. Operating expenses at the Company's subsidiary providing therapy services increased $2.5 million as compared to the prior year period, due to the net addition of two rehabilitation therapy services contracts as well as increases in therapy volume on certain of the Company's existing contracts. Expenses from home health services decreased approximately $1.5 million in the first nine months of 1998 as compared to 1997 due to the decline in home health visits in 1998 and cost reductions in the Company's delivery of care. Operating expenses at PTS increased $2.0 million in the first nine months of 1998 compared to the prior year period due to increased volume from existing contracts and the addition of new third party contracts.

LEASE EXPENSE. Lease expense increased from $16.3 million in 1997 to $16.9 million in 1998, an increase of approximately $569,000, or 3.5%. The acquisitions of TC and the Hospitals added approximately $138,000 and $120,000, respectively, in the first nine months of 1998 compared to the first nine months of 1997. Lease expense for the August Facility Acquisitions totaled approximately $244,000 for the first nine months of 1998.

CORPORATE ADMINISTRATIVE COSTS. Corporate administrative costs increased from $11.3 million in 1997 to $16.0 million in 1998, an increase of $4.7 million, or 41.4%, which was due primarily to additional overhead incurred to accommodate the acquisition of the CCI contracts, the addition of long-term care facility management agreements, the acquisition of TC, the Hospitals and the August Facility Acquisitions, and costs incurred in preparing for the prospective payment system.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $4.9 million in the first nine months of 1997 to $6.6 million in the same period in 1998, an increase of approximately $1.7, or 32.9%, which was primarily attributable to acquisitions and additional depreciation expense incurred as a result of fixed asset purchases.

INTEREST EXPENSE. Interest expense decreased from $7.1 million in 1997 to $6.7 million in 1998, a decrease of approximately $367,000, or 5.2%, which was primarily attributable to the repayment of $25.3 million of subordinated debt in the third quarter of 1997, repayment of $35.1 million outstanding under the Senior Credit Facility in the third and fourth quarters of 1997 as a result of the completion of the Company's initial public offering, (which occurred in July
1997), and the increase in debt of approximately $39.0 million subsequent to the third quarter of 1997 related to borrowings for working capital.

PROVISION FOR INCOME TAXES. The Company's effective tax rate for both the first nine months of 1998 and for the same period in 1997 was 39.0%.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal source of cash during the first nine months of 1998 was borrowings under its Senior Credit Facility. Cash was used by the Company for capital improvements at several existing facilities, working capital advances under arrangements with certain of the Company's managed facilities and the day-to-day operations of the Company's business. The Company anticipates using borrowings under the Senior Credit Facility to fund the growth in operations of its existing facilities, the expansion and development of specialty services, and the acquisition or management of additional long-term care facilities and related service providers.

Working capital increased from $45.6 million at December 31, 1997, to $74.9 million at September 30, 1998 primarily attributable to increases in patient accounts receivable, working capital advances under arrangements with certain of the Company's managed facilities, increases in management fees receivable due to additional fee-generating services provided to managed facilities, and accrued liabilities associated with the closure of THS of Southbend. Patient accounts receivable increased from $72.2 million at December 31, 1997 to $87.6 million at September 30, 1998, an increase of $15.4 million. This increase was comprised of $10.3 million associated with the Company's long-term care facilities, with the remaining $5.1 million resulting from increases in rehabilitation therapy contract receivables. The increase in receivables at the Company's long-term care facilities is due primarily to increases in settlement receivables due from the Medicare program associated with the Company's continued expansion of specialty services during 1998. Costs incurred under the Medicare program are reimbursed on a retroactive basis, which extends the collection time of these receivables. The Company received interim payments totaling $9.1 million from Medicare on its 1997 and 1998 settlement receivables (up to the routine cost limits) during the third quarter of 1998. The increase in therapy receivables during 1998 relates primarily to slowdown in payments from skilled nursing facilities associated with increases in those providers' Medicare settlements. As these settlements are collected, obligations to the Company should be reduced. Working capital advances under arrangements with certain of the Company's managed facilities increased by approximately $9.5 million, and management fees related to additional fee-generating services to managed facilities increased $3.6 million during the first nine months of 1998. Additional accrued liabilities of $2.4 million, net of tax, were recorded in the third quarter of 1998 associated with the closure of THS of Southbend.

The Company continued to invest in its leased and owned facilities through capital expenditures of approximately $5.0 million or approximately $800 per bed for the nine-month period. These expenditures included the expansion of existing facilities and the selected rehabilitation of certain facilities.

In July 1998, the Company expanded the Senior Credit Facility from $125 million to $160 million through syndication with an expanded bank group led by NationsBank and First Union as agents. Under the expansion, an initial amount of $40.0 million has been reserved for leases of existing and future facilities. The Company has the ability to expand the lease portion of the commitment up to $80.0 million, and in October 1998, the lease portion was expanded to $70.0 million.

In August 1998, the Company financed three skilled nursing facilities under the lease component of the expanded credit facility. Royal Terrace Nursing and Rehabilitation Center, a 147-bed facility located in Kansas, was previously leased by the Company. Chenal Rehabilitation and Healthcare Center, a 70-bed facility located in Arkansas, was previously managed by the Company. The third facility, 82-bed Riley Nursing Center, is Centennial's sixth skilled nursing facility in Mississippi.

During the first nine months of 1998, the Company borrowed a net of $24.2 million in working capital loans under the Senior Credit Facility which were utilized primarily to finance capital expenditures at existing facilities and to provide working capital. As of September 30, 1998, the Company had $65.5 million outstanding and approximately $52.8 million available under its Senior Credit Facility, net of issued standby letters of credit of approximately $6.7 million.

The Company believes that operating cash flow and availability under the Senior Credit Facility will be sufficient to finance its activities and to fund future acquisitions.

In June 1998 the Company signed an agreement to lease ten skilled nursing facilities totaling 1,024 licensed available beds, located throughout Arkansas, Florida, Kansas, Wisconsin and North Carolina. The leases, with an initial fourteen-year term and two ten-year renewal options, will be effective upon transfer of the licenses. Two of the licenses transferred on August 1, 1998, six of the licenses transferred on October 1, 1998 and the two remaining facility licenses transferred on November 1, 1998. Centennial anticipates using cash resources in the fourth quarter of 1998 to fund working capital requirements under these leases.

In the fourth quarter of 1998, the Company financed six nursing facilities under the lease component of the Senior Credit Facility. Lincoln Centers for Rehabilitation and Healthcare-East, and Lincoln Centers for Rehabilitation and Healthcare-West, a 90-bed facility and a 76-bed facility, respectively, both located in Connersville, Indiana, were previously leased by the Company. Riverbend Health Care Center, a 78-bed facility located in Fort Wayne, Indiana, and Sheridan Healthcare Center, an 80-bed facility located in Sheridan, Indiana, were also previously leased by the Company. Ashton Court Care and Rehabilitation Centre, a 140-bed facility located in Liberty, Missouri and Woodbine Healthcare and Rehabilitation Centre, a 300-bed facility located in Gladstone, Missouri are being leased by the Company effective November 1, 1998.


HEALTH CARE REFORM

The Balanced Budget Act of 1997, (the "Act"), enacted in August 1997, has targeted the Medicare program for reductions in spending growth of approximately $9.5 billion for skilled nursing facilities over the next five years, primarily through the implementation of a Medicare prospective payment system ("PPS") for skilled services. The PPS per diem, which would cover routine service, ancillary and capital related costs, will initially be a blended rate based on
(i) a facility-specific payment rate derived from each facility's 1995 cost report, adjusted by an inflation factor and (ii) a federal per diem rate derived from all hospital-based and freestanding (skilled nursing facility) 1995 cost reports, adjusted for case mix and geographic variations in labor costs. The blended rate will be further adjusted by a facility-specific case mix (acuity) index.

Management believes that revenues will be lower under PPS; however, reductions in therapy costs, use of general purchasing agents and other expense reduction measures should offset the effect of any rate reductions. The Company can give no assurance that payments under such programs in the future will remain at a level comparable to the present level or increase, and decreases in the level of payments could have a material adverse effect on the Company. During both the third quarter and first nine months of 1998, the Company derived approximately 19% of its revenues from Medicare at its long-term care facilities. The Company will incur, over the next three quarters, training costs, implementation costs and other costs in order to prepare for PPS. For the remainder of 1998, the Company has increased it's budgeted expenses by $1.5 million related to these costs. Additionally, the Company expects to incur an additional $3.0 million in the first half of 1999 related to these costs.



The Act has also targeted the Medicare home health program for reductions in spending of approximately $16.2 billion over the next five years, also primarily through the implementation of a prospective payment system. An interim payment system ("IPS") will remain in effect until the new prospective payment system is implemented for cost reporting periods beginning on or after

October 1, 1999. The interim payment system is effective for cost reporting periods beginning on or after October 1, 1997. Under the IPS, home health agencies are reimbursed at the lessor of:

 . Actual costs
 . Per visit cost limits reduced to 105% of the median per visit costs for freestanding home health agencies; or

 . A new blended agency-specific per beneficiary annual limit applied to the agency's unduplicated census count of Medicare patients and based 75% on 98% of reasonable costs for the agency's twelve- month cost reporting period ending during fiscal year 1994.

Implementation of these new limits will effectively reduce reimbursement 15-20% according to industry experts. For the third quarter and first nine months of 1998, the Company derived approximately 6 % and 7%, respectively, of its revenues from home health care.

Effective April 10, 1998, regulations were adopted by Health Care Financing Administration, which revise the methodology for determining the reasonable cost for contract therapy services, including physical therapy, respiratory therapy, occupational therapy and speech language pathology. Under the regulations, the reasonable costs for contract therapy services are limited to geographically-adjusted salary equivalency guidelines. However, the revised salary equivalency guidelines will no longer apply when the PPS system applicable to the particular setting for contract therapy services (e.g. skilled nursing facilities, home health agencies, etc.) goes into effect. In most locations the reduced rates have the effect of reducing the amount of reimbursement for an hour of occupational or speech therapy and increasing the amount of reimbursement for an hour of physical and respiratory therapy. The Company believes that such rate reductions will be completely or partially offset by cost reductions, changes in the method of delivering such services and the addition of new therapy contracts. Due to these changes in operations and cost structure and the relative size of the Company's therapy business, the Company does not expect these reimbursement changes to have a material long-term adverse effect on the Company. For the third quarter and first nine months of 1998, the Company derived approximately 14 % and 15%, respectively, of its revenues from third-party contract therapy services.

IMPACT OF THE YEAR 2000 ISSUE

Computer systems and other equipment, including biomedical equipment and building controls, with embedded computer microchips or processors (collectively, "Business Systems") may use only two digits to represent the year, which could result in the inability to process accurately certain date sensitive data or operations before, during or after the year 2000. Business and governmental entities are at risk for possible miscalculations or systems failures causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. This is commonly known as the Year 2000 Issue. Problems associated with the Year 2000 Issue could affect many of Centennial's financial and administrative operations as well as its voice and data communication systems.

The Company is in the process of implementing a Year 2000 compliance plan (the "Plan") with the objective of having all of its significant internal Business Systems fully compliant with respect to the Year 2000 Issue before June 30, 1999.

The first component of the Plan is to identify the internal Business Systems of the Company that are susceptible to processing errors or system failures as a result of the Year 2000 Issue. This effort is substantially complete, and priorities for all Business Systems that may require remediation or replacement have been established. Those Business Systems considered most critical to continuing operations and resident care are being given the highest priority.

The second component of the Plan involves the actual remediation and replacement of Business Systems. Business Systems ranked highest in priority have either been remediated or replaced or scheduled for remediation or replacement. The Company's objective is to complete substantially all remediation and replacement of internal Business Systems by March, 1999 to allow time for testing and verification.

Significant governmental entities, service providers, vendors and suppliers that are believed to be critical to business operations after January 1, 2000, have been identified and steps are being undertaken in an attempt to reasonably ascertain their stage of Year 2000 compliance through questionnaires, interviews, and other available means.

It is currently estimated that the aggregate cost of the Company's Year 2000 efforts will be approximately $250,000 to $500,000, of which approximately $80,000 has been spent to date. These costs are being expensed as they are incurred and are being funded through operating cash flow. These amounts do not include any costs associated with the implementation of contingency plans, which are in the process of being developed. The costs associated with the replacement of computerized systems, hardware or equipment (currently estimated to be approximately $300,000), substantially all of which would be capitalized, are not included in the above estimates. The Company does not expect the costs relating to Year 2000 remediation to have a material effect on Centennial's results of operations or financial condition.

Because of the interdependent nature of Business Systems, the Company could be materially adversely affected if federal and state agencies that administer Medicare and/or Medicaid or private businesses with which the Company does business or that provide essential services are not Year 2000 compliant. The business and results of operations of the Company could be materially adversely affected by a temporary inability of the Company to conduct its business in the ordinary course for a period of time after January 1, 2000. Any related costs to the Company are not included in the above cost estimates.

Concurrently with the Plan described above, the Company is developing a contingency plan intended to mitigate the possible disruption in business operations that may result from the Year 2000 Issue, and is developing cost estimates for this plan. Once developed, the contingency plan and related cost estimates will be continually refined as additional information becomes available. Management expects that the contingency plan will be in place by the end of the second quarter of 1999.

The Company's Plan is an ongoing process and the estimates of costs and completion dates for various components of the Plan described above are subject to change.

                          PART II--OTHER INFORMATION

ITEM 1.    LEGAL PROCEEDINGS.

           As of September 30, 1998, the Company did not have any pending legal proceedings that, based on current information and beliefs, separately or in the aggregate, would be likely to have a material adverse effect on the business or the results of operations of the Company. The Company is, and may be in the future, party to litigation or administrative proceedings which arise in the normal course of its business.

ITEM 2.    CHANGES IN SECURITIES AND USE OF PROCEEDS.

           Not Applicable

ITEM 3.    DEFAULTS UPON SENIOR SECURITIES.

           None

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

           None

ITEM 5.    OTHER INFORMATION.

           None

ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K

           (a)  Exhibits

Exhibit
Number     Description
- - -------    -----------

  2.1 Agreement and Plan of Merger between Cougar Holdings Corporation, Cougar Acquisition Corporation and the Company, dated October 22, 1998 (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed on October 28, 1998.)


  3.1 Third Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement of Form S-1, Registration No. 333-24267, as amended).

  3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended).

  4.1 Third Amended and Restated Articles of Incorporation of the Company, included without limitation Article III and Article VII (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended).

 10.1 Lease between Health Care Property Investors, Inc. as Lessor and Centennial HealthCare Investment Corporation as Lessee dated as of June 15, 1998.

 10.2 Guaranty of Obligations by the Company concerning obligations of Centennial HealthCare Investment Corporation as Lessee under that certain Lease dated June 15, 1998 with Health Care Property Investors, Inc.

 10.3 Participation Agreement dated as of July 29, 1998 among the Company as Construction Agent and Lessee, certain of subsidiaries of the Company as Guarantors, First Security Bank, National Association, as Owner Trustee, the various banks and lending institutions named therein as the Holders, the various banks and lending institutions named therein as the Lenders, First Union Capital Markets, as Syndication Agent, and NationsBank, N.A. as Agent

 10.4 Lease Agreement dated as of July 29, 1998 between First Security Bank, National Association, not individually, but solely as the Owner Trustee under the Centennial Real Estate Trust 1998-1, as Lessor, and the Company as Lessee

 10.5 Agency Agreement dated as of July 29, 1998 between the Company and First Security Bank, National Association

 10.6 Security Agreement dated as of July 29, 1998 between First Security Bank, National Association, not individually but solely as the Owner Trustee under the Centennial Real Estate Trust 1998-1 and NationsBank, N.A. as the Agent for the Lenders and the Holders, and accepted and agreed to by the Company

 10.7 Lease Supplement No. 1 by and between First Security Bank, National Association and the Company dated August 5, 1998

 10.8 Lease Supplement No. 2 by and between First Security Bank, National Association and the Company dated August 5, 1998

 10.9 Lease Supplement No. 3 by and between First Security Bank, National Association and the Company dated August 5, 1998

 10.10 Lease Supplement No. 4 by and between First Security Bank, National Association and the Company dated October 9, 1998

 10.11 Lease Supplement No. 5 by and between First Security Bank, National Association and the Company dated October 9, 1998

 10.12 Lease Supplement No. 6 by and between First Security Bank, National Association and the Company dated October 9, 1998

 10.13 Second Amended and Restated Lease Agreement by and between EBT Healthcare Properties, L.P. and Centennial HealthCare Properties Corporation dated October 1, 1998

 10.14 Lease Guarantee Agreement by and between EBT Healthcare Properties, L.P. and the Company dated October 1, 1998.

 11.1      Statement Regarding Computation of Per Share Earnings

 27.1      Financial Data Schedule (for SEC use only)

 99.1      Cautionary Statements


(b)  Reports on Form 8-K

On October 28, 1998, the Company filed a Form 8-K reporting a proposed merger of the Company with a company founded by Welsh, Carson, Anderson & Stowe, whose affiliates currently own approximately 23% of the Company's outstanding stock.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  November 16, 1998     CENTENNIAL HEALTHCARE CORPORATION

                              By: /s/ J. Stephen Eaton
                                  ----------------------------------------
                                  J. Stephen Eaton, Chairman of the Board,
                                  President and Chief Executive Officer

Date:  November 16, 1998

                              By: /s/ Alan C. Dahl
                                  ------------------------------------------
                                  Alan C. Dahl, Executive Vice President and
                                  Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit
Number     Description
- - -------    -----------

  2.1 Agreement and Plan of Merger between Cougar Holdings Corporation, Cougar Acquisition Corp. and the Company, dated October 22, 1998 (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed on October 28, 1998).

  3.1 Third Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement of Form S-1, Registration No. 333-24267, as amended).

  3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended).

  4.1 Third Amended and Restated Articles of Incorporation of the Company, included without limitation Article III and Article VII (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-24267, as amended).

 10.1 Lease between Health Care Property Investors, Inc. as Lessor and Centennial HealthCare Investment Corporation as Lessee dated as of June 15, 1998.

 10.2 Guaranty of Obligations by the Company concerning obligations of Centennial HealthCare Investment Corporation as Lessee under that certain Lease dated June 15, 1998 with Health Care Property Investors, Inc.

 10.3 Participation Agreement dated as of July 29, 1998 among the Company as Construction Agent and Lessee, certain of subsidiaries of the Company as Guarantors, First Security Bank, National Association, as Owner Trustee, the various banks and lending institutions named therein as the Holders, the various banks and lending institutions named therein as the Lenders, First Union Capital Markets, as Syndication Agent, and NationsBank, N.A. as Agent

 10.4 Lease Agreement dated as of July 29, 1998 between First Security Bank, National Association, not individually, but solely as the Owner Trustee under the Centennial Real Estate Trust 1998-1, as Lessor, and the Company as Lessee

 10.5 Agency Agreement dated as of July 29, 1998 between the Company and First Security Bank, National Association

 10.6 Security Agreement dated as of July 29, 1998 between First Security Bank, National Association, not individually but solely as the Owner Trustee under the Centennial Real Estate Trust 1998-1 and NationsBank, N.A. as the Agent for the Lenders and the Holders, and accepted and agreed to by the Company

 10.7 Lease Supplement No. 1 by and between First Security Bank, National Association and the Company dated August 5, 1998

 10.8 Lease Supplement No. 2 by and between First Security Bank, National Association and the Company dated August 5, 1998

 10.9 Lease Supplement No. 3 by and between First Security Bank, National Association and the Company dated August 5, 1998

 10.10 Lease Supplement No. 4 by and between First Security Bank, National Association and the Company dated October 9, 1998

 10.11 Lease Supplement No. 5 by and between First Security Bank, National Association and the Company dated October 9, 1998

 10.12 Lease Supplement No. 6 by and between First Security Bank, National Association and the Company dated October 9, 1998

 10.13 Second Amended and Restated Lease Agreement by and between EBT Healthcare Properties, L.P. and Centennial HealthCare Properties Corporation dated October 1, 1998

 10.14 Lease Guarantee Agreement by and between EBT Healthcare Properties, L.P. and the Company dated October 1, 1998.

 11.1      Statement Regarding Computation of Per Share Earnings

 27.1      Financial Data Schedule (for SEC use only)

 99.1      Cautionary Statements

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 10-Q/A

(Mark one)

(X)  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

        For the quarterly period ended   September 30, 1998
                                         ------------------
                              OR
( )  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

     For the transition period from             to
                                    -----------    ----------

             Commission file number       000-22771
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                CENTENNIAL HEALTHCARE CORPORATION
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     (Exact name of registrant as specified in its charter)


                   Georgia                  58-1839701
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          (State or other jurisdiction    (I.R.S. Employer
     of incorporation or organization)  (identification No.)


400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346
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           (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code   770-698-9040
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Indicate by check mark whether the registrant, (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days.  Yes   X       No
                                         ---         ---

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

     There were 11,923,618 shares of Common Stock outstanding as of November 6, 1998

NOTE 3 -- CERTAIN THIRD QUARTER TRANSACTIONS, AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

In December 1995, as part of the Company's merger with Transitional Health Services, Inc., (the "THS Merger"), the Company assumed operations of THS of South Bend, a 191-bed skilled nursing facility located in South Bend, Indiana. Prior to its acquisition by the Company, this facility had a history of operating losses, had received negative state licensure surveys, and was in jeopardy of losing its license. At the time of the acquisition, the Company recorded a $3.0 million reserve against a future loss on the disposition of the facility, which the Company intended to complete within two years. The Company has been unable to sell the facility, and as a result, management has determined that the best course of action is to close the facility. All necessary notices for closure have been sent and it is anticipated that the facility will close during late November 1998. During the third quarter of 1998, the Company recorded an estimated loss of $4.0 million associated with the closure of this facility and the relocation of its residents. The Company will continue to market the facility for sale with disposition expected during the second quarter of 1999. As of September 30, 1998, the carrying value of this facility was approximately $1.8 million.
The Company suspended depreciation of these assets in August of 1998. Depreciation on these assets would have approximated $15,000 during the third quarter. The action filed by the local county prosecutor's office during the third quarter of 1998 remains pending. The Company continues to believe that this action is without merit.

During the third quarter of 1998, the Company completed its review of the effects of the upcoming prospective payment system ("PPS") on its operations. Based upon the Company's projections of future revenue and expense changes associated with the phase-in of PPS, the Company determined that profitability at certain of its nursing centers acquired in the THS Merger would be less than expected. In addition, the Company has experienced continued declines in revenue at Total Care, Inc., ("TC"), the Company's subsidiary providing home health services, due to decreases in home health visits during 1998 and decreases in Medicare reimbursement for home health services. Accordingly, during the third quarter of 1998, the Company recorded write-downs of property and equipment and goodwill at its nursing centers of approximately $3.8 million and $7.2 million, respectively. In addition, the Company wrote off approximately $1.2 million of goodwill associated with Total Care, Inc.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  March 17, 1999         CENTENNIAL HEALTHCARE CORPORATION

                              By: /s/ J. Stephen Eaton
                                 ----------------------------------------
                                  J. Stephen Eaton, Chairman of the Board,
                                  President and Chief Executive Officer

Date:  March 17, 1999

                              By: /s/ Alan C. Dahl
                                 ----------------------------------------
                                  Alan C. Dahl, Executive Vice President and
                                  Chief Financial Officer


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